As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-251390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO
FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Rush Street Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7999	84-3626708
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

(312) 915-2815

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Carlin

Rush Street Interactive, Inc.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

(312) 915-2815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Brian Wolfe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Tel: (312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On December 16, 2020, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-251390), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 29, 2020 (the “Registration Statement”). On May 11, 2021, the registrant filed with the SEC Post-Effective Amendment No. 1 to the Registration Statement (“Amendment No. 1”).

This post-effective amendment is being filed to update the Registration Statement and Amendment No. 1 to include information contained in the registrant’s Quarterly Report on Form 10-Q and certain other information in the Registration Statement and Amendment No. 1. No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2021

PROSPECTUS

Rush Street Interactive, Inc.

16,043,002 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 16,043,002 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which were issued in a private placement pursuant to the terms of the Subscription Agreements (as defined below) in connection with the Business Combination (as defined below).

In connection with entering the Business Combination Agreement, the Company and RSILP entered into subscription agreements, each dated as of July 27, 2020 (the “Subscription Agreements”), with the Selling Stockholders, pursuant to which the Company agreed to issue and sell to the Selling Stockholders, in a private placement that closed immediately prior to the Business Combination Closing (the “PIPE”), an aggregate of 16,043,002 shares of Class A Common Stock at a purchase price of $10.00 per share (the “PIPE Shares”), for an aggregate purchase price of $160,430,020.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Stockholders may offer or sell the securities. More specific terms of any securities that the Selling Stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “RSI”. On May 19, 2021, the closing price of our Class A Common Stock was $12.14 per share.

We are an “emerging growth company,” and “small reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 18 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 16,043,002 shares of Class A Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On December 29, 2020 (the “Business Combination Closing Date”), Rush Street Interactive, Inc. (formerly known as dMY Technology Group, Inc.) consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of July 27, 2020 (as amended, amended and restated, or otherwise modified from time to time, the “Business Combination Agreement”), among dMY (as defined below), Rush Street Interactive, LP (“RSILP”), the Business Combination Sellers (as defined below), dMY Sponsor, LLC (the “Sponsor”), and Rush Street Interactive GP, LLC, in its capacity as the Business Combination Sellers’ Representative (the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”). As contemplated by the Business Combination Agreement, on the Business Combination Closing Date, dMY Technology Group, Inc. changed its name to Rush Street Interactive, Inc. and RSILP became an indirect subsidiary of Rush Street Interactive, Inc.

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Rush Street Interactive Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination.

INDUSTRY AND MARKET DATA

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which the Company operates is taken from publicly available sources, including third-party sources, or reflects the Company’s estimates that are principally based on information from publicly available sources.

TRADEMARKS

We own or license numerous domestic and foreign trademarks and other proprietary rights that are important to our businesses, such as “Rush Street,” “BetRivers,” “21+3”, “Lucky Lady” and “Lucky,” which are protected under applicable intellectual property laws and are the property of the Company or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

CERTAIN DEFINED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Board” means the members of the board of directors of the post-combination company.

“Business Combination” means the acquisitions and transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 27, 2020, by and among dMY, RSILP, the Business Combination Sellers, the Sponsor and the Business Combination Sellers’ Representative, as amended and restated by the parties on October 9, 2020 and further amended on December 4, 2020.

“Business Combination Closing” means the closing of the Business Combination.

“Business Combination Closing Date” means December 29, 2020.

“Business Combination Seller” means each of Rush Street Interactive GP, LLC, Greg and Marcy Carlin Family Trust, Gregory Carlin, Rush Street Investors, LLC, Neil Bluhm, NGB 2013 Dynasty Trust, Einar Roosileht, Richard Schwartz and Mattias Stetz.

“Business Combination Sellers’ Representative” means Rush Street Interactive GP, LLC, in its capacity as the Business Combination Sellers’ representative.

“Charter” means the second amended and restated certificate of incorporation of the Company.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock Conversion” means the automatic conversion at the Business Combination Closing of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis.

“Class V Voting Stock” means the Class V Voting Stock of the Company, par value $0.0001 per share.

“Company” refers (i) before the Business Combination, to dMY and (ii) immediately following the Business Combination, to Rush Street Interactive, Inc., as the context requires.

“Controlling Holders” means Neil G. Bluhm and Gregory A. Carlin and their respective trusts.

“DGCL” means the General Corporation Law of the State of Delaware.

“dMY” means, before the Business Combination, dMY Technology Group, Inc.

“Equity Incentive Plan” means the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, which became effective on the Business Combination Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rights” means the right of the Business Combination Sellers to exchange Retained RSILP Units for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSILP, depending on, among other things, the availability of cash at RSILP after first considering the cash necessary at RSILP to fund RSILP’s outstanding and anticipated operating expenses, debt service costs and declared dividends (in each case, if any), license fees and expenses, tax obligations and capital for existing and continued growth in new jurisdictions, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the RSILP A&R LPA.

“Fidelity Subscription Agreement” means a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC, pursuant to which such investors have agreed to purchase, together with the subscribers to the Other Subscription Agreements, in connection with Business Combination Closing, an aggregate of up to 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020.

“Founder Holders” means the independent directors of dMY (consisting of Darla Anderson, Francesca Luthi and Charles E. Wert) together with the Sponsor.

“Founder Shares” means the shares of Class B Common Stock purchased by the Sponsor and the following independent directors of the Company: Darla Anderson, Francesca Luthi and Charles E. Wert.

“GAAP” means generally accepted accounting principles of the United States.

“Initial Stockholders” means the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Investor Rights Agreement” means the agreement, dated as of the Business Combination Closing Date, pursuant to which, among other things, the Sponsor has the right to nominate two directors to the Board and the Business Combination Sellers have the right (i) to nominate the remaining directors of the Board, and (ii) to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions.

“Issued RSILP Units” means 32,292,517 RSILP Units that were issued to the Special Limited Partner pursuant to the Business Combination Agreement.

“IPO” means the Company’s initial public offering of units consummated on February 25, 2020.

“NYSE” means the New York Stock Exchange.

“PIPE” means the private placement that closed immediately prior to the Business Combination Closing, pursuant to which dMY issued and sold to the subscribers in that private placement an aggregate of 16,043,002 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $160,430,020.

“Other Subscription Agreements” means the subscription agreements by and among the Company, the Sellers’ Representative and certain other subscribers pursuant to which such investors have agreed to purchase, together with the subscribers to the Fidelity Subscription Agreement, in connection with Closing, an aggregate of up to 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020.

“PIPE” means the private placement that closed immediately prior to the Business Combination Closing, pursuant to which dMY issued and sold to the subscribers in that private placement an aggregate of 16,043,002 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $160,430,020, with such shares being registered for resale by the Selling Stockholders.

“PIPE Shares” means the 16,043,002 shares of dMY’s Class A Common Stock previously sold to the subscribers in the PIPE.

“PIPE Subscription Agreements” means collectively, (i) a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (“Fidelity Subscription Agreement”) and (ii) the subscription agreements (the “Other Subscription Agreements”) by and among the Company, the Business Combination Sellers’ Representative and certain other subscribers, pursuant to which such investors purchased, together with the subscribers to the Fidelity Subscription Agreement, in connection with the Business Combination Closing, an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020.

“Private Placement” means the private placement by dMY of 6,600,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.

“Private Placement Warrants” means dMY’s 6,600,000 warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.00 per warrant. Each Private Placement Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. All the Private Placement Warrants were exercised on a cashless basis on March 26, 2021.

“public shares” means the shares of Class A Common Stock included in the units sold by dMY in its IPO.

“Public Warrant Holder” means a holder of Public Warrants.

“Public Warrants” means the warrants sold by dMY in the IPO (whether they were purchased in the IPO or thereafter in the open market). Each Public Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. All the Public Warrants were exercised or redeemed as of March 25, 2021.

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“Purchased RSILP Units” means the 12,500,000 RSILP Units sold by the Business Combination Sellers to the Special Limited Partner in connection with the Business Combination.

“Purchased RSILP Units Cash Consideration” means an amount equal to $125,000,000.

“Retained RSILP Units” means the 160,000,000 RSILP Units that were retained by the Business Combination Sellers pursuant to the Business Combination Agreement.

“RSILP” refers to Rush Street Interactive, L.P., a Delaware limited partnership.

“RSILP A&R LPA” means the Amended and Restated Agreement of Limited Partnership of RSILP.

“RSI GP” means RSI GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“RSILP Units” means the equity interests of RSILP, following the transactions contemplated by the Business Combination.

“RSG” means Rush Street Gaming, LLC, a current affiliate of RSILP.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Limited Partner” is a wholly-owned subsidiary of the Company that was formed in connection with the Business Combination.

“Sponsor” means the Company’s sponsor, dMY Sponsor, LLC.

“Warrants” means collectively, the Public Warrants, Private Placement Warrants and Working Capital Warrants.

“Working Capital Warrants” means the warrants issued by the Company to the Sponsor upon the Business Combination Closing in connection with the conversion of certain outstanding loans. All the Working Capital Warrants were exercised on a cashless basis on March 26, 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this prospectus in relation to our business has been provided by us and our management team, and forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	the future financial performance of the Company; and

•	expansion plans and opportunities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Class A Common Stock on the NYSE;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	our public securities’ potential liquidity and trading;

•	the lack of a market for our securities;

•	competition in the retail and online sports wagering and online gaming industry is intense and, as a result, we may fail to attract and retain users, which may negatively impact our operations and growth prospects;

•	economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending and sports leagues shortening, delaying or cancelling their seasons due to COVID-19, could adversely affect our business, financial condition, results of operations and prospects;

•	our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•	our growth prospects may suffer if we are unable to develop successful offerings, if we fail to pursue additional offerings or if we loses any of our key executives or other key employees;

•	we may be subject to litigation in the operation of our business and our insurance may not provide adequate levels of coverage against any claims;

•	the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain our resources and divert management’s attention, and increases in legal, accounting and compliance expenses that result from our recent Business Combination may be greater than we anticipate;

•	we are dependent on RSG and certain of its affiliates to provide us with certain services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our services agreement with RSG terminates;

•	our business is subject to a variety of United States and foreign laws (including Colombia, where we have business operations), many of which are unsettled and still developing, and our growth prospects depend on the legal status of real-money gaming in various jurisdictions;

•	failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to us;

•	we rely on information technology and other systems and platforms (including reliance on third-party providers to validate the identity and identify the location of our users and to process deposits and withdrawals made by our users), and any breach or disruption of such information technology could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen;

•	we license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names, or failure to protect or enforce our intellectual property rights, could harm our business, financial condition, results of operations and prospects;

•	we rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in our products and services;

•	we may invest in or acquire other businesses, or may invest or spend the proceeds of our recent Business Combination in ways with which our investors may not agree or which may not yield a return, and our business may suffer if it we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions; and

•	other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

Overview

We are a leading online gaming and entertainment company that focuses primarily on online casino and online sports betting in the U.S. and Latin American markets. Our mission is to provide our customers with the most player-friendly online casino and online sports betting experience in the industry. In furtherance of this mission, we strive to create an online community for our players where we are transparent and honest, treat our players fairly, show them that we value their time and loyalty, and listen to feedback. We also endeavor to implement industry leading responsible gaming practices and provide them with a cutting-edge online gaming platform and exciting, personalized offerings that will enhance their user experience.

We provide our customers an array of leading gaming offerings such as real-money online casino, online sports betting, and retail sports betting (i.e., sports betting services provided to bricks-and-mortar casinos), as well as social gaming, which involves free-to-play games that use virtual credits that can be earned or purchased. We launched our first social gaming website in 2015 and began accepting real-money bets in the United States in 2016. Currently, we offer a combination of real-money online casino, online sports betting and retail sports betting in ten U.S. states as outlined in the table below.

U.S. State	Online Casino	Online Sports Betting	Retail Sports Betting
Colorado		✓
Illinois		✓	✓
Indiana		✓	✓
Iowa		✓
Michigan	✓	✓	✓
Pennsylvania	✓	✓	✓
New Jersey	✓	✓
New York			✓
Virginia		✓
West Virginia	✓

In 2018, we also became the first U.S.-based online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino and sports betting nationally.

Our real-money online casino and online sports betting offerings are provided under our BetRivers.com and PlaySugarHouse.com brands in the United States and under our RushBet.co brand in Colombia. We operate and/or support retail sports betting for our bricks-and-mortar casino partners primarily under their respective brands. Many of our social gaming offerings are marketed under our partners’ brands, although we also offer social gaming under our own brands as well. Our decision about what brand or brands to use is market-specific and partner-specific, and is based on brand awareness, market research and marketing efficiency.

Our proprietary online gaming platform is the foundation of our digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting and regulatory compliance end-to-end solution that powers our operations with respect to our online offerings. It incorporates multiple sophisticated technologies and provides a central back-office function to manage player accounts, payments, risk, a wide range of proprietary bonusing and loyalty programs and features, while ensuring that we can deliver a seamless experience for both players and gaming operators. Our technology platform is flexible and supports both real-money online offerings and social gaming on a single code base.

In 2014, we acquired the source code that served as the starting point for our online gaming platform, and since then we have continued to develop, improve and support it with a talented in-house product development team. We began offering online casino in the United States using this platform in September 2016. Following the lifting of the federal restrictions on sports betting in May 2018 as a result of the U.S. Supreme Court’s repeal of the Profession and Amateur Sports Protection Act of 1992 (“PASPA”), we began offering online sports betting using the same proprietary online gaming platform with the same emphasis on player-friendly features.

Experienced gaming operators Neil Bluhm, Greg Carlin and Richard Schwartz founded RSILP, which is now an indirect subsidiary of the Company, with the goal of offering real-money online gaming products in legal and regulated markets with a particular focus on the emerging U.S. markets. Prior to the Business Combination (as defined below), our founders had invested approximately $50 million into RSILP. This capital was primarily used to fund the development of our proprietary online gaming platform and offerings, recruit and grow an experienced team, and expand into new geographic and product markets.

Our Business and Operating Models

We enter new markets by leveraging our proprietary online gaming platform and our ability to provide either a full-suite service model or a customized solution to fit a specific situation. Our business model is designed to be nimble, innovative and customer-centric. By leveraging our dynamic proprietary online gaming platform, we aspire to be “first to market” where real-money online gaming has been newly legalized and where our management determines that it is desirable to enter such market.

Our principal offerings are our real-money online casino and online sports betting products. These products can be launched under one of our existing brands or customized to be incorporated into a local or third-party brand. We also provide a variety of retail sports betting solutions to service land-based casino partners and leverage our social gaming offerings to increase customer engagement and build online databases in key markets both before and after legalization and regulation.

We currently generate revenue through two operating models: (i) business-to-consumer (“B2C”) and (ii) business-to-business (“B2B”). Through our B2C operations, we offer online casino, online sports betting and social gaming directly to the end customer through our websites or apps. B2C is our primary operating model, contributing more than 99% of our total revenue for the years ended December 31, 2020 and 2019, and we expect that it will continue to be our primary operating model into the future. We believe this is a flexible operating model that permits us to customize our operating structure based on applicable gaming regulations, market demands and, as applicable, our land-based partner’s operations. Through our B2B operations, we offer retail sports betting services to land-based businesses, such as bricks-and-mortar casinos, in exchange for a monthly commission.

Often in advance of markets legalizing online gaming, we build relationships with local bricks-and-mortar casino operators and other potential land-based partners who are looking for online gaming and sports betting partners. In most U.S. jurisdictions, the applicable gaming regulations require online gaming operators that offer real-money offerings to operate under the gaming license of, or partner with, a land-based operator such as a bricks-and-mortar casino. Consequently, we leverage our relationships with bricks-and-mortar casinos and vendors in the gaming industry to find high-quality and reliable partners for online gaming collaboration. Upon securing a partner for access to a specific market (if required or desirable) and before we launch operations in that market, we customize our online gaming platform to the laws and regulations of the jurisdiction. Then, upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage our partner’s database when applicable. We continuously refine our offerings and marketing strategies based on data collected from each market.

To attract, engage, retain and/or reactivate customers, we offer a loyalty program that rewards players in exciting, fair and transparent ways. We recognize and reward player loyalty by, among other things, ensuring that there are exciting benefits at each of the player loyalty levels we currently offer. Each of our online gaming customers is a member of our customer loyalty program. We grant bonus store points to our customers based upon completed bets. Once earned, such points can be redeemed to unlock bonus incentives and to play our proprietary bonus games, providing further opportunities to win prizes and bonus dollars. Customers also have the option to “bank” awarded bonuses in our proprietary “bonus bank”, which they can draw from whenever they wish under our industry-leading 1x wager playthrough requirement, meaning that they may only place one bet with the bonus dollars before cashing out any winnings. Based on research and player feedback, we attempt to address player concerns about the general lack of transparency in the industry around awarding, redeeming and tracking bonuses by enabling players to easily track their loyalty and bonus progressions and giving players control over when and how to redeem their rewards.

Although we strive to be a first-mover in most new markets, and we have been a first-mover in many markets, we have also achieved success when we were not the first to enter a market. For example, we entered the New Jersey online casino market approximately three years after that market opened and there were already numerous competitors in the market at that time. Less than three years after beginning operations in New Jersey, we were the #4 online casino brand in New Jersey based on revenue, out of 19 total operators in the market at that time, according to the Eilers & Krejcik Gaming (“EKG”) United States Online Casino Tracker for April 2019.

We believe our success in New Jersey is also noteworthy because we compete with many other companies that have affiliated land-based casinos in the state. Neither us nor RSG, an affiliated land-based casino operator, operate a bricks-and-mortar casino in New Jersey. Thus, we believe our performance in New Jersey demonstrates that we can be successful in entering competitive markets even without the benefit of an affiliated bricks-and-mortar casino presence.

Competitive Strengths

As we continue to expand in existing and new jurisdictions, we believe we are well-positioned to maintain and build upon our accomplishments by virtue of our competitive strengths:

Proprietary Online Gaming Platform. Owning a proprietary online gaming platform has allowed us to innovate quickly and introduce numerous unique, player-friendly features. We believe these features have helped increase conversion rates from registrations to first-time depositors, improve customer engagement and retention and increase customer spending. Further, we can update our online gaming platform at a rate that we believe is among the fastest in the industry. As the U.S. online gaming industry develops, our online gaming platform should help us better cater to the evolving needs of our current and potential customers and partners. In the long run, we believe our online gaming platform will lead to reduced costs and improved revenue per customer relative to our peers, many of which license their online platforms from third parties.

Unique and Diversified Product Offering. We have prioritized the customization of our offerings, bonusing of our customers and optimization of our platform. For example, we have developed some of our own online casino games, which are higher margin for us than those licensed from third parties. We have also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports betting customers alike. Our omni-channel platform provides a vast amount of functionality such as location-based decisioning, unified conditional bonusing, gamified award scenarios, player dashboards (online and at retail), promotional games, real-time awards and promotion management, sophisticated reporting and responsible gaming features, among others.

Market Access and Speed to Market. We currently operate online casino and/or online sports betting in eight states (Colorado, Illinois, Indiana, Iowa, Michigan, New Jersey, Pennsylvania and Virginia) with an aggregate population of approximately 68.7 million people. In addition, we have currently secured potential market access to New York, Ohio, Maryland, Missouri and if certain conditions are met, Texas, in each case subject to certain legislative and/or regulatory developments or approvals, which have an aggregate population of approximately 73.0 million people. We have a proven ability to quickly enter markets as they are regulated. For instance, in the last 24 months, we have been “first to market” or among the “first to market” where multiple operators were granted approval to launch at the same time, in Colorado, Illinois, Indiana, Michigan and Pennsylvania for online sports betting and in New York and Illinois for retail sports betting.

Flexible Business Model. We believe we are well positioned to serve newly regulated jurisdictions regardless of the form of their regulations. Our flexible business model enables us to function as a B2C operator or a B2B supplier or joint venturer, depending on market conditions, applicable laws and regulations, and the needs of our partners. This flexibility should allow us to have a core advantage in securing market access and help us address the largest potential total addressable market (“TAM”).

Large TAM with International Opportunity. We believe our TAM is larger than most U.S.-only operators because of our international real-money online gaming and betting operations in Colombia as well as our flexible business model as described directly above. We believe this experience will help us enter other regulated Latin American markets and beyond.

Broad Demographic Appeal of our Brands & Products. We also believe that our brands, offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 53-47 female/male split in our active U.S. online casino-only players during the twelve-month period ended March 31, 2021. We believe that while many sports-centric brands appeal more to male customers, our brands and offerings (especially our slot machine game play experience) appeal strongly to female customers – an important demographic for high-value offerings such as online slot machine games.

Compelling Unit Economics. Based on our performance to date across the U.S. market, we believe that we can achieve industry-leading lifetime value to customer acquisition cost ratios. As more markets mature, we continue to see more cohort data telling the same story as what we have seen in New Jersey, our most mature U.S. market. When we include all states where we currently operate, as measured by net revenue, we are seeing average payback on marketing spend in about six months, and as shown in the table below, we have generated in excess of five times the advertising costs to acquire those same customers in those customers’ first three years after becoming active on our platform. We believe this rapid return on advertising spending is a result of our expertise in strategically targeting, acquiring, engaging and retaining the right customers.

Lifetime Value / Customer Acquisition Cost in across U.S. jurisdictions where we operate

Source: Company management estimates. Data represents cumulative net revenue divided by customer acquisition costs. Data represents all player cohorts that signed up since January 2017.

Seasoned Executive Team. Our executive team has significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech and the Kindred Group. Our President Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining the Company, which we believe has been instrumental in helping capture U.S. market share. Our Chairman Neil Bluhm and our CEO Greg Carlin each have a proven track record of developing world-class land-based casinos, and Mr. Bluhm has developed numerous successful real estate projects.

Social Gaming Platform. We offer social gaming on the same proprietary online gaming platform as our real-money offerings, which allows us to build customer databases in jurisdictions where real-money gaming is not yet regulated or legal. Having both of these products on the same platform allows us to invest in markets before real-money gaming has launched. We believe our social gaming offering strengthens brand awareness and engagement from existing players, helps to acquire new players and drives increased visitation to our partners’ bricks-and-mortar properties.

Growth Strategies

As we continue to invest in our core competitive advantages and improve the user experience for our customers, we believe we will remain well positioned to expand upon our existing leadership position in the online casino and online sports betting industries. We have established several key areas of strategic focus that will guide the way we consider our future growth:

Access new geographies. With our experience in regulated gaming jurisdictions in the United States and Latin America, we are prepared to enter new jurisdictions as online casino and sports betting are authorized. Whether we enter a new jurisdiction as an online operator marketing directly to end users or on behalf of our land-based partner (B2C), as a platform provider to a third-party (B2B), or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for legal online casino and sports betting where we believe conditions enable us to earn a strong return on our invested capital.

Leverage existing customer-level economics to increase marketing spending. Since January 2017, we have generated approximately 5.6 times the lifetime revenue per the acquisition cost to acquire those same players in the U.S. jurisdictions where we operate. We may see opportunities to leverage those attractive economics to increase marketing spending in the United States and other jurisdictions on a strategic basis and where we project acquiring incremental players will generate revenue that exceed our internal targets.

Continue to invest in our offerings and our platform. We have established a set of competencies that we believe position us at the forefront of the evolving online casino and online sports industry. We will continue iterating on our core user experiences while reinforcing the data-driven, marketing and technological infrastructure that allows us to continue to scale our offerings. We plan to continue to invest in our customers and our offerings as we remain driven to keep customers engaged while expanding the capabilities of our platform that will enable us to rapidly reach new jurisdictions and attract new customers.

Continue to invest in personnel. In furtherance of accessing new jurisdictions, we have been and plan to continue to grow our operational, technology and corporate services teams to broaden product development capabilities, innovation and efficiency, reduce reliance on third parties and scale digital user capabilities.

Acquisitions. On a targeted basis, we will seek out acquisition targets that enable us to accelerate our technology plans, obtain exclusive content, expand our customer reach or add efficiencies that potentially bring third-party costs in-house.

Human Capital Resources

We strongly believe that our people are a key reason for our success. As such, we focus heavily on our people, starting with the recruiting process to ensure we are hiring the right people who have a desirable skillset while enhancing our corporate culture. Once hired, we strive to empower our people and encourage creativity, collaboration and entrepreneurship. We provide, among other things, on-the-job training to support the development and advancement of our employees. Our corporate culture focuses heavily on valuing employees and enabling them to grow, succeed and take on roles and projects that utilize their strengths. Recognizing our people’s accomplishments, both professionally and personally, is also crucial to our corporate culture. Furthermore, we believe that developing a diverse, inclusive and safe workplace for our people will enable our people to be more productive and ultimately will result in our long-term success.

We have built a team of talented industry professionals, primarily focused on technology and operations, who are supported by a highly experienced senior management team with significant experience in the online and land-based gaming industries. We believe our corporate culture combined with our growth and success has created very high rates of employee retention.

As of May 18, 2021, we had a global workforce of approximately 283 employees and contractors, with approximately 40% of our people working in technical roles. Approximately 49% of our people are based in the United States with the remaining 51% being based elsewhere in the world, including Canada, Colombia, Estonia and Mexico.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

We offer real-money online casino, online sports betting and/or retail sports betting in ten U.S. states and Colombia. We also provide social gaming, where players are given virtual credits to enjoy free-to-play games.

Our revenue is predominantly generated from our U.S. operations with the remaining revenue being generated from our Colombian operations. See Note 2 to our audited consolidated financial statements, included elsewhere in this Prospectus. We generate revenue primarily through the following offerings.

Online Casino

Online casino offerings typically include the full suite of games available in bricks-and-mortar casinos, such as table games (i.e., blackjack and roulette) and slot machines. For these offerings, we function similarly to bricks-and-mortar casinos, generating revenue through hold, or gross winnings, as players play against the house. Like bricks-and-mortar casinos, there is volatility with online casino, but as the volume of bets placed increases, the revenue retained from bets placed becomes easier to predict. Our experience has been that online casino revenue is less volatile than online sports betting revenue.

Our online casino offering consists of licensed content from leading suppliers, customized third-party games and a small number of proprietary games that we developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, where the supplier generally receives a percentage of the net gaming revenue generated from the casino games played on our platform. In exchange, we receive a limited license to offer the games on our platform to players in jurisdictions where use is approved by the regulatory authorities. We pay much lower fees on revenue generated through our self-developed casino games such as our multi-bet blackjack (with side bets: 21+3, Lucky Ladies, Lucky Lucky) and our single-deck blackjack, which primarily relate to hosting/remote gaming server fees and certain intellectual property license fees.

Online casino revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in the progressive jackpot reserve.

Online Sports Betting

Online sports betting involves a user placing a bet on the outcome of a sporting event, or a series of sporting events, with the chance to win a pre-determined amount, often referred to as fixed odds. Online sports betting revenue is generated by setting odds such that there is a built-in theoretical margin in each sports bet offered to its customers. While sporting event outcomes may result in revenue volatility, we believe that we can achieve a long-term betting win margin. In addition to traditional fixed-odds betting, we also offer other sports betting products including in-game betting and multi-sport parlay betting. We have also incorporated live streaming of certain sporting events into our online sports betting offering.

Integrated into our online sports betting platform is a third-party risk and trading platform currently provided by certain subsidiaries of Kambi Group plc.

Online sports revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in unsettled sports bets.

Retail Sports Betting

We provide retail sports services to land-based casinos in exchange for a monthly commission that is calculated based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook (i.e., within a bricks-and-mortar casino), technical support for the casino’s customers, risk management, advertising and promotion, and support for third-party sports betting equipment.

In addition, certain relationships with business partners provide us the ability to operate the retail sportsbook at the land-based partner’s facility. In this scenario, revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players.

Social Gaming

We provide social gaming where players are given virtual credits to enjoy free-to-play games. Players who exhaust their credits can either purchase additional virtual credits from the virtual cashier or wait until their virtual credits are replenished for free. Virtual credits have no independent monetary value and can only be used within our social gaming platform.

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation; generating revenues; and increasing engagement and visitation to our bricks-and-mortar casino partner properties. Our social gaming products are a marketing tool that keeps the applicable brands at the top of our players’ minds and engages with players through another channel while providing the entertainment value that players seek. We also leverage our social gaming products to cross-sell to our real-money offerings in jurisdictions where real-money gaming is authorized.

We recognize deferred revenue when players purchase virtual credits and revenue when those credits are redeemed. We pay a percentage of the social gaming revenue derived from the sale and redemption of the virtual credits to content suppliers as well as to our land-based partners.

Costs and Expenses

Costs of Revenue. Costs of revenue consist primarily of (i) revenue share and market access fees, (ii) platform and content fees, (iii) gaming taxes, (iv) payment processing fees and chargebacks and (v) salaries, benefits and share-based compensation for dedicated personnel. These costs are variable in nature and should correlate with the change in revenue. Revenue share and market access fees consist primarily of amounts paid to local land-based operators that hold the applicable gaming license, providing us the ability to offer our real-money online offerings in the respective jurisdictions. Our platform and content fees are primarily driven by costs associated with third-party casino content, sports betting trading services and certain elements of our platform technology, such as geolocation and know-your-customer. Gaming taxes primarily relate to state taxes and are determined on a jurisdiction-by-jurisdiction basis. We incur payment processing costs on player deposits and occasionally chargebacks (i.e., when a payment processor contractually disallows customer deposits in the normal course of business).

Advertising and Promotions Costs. Advertising and promotion costs consist primarily of costs associated with marketing the product via different channels, promotional activities and the related costs incurred to acquire new customers. These costs include salaries, benefits and share-based compensation for dedicated personnel and are expensed as incurred.

Our ability to effectively market is critical to our success. Using dynamic learnings and analytics, we leverage marketing to acquire, convert, retain and re-engage customers. We use earned media and paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers. Further, we continuously optimize our marketing spend using data collected from our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of customers across various product offerings.

With respect to paid marketing, we use a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid search, and other digital channels. We also use other forms of marketing and outreach, such as our social media channels, first-party websites, media interviews and other media spots and organic searches. These efforts are primarily concentrated within the specific jurisdictions where we operate or intend to operate. We believe there is significant benefit to having a flexible approach to advertising spending as we can quickly redirect our advertising spending based on dynamic testing of which advertising methods and channels are working and which ones are not.

General Administration and Other. General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expense, professional fees related to legal, compliance, audit and consulting services, rent and insurance costs.

Depreciation and Amortization. Depreciation and amortization expense consists of depreciation on our property and equipment and amortization of market access licenses, gaming jurisdictional licenses and internally developed software over their useful lives. See Notes 2, 5 and 6 to our audited consolidated financial statements, included elsewhere in this Prospectus.

Distribution

We distribute our offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store and Google Play store.

B2C Market Access. We have developed proprietary technology, product offerings and partnerships to create a sustainable advantage in the online casino and sports betting industry. Strategic multi-year arrangements with land-based partners such as bricks-and-mortar casinos or Native American tribes enable us to make our offerings available to players in certain jurisdictions using a B2C operating model. Currently, we have the following arrangements in place where legislation or regulations require us to enter the market through a relationship with a land-based partner or we have otherwise determined that entering into such an arrangement is desirable:

•	An agreement with Golden Nugget Atlantic City Casino, which enables us to operate online casino in New Jersey;

•	An agreement with Monmouth Racetrack, which enables us to operate online sports betting in New Jersey;

•	An agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia), which enables us to operate online casino and online sports betting throughout Pennsylvania;

•	An agreement with Rivers Casino Pittsburgh, which enables us to operate online casino under the Rivers Casino Philadelphia license, and online sports betting throughout Pennsylvania;

•	We expect to memorialize in writing our existing agreement with Rivers Casino Des Plaines, which will enable us to continue operating online sports betting in Illinois and online casino if authorized in Illinois (we have been operating online sports betting under the Rivers Casino Des Plaines gaming license under that agreement);

•	An agreement with French Lick Resort, which enables us to operate online and retail sports betting in Indiana and online casino if authorized in Indiana;

•	An agreement with Wild Rose Casino & Resort, which enables us to operate online sports betting in Iowa and online casino if authorized in Iowa;

•	An agreement with J.P. McGill’s Hotel & Casino, which enables us to operate online sports betting in Colorado;

•	An agreement with the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians, which enables us to operate online and sports betting and online casino in Michigan;

•	An agreement with Rivers Casino & Resort Schenectady, which enables us to offer online sports betting and online casino if either or both of those activities are authorized in New York;

•	An agreement with Rivers Casino Portsmouth, which enables us to operate online sports betting in Virginia and online casino if authorized in Virginia;

•	An agreement with Mountaineer Casino, Racetrack & Resort, which enables us to offer online casino in West Virginia;

•	An agreement with Penn National Gaming, Inc. (NASDAQ: PENN), which enables us to offer online sports betting and online casino, in each case if two or more skins are authorized in Ohio, Maryland and Missouri, and depending on certain conditions being met, Texas; and

•	An agreement with Coushatta Casino Resort, a gaming enterprise owned and operated by the Coushatta Tribe of Louisiana, to offer Coushatta Casino Resort-branded free-to-play social casino services.

B2B Distribution. We also have relationships with the following partners through a B2B operating model:

•	An agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia) for us to provide retail sports betting services at Rivers Casino in Philadelphia;

•	An agreement with Rivers Casino Pittsburgh for us to provide retail sports betting services at Rivers Casino in Pittsburgh;

•	An agreement with Rivers Casino & Resort Schenectady for us to provide retail sports betting services at Rivers Casino & Resort Schenectady in New York;

•	An agreement with Rivers Casino Des Plaines for us to provide retail sports betting services at Rivers Casino Des Plaines in Illinois;

•	An agreement with the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians to provide retail sports betting services at their Little River casino in Michigan; and

•	An agreement with Rivers Casino Portsmouth to provide retail sports betting services at the yet-to-be-developed Rivers Portsmouth Casino in Virginia.

Our Development Team

Our development team is led by our Chief Information Officer, Einar Roosileht, and consists of a set of cross functional product development teams comprised of talented individuals with expertise in system architecture, client and server-side product engineering, database architecture, product, engineering and project management, website and native app design and development, security and technical support. Consistent with our overall corporate strategy, the team constantly aims to innovate and differentiate our online offerings.

Proprietary Online Gaming Platform

Our proprietary online gaming platform has been developed and is operated by a seasoned team with global online gaming experience operating across product categories, with particular expertise in the two largest online/mobile product categories: casino and sports betting. We believe our online gaming platform and technology stack give us the ability and flexibility to provide a personalized, data-driven player journey. The ability to customize the playing experience for each player is a key feature of our online gaming platform. We achieve player personalization by analyzing player history and transactions, and offering customized promotions and real-time, betting-driven bonusing.

As demonstrated in the picture below, in addition to developing a robust online gaming platform, we have developed and are continuing to improve proprietary modules for our online casino and sports betting product verticals in order to offer unique and differentiated experience to our customers. Such modules include both frontend and backend components and flexible management tools, which our operations teams use to customize experiences for different player segments. Content for both online casino games and sports betting offers primarily comes from integrated third parties. In addition to developing proprietary technology, as a vertically integrated technology company we operate our own products and platform, with our customer service and marketing operations teams leveraging powerful existing analytics solutions, which are a part of our online gaming platform.

We can develop and implement new features in real-time, which we believe enhances the customer experience and increases customer retention. By owning our own online gaming platform, we can more easily improve and customize the player experience and incorporate key aspects of our operational services into our offerings:

•	Payments & Risk Management

•	Regulatory Online Reporting & Accounting / Online Gaming Compliance

•	Website Management / Games Management / Live Tech Ops / Security

•	Online Affiliate Management & Tracking

•	Retention / CRM / Business Intelligence & Analytics

•	Customer Service

In addition, owning our online gaming platform enables us to prioritize speed to market for new offerings while providing an engaging and unique user experience. Since 2016, we have leveraged our platform to expand our real-money operations and launch in new markets. Additionally, we were the first company to launch (or among the first to launch if multiple operators launched on the same day) online or retail sports betting in several of the markets in which we operate, which we believe has allowed us to acquire customers at a lower cost than we could have if launching in a more mature market.

Our Industry and Opportunity

We currently operate within the online gaming and entertainment industry. The global gaming industry includes a wide array of products such as lotteries, bingo, slot machines, casino games and sports betting, across land-based and online platforms. The industry has various operators and stakeholders across the private and public sectors, including traditional bricks-and-mortar casinos, state-run lottery operators, Native American tribes, legacy online gaming operators, racetracks/racinos/video lottery terminals, gaming content providers, gaming regulators, gaming technology companies and payment processors.

Recently, online gaming has seen outsized growth and increased penetration. Per EKG, regulated online gaming grew in Europe, the most mature online gaming market in the world, at an annual rate of 11% from 2018 to 2019, and according to the European Gaming & Betting Association (the “EGBA”), Europe’s online gambling revenue is expected to increase by 7% from 2019 to 2020, despite cancellations and postponements of major European sports in 2020. The EGBA also projects a 7% growth rate through 2025 in European online gaming revenue.

We believe the following trends are potential drivers of growth in this industry:

•	New jurisdictions in the United States and internationally authorizing and/or privatizing their online casino and online sports betting industries; and

•	Increased consumer adoption of digital and online activities, including casino and sports betting. While many other large U.S. industries (i.e., banks, retail stores, movies, etc.) digitalized over a decade ago, the U.S. gaming industry has just started to do so more recently.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens generally have disposable income to spend on entertainment and gaming. For example, the U.K., Denmark, France, Spain, Italy, Ireland, Denmark, Poland, Sweden and Switzerland have legalized and regulated online casino and online sports betting. In addition, several U.S. states, Mexico, certain jurisdictions in Argentina and Colombia have introduced regulated sports betting in recent years. Canada has also introduced legislation to allow single-game sports betting where to date, sports betting has been limited to parlay cards. All these countries are in the “high income” income group according to the World Bank. We expect this trend to continue into the future, most notably in the United States.

U.S. Gaming Industry

We see tremendous opportunity in the U.S. online gaming market. As U.S. jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, the UK Gambling Commission (“UKGC”) reported that approximately 40% of the U.K.’s gross gaming revenue during the period April 2019 to March 2020 (a period that was largely unaffected by the impacts of the COVID-19 pandemic) came from online gaming. To put that U.K. figure into context, Pennsylvania, which launched online casino and sports betting in H1 2019, generated a combined $1.71 billion in taxable revenue from land-based casino, online casino and online sports betting revenue in H2 2019 (a period largely unaffected by the impacts of the COVID-19 pandemic) according to data from the Pennsylvania Gaming Control Board. Of this amount, only approximately 4.5% came from online casino and online sports betting. During H2 2020, when the United States was experiencing many of the effects of the COVID-19 pandemic, including stay-at-home orders, shutdowns of bricks-and-mortar businesses and cancellations of sporting events, Pennsylvania generated a combined $1.62 billion in taxable revenue from land-based casino, online casino and online sports betting according to Pennsylvania Gaming Control Board. Of this amount, 29.3% came from online casino and online sports betting. Although the United States has a much more significant land-based casino industry than the U.K., we believe these statistics show the future opportunity for online gaming in the United States.

U.S. Online Casino

Currently, online casino is authorized in fewer states than sports betting. As of the date hereof, online casino is authorized only in six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino outside of physical casinos in Nevada). We believe there is great potential for revenue growth as new markets open in the United States. For example, the mature land-based U.S. casino industry is sizable, with estimated combined revenues in 2019 for U.S. land-based commercial and tribal casinos of approximately $78.2 billion based on data from the National Indian Gaming Commission in Washington D.C. and the American Gaming Association.

In the latter half of 2013, New Jersey became the first U.S. state to legally permit online casino. That market got off to a slow start; however, online casino revenue in New Jersey has risen steadily over the last several years. Notably, online casino revenue was not negatively impacted when New Jersey began permitting online sports betting in 2018. Online casino revenue from slot machines and table games in New Jersey grew from $277.3 million in 2018 to $461.8 million in 2019 according to the New Jersey Division of Gaming Enforcement. Furthermore, land-based casino revenue in New Jersey grew during that same period from $2.51 billion in 2018 to $2.69 billion in 2019 according to the New Jersey Division of Gaming Enforcement, showing that land-based casino revenue can grow at the same time that online casino revenue grows. This fact may serve as a catalyst for lawmakers in other states with land-based casinos to consider authorizing online casino.

In New Jersey in 2020, online casino revenue continued to increase to $931.6 million while revenues from land-based casinos decreased to $1.51 billion. We believe this trend in online and land-based casino revenues for New Jersey from 2019 to 2020 is not indicative of the expected longer-term trend of continued online and land-based casino revenue growth because of the impacts of COVID-19 in 2020, which likely resulted in decreased revenue for land-based casinos and increased revenue for online casinos because of, among other things, stay-at-home orders and shutdowns of brick-and-mortar casinos.

We believe that more states have and will consider authorizing online casino for the following reasons, among others:

•	We believe that COVID-19 has resulted in increased expenses and/or reduced tax revenue in many states, increasing the need for new sources of tax revenue.

•	In states that have land-based casinos, COVID-19 caused temporary casino closures, which reduced tax revenue.

•	We believe that COVID-19 has caused increased general consumer adoption of digital activity, including online gaming.

•	Online casino generated more tax revenue compared to online sports betting in New Jersey and Pennsylvania in 2020, meaning authorizing online sports betting alone may not optimize tax revenue.

•	Land-based casino revenue grew as online casino revenue grew in New Jersey from 2018 to 2019, demonstrating that land-based casino revenue can grow with online casino revenue.

•	We believe that the land-based casino industry, an important stakeholder in many states, generally has shown a wider acceptance of online casino.

Both Pennsylvania and New Jersey were experiencing online casino taxable revenue growth prior to COVID-19; however, that growth accelerated in March 2020 into Q4 2020. The charts below highlight the growth of online slot and table games taxable revenue in New Jersey and Pennsylvania since Q4 2019:

Pennsylvania Online Slot and Table Taxable Revenue ($ in millions)

Source: Pennsylvania Gaming Control Board

New Jersey Online Slot and Table Gross Revenue ($ in millions)

Source: New Jersey Division of Gaming Enforcement

U.S. Sports Betting

On May 14, 2018, the U.S. Supreme Court ruled that PASPA – a nationwide ban of sports betting – was unconstitutional, thus allowing states (beyond the few states that were grandfathered into PASPA by virtue of authorizing sports betting prior to PASPA) to enact their own sports betting laws. Since the U.S. Supreme Court’s decision, as of the date hereof, 22 U.S. jurisdictions have legalized sports betting. Of those jurisdictions, 15 jurisdictions have authorized statewide online sports betting while seven remain retail-only at casinos or retail locations.

According to EKG, the United States generated approximately $1.15 billion in online sports betting revenue in 2020, despite the impacts of COVID-19 and the cancellations, postponement, shortening or rescheduling of sporting events and seasons. While the overall industry is still nascent, growth to date has been strong. For example, December 2020 online sports betting revenue in New Jersey, the first state to regulate sports betting after PASPA was struck down, and Pennsylvania grew 130% and 292% year-over-year, respectively, according to data from the New Jersey Division of Gaming Enforcement and the Pennsylvania Gaming Control Board.

U.S. Sports Betting Policy Landscape

Source: EKG United States Sports Betting Policy Monitor – Released May 2021

We believe the U.S. sports betting market still has significant opportunity for growth. Approximately 30% of the United States currently has access to online sports betting, per EKG. This fact is significant when one considers that according to the New Jersey Division of Gaming Enforcement, more than 80% of New Jersey sports betting revenue in February 2020, the last month not significantly impacted by the effects of COVID-19 (such as mandatory stay-in-place and closure orders), came via online betting. Populous states such as California, Florida, New York and Texas have not yet legalized online sports betting. We believe the sports betting industry will grow significantly over the next several years as more states authorize sports betting and as current operating markets mature.

Share of Total Monthly Sports Betting Handle (March 2021)

Source: EKG United States Sports Betting Market Monitor – Released May 2021

New Jersey and Pennsylvania, two states that offer online sports betting, accounted for approximately 31% of all U.S. sports betting handle in March 2021 according to EKG. In states that permit online and retail sports betting, online sports betting handle is generally higher than retail handle; however, some states have legalized retail sports betting only (e.g., New York and Arkansas) while other states have legalized restricted forms of online sports betting (e.g., in-person registration required in Nevada and for a period of time in Iowa, Illinois and Rhode Island). As more states legalize and reduce restrictions around online sports betting, we expect that New Jersey and Pennsylvania will hold less dominant positions across the United States.

United States Online Gaming: Estimating the Total Addressable Industry Size

If every U.S. state was to legalize online casino, based on state level projections from EKG, it is projected that the U.S. market would generate approximately $20 billion in revenue. Similarly, if every U.S. state was to legalize online sports betting, based on state level projections from EKG, it is projected that the U.S. market would generate approximately $15 billion in revenue.

Latin America Gaming Industry

Latin America is another area of focus for us. Since 2018, we have been operating online gaming in Colombia, a country with a population of approximately 50 million. We believe this experience will enable us to expand further in Latin America and other countries as more markets become regulated. Online gaming is also authorized in Mexico and Brazil, which have populations of approximately 128.9 million and 212.6 million, respectively. Both Mexico and Brazil still have relatively low internet penetration, with 70% and 67%, respectively, of the population having internet access compared to 87% in the United States and 93% in the U.K., so the expansion of internet penetration in these countries would allow us to grow our revenues from online gaming there to the extent we make our offerings available in those countries.

The highest populated country in Latin America, Brazil, legalized sports betting in December 2018. While the government has been creating a regulatory framework since then, Brazil recently moved to “privatize” its impending sports betting market in response to the COVID-19 pandemic. By including sports betting in its Council of Investment Partnerships Program (IPP), Brazil will allow potential operators to bid on a limited number of sports betting licenses instead of the previous plan that called for an “unlimited” number of operators and tax revenue dispensed to the government. We believe given our experience and success in neighboring Colombia, we will be well-qualified to obtain a sports betting license in Brazil.

Business Combination

On July 27, 2020, dMY entered into the Business Combination Agreement with RSILP, the Business Combination Sellers, the Sponsor, and the Business Combination Sellers’ representative. The parties amended and restated the Business Combination Agreement on October 9, 2020 and further amended the business combination agreement on December 4, 2020. On December 29, 2020, the Business Combination was completed, and the Company became organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the Company are held by RSILP, and the Company’s only assets is its equity interests in RSILP (which is held indirectly through the Special Limited Partner and RSI GP, which is a wholly-owned subsidiaries of the Company). For more information on the Business Combination, see the section entitled “Business Combination.”

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. We have elected not to opt out of this extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (the “IPO”), (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We are a Delaware corporation and were incorporated as “dMY Technology Group, Inc.” On December 29, 2020, dMY consummated the Business Combination pursuant to which we have a new Up-C structure, in which substantially all of the assets of the Company are held by RSILP, and the Company’s only assets are its equity interests in RSILP (which are held indirectly through the Special Limited Partner and RSI GP, which are wholly-owned subsidiaries of the Company). At the Business Combination Closing, dMY changed its name to “Rush Street Interactive, Inc.”

The mailing address of our principal executive office is 900 N. Michigan Avenue, Suite 950, Chicago, Illinois 60611. Our telephone number is (312) 915-2815. Our website is www.rushstreetinteractive.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the resale by the Selling Stockholders up to 16,043,002 shares of Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 18 of this prospectus.

Class A Common Stock offered by the Selling Stockholders	Up to 16,043,002 shares of Class A Common Stock, which were issued pursuant to the terms of the Subscription Agreements in a private placement in connection with, and as part of the consideration for, the Business Combination.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders.

Market for our shares of Class A Common Stock	Our Class A Common Stock is currently listed on the NYSE under the symbol “RSI.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial data is only a summary of RSI’s consolidated financial statements and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. Our historical results are not necessarily indicative of future results, and the results for any prior period are not necessarily indicative of the results that may be expected for future period. The following selected statement of operations data and statement of cash flows data for our three months ended March 31, 2021 and March 31, 2020, fiscal years 2020 and 2019, and balance sheet data as of March 31, 2021, December 31, 2020 and December 31, 2019 have been derived from our consolidated financial statements included elsewhere in this Prospectus.

	Three Months Ended		Year Ended
	March 31,		December 31,
in thousands	2021	2020	2020	2019
Statement of Operations Data:
Revenues	$111,820	$35,177	$278,500	$63,667
Net loss	$(17)	$(12,943)	$(131,645)	$(22,450)
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$(11,232)	$(3,037)	$16,179	$(2,459)
Net cash used in investing activities	$(3,056)	$(1,377)	$(6,243)	$(5,770)
Net cash provided by financing activities	$127,982	$2,650	$241,071	$15,545
Balance Sheet:
Total assets	$428,802	$28,557	$308,560	$25,493
Total liabilities	$64,037	$42,947	$575,889	$28,861
Total deficit	$364,765	$(14,390)	$(267,329)	$(3,368)

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement its results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is useful in evaluating its operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. We include this non-GAAP financial measure because it is used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because certain expenses are either non-cash (for example, depreciation and amortization, and share-based compensation) or are not related to the Company’s underlying business performance (for example, interest income or expense).

The table below presents the Company’s Adjusted EBITDA reconciled from its comprehensive loss, the closest U.S. GAAP measure, for the periods indicated:

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net loss	$(76)	$(12,943)	$(131,645)	$(22,450)

Depreciation and amortization	674	459	2,082	1,139
Interest expense, net	13	45	135	123
Income tax expense	804	-	2,919	-
One-time payment from Affiliated casino	-	-	(9,000)	-
Change in fair value of earnout interests liability	13,740	-	2,338	-
Change in fair value of warrant liabilities	(41,802)	-	(7,166)	-
Share-based compensation	11,576	13,490	144,733	13,407
Adjusted EBITDA	$(15,071)	$1,051	$4,396	$(7,781)

RISK FACTORS

An investment in the Company’s securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The Company’s business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to it or that the Company considers immaterial as of the date of this prospectus. The trading price of the Company’s securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Rush Street Interactive, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of RSILP prior to the consummation of the Business Combination.

Summary of the Material Risks Associated with Our Business

These risks include, but are not limited to, the following:

•	Competition in the retail and online sports betting and online gaming industry is intense and, as a result, we may fail to attract and retain customers, which may negatively impact our operations and growth prospects.

•	Sports leagues shortening, delaying or cancelling their events or seasons due to COVID-19 could adversely affect our business, financial condition, results of operations and prospects.

•	Clear errors in the posting of sports betting odds or event information have occurred occasionally, resulting in large liabilities. To date, it has been general industry practice to void bets associated with such clear errors or to correct the odds, but it cannot be assured that in every case of such clear error regulators will continue the practice of approving the voiding of such errors.

•	Our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and may therefore differ materially from our expectations.

•	The success, including win or hold rates, of existing or future online offerings depends on a variety of factors and is not completely controlled by us.

•	We rely on strategic relationships with land-based partners such as casinos to be able to provide our offerings in certain jurisdictions. If we cannot establish and manage relationships with these partners, our business, financial condition, results of operations and prospects could be adversely affected.

•	Our current and projected performance relies heavily upon continued compatibility and interoperability between our app, platform and the major mobile operating systems, distribution of our offerings on third-party platforms and high-bandwidth data capabilities. Disruptions in the availability of these may negatively impact our business, financial conditions, results of operations and prospects.

•	Due to the nature of our business, we are subject to taxation in numerous jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.

•	To date, COVID-19 has significantly impacted our business and the impact of any eventual recovery from the ongoing COVID-19 pandemic on our business, operating results and growth rates is currently unknown or uncertain.

•	Our business is subject to numerous U.S. and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our business and offerings, or changes in tax rules and regulations or interpretation thereof related to our business and offerings, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

•	Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, and legalization may not occur in as many states as we expect or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

•	Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online platforms and distributors to stop providing services to us.

•	We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our offerings, online gaming platform and other software applications and systems, and certain third-party platforms that we use could contain undetected errors.

•	Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, corrupted or stolen. Any such access, disclosure, other loss, corruption or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.

•	We will rely on licenses and service agreements to use the intellectual property rights of third parties that are incorporated into or used in our products and services. Failure to renew or expand existing licenses or service agreements may require us to modify, limit or discontinue certain product or services, which could materially affect our business, financial condition, results of operations and prospects.

•	We are a “controlled” company within the meaning of the NYSE rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

•	Pursuant to the Tax Receivable Agreement, dated as of December 29, 2020, by and among the Special Limited Partner, RSILP, the Business Combination Sellers and the Business Combination Sellers’ Representative (the “Tax Receivable Agreement” or “TRA”), the Special Limited Partner is required to pay to the Business Combination Sellers and/or the exchanging holders of RSILP Units, as applicable, 85% of the net income tax savings that we and our consolidated subsidiaries (including the Special Limited Partner) realize as a result of increases in tax basis in RSILP’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained RSILP Units (for shares of Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

The summary risk factors described above should be read together with the text of the full risk factors below and in the other information set forth in this Prospectus, including our consolidated financial statements and the related notes, as well as in other documents that we file with the SEC. If any such risks and uncertainties actually occur, our business, prospects, financial condition and results of operations could be materially and adversely affected. The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition and results of operations.

Risks Related to Our Business

Competition in the retail and online sports betting and online gaming industry is intense and, as a result, we may fail to attract and retain customers, which may negatively impact our operations and growth prospects.

The industries in which we operate are characterized by intense competition. We compete against other providers of retail or online sports betting and online or bricks-and-mortar casino, as well as against providers of online and mobile entertainment and leisure products more generally. Other companies that provide these products and services are often established and well-financed, and other well-capitalized companies may introduce competitive products or services. Our competitors may spend more money and time on developing and testing products and services, undertake more extensive or far-reaching marketing campaigns, adopt more aggressive pricing or promotions or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. New competitors, whether licensed or not, may enter the retail or online sports betting or gaming industries. If we are unable to maintain or improve our market share, or if our offerings do not continue to be popular, our business, financial condition, results of operations and prospects could be adversely affected.

Competitive pressures may also adversely affect our margins. For example, as competition increases, we may need to lower our margins in order to attract customers. Further, as we expand to become a more national brand, we may need to increase our marketing spending, as we have recently been doing, to compete more effectively.

We operate in the global gaming and entertainment industry with our online casino, online sports betting, retail sports betting and social gaming offerings, as well as our B2B offerings through our proprietary online gaming platform and other services. Our customers face a vast array of entertainment choices. Other forms of entertainment, such as television, movies and digital streaming services, social media, sporting events and in-person casinos, are more well-established and our customers may view them as offering greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for our customers’ discretionary time and income. If we are unable to sustain sufficient interest in our online and retail product and service offerings in comparison to other forms of entertainment, including new forms of entertainment, our business, financial condition, results of operations and prospects could be adversely affected.

In addition, our ability to growth our revenue in the future will depend, in large part, upon our ability to attract new customers to our offerings and retain and engage existing customers, as well as continued user adoption of online casino and retail and online sports betting more generally. Growth in the online casino, sports betting and gaming industries and the level of demand for and market acceptance of our offerings will be subject to a high degree of uncertainty. We cannot provide assurance that customer adoption of our offerings will continue at their current levels or increase in the future, that the industry will achieve more widespread acceptance or that we will be able to retain our customers if we are unable to keep pace with technological innovation and customer experiences.

Sports leagues shortening, delaying or cancelling their events or seasons due to COVID-19 could adversely affect our business, financial condition, results of operations and prospects.

The outbreak of COVID-19 has resulted in, among other things, suspension, shortening, delay and/or cancellation of sports events and seasons. If the suspension, shortening, delay or cancellation of sports events and/or seasons continues, we may be unable to accept bets on such sports events or sustain sufficient interest in our retail and online sports betting offerings. Further, shortened seasons for sports leagues may result in a smaller amount of money bet on sports events throughout the course of each sport’s season. As a result, our business, financial condition, results of operations and prospects could be adversely affected.

Clear errors in the posting of sports betting odds or event information have occurred occasionally, resulting in large liabilities. To date, it has been general industry practice to void bets associated with such clear errors or to correct the odds, but it cannot be assured that in every case of such clear error regulators will continue the practice of approving the voiding of such errors.

Our sports betting offerings allow our customers to bet across thousands of sports events. The odds for such events are set through a combination of algorithmic and manual odds-making, with bet acceptance also being a combination of automatic and manual acceptance. At times, the odds offered for or the information about an event on our website or app are incorrect. For example, such errors have consisted of inverted lines between teams, start times of games that, due to time zone differences, have already commenced or odds that are significantly different from the true odds of the outcome in a way that reasonable persons would agree is an error. Such errors have, in certain instances, resulted in large liabilities. When such errors occur, it is currently commonly accepted in nearly all jurisdictions for operators to void bets associated with such clear errors. Further, in mature jurisdictions, bets based upon clear error can be voided without prior regulatory approval. However, there can be no guarantee that this voiding of bets practice will continue. If regulators were to not allow voiding of bets associated with clear errors, we could be subject to covering significant liabilities associated with such errors.

Our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and may therefore differ materially from our expectations.

We operate in rapidly changing and competitive industries, and our projections are subject to risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states and countries, which are uncertain. Furthermore, if we invest in new product development or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial up-front costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described below under “— Economic downturns and political and market conditions beyond our control, including reduced consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects,” our business may be affected by reduced consumer spending from time to time as a result of factors that may be difficult to predict. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to mitigate any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react, and our stock price could be materially impacted.

Our operating results may vary, which may make future results difficult to predict with certainty.

Our results of operations can fluctuate due to seasonal trends and other factors such as level of customer engagement, online casino and sports betting results and other factors that are outside of our control or that we cannot reasonably predict. Our quarterly financial performance depends on, among other things, our ability to attract and retain customers. Customer engagement in our online casino and sports betting offerings may vary due to numerous factors, including customers satisfaction with our platform, the number and timing of sporting events, the length of professional sports seasons, our offerings and those of our competitors, our marketing efforts, climate and weather conditions, public sentiment or an economic downturn. As customer engagement varies, so may our quarterly financial performance.

Our quarterly financial results may also be impacted by the number and amount of betting losses and jackpot payouts we experience. Although our losses are limited per stake to a maximum payout in our online casino offering, when looking at bets across a period of time, these losses can be significant. As part of our online casino offering, we offer progressive jackpot games. Each time a customer plays a progressive jackpot game, we contribute a portion of the amount bet to the jackpot for that game or group of games. When a progressive jackpot is won, the jackpot is paid out and is reset to a predetermined base amount. As winning the jackpot is determined by a random mechanism, we cannot foresee when a jackpot will be won and we do not insure against jackpot payouts. Paying the progressive jackpot decreases our cash position and depending upon the size of the jackpot it may have a significant negative affect on our cash flow and financial condition.

Our online and retail sports betting operations experience seasonality based on the relative popularity of certain sporting events. Although sporting events occur throughout the year, our online sports betting customers are most active during the American football season as well as during the NBA and NCAA basketball seasons. In addition, the suspension, postponement or cancellation of major sports seasons and sporting events, due to COVID-19, may adversely impact our quarterly results.

The success, including win or hold rates, of existing or future online offerings depends on a variety of factors and is not completely controlled by us.

The online casino and retail and online sports betting businesses are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of online casino or retail or online sports bet, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount bet) of the online casino and retail and online sports betting we offer to our customers. We use the hold percentage as an indicator of an online casino game or retail or online sports bet’s performance against its expected outcome. Although each online casino or retail or online sports bet generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino and retail and online sports betting, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports betting, may also be affected in the short term by factors largely beyond our control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or bets placed, customer financial resources, the volume of bets placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports betting, it is possible that erroneously odds are posted or incorrect odds that are highly favorable to bettors are paid out, and bettors place bets before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our betting offerings are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino or sports betting customers exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Our success also depends in part on our ability to anticipate and satisfy customer preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our offerings are subject to changing customer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future offerings that complement our existing platform and offerings, respond to our customers’ needs and improve and enhance our existing platform and offerings to maintain or increase our customer engagement and growth of our business. We may be unable to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

If we fail to detect fraud or theft, including by our customers and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition, results of operations and prospects, and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, customer claims of unauthorized payments and attempted payments by customers with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Fraud or other forms of cheating by our customers may involve various tactics, including collusion with our employees and exploiting loopholes in our promotions. Successful exploitation of our systems could have negative effects on our offerings and customer experience and could harm our reputation. Additionally, we may inadvertently send overly generous promotions that customers or regulators force us to honor. Failure to discover such fraud or cheating in a timely manner could harm our operations. In addition, negative publicity related to such fraud or cheating could adversely affect our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. If any such issues were to occur with our existing platform or offerings, substantial engineering, marketing and management resources may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.

We rely on strategic relationships with land-based partners such as casinos to be able to provide our offerings in certain jurisdictions. If we cannot establish and manage relationships with these partners, our business, financial condition, results of operations and prospects could be adversely affected.

Under some states’ betting and gaming laws, online casino, online sports betting and retail sports betting is limited to a finite number of retail (i.e., land-based) operators, such as casinos, tribes or tracks, who own one or more “skins” under that state’s law. A “skin” is a legally authorized license from a state to offer online sports betting or online casino. The “skin” provides a market access opportunity for retail and online betting and gaming operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins’ and the numbers of “skins” available are typically determined by a state’s betting and gaming laws. In most jurisdictions where we offer online casino and sports betting, we currently rely on a casino, tribe or track to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where sports betting and online casino operators are required to have a relationship with a land-based gaming business. If we cannot establish, renew or manage our relationships with our land-based gaming partners, our relationships could terminate, and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition, results of operations and prospects could be adversely affected. Further, in certain states in which we operate where we are required to have a relationship with a land-based gaming business, customers who want to participate in online sports betting or online casino must sign-up for an online account at our retail location within the facilities of our land-based gaming business partners. Certain of these facilities were closed by government order for a time in response to the COVID-19 pandemic. Although certain of these facilities have re-opened, if they were to close again or have limited hours due to the ongoing COVID-19 pandemic, our ability to register new customers from these states could be negatively impacted. On the other hand, the re-opening of these facilities could slow the growth of our online offerings as consumers will have the ability to spend time and money at land-based facilities instead of with our online offerings.

Our current and projected performance relies heavily upon continued compatibility and interoperability between our app, platform and the major mobile operating systems, distribution of our offerings on third-party platforms and high-bandwidth data capabilities. Disruptions in the availability of these may negatively impact our business, financial conditions, results of operations and prospects.

Our customers primarily access our online sports betting and online casino offerings through our app on their mobile devices, and we believe that this will continue going forward. To enable our customers to use our offerings through our app on their mobile devices, our app must be compatible with the major mobile operating systems such as iOS and Android. We rely heavily on third-party platforms to distribute our app and offerings, interoperability of our platform with popular mobile operating systems, technologies, networks and standards and continued high-bandwidth data capabilities. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices. Further, we rely upon third-party platforms for distribution of our app and offerings. Our online sports betting and online casino offerings are primarily distributed through traditional websites, the Apple App Store and Google Play store. In light of this, the promotion, distribution and operation of our app are subject to the applicable distribution platform terms and policies for application developers, which are very broad and subject to frequent changes and interpretation and may not be uniformly enforced across all applications and with all publishers.

Moreover, we are, and will continue to be, dependent on the interoperability of our platform with popular mobile operating systems, such as Android and iOS, technologies, networks and standards that we do not control. Any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that negatively affect our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, provide preferential treatment to competitive products, limit our ability to deliver our offerings, or impose fees or other charges related to delivering our offerings, could adversely affect the use and monetization of our offerings on mobile devices.

Our offerings require high-bandwidth data capabilities for placement of time-sensitive bets and streaming of content. If high-bandwidth capabilities do not continue to grow or grow more slowly than anticipated, particularly for mobile devices, our customer growth, retention and engagement may be negatively impacted. To deliver high-quality content over cellular networks, our offerings must work well with a range of mobile technologies, systems, networks, regulations and standards that we do not control. In particular, any future changes to the iOS or Android operating systems (which likely will occur) may impact the accessibility, speed, functionality and other performance aspects of our platform. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our offerings and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content or otherwise discriminate against content providers like us over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, if it becomes more difficult for our customers to access and use our offerings on their mobile devices, if they choose not to access or use our offerings on their mobile devices, or if they choose to use mobile products that do not offer access to our offerings, our customer growth, retention and engagement could be materially harmed. Additionally, if any of the third-party platforms used to distribute our offerings were to limit or disallow advertising on their platforms for whatever reason or technologies are developed that block the display of our ads, our ability to generate revenue could be negatively impacted. These changes could materially impact our business activities and practices, and if we or our advertising partners are unable to timely and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain customers and our revenue and results of operations may decline.

We were founded in 2012 and have primarily focused our efforts since then on growing our current offerings. We have rapidly expanded, and we anticipate expanding further as new markets open up, our offerings mature and we pursue our growth strategies. The industries in which we operate are characterized by rapid technological change, evolving industry, regulatory and legal standards, frequent new offering introductions and changes in customer demands and expectations. To keep pace with the technological developments, achieve product acceptance and remain relevant to customers, we will need to continue developing new and upgraded functionality of our offerings and adapt to new business environments and competing technologies and products developed by our competitors. The process of developing new technology is complex, costly and uncertain. To the extent we are unable to adapt to new technologies and/or standards, experience delays in implementing adaptive measures or fail to accurately predict emerging technological trends and the changing needs or preferences of customers, we may lose customers.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that result from the Business Combination may be greater than we had anticipated.

As a public company (and particularly after we are no longer an “emerging growth company”), we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and must comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the New York Stock Exchange (the “NYSE”), including changes in corporate governance practices and establishing and maintaining effective disclosure and financial controls. Compliance with these rules and regulations can be complex and burdensome. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our historical legal and financial compliance costs and make some activities more time-consuming and costly. For example, the Business Combination and becoming a public company has made it more difficult and expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified board members as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We have hired, and may need to continue to hire, additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs if we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We continue to evaluate these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our failure to maintain adequate financial, information technology and management processes and controls has resulted in and could result in material weaknesses that could lead to errors in our financial reporting, which in turn could adversely affect our business.

As an emerging growth company, we are currently exempt from certain of the SEC’s internal control reporting requirements. However, we will lose our emerging growth company status and become subject to additional internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which occurs once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We may be unable to complete our evaluation, testing and any required remediation in a timely fashion.

In connection with the audit of RSILP’s consolidated financial statements as of and for the fiscal year ended December 31, 2019 and 2018, we and our independent registered public accounting firm identified one “material weakness” in RSILP’s internal control over financial reporting and other control deficiencies. As defined in standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. The material weakness identified related to RSILP’s difficulty preparing its consolidated financial statements on an accurate and timely basis, and how RSILP’s lack of accounting personnel mitigates the ability to have proper review controls over estimates and contractual transactions and detailed monthly reviews. Following the identification of the material weakness and other control deficiencies, we implemented measures to remedy the same. However, implementing these measures may not fully address the material weakness and deficiencies in our internal control over financial reporting.

As described in our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2021, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the Warrants we issued in connection with our initial public offering in February 2020 and the Business Combination Closing in December 2020. As a result of this material weakness, our management concluded that our disclosure controls and procedures were not effective as of March 31, 2021. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit, non-controlling interests and related financial disclosures for the Affected Period.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our disclosure controls and procedures. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate disclosure controls and procedures or internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

In addition, our current controls and any new controls that we develop may become inadequate because of design-related issues and changes in our business, including increased complexity resulting from any revenue sharing arrangements and expansion into new markets, in particular internationally. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports. If we are unable to certify the effectiveness of our internal controls or remedy the identified material weakness, or if our internal controls have any additional material weaknesses, we may not detect errors timely, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our securities.

Our Warrants are being accounted for as derivative warrant liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Class A Common Stock.

Under U.S. GAAP, we are required to evaluate the Warrants to determine whether they should be accounted for as a warrant liability or as equity. We have concluded that the Warrants contain provisions requiring liability classification. Therefore, as described in our financial statements included in this Prospectus, we are accounting for the Warrants as warrant liabilities and are recording that liability at fair value upon issuance. We will record any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A Common Stock and may cause fluctuations in our results of operations based on factors that are outside of our control.

Recruitment and retention of our employees, including certain key employees, is vital to growing our business and meeting our business plans. The loss of any of our executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including our Chairman of the Board, CEO and President. The leadership of our current executive officers has been a critical element of our success and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire necessary skilled employees could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming, expensive and cause additional disruptions to our business. Additionally, our CEO is also employed by RSG, and his time and attention may be diverted from our business, which may have an impact on our business. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.

Due to the nature of our business, we are subject to taxation in numerous jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.

Our tax obligations are varied and include U.S. federal, state, and local and international taxes due to the nature of our business. The tax laws that apply to our business are subject to interpretation, and significant judgment is required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require us to collect information not regularly produced within our Company, use estimates in our consolidated financial statements and exercise significant judgment in accounting for our provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we operate. Gaming companies and B2B providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration, interpretation or enforcement of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits, many of which have been made worse due to COVID-19, could intensify government efforts to raise revenues through increases in gaming and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration, interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as ours. Such laws may be applied inconsistently from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period, which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions we have taken or will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition, results of operations and prospects. Although we believe our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

Increases in our income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our business, financial condition or results of operations.

Increases in our income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which we operate could reduce our after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing U.S. tax laws have been and could in the future be subject to significant change. For example, in December 2017, the TCJA was signed into law in the United States, which provided for significant changes to then-existing tax laws and additional guidance issued by the IRS pursuant to the TCJA may continue to impact us in future periods. Additional changes in the U.S. tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect our business, financial condition or results of operations.

We will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

We have international business operations, which subjects us to additional costs and risks that could adversely affect our operating results.

A portion of our operations are located in Colombia, and we may in the future pursue opportunities in other non-U.S. jurisdictions. Compliance with international, Colombian and U.S. laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

•	challenges caused by distance as well as language, cultural and time zone differences;

•	general economic conditions in Colombia (and any other jurisdictions where we may pursue non-U.S. opportunities);

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	difficulties in transferring funds from certain countries and managing foreign exchange rate fluctuations and risks;

•	laws such as the U.S. Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials;

•	local laws which prohibit money-laundering and financing of terrorist and other unlawful financial activities; and

•	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations located outside of the United States, we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, results of operations and prospects.

To date, COVID-19 has significantly impacted our business and the impact of any eventual recovery from the ongoing COVID-19 pandemic on our business, operating results and growth rates is currently unknown or uncertain.

To date, COVID-19 has significantly impacted our business. It has directly impacted our business, beyond disruptions in normal business operations, primarily through changes in consumer habits as a result of people being required to stay home and limit traveling or otherwise voluntarily doing such. During the period of these stay-at-home orders, our user activity significantly increased and has continued to remain strong as many of these orders were lifted. COVID-19 has also impacted sports betting due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. The timing and duration of many major sports seasons and other sporting events is still either unknown or uncertain. However, bricks-and-mortar casino closures and certain ongoing limitations on visitations due to COVID-19 have provided additional opportunities for us to market online gaming to traditional bricks-and-mortar casino patrons. If and when the United States and the rest of the world begins to recover from the ongoing COVID-19 pandemic and bricks-and-mortar casino and other traditional forms of leisure and entertainment such as movie theaters and sporting events start to reopen, it is currently unknown or uncertain how such a recovery would impact our business, operating results and growth rates.

We are dependent on RSG and certain of its affiliates to provide us with certain services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our services agreement with RSG terminates or expires.

Historically, RSG has provided, and continues to provide, under a services agreement between us and RSG, certain corporate and shared services related to functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. We reimburse RSG for all third-party costs it incurs in providing services to us at cost (with no mark-up) and reimburse RSG for an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG employees who perform or otherwise assist with providing services to us. While RSG provides these services to us, we will be dependent on them for services that are critical to our operation as a publicly traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. If the services agreement with RSG terminates or expires, we may be unable to replace these services or enter into appropriate third-party agreements on terms, including cost and quality, comparable to those that we receive under the services agreement. Although we may in the future replace some or all of the services that RSG currently provides, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.

Negative publicity of us or an adverse shift in public opinion regarding sports betting or online casino may adversely impact our business and customer retention.

A negative change in the public’s opinion of sports betting or online casino, or how politicians and other governmental authorities view sports betting or online casino could result in future legislation or new regulations restricting or prohibiting certain (or all) sports betting or online casino activities in certain jurisdictions, the result of which may negatively impact our business, financial condition, results of operations and prospects. Further, negative publicity about us or our offerings, platform or customer experience or the sports betting and online casino industry generally could lead to new restrictions and limitations on us or sports betting and online casino generally, which may negatively impact our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Our business is subject to numerous U.S. and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our business and offerings, or changes in tax rules and regulations or interpretation thereof related to our business and offerings, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to laws and regulations relating to real-money online casino and retail and online sports betting in the jurisdictions in which we conduct our business or in some circumstances, where we offer our offerings. We are also subject to the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are considering legislation and regulations to enable that to happen. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

We offer our real-money offerings in ten states that have adopted legislation and regulations permitting online casino, online sports betting or retail sports betting. In those states that currently require a license or registration, we have obtained the appropriate license or registration or have obtained a provisional license. We also operate under one foreign license in Colombia.

In May 2018, the U.S. Supreme Court struck down as unconstitutional PASPA. This decision effectively lifted federal restrictions on sports betting, thus allowing states to determine by themselves the legality of sports betting. Since the repeal of PASPA, numerous states (plus Washington D.C.) have legalized online sports betting. To the extent new real-money online casino or retail or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, financial condition, results of operations and prospects. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business — Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our offerings. This is a time- consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. Further, there is risk that governmental authorities or courts could determine that our free-play, social casino offerings constitute unauthorized gambling or that legislation is enacted in jurisdictions in which we operate free-play, social casino offerings that makes our free-play, social casino offerings unauthorized gambling, which could negatively impact our operations and business results and expose us and certain of our third-party providers, including the app stores that distribute our apps, to potential litigation. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors, public entities, incumbent monopoly providers or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, financial institutions, advertisers and others involved in the online casino and gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us, our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the online casino and retail and online gaming industries (or that existing laws in those jurisdictions will not be interpreted or enforced negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition, results of operations and prospects, either as a result us determining that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the United States, the UIGEA prohibits among other things, the acceptance by a business of a wager by means of the Internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. Under UIGEA severe criminal and civil sanctions may be imposed on the owners and operators of such systems and on financial institutions that process wagering transactions. The law contains a safe harbor for wagers placed within a single state (disregarding intermediate routing of the transmission) where the method of placing the wager and receiving the wager is authorized by that state’s law, provided the underlying regulations establish appropriate age and location verification.

The U.S. Illegal Gambling Business Act (“IGBA”) makes it a crime to conduct, finance, manage, supervise, direct or own all or part of an “illegal gambling business” and the U.S. Travel Act makes it a crime to use the mail or any facility in interstate commerce with the intent to “distribute the proceeds of any unlawful activity,” or “otherwise promote, manage, establish, carry on, or facilitate the promotion, management, establishment, or carrying on, of any unlawful activity.” For there to be a violation of either the IGBA or the Travel Act there must be a violation of underlying state law.

Until 2011, it was uncertainty as to whether the Wire Act prohibited states from conducting intrastate lottery transactions via the Internet if such transactions crossed state lines. In late 2011, the Office of Legal Counsel (the “OLC”) of the Department of Justice (“DOJ”) issued an opinion that concluded that the prohibitions of the Wire Act were limited to sports gambling and thus did not apply to state lotteries at all (the “2011 DOJ opinion”). Following the issuance of the 2011 DOJ opinion, within the past several years, state-authorized Internet casino gaming has been launched in Delaware, Michigan, New Jersey and Pennsylvania and state-authorized online poker has launched in Nevada. In 2018, at the request of the Criminal Division, the OLC reconsidered the 2011 DOJ opinion’s conclusion that the Wire Act was limited to sports gambling. On January 14, 2019, the OLC published a legal opinion dated November 2, 2018 (the “2018 DOJ opinion”), which concluded that the 2011 DOJ opinion had incorrectly interpreted the Wire Act. In the 2018 DOJ opinion, the OLC concluded that the restrictions on the transmission in interstate or foreign commerce of bets and wagers in the Wire Act were not limited to sports gambling but instead applied to all bets and wagers. The OLC also found that the enactment of the UIGEA described above did not modify the scope of the Wire Act. The OLC acknowledged that its conclusion in the 2018 DOJ opinion, which was contrary to the 2011 DOJ opinion, will make it more likely that the executive branch’s view of the law will be tested in the courts. At this time, we are unable to determine whether the 2018 DOJ opinion will be upheld by the courts, or what impact it will have on us or our customers.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, and legalization may not occur in as many states as we expect or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

Numerous states have legalized, or are currently considering legalizing, real-money gaming, and our growth, business, financial condition, results of operations and prospects significantly depend upon the legalization of real-money gaming expanding to new jurisdictions. Our business plan is partly based on real-money gaming becoming legal for a specific percent of the population on a yearly basis; however, this legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real-money gaming legislation and we are unable to obtain or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or online gaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and online gaming could be materially impaired.

As we enter new jurisdictions, states or the federal government may legalize real-money gaming in a manner unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on projected revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a bricks-and-mortar, licensed casino for online sportsbook or online gaming access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial taxes on online sports betting and online gaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases where a jurisdiction purports to license and regulate online sports betting and online casino, the licensing and regulatory regimes can vary considerably in their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Thus, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online platforms and distributors to stop providing services to us.

Compliance with the various regulations applicable to real-money gaming is costly and time-consuming. Regulatory authorities at the foreign, U.S. federal, state and local levels have broad powers with respect to regulating and licensing of real-money gaming operations and may revoke, suspend, condition or limit our real-money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Any real-money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We provide assurance that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our gaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our past or present activities or our current or former directors, officers, employees, stockholders or third parties with whom we have relationships, which could adversely affect our business, financial condition, results of operations and prospects. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the company’s operations. To date, we believe we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and stockholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on our business, financial condition, results of operations and prospects.

We follow the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however, there is no guarantee that states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for retail and online sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

In some jurisdictions, our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations or imperil its ability to obtain or maintain licenses necessary for the conduct of the business.

As part of obtaining real-money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant stockholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant stockholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our Charter includes provisions that may require stockholders to sell their securities if the stockholder is deemed to be “unsuitable” for purposes of certain gaming regulations.

Our second amended and restated certificate of incorporation (the “Charter”) provides that any equity interests of the Company owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either us or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Our gaming activities are regulated by gaming authorities in each jurisdiction in which we operate. To operate in any given gaming jurisdiction, we and our directors, officers, certain other key employees and, in certain cases, our significant stockholders, must be found suitable by the relevant gaming authority. Gaming authorities typically have broad discretion in determining whether an applicant is suitable to conduct or be associated with gaming activities within a given jurisdiction. Though criteria for suitability varies by jurisdiction, such criteria generally include (among other things) an evaluation of the applicant’s reputation for good character, criminal and financial history and character of those with whom the applicant associates. Our association with individuals or entities that are or are likely to be deemed unsuitable in any particular jurisdiction would present risk to our ability to obtain or maintain the gaming license we need to operate in such jurisdiction.

Suspension or revocation of any existing license or rejection of any application for a new license made by us is likely to have a material negative affect on our business, operations and prospects. As such, to avoid potential material adverse effect on our business, operations and prospects, if a director, officer, key employee or stockholder is found or deemed unsuitable (including if such individual refuses to file required applications) or if our association with such individual would risk our license status (as determined by the Board following consultation with reputable outside and independent gaming regulatory counsel), we would need to sever our relationship with such individual, including by requiring a sale of the equity interests such individual holds in us to us or other third party.

Risks Related to Intellectual Property and Data Security

We license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names may harm our business.

We entered into a license agreement (the “License Agreement”) with RSG, pursuant to which we granted to RSG and its affiliates a perpetual, royalty-free, license to use, in certain fields of use, certain trademarks and domain names that RSG and certain of its affiliates assigned to us in connection with the Business Combination. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license precludes our use of certain trademarks and domain names in the exclusive fields of use. Certain trademarks and domain names that we licensed to RSG may include the words “Rush Street,” and RSG’s use of such trademarks and domain names may disrupt our reputation in the marketplace, damage any goodwill we may have generated, and otherwise harm our business, financial condition, results of operations and prospects.

We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our offerings, online gaming platform and other software applications and systems, and certain third-party platforms that we use could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to customer satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could harm our business. We cannot assure you that absolute security will be provided by the measures we take to: prevent or hinder cyber-attacks and protect our systems, data and customer information; prevent outages, data or information loss, and fraud; and prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. We have experienced, and we may in the future experience, disruptions, outages and other performance problems on our platform or offerings due to a variety of factors, including human or software errors, infrastructure changes and capacity constraints. To date, such disruptions, individually and in the aggregate, have not had a material impact us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our offerings may contain errors, bugs, flaws or corrupted data, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise our systems’ security. If a particular offering is unavailable when customers attempt to access it or navigation through our platform is slower than expected, customers may be unable to use our offerings as desired and may be less likely to return to our platform as often, if at all. Further, programming errors, defects and data corruption could disrupt our operations, adversely affect our customers’ experience, harm our reputation, cause our customers to stop using our platform or offerings, divert our resources or delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

If our customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel and service providers) could result in an inability to scale our services to meet business needs, system interruptions, degradation of service or operational mistakes. Our business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our customers have negative experiences with our offerings or if our brand or reputation is negatively affected, customers may be less inclined to use our offerings or recommend them to other potential customers. Thus, a failure or significant interruption in our platform could harm our reputation, our business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, corrupted or stolen. Any such access, disclosure, other loss, corruption or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.

The maintenance and transmission of customer information in a secure manner is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information, or the systems of third-party service providers and business partners, may be compromised by malicious third-party penetration of our network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees or third-party service providers or business partners. As a result, our customers’ information may be lost, disclosed, corrupted, accessed or taken without such customers’ consent. Given the data intensive nature of our business, we have experienced attempts to breach our systems and other similar incidents in the past. For example, we have been and will likely continue to be subject to attempts to gain unauthorized access to player accounts through our information systems or those we develop for our customers, including phishing attacks by malicious actors who may try to deploy viruses, worms or other malicious programs. To date, these attacks have not had a material impact on our operations or financial results, but we cannot assure you that they will not have a material impact in the future, including by overloading our systems and network and preventing our offerings from being accessed by legitimate customers.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, apps, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees, or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to, or sabotage, systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use increases. Breaches of our security measures or those of our third-party providers, or cybersecurity incidents could result in: unauthorized access to our sites, apps, networks and systems; unauthorized access to and misappropriation of customer data, including personally identifiable information, or our or third parties’ other confidential or proprietary information; viruses, worms, spyware or other malware being served from our sites, apps, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In the past, the online gaming industry has experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date have been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these security breaches should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increased costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, a party who can illicitly obtain a customer’s password could access that customer’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches, and we may need to in the future to address problems caused by breaches, including notifying affected customers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition, results of operations and prospects.

We rely on trademark, copyright, patent, trade secret and domain name-protection laws to protect our rights in intellectual property. In the United States and in certain foreign jurisdictions, we have filed applications to protect aspects of our intellectual property. We currently hold several patent applications in multiple jurisdictions, and in the future we may acquire additional patents, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge our intellectual property rights, and pending and future trademark, copyright and patent applications may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement of or to enforce our rights. Notwithstanding our intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate or intend to operate our business. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may reverse engineer and/or copy them. Additionally, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brands, intellectual property and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and services. Any of these events could seriously harm our business, financial condition, results of operations and prospects.

We will rely on licenses and service agreements to use the intellectual property rights of third parties that are incorporated into or used in our products and services. Failure to renew or expand existing licenses or service agreements may require us to modify, limit or discontinue certain product or services, which could materially affect our business, financial condition, results of operations and prospects.

We rely on products, technologies and intellectual property that we license or that are made available to us through service agreements from third parties, for use in our platform and/or offerings. Substantially all our offerings, products and services use intellectual property licensed or made available to us through service agreements from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses or service agreements for certain technologies. We cannot assure you that these third-party licenses and services agreements, or support for the technologies licensed or provided to us thereunder, will continue to be available to us on commercially reasonable terms, if at all. If we cannot renew and/or expand existing licenses or services agreements, we may have to discontinue or limit our use of the offering, product and/or service that include or incorporate the licensed or provided technology.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a negative effect on our business, financial condition, results of operations, prospects and cash flows. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure you that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Risks Related to our Third-Party Vendor Relationships

We rely on third-party cloud infrastructure and hosting providers and server rooms hosted by certain of our land-based casino partners. Disruption or interference with this infrastructure or server rooms could adversely affect our business, financial condition, results of operations and prospects.

We host our online gaming platform and our sports betting and online casino offerings using third party public and on-premise private cloud infrastructure and hosting services and on-premise server rooms hosted by certain of our land-based casino partners. We do not have full control over the operations of the infrastructure of the third-party service providers that we use or anticipate using (i.e., Amazon Web Services and Google Cloud) or the facilities (including the server rooms) of our casino partners. Such infrastructure and facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. We have experienced and expect in the future to experience, interruptions, delays and outages in service and availability from these providers on account of, among other things, infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Any such interruptions, delays or outages result in sustained or repeated system failures with respect to our platform could reduce the attractiveness of our offerings. Any capacity constraints may also impact our ability to maintain performance of our offerings. Should our agreements with any third-party cloud service provider terminate or we add new cloud infrastructure service providers, we may experience additional costs and platform performance downtime in adding or transitioning to new or additional service providers. These impacts (and any associated negative publicity regarding them) may harm our brand or reduce customers using our platform, which may negatively impact our business, financial condition, results of operations and prospects.

We rely on third-party providers to validate the identity and location of our customers, and if such providers fail to perform adequately or provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure that we comply with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access them, in each case based on inaccurate identity or geographic location determinations. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materialize, we may be subject to disciplinary action, fines and lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

Our platform contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our offerings.

Our platform contains software components licensed to us by third-party authors under “open source” licenses (“Open-Source Software”). Using and distributing Open-Source Software may entail greater risks than using third-party commercial software, as licensors of Open-Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open-Source Software may make it easier for others to compromise our platform or offerings.

Some Open-Source Software licenses contain requirements that we make available source code for modifications or derivative works we create, or grant other licenses to our intellectual property, if we use such Open-Source Software in certain ways. If we combine our proprietary software with Open-Source Software in a certain manner, we could, under certain licenses for Open-Source Software, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our proprietary software.

Although we review our use of Open-Source Software to avoid subjecting our platform and offerings to conditions we do not intend, the terms of many licenses for Open-Source Software have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform or offerings. From time to time, there have been claims challenging the ownership of Open-Source Software against companies that incorporate Open-Source Software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be Open-Source Software. Moreover, we cannot assure you that our processes for controlling Open-Source Software use in our platform and offerings will be effective. If we are held to have breached or failed to fully comply with all the terms of an Open Source Software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform and offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary software, any of which could adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party payment processors to process customer deposits and withdrawals made on our platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, results of operations and prospects could be adversely affected.

We rely on third-party payment processors to process payments made by our customers on our platform. If a third-party payment processor terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate payment processor, and may be unable to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers.

Nearly all our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. Certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not complying with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal, state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, certain of our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party service and content providers (including third-party sports betting risk management and trading providers, sports data providers and online slot providers) and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, results of operations and prospects could be adversely affected.

Our success depends in part on our relationships with third-party service providers. For example, we receive sports betting odds data, sports betting risk management services and sports betting trading services from a third party, and in some jurisdictions we are required to obtain official league data. We also rely on third parties for content delivery (such as online slots), load balancing and certain cybersecurity protection such as against distributed denial-of-service attacks. If those providers do not perform adequately, our customers may experience issues or interruptions with their experiences, and gaming regulators may hold us responsible for the errors of these third-party providers. Further, if any of our third-party service or data providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and as consolidation in the industries in which we operate continues to occur, if a competitor acquires any of our third-party providers, we may need to find an alternate provider, and in each case we may be unable to secure similar terms or replace such providers in an acceptable timeframe. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party providers, including any publicity related to regulatory concerns or allegations of bad or unethical actions, could adversely affect our reputation and brand, result in us severing our relationship with such third-party service provider and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third-party vendors into our platform. We cannot be certain that these vendors are not infringing the intellectual property rights of others or that they have sufficient rights to such technology in all jurisdictions in which we may operate. Some of our material third-party license and services agreements allow the vendor to terminate for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our vendors or against us, if our vendors terminate any license or services agreements, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform or offerings containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time, effort and skillsets that we currently do not have, and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may be unable to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition, results of operations and prospects could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We use technology-based service providers such as CloudFlare to mitigate any distributed denial-of-service attacks. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency like COVID-19), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact our customer’s ability to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and system infrastructure and support capabilities. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our customers. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our customers’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause our customers to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely, and expect to continue to rely, on relationships with casinos, tribes and other third parties to attract customers to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct individuals to our online platform. While we believe there are other third parties that could drive individuals to our platform, adding or transitioning to them may disrupt our business and increase our costs. If any of our existing relationships or our future relationships fail to provide services to us in accordance with the terms of our applicable arrangement, or at all, and we are unable to find suitable alternatives, this could impact our ability to cost-effectively attract customers and harm our business, financial condition, results of operations and prospects.

Risks Related to Our Arrangements with Affiliates

We are a “controlled” company within the meaning of the NYSE rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

Neil G. Bluhm and Gregory A. Carlin and their respective trusts and entities controlled by them (collectively, the “Controlling Holders”) control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	having a majority of our Board consist of independent directors;

•	having a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	having a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	conducting an annual performance evaluation of the nominating and corporate governance and compensation committees.

We currently do, and intend to continue to, use these exemptions. As a result, we may not have a majority of independent directors on our Board, our compensation and our nominating and corporate governance committees may not consist entirely of independent directors and our compensation and our nominating and corporate governance committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all the NYSE corporate governance requirements. Furthermore, the Controlling Holders have entered into a voting agreement where they agree to vote together on certain matters presented to the Company’s stockholders as long as the voting agreement is in effect, which may have the effect of extending the period in which we are a “controlled company” and our utilizing the exemptions discussed above.

The Controlling Holders control us, and their interests may conflict with ours or yours in the future.

The Controlling Holders own more than 50% of our common stock and have entered into a voting agreement where they agree to vote together on certain matters presented to our stockholders. This means that, based on their combined voting power, the Controlling Holders together will control the vote of all or nearly all matters submitted to a vote of our stockholders, which will enable them to control the election of the members of the Board and all or nearly all other corporate decisions. Even when the Controlling Holders cease to own shares of our stock representing a majority of the total voting power, as long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, the Controlling Holders will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, as long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will be able to cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your securities as part of a sale of the Company and ultimately might affect the market price of our securities.

In addition, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, as long as the Company is a “controlled company” under applicable NYSE rules, the Rush Street Interactive GP, LLC, in its capacity as the Business Combination Sellers’ Representative under the Business Combination Agreement (as representative of the Controlling Holders and the other original equity-holders in RSILP) and Sponsor will have the right to nominate up to nine (or the maximum number that may be nominated by the Business Combination Sellers’ Representative without violating the NYSE’s controlled company requirements) and two directors, respectively, to the Board, subject to certain independence and holdings requirements. In the event the Company is no longer a “controlled company” under the applicable NYSE rules, the Sponsor will have the right to nominate two directors and the Business Combination Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of the Company’s issued and outstanding voting securities held by the Business Combination Sellers and their permitted transferees at such time, in each case subject to certain independence and holdings requirements.

The Controlling Holders and their affiliates engage in a broad spectrum of activities, including investing in the gaming and casino industries generally. In the ordinary course of their business activities, the Controlling Holders and their affiliates may engage in activities such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are our suppliers or customers. Our Charter provides that none of the Controlling Holders, their affiliates or affiliated entities or any director who is not employed by us or its affiliates or affiliated entities will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Controlling Holders also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Controlling Holders may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

We have arrangements with our affiliates that impact our operations.

We have engaged, and may in the future engage, in transactions with affiliates and other related parties, including, for example, entering into agreements with the “Rivers” branded casinos located in Pennsylvania, Illinois, New York and the anticipated “Rivers” branded casino in Portsmouth, Virginia, to operate retail and online sports betting and/or online casino on behalf of such casinos as and when retail and online sports betting and online casino are legalized in each respective jurisdiction. We have also entered into a services agreement with RSG, under which RSG provided certain corporate and shared services related to functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services, and currently continues to provide some of these services. We reimburse RSG for all third-party costs it incurs in providing services to us at cost (with no mark-up) and reimburse RSG for an allocable portion of payroll, benefits and overhead with respect to RSG employees who perform or otherwise assist with providing services to us. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms at least as favorable as would be charged by others, if that were not to be achieved in the future that could have a negative impact on our operations. Both Mr. Bluhm, our chairman of the Board and a significant stockholder, and Mr. Carlin, our CEO, director and a significant stockholder, have an indirect ownership interest in certain of our related parties, including RSG and the “Rivers” branded casinos. Mr. Carlin is also CEO of RSG. See “Certain Relationships and Related Party Transactions, and Director Independence”. Our Controlling Holders may economically benefit from our arrangements with related parties. If we engage in related party transactions on unfavorable terms, our operating results will be negatively impacted.

Risks Related to our Liquidity and Capital Resources

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We have and intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, such as preferred stock as authorized by our Charter, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business, financial condition, results of operations and prospects may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree, and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate the products, personnel and technologies associated with these acquisitions into our business, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

•	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

•	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

•	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A Common Stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A Common Stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business, financial condition, results of operations and prospects may be seriously harmed.

Risks Related to our Securities, Corporate Structure, Governing Documents and Tax Receivable Agreement

If we raise capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt or other hybrid equity securities, then-existing stockholders may experience dilution, such new securities may have rights senior to those of our common stock, and the market price of our securities may be adversely affected.

If we raise capital in the future then existing stockholders may experience dilution. The Charter provides that preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The issuance of any such securities may have the impact of adversely affecting the market price of our securities.

Our principal asset is our interests in RSILP (held through our wholly owned subsidiaries), and accordingly we depend on distributions from RSILP to pay taxes and expenses.

We are a holding company and have no material assets other than our indirect ownership of RSILP. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay taxes, operating expenses and dividends in the future, if any, will depend on RSILP’s financial results and cash flows. There can be no assurance that RSILP will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under any debt instruments will permit such distributions. If RSILP does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

RSILP is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated, for U.S. federal income tax purposes, to the holders of RSILP Units, including the Special Limited Partner, which is a member of our consolidated group for U.S. federal income tax purposes. Accordingly, we will be required to pay U.S. federal income taxes on the Special Limited Partner’s allocable share of RSILP’s net taxable income. Under the terms of the Second Amended and Restated Limited Partnership Agreement of RSILP, dated as of December 29, 2020 (the “RSILP A&R LPA”), RSILP must make tax distributions to holders of RSILP Units (including the Special Limited Partner) calculated at certain assumed rates. In addition to tax expenses, we and the Special Limited Partner will also incur expenses related to their operations, including the Special Limited Partner’s payment obligations under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by RSILP (excluding payment obligations under the Tax Receivable Agreement). The Special Limited Partner intends to cause RSILP to make ordinary distributions and tax distributions to the holders of RSILP Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, RSILP’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of RSILP and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in RSILP’s debt agreements (if any), or any applicable law, or that would have the effect of rendering RSILP insolvent. To the extent the Special Limited Partner is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although RSILP generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event RSILP’s calculations of taxable income are incorrect, RSILP and/or its members, including the Special Limited Partner, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

We anticipate that the distributions the Special Limited Partner will receive from RSILP may, in certain periods, exceed our and the Special Limited Partner’s actual liabilities and the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. If necessary, we may undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSILP Units, to maintain one-for-one parity between RSILP Units held by the Special Limited Partner and shares of Class A Common Stock.

Dividends on our Class A Common Stock, if any, will be paid at the discretion of the Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that RSILP will not reimburse, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then-applicable financing agreements. Financing arrangements may include restrictive covenants restricting our ability to pay dividends or make other distributions to our stockholders. In addition, RSILP is generally prohibited under Delaware law from making distributions to members to the extent that, at the time of the distribution, after giving effect to the distribution, RSILP’s liabilities (with certain exceptions) exceed the fair value of its assets. RSILP’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to RSILP. If RSILP does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, the Special Limited Partner is required to pay to the Business Combination Sellers and/or the exchanging holders of RSILP Units, as applicable, 85% of the net income tax savings that we and our consolidated subsidiaries (including the Special Limited Partner) realize as a result of increases in tax basis in RSILP’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained RSILP Units for shares of Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

On December 29, 2020, the Business Combination Sellers sold an aggregate of 12,500,000 RSILP Units for $125,000,000 and may in the future exchange their RSILP Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for shares of Class A Common Stock (or cash) pursuant to the RSILP A&R LPA, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. These sales and exchanges are expected to result in increases in the Special Limited Partner’s allocable share of the tax basis of RSILP’s tangible and intangible assets. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we and the Special Limited Partner would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, the Special Limited Partner entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that we and our consolidated subsidiaries (including the Special Limited Partner) realize (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSILP. The actual increase in the Special Limited Partner’s allocable share of RSILP’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A Common Stock at the time of the exchange and the amount and timing of the recognition of our and our consolidated subsidiaries’ (including the Special Limited Partner’s) income. While many of the factors that will determine the amount of payments that the Special Limited Partner will make under the Tax Receivable Agreement are outside of our control, we expect that the payments the Special Limited Partner will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition.

Any payments made by the Special Limited Partner under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that the Special Limited Partner is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Special Limited Partner’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we and our consolidated subsidiaries (including the Special Limited Partner) realize or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we and our consolidated subsidiaries (including the Special Limited Partner) determine, and the Internal Revenue Service (“IRS”) or another taxing authority may challenge all or part of the tax basis increases, as well as other tax positions that we and our consolidated subsidiaries (including the Special Limited Partner) take, and a court may sustain such a challenge. If any tax benefits initially claimed by us or our consolidated subsidiaries (including the Special Limited Partner) are disallowed, the Business Combination Sellers and the exchanging holders will not be required to reimburse the Special Limited Partner for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be applied against and reduce any future cash payments otherwise required to be made by the Special Limited Partner, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us and our consolidated subsidiaries (including the Special Limited Partner) may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we and our consolidated subsidiaries (including the Special Limited Partner) might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances the Special Limited Partner could make payments under the Tax Receivable Agreement in excess of our and our consolidated subsidiaries’ (including the Special Limited Partner’s) actual income or franchise tax savings, which could materially impair our and our consolidated subsidiaries’ (including the Special Limited Partner’s) financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Special Limited Partner exercises its early termination rights thereunder, (ii) certain changes of control of us, the Special Limited Partner or RSILP occur (as described in the RSILP A&R LPA), (iii) the Special Limited Partner in certain circumstances, fails to make a payment required under the Tax Receivable Agreement by its final payment date, which non-payment continues for 30 days following such final payment date or (iv) we or the Special Limited Partner materially breach any of our material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by us and/or the Special Limited Partner of written notice thereof and written notice of acceleration is received by us and/or the Special Limited Partner thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, the Special Limited Partner’s obligations under the Tax Receivable Agreement will accelerate and the Special Limited Partner will be required to make a lump-sum cash payment to the Business Combination Sellers and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our and our consolidated subsidiaries’ (including the Special Limited Partner’) future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we and our consolidated subsidiaries (including the Special Limited Partner) realize subsequent to such payment because such payment would be calculated assuming, among other things, that we and our consolidated subsidiaries (including the Special Limited Partner) would have certain assumed tax benefits available to us and that we and our consolidated subsidiaries (including the Special Limited Partner) would be able to use the assumed and potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we and our consolidated subsidiaries (including the Special Limited Partner) realize. Furthermore, the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for RSILP’s securities and trading in shares of our Class A Common Stock and warrants was not very active. Accordingly, the valuation ascribed to the Company in our recent Business Combination may not be indicative of the price that will ultimately prevail in the trading market and, even if an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress the price of our securities regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

A significant portion of our total outstanding securities are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our securities. As of the date hereof, the Controlling Holders own approximately 66.0% of the outstanding shares of our common stock (primarily comprised of Class V Voting Stock, but they have the ability to convert their RSILP Units for shares of Class A Common Stock on a one-for-one basis, with the corresponding number of shares of Class V Voting Stock being surrendered and cancelled) and the Sponsor, together with the former executives of dMY, beneficially own approximately 3.2% of the outstanding shares of our common stock. While the Controlling Holders, Sponsor and the former executives have agreed to be subject to certain restrictions regarding the transfer of the Class A Common Stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We have filed a registration statement, and may in the future file one or more additional registration statements, to provide for the resale of such securities from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

There can be no assurance that we will be able to comply with the NYSE’s continued listing standards.

Our continued eligibility for listing on the NYSE depends on a number of factors. If the NYSE delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our Charter’s exclusive forum provision may have the effect of discouraging lawsuits against our directors and officers.

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or Company stockholder to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers, other employees or Company stockholders arising pursuant to any provision of the Delaware General Corporation Law, our Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers, other employees or Company stockholders governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such actions, our Charter provides that the sole and exclusive forum shall be another state or federal court located within Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant.

In addition, our Charter requires, unless we consent in writing to the selection of an alternative forum, that the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision in our Charter does not address or apply to claims arising under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for securities and could entrench management.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered Board, the controlling provisions of the Investor Rights Agreement, a supermajority vote required to amend certain provisions of our Charter and the ability of the Board to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

General Risk Factors

Economic downturns and political and market conditions beyond our control, including reduced consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects.

Our financial performance is subject to global and U.S. economic conditions and their impact on consumer spending. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. We are currently experiencing a global recession as a result of the COVID-19 pandemic, and if recovery is slow or stalls, or we experience another downturn because of another wave of the COVID-19 pandemic, we may experience a material adverse effect on our business, financial condition, results of operations or prospects. The ultimate severity of the COVID-19 outbreak is currently uncertain and therefore we cannot predict the full impact it may have on our customers and our operations; however, the effect on our business, financial condition, results of operations and prospects could be material and adverse.

Consumer discretionary spending and consumer preferences are driven by socioeconomic factors beyond our control, and our business is sensitive to reductions from time to time in consumer discretionary spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as online casino and retail or online sports betting. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases such as COVID-19, could lead to a further reduction in discretionary spending on leisure activities, such as online casino and retail or online sports betting.

We may be subject to litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, we may in the future increasingly face the risk of claims, lawsuits and other proceedings involving intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, regulatory and compliance, competition and antitrust, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed on appeal (if any), or in payments of substantial damages or fines, posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on unfavorable terms. These proceedings could also result in criminal sanctions, reputational harm, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

From time to time, we receive formal and informal inquiries from government authorities and regulators, including gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could adversely affect our business, financial condition, results of operations and prospects. Further, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business, financial condition, results of operations and prospects.

Our insurance may not provide adequate levels of coverage against claims.

We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits or be below our applicable deductible, and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on in part on our ability to obtain and maintain licenses to offer our offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our offerings, increasing our customer base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online casino and retail and online sports betting operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may have difficulty accessing the service of banks, credit card issuers and payment processing providers, which may make it difficult to provide our offerings.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing providers may be hesitant to offer banking and payment processing services to real-money gaming businesses. Consequently, the businesses involved in our industry, including ourselves, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our customers were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platform, it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges, which could result in an inability to implement our business plan.

USE OF PROCEEDS

All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

BUSINESS COMBINATION

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of Business Combination

On the Business Combination Closing Date, dMY consummated the transactions contemplated by that certain business combination agreement dated as of July 27, 2020, as amended and amended and restated, by and among RSILP, the Business Combination Sellers, the Sponsor, and the Business Combination Sellers’ Representative. Following the Business Combination Closing, the Company is organized in an Up-C structure, in which substantially all of the assets of the Company are held by RSILP, and the Company’s only assets are its equity interests in RSILP (which are held indirectly through wholly-owned subsidiaries of the Company). dMY changed its name at Business Combination Closing to “Rush Street Interactive, Inc.”

As part of the Business Combination, (i) the Business Combination Sellers retained certain of their RSILP Units and received an equal number of non-economic voting shares in the Company, (ii) RSILP is controlled by a newly formed, wholly-owned subsidiary of the Company and RSI GP and (iii) Special Limited Partner acquired the Issued RSILP Units from RSILP and certain outstanding RSILP Units from some or all of the Business Combination Sellers.

Specifically, pursuant to the Business Combination Agreement, at the time of the Business Combination Closing:

(i)	dMY, through the Special Limited Partner, contributed approximately $266.2 million of cash to RSILP (the “Contribution Amount”), representing (a) the aggregate amount held in the trust account of dMY following the redemption (the “Redemption”) of 485 shares of Class A Common Stock originally sold in dMY’s initial public offering for the aggregate amount of $4,866.97, together with interest thereon, less (b) $125 million, representing the aggregate amount of consideration paid to the Business Combination Sellers in connection with their sale to the Special Limited Partner of 12,500,000 Purchased RSILP Units (such consideration, the “Purchased RSILP Units Cash Consideration”), plus (c) $160,430,020 in proceeds from the sale of 16,043,002 shares of Class A Common Stock in the PIPE for a purchase price of $10.00 per share, plus (d) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Business Combination Closing, in exchange for (x) 32,292,517 Units (such RSILP Units issued to dMY, the “Issued RSILP Units”) and (y) certain rights under the Tax Receivable Agreement (as discussed below);

(ii)	the Business Combination Sellers transferred to the Special Limited Partner the Purchased RSILP Units for an aggregate amount equal to the Purchased RSILP Units Cash Consideration (and forfeited to dMY a corresponding number of shares of the Class V Voting Stock issued to the Business Combination Sellers as described in clause (iv) below),

(iii)	the Business Combination Sellers retained an aggregate of 160,000,000 RSILP Units (the “Retained RSILP Units”), representing the number of RSILP Units retained by the Business Combination Sellers (including 15,000,000 Earnout Interests) net of the number of Purchased RSILP Units, and

(iv)	dMY issued to RSILP 160,000,000 shares of newly issued Class V common stock, par value $0.0001 per share, of dMY (the “Class V Voting Stock”), representing the same number of Retained RSILP Units (including 15,000,000 Earnout Interests and net of the number of Purchased RSILP Units), which shares were immediately distributed by RSILP to the Business Combination Sellers.

In connection with the Business Combination Closing, pursuant to the terms and conditions of the amended and restated certificate of incorporation of dMY, dated as of February 20, 2020, which was effective immediately prior to closing, and that certain amendment (the “Amended Insider Letter”) to a letter agreement entered into on February 20, 2020 in connection with dMY’s initial public offering (the “Letter Agreement”), by and between certain then current officers and directors of dMY (including the Founder Holders), the Sponsor, dMY, RSILP and the Business Combination Sellers’ Representative, all then-outstanding shares of the Class B Common Stock were converted into shares of Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into an aggregate number of 5,750,000 shares of Class A Common Stock (the “Class B Common Stock Conversion”).

In connection with the Business Combination Closing, the Earnout Interests became subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. As of the date of this prospectus, such earnout targets have been achieved, resulting in 100% of the Earnout Interests being earned.

At the Business Combination Closing, the Special Limited Partner delivered the Contribution Amount to RSILP, (i) approximately $28.3 million of which was applied to pay transaction expenses of the parties as contemplated by the Business Combination Agreement and (ii) $125 million of which was paid to the Business Combination Sellers as the Purchased RSILP Units Cash Consideration to acquire the Purchased RSILP Units.

Beginning on the six month anniversary of the Business Combination Closing, the Business Combination Sellers will have the right to exchange Retained RSILP Units for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSILP, depending on, among other things, the availability of cash at RSILP after first considering the cash necessary at RSILP to fund RSILP’s outstanding and anticipated operating expenses, debt service costs and declared dividends (in each case, if any), license fees and expenses, tax obligations and capital for existing and continued growth in new jurisdictions, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the RSILP A&R LPA (such exchange rights, as further described in the RSILP A&R LPA, the “Exchange Rights”) pursuant to the terms and conditions of the RSILP A&R LPA. For each Retained RSILP Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

From and after the Business Combination Closing, the Controlling Holders own a majority of the Company’s outstanding common stock and, therefore, control a majority of the voting power of the Company’s outstanding common stock. Furthermore, the Controlling Holders entered into a voting agreement prior to the consummation of the Business Combination whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

Related Agreements

The Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into the Subscription Agreements, pursuant to which the PIPE investors have agreed to purchase in connection with Closing an aggregate of up to 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020. The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. If the conditions precedent to closing the Business Combination are not fulfilled or waived and the Business Combination does not close, then the PIPE Shares will not be issued. In this event, the registration statement of which this prospectus forms a part will be withdrawn by the issuer prior to the effectiveness of the registration statement.

Tax Receivable Agreement

Simultaneously with the Business Combination Closing, the Company, the Special Limited Partner, RSILP, the Business Combination Sellers and the Business Combination Sellers’ Representative entered into the Tax Receivable Agreement, which provides for, among other things, payment by the Special Limited Partner to the Business Combination Sellers of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions consummated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company may recognize a liability under the Tax Receivable Agreement of up to $495 million if all member interests are exchanged and assuming (i) the generation of sufficient future taxable income, (ii) a constant corporate tax rate of 29.94% and (iii) no material changes in tax law. The amount payable under the Tax Receivable Agreement would vary from year to year, but the Company estimates that payments would be made over the next fifteen years assuming the generation of sufficient future taxable income. We expect the cash tax savings we would realize from the utilization of deferred tax assets to fund the required payments.

Charter and Amended and Restated Bylaws of the Company

Upon the Business Combination Closing Date, the Company adopted the Charter and the A&R Bylaws to establish a structure containing Class A Common Stock, which carry such economic and voting rights as set forth in the Charter and A&R Bylaws, and Class V Voting Stock, which carry only such voting rights as set forth in the Charter and A&R Bylaws (as more fully described herein).

The Charter requires that any equity interests owned or controlled by an Unsuitable Person (as defined in the Charter) or an affiliate thereof be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

RSILP A&R LPA

At the Business Combination Closing, the Company, the Special Limited Partner, RSI GP, RSILP and the Business Combination Sellers entered into the RSILP A&R LPA which, among other things, permitted the issuance and ownership of RSILP Units as were required to be issued and owned upon the Business Combination Closing, admitted RSI GP as the general partner of RSILP, provided for the Exchange Rights, otherwise amended and restated the rights and preferences of the RSILP Units and set forth the rights and preferences of the RSILP Units, and established the ownership of the RSILP Units by the persons or entities indicated in the RSILP A&R LPA.

Tax Distributions

The RSILP A&R LPA provides quarterly tax distributions payable in accordance with the RSILP A&R LPA to the holders of RSILP Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSILP allocable to holders of RSILP Units. Generally, these tax distributions will be computed based on RSILP’s estimate of the taxable income of RSILP allocable to each holder of RSILP Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSILP Units on a pro rata basis.

Exchange of RSILP Units for Class A Common Stock

The Business Combination Sellers may, from and after the six-month anniversary of the Business Combination Closing up to four times per calendar year, exchange all or any portion of their RSILP Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSILP Units by delivering a written notice to RSILP, with a copy to the Special Limited Partner; provided that no holder of RSILP Units may exchange less than 1,000 RSILP Units in any single exchange unless exchanging all of the RSILP Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSILP A&R LPA regarding such exchanges. Notwithstanding the foregoing, the Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSILP Units surrendered for exchange, pay an amount in cash per RSILP Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSILP Unit exchanged, one share of Class V Voting Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSILP Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances, the RSI GP may limit the rights of holders of RSILP Units to exchange their RSILP Units under the RSILP A&R LPA if the RSI GP determines in good faith that such restrictions are necessary to avoid a material risk that RSILP will be classified as a “publicly traded partnership” under applicable tax laws and regulations or result in RSILP having more than 100 partners under applicable tax laws.

Limited Liability Company Agreement of RSI GP

At the Business Combination Closing, the Company and RSI GP entered into the GP LLCA, pursuant to which, among other things, the parties established a board of managers of RSI GP, which is currently comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSILP. Pursuant to the GP LLCA, each of Neil Bluhm (or one of his adult children) and Gregory Carlin are entitled to serve as a manager of the board of RSI GP until they (or their permitted transferees, successors or assigns), taken together, hold fewer equity interests of the Company and RSILP (taken together) than any other stockholder or affiliated group of stockholders. In addition, RSILP has sole discretion to appoint managers (including to fill vacancies) and remove managers, subject to receipt of requisite gaming licenses and/or approvals from gaming authorities.

Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner

At the Business Combination Closing, the Company and the Special Limited Partner amended the Special Limited Partner’s Certificate of Incorporation and Bylaws to, among other things, provide that (i) the board of directors of the Special Limited Partner are appointed by the Board and (ii) the Special Limited Partner will comply with applicable gaming laws.

Founder Holders Forfeiture Agreement

At the Business Combination Closing, the Founder Holders, the Company and the Business Combination Sellers’ Representative entered into the Founder Holders Forfeiture Agreement, pursuant to which, among other things, the Founder Holders agreed to forfeit (pro rata) for no consideration up to 1,205,937 shares of Class A Common Stock in the aggregate following the Business Combination Closing and the Company agreed to forfeit a corresponding number of RSILP Units held by the Company to the extent that the Total Measureable Cash Amount (as defined in the Founder Holders Forfeiture Agreement) did not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement). At the Business Combination Closing, the Total Measurable Cash Amount equaled at least $245,000,000, so no forfeitures occurred pursuant to the Fonder Holders Forfeiture Agreement.

Amended Insider Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders), the Sponsor, the Company, RSILP and the Business Combination Sellers’ Representative entered into the Amended Insider Letter, pursuant to which, among other things, (x) the Founder Holders agreed to waive any and all anti-dilution rights described in its then-current certificate of incorporation or otherwise with respect to the shares of Class A Common Stock (that formerly constituted shares of Class B Common Stock held by the Founder Holders) held by the Founder Holders that may be implicated by the Business Combination such that the Class B Common Stock Conversion would occur as discussed herein and (y) the Founder Holders appointed the Sponsor as their representative for purposes of the earnout provisions of the Business Combination Agreement and the transactions contemplated thereby (in each case as more fully described in the Amended Insider Letter). Upon execution of the Investor Rights Agreement, the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founding Holders, Niccolo de Masi and Harry You and imposes the lock-up period applicable to the Founder Holders as described in the Investor Rights Agreement description below.

Investor Rights Agreement

At the Business Combination Closing, the Company, Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative entered into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company and the Founder Holders terminated the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor has the right to nominate two directors to the Board and the Business Combination Business Combination Sellers’ Representative has the right to nominate the remaining directors of the Board (initially seven directors), and the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company provided the Business Combination Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Business Combination Sellers and the Sponsor, (iv) the Founder Holders and the Business Combination Sellers agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSILP Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions (including an exception for certain shares held by the Founder Holders and the Business Combination Sellers, which may be sold after 180 days following the Business Combination Closing to the extent such shares become earned in accordance with an earn-out calculation, pursuant to and in accordance with the Business Combination Agreement), and (v) the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founder Holders, Niccolo de Masi and Harry You.

Services Agreement

At the Business Combination Closing, RSILP and RSG entered into the Services Agreement, pursuant to which, among other things, RSG will provide certain specified services to RSILP for a period of two years following the Business Combination Closing Date, subject to extension and early termination, including, without limitation, services relating to legal and compliance, government relations, human resources and information technology (in each case as more fully described in the Services Agreement). As compensation for RSG’s provision of these services, during the term of the Services Agreement, RSILP reimburses RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by RSILP, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services.

Recapitalization Agreement

In connection with the execution of the Business Combination Agreement, the Business Combination Sellers, the Business Combination Sellers’ Representative and RSILP entered into the Recapitalization Agreement, pursuant to which the parties recapitalized the equity interests of RSILP effective as of immediately prior to the Business Combination Closing into a single class of common units in order to permit the issuance and ownership of the RSILP Units as contemplated to be issued and owned upon the consummation of the Business Combination.

BUSINESS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Rush Street Interactive, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of RSILP prior to the consummation of the Business Combination.

Overview

We are a leading online gaming and entertainment company that focuses primarily on online casino and online sports betting in the U.S. and Latin American markets. Our mission is to provide our customers with the most player-friendly online casino and online sports betting experience in the industry. In furtherance of this mission, we strive to create an online community for our players where we are transparent and honest, treat our players fairly, show them that we value their time and loyalty, and listen to feedback. We also endeavor to implement industry leading responsible gaming practices and provide them with a cutting-edge online gaming platform and exciting, personalized offerings that will enhance their user experience.

We provide our customers an array of leading gaming offerings such as real-money online casino, online sports betting, and retail sports betting (i.e., sports betting services provided to bricks-and-mortar casinos), as well as social gaming, which involves free-to-play games that use virtual credits that can be earned or purchased. We launched our first social gaming website in 2015 and began accepting real-money bets in the United States in 2016. Currently, we offer a combination of real-money online casino, online sports betting and retail sports betting in ten U.S. states as outlined in the table below.

U.S. State	Online Casino	Online Sports Betting	Retail Sports Betting
Colorado		✓
Illinois		✓	✓
Indiana		✓	✓
Iowa		✓
Michigan	✓	✓	✓
Pennsylvania	✓	✓	✓
New Jersey	✓	✓
New York			✓
Virginia		✓
West Virginia	✓

In 2018, we also became the first U.S.-based online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino and sports betting nationally.

Our real-money online casino and online sports betting offerings are provided under our BetRivers.com and PlaySugarHouse.com brands in the United States and under our RushBet.co brand in Colombia. We operate and/or support retail sports betting for our bricks-and-mortar casino partners primarily under their respective brands. Many of our social gaming offerings are marketed under our partners’ brands, although we also offer social gaming under our own brands as well. Our decision about what brand or brands to use is market-specific and partner-specific, and is based on brand awareness, market research and marketing efficiency.

Our proprietary online gaming platform is the foundation of our digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting and regulatory compliance end-to-end solution that powers our operations with respect to our online offerings. It incorporates multiple sophisticated technologies and provides a central back-office function to manage player accounts, payments, risk, a wide range of proprietary bonusing and loyalty programs and features, while ensuring that we can deliver a seamless experience for both players and gaming operators. Our technology platform is flexible and supports both real-money online offerings and social gaming on a single code base.

In 2014, we acquired the source code that served as the starting point for our online gaming platform, and since then we have continued to develop, improve and support it with a talented in-house product development team. We began offering online casino in the United States using this platform in September 2016. Following the lifting of the federal restrictions on sports betting in May 2018 as a result of the U.S. Supreme Court’s repeal of the Profession and Amateur Sports Protection Act of 1992 (“PASPA”), we began offering online sports betting using the same proprietary online gaming platform with the same emphasis on player-friendly features.

Experienced gaming operators Neil Bluhm, Greg Carlin and Richard Schwartz founded RSILP, which is now an indirect subsidiary the Company, with the goal of offering real-money online gaming products in legal and regulated markets with a particular focus on the emerging U.S. markets. Prior to the Business Combination, our founders had invested approximately $50 million into RSILP. This capital was primarily used to fund the development of our proprietary online gaming platform and offerings, recruit and grow an experienced team, and expand into new geographic and product markets.

Our Business and Operating Models

We enter new markets by leveraging our proprietary online gaming platform and our ability to provide either a full-suite service model or a customized solution to fit a specific situation. Our business model is designed to be nimble, innovative and customer-centric. By leveraging our dynamic proprietary online gaming platform, we aspire to be “first to market” where real-money online gaming has been newly legalized and where our management determines that it is desirable to enter such market.

Our principal offerings are our real-money online casino and online sports betting products. These products can be launched under one of our existing brands or customized to be incorporated into a local or third-party brand. We also provide a variety of retail sports betting solutions to service land-based casino partners and leverage our social gaming offerings to increase customer engagement and build online databases in key markets both before and after legalization and regulation.

We currently generate revenue through two operating models: (i) business-to-consumer (“B2C”) and (ii) business-to-business (“B2B”). Through our B2C operations, we offer online casino, online sports betting and social gaming directly to the end customer through our websites or apps. B2C is our primary operating model, contributing more than 99% of our total revenue for the years ended December 31, 2020 and 2019, and we expect that it will continue to be our primary operating model into the future. We believe this is a flexible operating model that permits us to customize our operating structure based on applicable gaming regulations, market demands and, as applicable, our land-based partner’s operations. Through our B2B operations, we offer retail sports betting services to land-based businesses, such as bricks-and-mortar casinos, in exchange for a monthly commission.

Often in advance of markets legalizing online gaming, we build relationships with local bricks-and-mortar casino operators and other potential land-based partners who are looking for online gaming and sports betting partners. In most U.S. jurisdictions, the applicable gaming regulations require online gaming operators that offer real-money offerings to operate under the gaming license of, or partner with, a land-based operator such as a bricks-and-mortar casino. Consequently, we leverage our relationships with bricks-and-mortar casinos and vendors in the gaming industry to find high-quality and reliable partners for online gaming collaboration. Upon securing a partner for access to a specific market (if required or desirable) and before we launch operations in that market, we customize our online gaming platform to the laws and regulations of the jurisdiction. Then, upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage our partner’s database when applicable. We continuously refine our offerings and marketing strategies based on data collected from each market.

To attract, engage, retain and/or reactivate customers, we offer a loyalty program that rewards players in exciting, fair and transparent ways. We recognize and reward player loyalty by, among other things, ensuring that there are exciting benefits at each of the player loyalty levels we currently offer. Each of our online gaming customers is a member of our customer loyalty program. We grant bonus store points to our customers based upon completed bets. Once earned, such points can be redeemed to unlock bonus incentives and to play our proprietary bonus games, providing further opportunities to win prizes and bonus dollars. Customers also have the option to “bank” awarded bonuses in our proprietary “bonus bank”, which they can draw from whenever they wish under our industry-leading 1x wager playthrough requirement, meaning that they may only place one bet with the bonus dollars before cashing out any winnings. Based on research and player feedback, we attempt to address player concerns about the general lack of transparency in the industry around awarding, redeeming and tracking bonuses by enabling players to easily track their loyalty and bonus progressions and giving players control over when and how to redeem their rewards.

Although we strive to be a first-mover in most new markets, and we have been a first-mover in many markets, we have also achieved success when we were not the first to enter a market. For example, we entered the New Jersey online casino market approximately three years after that market opened and there were already numerous competitors in the market at that time. Less than three years after beginning operations in New Jersey, we were the #4 online casino brand in New Jersey based on revenue, out of 19 total operators in the market at that time, according to the Eilers & Krejcik Gaming (“EKG”) United States Online Casino Tracker for April 2019.

We believe our success in New Jersey is also noteworthy because we compete with many other companies that have affiliated land-based casinos in the state. Neither us nor RSG, an affiliated land-based casino operator, operate a bricks-and-mortar casino in New Jersey. Thus, we believe our performance in New Jersey demonstrates that we can be successful in entering competitive markets even without the benefit of an affiliated bricks-and-mortar casino presence.

Competitive Strengths

As we continue to expand in existing and new jurisdictions, we believe we are well-positioned to maintain and build upon our accomplishments by virtue of our competitive strengths:

Proprietary Online Gaming Platform. Owning a proprietary online gaming platform has allowed us to innovate quickly and introduce numerous unique, player-friendly features. We believe these features have helped increase conversion rates from registrations to first-time depositors, improve customer engagement and retention and increase customer spending. Further, we can update our online gaming platform at a rate that we believe is among the fastest in the industry. As the U.S. online gaming industry develops, our online gaming platform should help us better cater to the evolving needs of our current and potential customers and partners. In the long run, we believe our online gaming platform will lead to reduced costs and improved revenue per customer relative to our peers, many of which license their online platforms from third parties.

Unique and Diversified Product Offering. We have prioritized the customization of our offerings, bonusing of our customers and optimization of our platform. For example, we have developed some of our own online casino games, which are higher margin for us than those licensed from third parties. We have also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports betting customers alike. Our omni-channel platform provides a vast amount of functionality such as location-based decisioning, unified conditional bonusing, gamified award scenarios, player dashboards (online and at retail), promotional games, real-time awards and promotion management, sophisticated reporting and responsible gaming features, among others.

Market Access and Speed to Market. We currently operate online casino and/or online sports betting in eight states (Colorado, Illinois, Indiana, Iowa, Michigan, New Jersey, Pennsylvania and Virginia) with an aggregate population of approximately 68.7 million people. In addition, we have currently secured potential market access to New York, Ohio, Maryland, Missouri and if certain conditions are met, Texas, in each case subject to certain legislative and/or regulatory developments or approvals, which have an aggregate population of approximately 73.0 million people. We have a proven ability to quickly enter markets as they are regulated. For instance, in the last 24 months, we have been “first to market” or among the “first to market” where multiple operators were granted approval to launch at the same time, in Colorado, Illinois, Indiana, Michigan and Pennsylvania for online sports betting and in New York and Illinois for retail sports betting.

Flexible Business Model. We believe we are well positioned to serve newly regulated jurisdictions regardless of the form of their regulations. Our flexible business model enables us to function as a B2C operator or a B2B supplier or joint venturer, depending on market conditions, applicable laws and regulations, and the needs of our partners. This flexibility should allow us to have a core advantage in securing market access and help us address the largest potential total addressable market (“TAM”).

Large TAM with International Opportunity. We believe our TAM is larger than most U.S.-only operators because of our international real-money online gaming and betting operations in Colombia as well as our flexible business model as described directly above. We believe this experience will help us enter other regulated Latin American markets and beyond.

Broad Demographic Appeal of our Brands & Products. We also believe that our brands, offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 53-47 female/male split in our active U.S. online casino-only players during the twelve-month period ended March 31, 2021. We believe that while many sports-centric brands appeal more to male customers, our brands and offerings (especially our slot machine game play experience) appeal strongly to female customers – an important demographic for high-value offerings such as online slot machine games.

Compelling Unit Economics. Based on our performance to date across the U.S. market, we believe that we can achieve industry-leading lifetime value to customer acquisition cost ratios. As more markets mature, we continue to see more cohort data telling the same story as what we have seen in New Jersey, our most mature U.S. market. When we include all states where we currently operate, as measured by net revenue, we are seeing average payback on marketing spend in about six months, and as shown in the table below, we have generated in excess of five times the advertising costs to acquire those same customers in those customers’ first three years after becoming active on our platform. We believe this rapid return on advertising spending is a result of our expertise in strategically targeting, acquiring, engaging and retaining the right customers.

Lifetime Value / Customer Acquisition Cost in across U.S. jurisdictions where we operate

Source: Company management estimates. Data represents cumulative net revenue divided by customer acquisition costs. Data represents all player cohorts that signed up since January 2017.

Seasoned Executive Team. Our executive team has significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech and the Kindred Group. Our President Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining the Company, which we believe has been instrumental in helping capture U.S. market share. Our Chairman Neil Bluhm and our CEO Greg Carlin each have a proven track record of developing world-class land-based casinos, and Mr. Bluhm has developed numerous successful real estate projects.

Social Gaming Platform. We offer social gaming on the same proprietary online gaming platform as our real-money offerings, which allows us to build customer databases in jurisdictions where real-money gaming is not yet regulated or legal. Having both of these products on the same platform allows us to invest in markets before real-money gaming has launched. We believe our social gaming offering strengthens brand awareness and engagement from existing players, helps to acquire new players and drives increased visitation to our partners’ bricks-and-mortar properties.

Growth Strategies

As we continue to invest in our core competitive advantages and improve the user experience for our customers, we believe we will remain well positioned to expand upon our existing leadership position in the online casino and online sports betting industries. We have established several key areas of strategic focus that will guide the way we consider our future growth:

Access new geographies. With our experience in regulated gaming jurisdictions in the United States and Latin America, we are prepared to enter new jurisdictions as online casino and sports betting are authorized. Whether we enter a new jurisdiction as an online operator marketing directly to end users or on behalf of our land-based partner (B2C), as a platform provider to a third-party (B2B), or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for legal online casino and sports betting where we believe conditions enable us to earn a strong return on our invested capital.

Leverage existing customer-level economics to increase marketing spending. Since January 2017, we have generated approximately 5.6 times the lifetime revenue per the acquisition cost to acquire those same players in the U.S. jurisdictions where we operate. We may see opportunities to leverage those attractive economics to increase marketing spending in the United States and other jurisdictions on a strategic basis and where we project acquiring incremental players will generate revenue that exceed our internal targets.

Continue to invest in our offerings and our platform. We have established a set of competencies that we believe position us at the forefront of the evolving online casino and online sports industry. We will continue iterating on our core user experiences while reinforcing the data-driven, marketing and technological infrastructure that allows us to continue to scale our offerings. We plan to continue to invest in our customers and our offerings as we remain driven to keep customers engaged while expanding the capabilities of our platform that will enable us to rapidly reach new jurisdictions and attract new customers.

Continue to invest in personnel. In furtherance of accessing new jurisdictions, we have been and plan to continue to grow our operational, technology and corporate services teams to broaden product development capabilities, innovation and efficiency, reduce reliance on third parties and scale digital user capabilities.

Acquisitions. On a targeted basis, we will seek out acquisition targets that enable us to accelerate our technology plans, obtain exclusive content, expand our customer reach or add efficiencies that potentially bring third-party costs in-house.

Human Capital Resources

We strongly believe that our people are a key reason for our success. As such, we focus heavily on our people, starting with the recruiting process to ensure we are hiring the right people who have a desirable skillset while enhancing our corporate culture. Once hired, we strive to empower our people and encourage creativity, collaboration and entrepreneurship. We provide, among other things, on-the-job training to support the development and advancement of our employees. Our corporate culture focuses heavily on valuing employees and enabling them to grow, succeed and take on roles and projects that utilize their strengths. Recognizing our people’s accomplishments, both professionally and personally, is also crucial to our corporate culture. Furthermore, we believe that developing a diverse, inclusive and safe workplace for our people will enable our people to be more productive and ultimately will result in our long-term success.

We have built a team of talented industry professionals, primarily focused on technology and operations, who are supported by a highly experienced senior management team with significant experience in the online and land-based gaming industries. We believe our corporate culture combined with our growth and success has created very high rates of employee retention.

As of May 18, 2021, we had a global workforce of approximately 283 employees and contractors, with approximately 40% of our people working in technical roles. Approximately 49% of our people are based in the United States with the remaining 51% being based elsewhere in the world, including Canada, Colombia, Estonia and Mexico.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

We offer real-money online casino, online sports betting and/or retail sports betting in ten U.S. states and Colombia. We also provide social gaming, where players are given virtual credits to enjoy free-to-play games.

Our revenue is predominantly generated from our U.S. operations with the remaining revenue being generated from our Colombian operations. See Note 2 to our audited consolidated financial statements, included elsewhere in this Prospectus. We generate revenue primarily through the following offerings.

Online Casino

Online casino offerings typically include the full suite of games available in bricks-and-mortar casinos, such as table games (i.e., blackjack and roulette) and slot machines. For these offerings, we function similarly to bricks-and-mortar casinos, generating revenue through hold, or gross winnings, as players play against the house. Like bricks-and-mortar casinos, there is volatility with online casino, but as the volume of bets placed increases, the revenue retained from bets placed becomes easier to predict. Our experience has been that online casino revenue is less volatile than online sports betting revenue.

Our online casino offering consists of licensed content from leading suppliers, customized third-party games and a small number of proprietary games that we developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, where the supplier generally receives a percentage of the net gaming revenue generated from the casino games played on our platform. In exchange, we receive a limited license to offer the games on our platform to players in jurisdictions where use is approved by the regulatory authorities. We pay much lower fees on revenue generated through our self-developed casino games such as our multi-bet blackjack (with side bets: 21+3, Lucky Ladies, Lucky Lucky) and our single-deck blackjack, which primarily relate to hosting/remote gaming server fees and certain intellectual property license fees.

Online casino revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in the progressive jackpot reserve.

Online Sports Betting

Online sports betting involves a user placing a bet on the outcome of a sporting event, or a series of sporting events, with the chance to win a pre-determined amount, often referred to as fixed odds. Online sports betting revenue is generated by setting odds such that there is a built-in theoretical margin in each sports bet offered to its customers. While sporting event outcomes may result in revenue volatility, we believe that we can achieve a long-term betting win margin. In addition to traditional fixed-odds betting, we also offer other sports betting products including in-game betting and multi-sport parlay betting. We have also incorporated live streaming of certain sporting events into our online sports betting offering.

Integrated into our online sports betting platform is a third-party risk and trading platform currently provided by certain subsidiaries of Kambi Group plc.

Online sports revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in unsettled sports bets.

Retail Sports Betting

We provide retail sports services to land-based casinos in exchange for a monthly commission that is calculated based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook (i.e., within a bricks-and-mortar casino), technical support for the casino’s customers, risk management, advertising and promotion, and support for third-party sports betting equipment.

In addition, certain relationships with business partners provide us the ability to operate the retail sportsbook at the land-based partner’s facility. In this scenario, revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players.

Social Gaming

We provide social gaming where players are given virtual credits to enjoy free-to-play games. Players who exhaust their credits can either purchase additional virtual credits from the virtual cashier or wait until their virtual credits are replenished for free. Virtual credits have no independent monetary value and can only be used within our social gaming platform.

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation; generating revenues; and increasing engagement and visitation to our bricks-and-mortar casino partner properties. Our social gaming products are a marketing tool that keeps the applicable brands at the top of our players’ minds and engages with players through another channel while providing the entertainment value that players seek. We also leverage our social gaming products to cross-sell to our real-money offerings in jurisdictions where real-money gaming is authorized.

We recognize deferred revenue when players purchase virtual credits and revenue when those credits are redeemed. We pay a percentage of the social gaming revenue derived from the sale and redemption of the virtual credits to content suppliers as well as to our land-based partners.

Costs and Expenses

Costs of Revenue. Costs of revenue consist primarily of (i) revenue share and market access fees, (ii) platform and content fees, (iii) gaming taxes, (iv) payment processing fees and chargebacks and (v) salaries, benefits and share-based compensation for dedicated personnel. These costs are variable in nature and should correlate with the change in revenue. Revenue share and market access fees consist primarily of amounts paid to local land-based operators that hold the applicable gaming license, providing us the ability to offer our real-money online offerings in the respective jurisdictions. Our platform and content fees are primarily driven by costs associated with third-party casino content, sports betting trading services and certain elements of our platform technology, such as geolocation and know-your-customer. Gaming taxes primarily relate to state taxes and are determined on a jurisdiction-by-jurisdiction basis. We incur payment processing costs on player deposits and occasionally chargebacks (i.e., when a payment processor contractually disallows customer deposits in the normal course of business).

Advertising and Promotions Costs. Advertising and promotion costs consist primarily of costs associated with marketing the product via different channels, promotional activities and the related costs incurred to acquire new customers. These costs include salaries, benefits and share-based compensation for dedicated personnel and are expensed as incurred.

Our ability to effectively market is critical to our success. Using dynamic learnings and analytics, we leverage marketing to acquire, convert, retain and re-engage customers. We use earned media and paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers. Further, we continuously optimize our marketing spend using data collected from our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of customers across various product offerings.

With respect to paid marketing, we use a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid search, and other digital channels. We also use other forms of marketing and outreach, such as our social media channels, first-party websites, media interviews and other media spots and organic searches. These efforts are primarily concentrated within the specific jurisdictions where we operate or intend to operate. We believe there is significant benefit to having a flexible approach to advertising spending as we can quickly redirect our advertising spending based on dynamic testing of which advertising methods and channels are working and which ones are not.

General Administration and Other. General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expense, professional fees related to legal, compliance, audit and consulting services, rent and insurance costs.

Depreciation and Amortization. Depreciation and amortization expense consists of depreciation on our property and equipment and amortization of market access licenses, gaming jurisdictional licenses and internally developed software over their useful lives. See Notes 2, 5 and 6 to our audited consolidated financial statements, included elsewhere in this Prospectus.

Distribution

We distribute our offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store and Google Play store.

B2C Market Access. We have developed proprietary technology, product offerings and partnerships to create a sustainable advantage in the online casino and sports betting industry. Strategic multi-year arrangements with land-based partners such as bricks-and-mortar casinos or Native American tribes enable us to make our offerings available to players in certain jurisdictions using a B2C operating model. Currently, we have the following arrangements in place where legislation or regulations require us to enter the market through a relationship with a land-based partner or we have otherwise determined that entering into such an arrangement is desirable:

•	An agreement with Golden Nugget Atlantic City Casino, which enables us to operate online casino in New Jersey;

•	An agreement with Monmouth Racetrack, which enables us to operate online sports betting in New Jersey;

•	An agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia), which enables us to operate online casino and online sports betting throughout Pennsylvania;

•	An agreement with Rivers Casino Pittsburgh, which enables us to operate online casino under the Rivers Casino Philadelphia license, and online sports betting throughout Pennsylvania;

•	We expect to memorialize in writing our existing agreement with Rivers Casino Des Plaines, which will enable us to continue operating online sports betting in Illinois and online casino if authorized in Illinois (we have been operating online sports betting under the Rivers Casino Des Plaines gaming license under that agreement);

•	An agreement with French Lick Resort, which enables us to operate online and retail sports betting in Indiana and online casino if authorized in Indiana;

•	An agreement with Wild Rose Casino & Resort, which enables us to operate online sports betting in Iowa and online casino if authorized in Iowa;

•	An agreement with J.P. McGill’s Hotel & Casino, which enables us to operate online sports betting in Colorado;

•	An agreement with the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians, which enables us to operate online and sports betting and online casino in Michigan;

•	An agreement with Rivers Casino & Resort Schenectady, which enables us to offer online sports betting and online casino if either or both of those activities are authorized in New York;

•	An agreement with Rivers Casino Portsmouth, which enables us to operate online sports betting in Virginia and online casino if authorized in Virginia;

•	An agreement with Mountaineer Casino, Racetrack & Resort, which enables us to offer online casino in West Virginia;

•	An agreement with Penn National Gaming, Inc. (NASDAQ: PENN), which enables us to offer online sports betting and online casino, in each case if two or more skins are authorized in Ohio, Maryland and Missouri, and depending on certain conditions being met, Texas; and

•	An agreement with Coushatta Casino Resort, a gaming enterprise owned and operated by the Coushatta Tribe of Louisiana, to offer Coushatta Casino Resort-branded free-to-play social casino services.

B2B Distribution. We also have relationships with the following partners through a B2B operating model:

•	An agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia) for us to provide retail sports betting services at Rivers Casino in Philadelphia;

•	An agreement with Rivers Casino Pittsburgh for us to provide retail sports betting services at Rivers Casino in Pittsburgh;

•	An agreement with Rivers Casino & Resort Schenectady for us to provide retail sports betting services at Rivers Casino & Resort Schenectady in New York;

•	An agreement with Rivers Casino Des Plaines for us to provide retail sports betting services at Rivers Casino Des Plaines in Illinois;

•	An agreement with the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians to provide retail sports betting services at their Little River casino in Michigan; and

•	An agreement with Rivers Casino Portsmouth to provide retail sports betting services at the yet-to-be-developed Rivers Portsmouth Casino in Virginia.

Our Development Team

Our development team is led by our Chief Information Officer, Einar Roosileht, and consists of a set of cross functional product development teams comprised of talented individuals with expertise in system architecture, client and server-side product engineering, database architecture, product, engineering and project management, website and native app design and development, security and technical support. Consistent with our overall corporate strategy, the team constantly aims to innovate and differentiate our online offerings.

Proprietary Online Gaming Platform

Our proprietary online gaming platform has been developed and is operated by a seasoned team with global online gaming experience operating across product categories, with particular expertise in the two largest online/mobile product categories: casino and sports betting. We believe our online gaming platform and technology stack give us the ability and flexibility to provide a personalized, data-driven player journey. The ability to customize the playing experience for each player is a key feature of our online gaming platform. We achieve player personalization by analyzing player history and transactions, and offering customized promotions and real-time, betting-driven bonusing.

As demonstrated in the picture below, in addition to developing a robust online gaming platform, we have developed and are continuing to improve proprietary modules for our online casino and sports betting product verticals in order to offer unique and differentiated experience to our customers. Such modules include both frontend and backend components and flexible management tools, which our operations teams use to customize experiences for different player segments. Content for both online casino games and sports betting offers primarily comes from integrated third parties. In addition to developing proprietary technology, as a vertically integrated technology company we operate our own products and platform, with our customer service and marketing operations teams leveraging powerful existing analytics solutions, which are a part of our online gaming platform.

We can develop and implement new features in real-time, which we believe enhances the customer experience and increases customer retention. By owning our own online gaming platform, we can more easily improve and customize the player experience and incorporate key aspects of our operational services into our offerings:

•	Payments & Risk Management

•	Regulatory Online Reporting & Accounting / Online Gaming Compliance

•	Website Management / Games Management / Live Tech Ops / Security

•	Online Affiliate Management & Tracking

•	Retention / CRM / Business Intelligence & Analytics

•	Customer Service

In addition, owning our online gaming platform enables us to prioritize speed to market for new offerings while providing an engaging and unique user experience. Since 2016, we have leveraged our platform to expand our real-money operations and launch in new markets. Additionally, we were the first company to launch (or among the first to launch if multiple operators launched on the same day) online or retail sports betting in several of the markets in which we operate, which we believe has allowed us to acquire customers at a lower cost than we could have if launching in a more mature market.

Our Industry and Opportunity

We currently operate within the online gaming and entertainment industry. The global gaming industry includes a wide array of products such as lotteries, bingo, slot machines, casino games and sports betting, across land-based and online platforms. The industry has various operators and stakeholders across the private and public sectors, including traditional bricks-and-mortar casinos, state-run lottery operators, Native American tribes, legacy online gaming operators, racetracks/racinos/video lottery terminals, gaming content providers, gaming regulators, gaming technology companies and payment processors.

Recently, online gaming has seen outsized growth and increased penetration. Per EKG, regulated online gaming grew in Europe, the most mature online gaming market in the world, at an annual rate of 11% from 2018 to 2019, and according to the European Gaming & Betting Association (the “EGBA”), Europe’s online gambling revenue is expected to increase by 7% from 2019 to 2020, despite cancellations and postponements of major European sports in 2020. The EGBA also projects a 7% growth rate through 2025 in European online gaming revenue.

We believe the following trends are potential drivers of growth in this industry:

•	New jurisdictions in the United States and internationally authorizing and/or privatizing their online casino and online sports betting industries; and

•	Increased consumer adoption of digital and online activities, including casino and sports betting. While many other large U.S. industries (i.e., banks, retail stores, movies, etc.) digitalized over a decade ago, the U.S. gaming industry has just started to do so more recently.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens generally have disposable income to spend on entertainment and gaming. For example, the U.K., Denmark, France, Spain, Italy, Ireland, Denmark, Poland, Sweden and Switzerland have legalized and regulated online casino and online sports betting. In addition, several U.S. states, Mexico, certain jurisdictions in Argentina and Colombia have introduced regulated sports betting in recent years. Canada has also introduced legislation to allow single-game sports betting where to date, sports betting has been limited to parlay cards. All these countries are in the “high income” income group according to the World Bank. We expect this trend to continue into the future, most notably in the United States.

U.S. Gaming Industry

We see tremendous opportunity in the U.S. online gaming market. As U.S. jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, the UK Gambling Commission (“UKGC”) reported that approximately 40% of the U.K.’s gross gaming revenue during the period April 2019 to March 2020 (a period that was largely unaffected by the impacts of the COVID-19 pandemic) came from online gaming. To put that U.K. figure into context, Pennsylvania, which launched online casino and sports betting in H1 2019, generated a combined $1.71 billion in taxable revenue from land-based casino, online casino and online sports betting revenue in H2 2019 (a period largely unaffected by the impacts of the COVID-19 pandemic) according to data from the Pennsylvania Gaming Control Board. Of this amount, only approximately 4.5% came from online casino and online sports betting. During H2 2020, when the United States was experiencing many of the effects of the COVID-19 pandemic, including stay-at-home orders, shutdowns of bricks-and-mortar businesses and cancellations of sporting events, Pennsylvania generated a combined $1.62 billion in taxable revenue from land-based casino, online casino and online sports betting according to Pennsylvania Gaming Control Board. Of this amount, 29.3% came from online casino and online sports betting. Although the United States has a much more significant land-based casino industry than the U.K., we believe these statistics show the future opportunity for online gaming in the United States.

U.S. Online Casino

Currently, online casino is authorized in fewer states than sports betting. As of the date hereof, online casino is authorized only in six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino outside of physical casinos in Nevada). We believe there is great potential for revenue growth as new markets open in the United States. For example, the mature land-based U.S. casino industry is sizable, with estimated combined revenues in 2019 for U.S. land-based commercial and tribal casinos of approximately $78.2 billion based on data from the National Indian Gaming Commission in Washington D.C. and the American Gaming Association.

In the latter half of 2013, New Jersey became the first U.S. state to legally permit online casino. That market got off to a slow start; however, online casino revenue in New Jersey has risen steadily over the last several years. Notably, online casino revenue was not negatively impacted when New Jersey began permitting online sports betting in 2018. Online casino revenue from slot machines and table games in New Jersey grew from $277.3 million in 2018 to $461.8 million in 2019 according to the New Jersey Division of Gaming Enforcement. Furthermore, land-based casino revenue in New Jersey grew during that same period from $2.51 billion in 2018 to $2.69 billion in 2019 according to the New Jersey Division of Gaming Enforcement, showing that land-based casino revenue can grow at the same time that online casino revenue grows. This fact may serve as a catalyst for lawmakers in other states with land-based casinos to consider authorizing online casino.

In New Jersey in 2020, online casino revenue continued to increase to $931.6 million while revenues from land-based casinos decreased to $1.51 billion. We believe this trend in online and land-based casino revenues for New Jersey from 2019 to 2020 is not indicative of the expected longer-term trend of continued online and land-based casino revenue growth because of the impacts of COVID-19 in 2020, which likely resulted in decreased revenue for land-based casinos and increased revenue for online casinos because of, among other things, stay-at-home orders and shutdowns of brick-and-mortar casinos.

We believe that more states have and will consider authorizing online casino for the following reasons, among others:

•	We believe that COVID-19 has resulted in increased expenses and/or reduced tax revenue in many states, increasing the need for new sources of tax revenue.

•	In states that have land-based casinos, COVID-19 caused temporary casino closures, which reduced tax revenue.

•	We believe that COVID-19 has caused increased general consumer adoption of digital activity, including online gaming.

•	Online casino generated more tax revenue compared to online sports betting in New Jersey and Pennsylvania in 2020, meaning authorizing online sports betting alone may not optimize tax revenue.

•	Land-based casino revenue grew as online casino revenue grew in New Jersey from 2018 to 2019, demonstrating that land-based casino revenue can grow with online casino revenue.

•	We believe that the land-based casino industry, an important stakeholder in many states, generally has shown a wider acceptance of online casino.

Both Pennsylvania and New Jersey were experiencing online casino taxable revenue growth prior to COVID-19; however, that growth accelerated in March 2020 into Q4 2020. The charts below highlight the growth of online slot and table games taxable revenue in New Jersey and Pennsylvania since Q4 2019:

Pennsylvania Online Slot and Table Taxable Revenue ($ in millions)

Source: Pennsylvania Gaming Control Board

New Jersey Online Slot and Table Gross Revenue ($ in millions)

Source: New Jersey Division of Gaming Enforcement

U.S. Sports Betting

On May 14, 2018, the U.S. Supreme Court ruled that PASPA – a nationwide ban of sports betting – was unconstitutional, thus allowing states (beyond the few states that were grandfathered into PASPA by virtue of authorizing sports betting prior to PASPA) to enact their own sports betting laws. Since the U.S. Supreme Court’s decision, as of the date hereof, 22 U.S. jurisdictions have legalized sports betting. Of those jurisdictions, 15 jurisdictions have authorized statewide online sports betting while seven remain retail-only at casinos or retail locations.

According to EKG, the United States generated approximately $1.15 billion in online sports betting revenue in 2020, despite the impacts of COVID-19 and the cancellations, postponement, shortening or rescheduling of sporting events and seasons. While the overall industry is still nascent, growth to date has been strong. For example, December 2020 online sports betting revenue in New Jersey, the first state to regulate sports betting after PASPA was struck down, and Pennsylvania grew 130% and 292% year-over-year, respectively, according to data from the New Jersey Division of Gaming Enforcement and the Pennsylvania Gaming Control Board.

U.S. Sports Betting Policy Landscape

Source: EKG United States Sports Betting Policy Monitor – Released May 2021

We believe the U.S. sports betting market still has significant opportunity for growth. Approximately 30% of the United States currently has access to online sports betting, per EKG. This fact is significant when one considers that according to the New Jersey Division of Gaming Enforcement, more than 80% of New Jersey sports betting revenue in February 2020, the last month not significantly impacted by the effects of COVID-19 (such as mandatory stay-in-place and closure orders), came via online betting. Populous states such as California, Florida, New York and Texas have not yet legalized online sports betting. We believe the sports betting industry will grow significantly over the next several years as more states authorize sports betting and as current operating markets mature.

Share of Total Monthly Sports Betting Handle (March 2021)

Source: EKG United States Sports Betting Market Monitor – Released May 2021

New Jersey and Pennsylvania, two states that offer online sports betting, accounted for approximately 31% of all U.S. sports betting handle in March 2021 according to EKG. In states that permit online and retail sports betting, online sports betting handle is generally higher than retail handle; however, some states have legalized retail sports betting only (e.g., New York and Arkansas) while other states have legalized restricted forms of online sports betting (e.g., in-person registration required in Nevada and for a period of time in Iowa, Illinois and Rhode Island). As more states legalize and reduce restrictions around online sports betting, we expect that New Jersey and Pennsylvania will hold less dominant positions across the United States.

United States Online Gaming: Estimating the Total Addressable Industry Size

If every U.S. state was to legalize online casino, based on state level projections from EKG, it is projected that the U.S. market would generate approximately $20 billion in revenue. Similarly, if every U.S. state was to legalize online sports betting, based on state level projections from EKG, it is projected that the U.S. market would generate approximately $15 billion in revenue.

Latin America Gaming Industry

Latin America is another area of focus for us. Since 2018, we have been operating online gaming in Colombia, a country with a population of approximately 50 million. We believe this experience will enable us to expand further in Latin America and other countries as more markets become regulated. Online gaming is also authorized in Mexico and Brazil, which have populations of approximately 128.9 million and 212.6 million, respectively. Both Mexico and Brazil still have relatively low internet penetration, with 70% and 67%, respectively, of the population having internet access compared to 87% in the United States and 93% in the U.K., so the expansion of internet penetration in these countries would allow us to grow our revenues from online gaming there to the extent we make our offerings available in those countries.

The highest populated country in Latin America, Brazil, legalized sports betting in December 2018. While the government has been creating a regulatory framework since then, Brazil recently moved to “privatize” its impending sports betting market in response to the COVID-19 pandemic. By including sports betting in its Council of Investment Partnerships Program (IPP), Brazil will allow potential operators to bid on a limited number of sports betting licenses instead of the previous plan that called for an “unlimited” number of operators and tax revenue dispensed to the government. We believe given our experience and success in neighboring Colombia, we will be well-qualified to obtain a sports betting license in Brazil.

Competition

We operate in the global gaming and entertainment industry. Therefore, we generally view any type of discretionary leisure and entertainment provider to be a competitor with respect to our customers’ time and share of wallet. Specifically, in the online casino and sports betting space in the United States (our primary market), our competitors come from two main groups – (i) established online-first companies and (ii) bricks-and-mortar casino and similar gaming establishments. Established online-first companies in the U.S. market include companies such as Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), DraftKings, 888, Roar Digital (through its BetMGM brand and partnership with GVC), Bet365, Betfred and PointsBet, among others. Additionally, we expect competition from U.S. casinos such as Penn National Gaming through its Barstool brand, Golden Nugget Online Gaming, Hard Rock through its Hard Rock Digital brand, Caesars Entertainment through its partnership with William Hill, and Churchill Downs Incorporated. In addition, theScore, Circa Sports and Smarkets have recently entered the U.S. market.

We compete on a number of factors across our B2C offerings. These include, without limitation, our front-end online gaming platform, our back-end infrastructure, our ability to retain and monetize existing customers, re-engage prior customers and attract new customers, and our regulatory access and compliance experience.

In the B2B space, primarily in the retail sportsbook market, our competitors for include, without limitation, SBTech, US Bookmaking, International Gaming Technology (IGT), Kambi, Playtech and Scientific Games. We compete primarily on the quality and breadth of our technology solutions and support services.

Intellectual Property

Our business relies significantly on the creation, authorship, development, use and protection of intellectual property. This intellectual property consists of, for example, software code, proprietary technology, trademarks, domain names, copyrights, patents and trade secrets that we use to develop and provide our offerings and related services, as well as online betting and gaming content (both proprietary and licensed) and proprietary data acquired from our customers’ use of our offerings and related services.

We own the copyrights in the software code we author. From time to time, we may seek patent protection covering inventions we conceive and pursue the registration of our domain names, trademarks and service marks in the United States and in certain foreign jurisdictions.

We rely on common law rights or contractual restrictions to protect certain of our intellectual property rights, and we control access to our software source code and other trade secrets by entering into confidentiality and intellectual property assignment agreements with our employees and contractors and confidentiality agreements with third parties that have access to our software source code or trade secrets. From time to time, we may assert our rights in our intellectual property as appropriate or desirable against third parties who may be infringing such rights.

Some of the intellectual property we use is owned by third parties, and we have entered into licenses and other agreements with applicable third parties to obtain rights to use such intellectual property. Although we believe we have sufficient rights under such agreements for the intended operation of our business, such agreements often restrict our use of the third parties’ intellectual property and limit such use to specific time periods.

Pursuant to the Business Combination Agreement, RSG and its affiliates assigned to us several of the trademarks and domain names that we use in connection with our business, and we granted to RSG and its affiliates a perpetual, royalty-free license to use certain of these trademarks and domain names in certain fields of use. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license precludes our use of certain trademarks and domain names in the exclusive fields of use.

Third parties in the sports betting, online gaming and casino, technology and other industries may own patents, copyrights and trademarks and may frequently threaten litigation or file suit against us or request us to enter into license agreements, in each case based on allegations of infringement or other violations of intellectual property rights. Occasionally we have received, and we expect to receive in the future, third-party allegations or cease-and-desist letters, including from our competitors and non-practicing entities, that we have infringed such parties’ intellectual property rights, such as their trademarks, copyrights, and patents. Such allegations may increase as our business grows.

Properties

Our corporate headquarters are located in Chicago, Illinois, where we lease approximately 6,575 square feet of office space. We use this leased space primarily for management, marketing, finance, legal, regulatory compliance, human resources and general administrative teams. This lease is set to expire on April 30, 2024, subject to our option to extend the term for two successive terms of two years each. We also lease office space in New Jersey, Colombia and Estonia.

We anticipate obtaining additional space as we continue to grow globally and increase headcount. We currently believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Legal Proceedings

From time to time we become involved in legal proceedings (including as described below) concerning matters arising in connection with the conduct of our business activities. These proceedings may be at varying stages, and many of these proceedings may seek an indeterminate amount of damages. We regularly evaluate the status of the legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or an additional loss may have been incurred and to determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.

For certain matter described below, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons, (i) the proceeding is in its early stages; (ii) damages are unsupported and/or exaggerated; (iii) there is uncertainty as to the outcome of pending appeals or motions; (iv) there are significant factual issues to be resolved; and/or (v) there are novel legal issues or unsettled legal theories to be presented. For this matter, however, management does not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on our financial condition, though the outcome could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC

A complaint in the case Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the U.S. District Court for the Northern District of Illinois, was served on us on August 18, 2020 and was subsequently amended and served on us on September 15, 2020. The complaint alleges that Todd Anderson was offered a 1% equity stake in RSILP in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. RSILP filed a motion to dismiss on October 13, 2020. We believe we have multiple defenses and grounds for dismissal of the claim and intend to defend against the claim vigorously.

Other

In addition to the above actions, we are subject to various other legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Government Regulation

We are subject to various U.S. and foreign laws and regulations that affect our ability to operate in the gaming and entertainment industry, in particular in the online gaming industry. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted or enforced in ways that could negatively impact our business.

The gaming industry (inclusive of our online casino and sports betting offerings) is highly regulated, and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction in which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity, honesty and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the online casino and sports betting offerings. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect customers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain anti-money laundering practices and procedures;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	establish programs to promote responsible gaming; and

•	enforce minimum age and as applicable, location, requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws and regulations;

•	impose fines and penalties for violations;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•	review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we comply in all material respects with all applicable sports betting and online casino laws, licenses and regulatory requirements, we cannot provide assurance that our activities or the activities of our customers, partners or suppliers will not become the subject of any regulatory or law enforcement investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

Licensing and Suitability Determinations

In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our customers are located.

Gaming laws generally require us, and each of our direct and indirect subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our stockholders holding 5% or more of our outstanding equity, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, good character, honesty, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of a regulatory action; (iii) demand that named individuals or stockholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of a gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining a gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to customers, including social responsibility and responsible gaming commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining sports betting and online casino licenses, certain of our officers, directors, and employees and in some cases, certain of our stockholders (typically, beneficial owners of 5% or more of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant stockholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, our charter provides that any equity interests of RSILP owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either RSILP or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the charter in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of our Board of Directors (the “Board”).

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Product-Specific Licensing

Online Casino

We currently offer online casino in Michigan, New Jersey and Pennsylvania, pursuant to licenses granted by the Michigan Gaming Control Board, New Jersey Division of Gaming Enforcement and the Pennsylvania Gaming Control Board. In addition, we are currently pursuing a license in West Virginia to offer online casino there.

Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (“UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not.

Sports Betting

North America

In North America we currently operate our online sports betting offering via the PlaySugarHouse app in New Jersey and Pennsylvania and the BetRivers app in Colorado, Illinois, Indiana, Iowa, Michigan, Pennsylvania and Virginia pursuant to our licenses granted by the gaming commission of such states, specifically, the Colorado Division of Gaming, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Michigan Gaming Control Board, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board and the Virginia Lottery Board. We also operate retail sportsbooks in Illinois, Indiana, Michigan (see Native American Gaming Regulation), New York and Pennsylvania pursuant to applicable state and tribal licensing regimes.

On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the U.S. Supreme Court opened the potential for state-by-state authorization of sports betting. Numerous states and territories already have laws authorizing and regulating some form of sports betting online or in bricks-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Related to Government Regulation — Our business is subject to numerous U.S. and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our business and offerings, or changes in tax rules and regulations or interpretation thereof related to our business and offerings, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.”

Native American Gaming Regulation

Gaming on Native American lands is governed by federal law, tribal-state compacts and tribal gaming regulations. The Indian Gaming Regulatory Act of 1988 (the “IGRA”) provides the framework for federal and state control over all gaming on Native American lands and is administered by the National Indian Gaming Commission and the Secretary of the U.S. Department of the Interior. The IGRA requires that a tribe and the state in which the tribe is located enter into a written agreement, a tribal-state compact, which governs the terms of the gaming activities. Tribal-state compacts vary from state-to-state and in many cases require vendors to meet ongoing registration and licensing requirements. In addition, tribal gaming commissions have been established by many Native American tribes to regulate gaming-related activity on tribal lands. Through our subsidiaries, we provide play-for-fun sports betting and online casino services to Native American tribes who have negotiated compacts with their respective states and have received federal approval. Currently, we are authorized as a vendor to provide online casino and online and retail sports betting services to the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians.

South America

In Colombia, we operate our online casino and sports betting offering via a web-based solution. We also operate eight retail shops where customers can use provided terminals to place bets and make deposits and withdrawals. We operate pursuant to a concession contract with the Colombian gaming regulatory agency, Coljuegos Empresa Industrial Comercial Del Estado Administradora Del Monopolio Rentistico De Los Juegos De Suerte y Azar Linea Gratuita.

Data Protection and Privacy

In addition to our licensing regime for our offerings, we also take significant measures to protect our customers’ privacy and data.

We handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, thus we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations in jurisdictions in which we operate, such as the Virginia Consumer Data Protection Act, and regulations in other jurisdictions where we do not operate but that could otherwise impact our operations, such as the California Consumer Privacy Act, the California Privacy Rights Act and the General Data Protection Regulation of the European Union, are either new or are relatively untested laws (some of which may not yet be effective) that could affect our business, and the potential impact is unknown.

Compliance

We have developed and implemented an internal compliance program designed to ensure that we comply with legal and regulatory requirements imposed on us in connection with our online casino and sports betting activities. Our internal compliance program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.

Additionally, we use various methods and tools across our operations such as geolocation blocking, which restricts access based on a user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure player funds are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures to comply with the requirements of the evolving regulatory regimes, we cannot provide assurance that our compliance program will prevent all violations of applicable laws or regulations, or that a violation by us or our personnel will not result in a monetary fine or suspension or revocation of one or more of our licenses.

We have built our online platform to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on customer behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features are intended to provide our customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

We view the safety and welfare of our customers as critical to our business and have made corresponding investments in our processes and systems to help ensure such safety and welfare. We are committed to industry-leading responsible gaming practices and seek to provide our customers with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which helps us flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded customer list, which prohibits self-identified customers from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual customers spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.

In May 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education and research programs, as well as innovative responsible gambling policies provided by the NCPG. Our membership helps build on NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist operators like us by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting. We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “MD&A”) should be read in conjunction with our consolidated financial statements together with related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

This MD&A also contains certain financial measures, in particular the presentation of Adjusted EBITDA, which are not presented in accordance with GAAP. These non-GAAP financial measures are being presented because they provide us and readers of this MD&A with additional insight into our operational performance relative to earlier periods and relative to our competitors. These non-GAAP financial measures are not a substitute for any GAAP financial information. Readers of this MD&A should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of Adjusted EBITDA to Net Loss, the most comparable GAAP measure, are provided in this MD&A.

Unless the context requires otherwise, all references in this MD&A to the “Company,” “we,” “us,” or “our” refer to the business of Rush Street Interactive, LP and its subsidiaries prior to the consummation of the Business Combination and Rush Street Interactive, Inc. and its subsidiaries after consummation of the Business Combination.

Restatement of Previously Issued Financial Statements

The following full year ended December 31, 2020 information has been adjusted to reflect the restatement and revision of our consolidated financial statements as described in the “Explanatory Note” at the beginning of our Annual Report on Form 10-K/A filed with the SEC on May 7, 2021, and in Note 3, “Restatement of Consolidated Financial Statements,” to our audited consolidated financial statements included elsewhere in this prospectus. The historical quarterly dMY financial statements were not restated to reflect this change in accounting, as we believe that information is no longer relevant to investors.

Our Business

We are a leading online gaming and entertainment company that focuses primarily on online casino and online sports betting in the U.S. and Latin American markets. Our mission is to provide our customers with the most player-friendly online casino and online sports betting experience in the industry. In furtherance of this mission, we strive to create an online community for our players where we are transparent and honest, treat our players fairly, show them that we value their time and loyalty, and listen to feedback. We also endeavor to implement industry leading responsible gaming practices and provide them with a cutting-edge online gaming platform and exciting, personalized offerings that will enhance their user experience.

We provide our customers an array of leading gaming offerings such as real-money online casino, online sports betting, and retail sports betting (i.e., sports betting services provided to bricks-and-mortar casinos), as well as social gaming, which involves free-to-play games that use virtual credits that can be earned or purchased. We launched our first social gaming website in 2015 and began accepting real-money bets in the United States in 2016. Currently, we offer real-money online casino, online sports betting and/or retail sports betting in ten U.S. states as outlined in the table below.

U.S. State	Online Casino	Online Sports Betting	Retail Sports Betting
Colorado		✓
Illinois		✓	✓
Indiana		✓	✓
Iowa		✓
Michigan	✓	✓	✓
Pennsylvania	✓	✓	✓
New Jersey	✓	✓
New York			✓
Virginia		✓
West Virginia	✓

In 2018, we also became the first U.S.-based online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino and sports betting nationally.

Our real-money online casino and online sports betting offerings are provided under our BetRivers.com and PlaySugarHouse.com brands in the United States and under our RushBet.co brand in Colombia. We operate and/or support retail sports betting for our bricks-and-mortar casino partners primarily under their respective brands. Many of our social gaming offerings are marketed under our partners’ brands, although we also offer social gaming under our own brands as well. Our decision about what brand or brands to use is market-specific and partner-specific, and is based on brand awareness, market research and marketing efficiency.

Our proprietary online gaming platform is the foundation of our digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting and regulatory compliance end-to-end solution that powers our operations. It incorporates multiple sophisticated technologies and provides a central back-office function to manage player accounts, payments, risk, a wide range of proprietary bonusing and loyalty programs and features, while ensuring that we can deliver a seamless experience for both players and gaming operators. Our technology platform is flexible and supports both real-money online offerings and social gaming on a single code base.

Impact of COVID-19

The COVID-19 pandemic has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020 and continuing into 2021, the COVID-19 pandemic continued to adversely impact many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. The COVID-19 pandemic therefore presents material uncertainty and risk with respect to us and our performance and could affect our financial results in a materially adverse way.

The COVID-19 pandemic has significantly impacted our business. The direct impact on our business, beyond disruptions in normal business operations, is primarily through the change in consumer habits as a result of people being required to stay home and restrict their traveling or otherwise voluntarily doing such. During the period of these stay-at-home orders, our business volume significantly increased and has continued to remain strong as many of these orders were lifted. COVID-19 has also directly impacted sports betting due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. While most major professional sports leagues resumed their activities primarily starting in the second half of 2020, the first quarter of 2021 is still being impacted by the COVID-19 pandemic. For example, the number of games in the NBA’s 2020-2021 and NHL’s 2021 season have been reduced, NCAA basketball has had teams withdraw from conference tournaments due to COVID-19 issues and nearly every major professional sports league has experienced postponed, rescheduled or canceled games due to COVID-19.

The return of major sports and sporting events during the second half of 2020, as well as the unique and concentrated sports calendar, generated significant customer interest and activity in our sports betting offerings. However, sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks.

The alteration of sports seasons and sporting events, including the postponement or cancelation of events, during the first quarter of 2021 reduced our customers’ use of, and spending on, our sports betting offerings and from time to time caused us to issue refunds for canceled events. Additionally, while many bricks-and-mortar casinos where we operate retail sports betting have reopened, visitation at these casinos is still generally below their pre-COVID-19 levels. Ongoing or future closures of bricks-and-mortar casinos and certain ongoing limitations on visitations to such casinos due to COVID-19 may provide additional opportunities for us to market online casino and sports betting to traditional bricks-and-mortar casino patrons.

Our revenues vary based on sports seasons and sporting events, among other things, and cancellations, suspensions or alterations resulting from COVID-19 have the potential to adversely affect our revenue, possibly materially. However, our online casino offerings do not rely on sports seasons and sporting events, thus, they may partially offset this adverse impact on revenue.

The ultimate impact of COVID-19 and the related restrictions on consumer behavior is currently unknown. A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely have an adverse effect on demand for our offerings, reducing cash flows and revenues, thus materially harming our business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest. As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment for many employees, we have business continuity programs in place to ensure that employees are safe and that the business continues to function with minimal disruptions to normal work operations while employees work remotely. We will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

Our Business Model

We enter new markets by leveraging our proprietary online gaming platform and our ability to provide either a full-suite service model or a customized solution to fit a specific situation. Our business model is designed to be nimble, innovative and customer-centric. By leveraging our dynamic proprietary online gaming platform, we aspire to be “first to market” where real-money online gaming has been newly legalized and where our management determines that it is desirable to enter such market.

Our principal offerings are our real-money online casino and online sports betting products. These products can be launched under one of our existing brands or customized to be incorporated into a local or third-party brand. We also provide a variety of retail sports betting solutions to service land-based casino partners and leverage our social gaming offerings to increase customer engagement and build online databases in key markets both before and after legalization and regulation.

We currently generate revenue through two operating models: (i) B2C and (ii) B2B. Through our B2C operations, we offer online casino, online sports betting and social gaming directly to the end customer through our websites or apps. B2C is our primary operating model, contributing more than 99% of our total revenue for the years ended December 31, 2020 and 2019, and we expect that it will continue to be our primary operating model into the future. We offer retail sports betting on a B2B basis, where we provide retail sports betting services to land-based partners such as bricks-and-mortar casinos in exchange for a monthly commission, which based on the retail sportsbook’s revenue. Services vary for each B2B relationship but can include a variety of services, ranging from turnkey retail sports betting operations to other more limited operational or enhanced services such as ongoing management and oversight of the retail sportsbook, technical support for the retail sportsbook’s customers, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. We generate revenue as the retail sports services are performed and when the commission amounts become known.

In advance of markets legalizing online gaming, we build relationships with local bricks-and-mortar casino operators and other potential land-based partners who are looking for online gaming and sports betting partners. In most U.S. jurisdictions, the applicable gaming regulations require online gaming operators that offer real-money product offerings to operate under the gaming license of, or partner with, a land-based operator such as a bricks-and-mortar casino. Consequently, we leverage our relationships with bricks-and-mortar casinos and vendors in the gaming industry to find high-quality and reliable partners for online gaming collaboration. Upon securing a partner for access to a specific market (if required or desirable) and before we launch operations in that market, we customize our online gaming platform to the laws and regulations of the jurisdiction. Then, upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage our partner’s database when applicable. We continuously refine our offerings and marketing strategies based on data collected from each market. To attract, engage, retain and/or reactivate customers, we offer a loyalty program that rewards players in exciting, fair and transparent ways. We recognize and reward player loyalty by, among other things, ensuring there are exciting benefits at each of the player loyalty levels we currently offer.

The Business Combination

On December 29, 2020, we completed the Business Combination. As a result of the Business Combination, we are organized in an Up-C structure, in which substantially all the assets of the combined company are held by RSILP and its subsidiaries, and the Company’s only assets are its equity interests in RSILP (which are held indirectly through wholly owned subsidiaries of the Company – the Special Limited Partner and RSI GP, LLC (“RSI GP”)). As of the Business Combination Closing, the Company owned, indirectly through the Special Limited Partner, approximately 21.9% of the RSILP Units (which includes 100% of the earnout interests that were earned in January 2021) and controls RSILP through RSI GP, and the Business Combination Sellers owned approximately 78.1% of the RSILP Units (which includes 100% of the earnout interests that were earned in January 2021) and control the Company through the ownership of the Class V Voting Stock. The Company has also entered into certain customary agreements in connection with the Business Combination, including the Tax Receivable Agreement, which provides for the sharing of certain tax benefits as realized by the Company. See “Business — Business Combination” for a more comprehensive description of the Business Combination and the agreements entered into in connection therewith.

Trends in Key Metrics

Monthly Active Uniques

MAUs is the number of unique players per month who have placed at least one real-money bet across one or more of our online casino or online sports betting offerings. For periods longer than one month, we average the MAUs for the months in the relevant period. We exclude players who have made a deposit but have not yet placed a real-money bet across one of our online offerings. We also exclude players who have placed a real-money bet but only with promotional incentives. The numbers of unique players included in calculating MAUs include U.S.-based players only.

MAUs is a key indicator of the scale of our user base and awareness of our brands. We believe that year-over-year MAUs is also generally indicative of the long-term revenue growth potential of our business, although MAUs in individual periods may be less indicative of our longer-term expectations. We expect the number of MAUs to grow as we attract, retain and re-engage users in new and existing jurisdictions and expand our offerings to appeal to a wider audience.

The chart below presents our average MAUs for the three months ended March 31, 2021 and 2020:

The year-over-year increase in MAUs was mainly due to our expansion into new markets (specifically Illinois, Colorado and Iowa), the positive response from our strategic advertising and marketing efforts, and our accelerated adoption of online casino during the COVID-19 pandemic and to a lesser extent, online sports betting, once sports seasons and events resumed toward the end of the third quarter of 2020.

Average Revenue Per Monthly Active User

ARPMAU for an applicable period is average revenue divided by average MAUs. This key metric represents our ability to drive usage and monetization of our online offerings.

The chart below presents our ARPMAU for the three months ended March 31, 2021 and 2020:

The year-over-year increase in ARPMAU was mainly due to our continued focus on driving customer engagement across each of our online offerings, especially in New Jersey, Pennsylvania and Colombia where we offer both online casino and online sports betting.

Non-GAAP Information

This MD&A includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA provides useful information to investors regarding our results of operations and operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for any GAAP financial measures and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because certain expenses are either non-cash (for example, depreciation and amortization, and share-based compensation) or are not related to our underlying business performance (for example, interest income or expense).

We include Adjusted EBITDA because management uses it to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Management believes that Adjusted EBITDA provides investors with useful information on our past financial and operating performance, enable comparison of financial results from period-to-period where certain items may vary independent of business performance, and allow for greater transparency with respect to metrics used by our management in operating our business. Management also believes this non-GAAP financial measure is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

The table below presents our Adjusted EBITDA reconciled from our Net loss, the closest U.S. GAAP measure, for the periods indicated:

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net loss	$(76)	$(12,943)	$(131,645)	$(22,450)

Depreciation and amortization	674	459	2,082	1,139
Interest expense, net	13	45	135	123
Income tax expense	804	-	2,919	-
One-time payment from Affiliated casino	-	-	(9,000)	-
Change in fair value of earnout interests liability	13,740	-	2,338	-
Change in fair value of warrant liabilities	(41,802)	-	(7,166)	-
Share-based compensation	11,576	13,490	144,733	13,407
Adjusted EBITDA	$(15,071)	$1,051	$4,396	$(7,781)

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Industry Opportunity and Competitive Landscape

We operate within the global gaming and entertainment industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. As we prepare to enter new jurisdictions, we expect to face significant competition from other established industry players, some of which may have more experience in online casino, and online and/or retail sports betting, and have access to more resources. We believe that our proprietary online gaming platform, our experience operating in domestic and foreign jurisdictions, our brand and marketing strategies, which appeal to both male and female customers, and our many unique product offerings and bonusing features will enable us to compete with such established industry players.

Our performance may vary from one jurisdiction to the next as a result of the level of competition in each jurisdiction.

Legalization, Regulation and Taxation

Our financial growth prospects depend on legalization of online casino and sports betting across more of the United States, a trend that we believe is in its early stage. Online casino may expand further due to many factors, including that states are seeking ways to increase revenues. Online sports betting’s prospects were made possible after the U.S. Supreme Court struck down PASPA in May 2018. Our strategy is to enter new jurisdictions that we believe are financially prudent for us to enter as they are legalized. Online casino is currently authorized only in six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino outside of physical casinos in Nevada). As of the date hereof, 22 U.S. jurisdictions have legalized sports betting. Of those jurisdictions, 15 jurisdictions have authorized statewide online sports betting while seven remain retail-only at casinos or retail locations.

The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and gaming taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. Further, certain jurisdictions require us to have a relationship with a bricks-and-mortar casino or other land-based partner for online sports betting access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private operators such as us.

States and some local governments impose tax rates on online casino and sports betting, which may vary substantially between states. We are also subject to a federal excise tax of 0.25% on the amount of each sports bet placed. We believe the jurisdictions that will create the most compelling levels of profitability for us are jurisdictions with both online casino and sports betting at favorable tax rates.

Ability to Acquire, Retain and Monetize Customers

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert, retain and/or re-engage customers. We use a variety of earned media and paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers. Furthermore, we continuously optimize our marketing spend using data collected from our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of customers across various product offerings.

With respect to paid marketing, we use a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid search, and other digital channels. We also use other forms of marketing and outreach, such as our social media channels, first-party websites, media interviews and other media spots and organic searches. These efforts are concentrated within the specific jurisdictions where we operate or intend to operate. We believe there is significant benefit to having a flexible approach to advertising spending as we can quickly redirect our advertising spending based on dynamic testing of which advertising methods and channels are working and which ones are not.

These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we have some data points, particularly in New Jersey, of the effectiveness of our marketing and promotion activities, our limited operating history and the relative novelty of the U.S. online casino and sports betting industries make it difficult for us to predict when we will achieve our longer-term profitability objectives.

Managing Wagering Risk

The online casino and retail and online sports betting businesses are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of online casino wager or retail or online sports bet, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount bet) with respect to the online casino and retail and online sports betting we offer to our customers. We use the hold percentage as an indicator of an online casino game or retail or online sports bet’s performance against its expected outcome. Although each online casino wager or retail or online sports bet generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino and retail and online sports betting, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports betting, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or bets placed, the financial resources of customers, the volume of bets placed and the amount of time spent betting. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports betting, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place bets before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our betting products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino or sports betting customers exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Mix of Revenue Based on Time Period in Markets

Our profitability generally depends on how long we have been operating in each jurisdiction. Generally, but not always, our profitability levels will increase in a jurisdiction as we have operated there for longer.

Mix of Revenue From Our Different Operating Models

Because we operate using two different operating models, each of which has its own unique range of profitability, the relative proportion of revenue that is derived from each operating model in a given time period could impact our overall level of profitability.

Key Components of Revenue and Expenses

Revenue

We offer real-money online casino, online sports betting and/or retail sports betting in ten U.S. states and Colombia. We also provide social gaming, where players are given virtual credits to enjoy free-to-play games.

Our revenue is predominantly generated from our U.S. operations with the remaining revenue being generated from our Colombian operations. See Note 2 to our audited consolidated financial statements, included elsewhere in this Prospectus. We generate revenue primarily through the following offerings.

Online Casino

Online casino offerings typically include the full suite of games available in bricks-and-mortar casinos, such as table games (i.e., blackjack and roulette) and slot machines. For these offerings, we function similarly to bricks-and-mortar casinos, generating revenue through hold, or gross winnings, as players play against the house. Like bricks-and-mortar casinos, there is volatility with online casino, but as the volume of bets placed increases, the revenue retained from bets placed becomes easier to predict. Our experience has been that online casino revenue is less volatile than online sports betting revenue.

Our online casino offering consists of a combination of licensed content from leading suppliers in the industry, customized third-party games and a small number of proprietary games that we developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, where the supplier generally receives a percentage of the net gaming revenue generated from the casino games played on our platform. In exchange, we receive a limited license to offer the games on our platform to players in jurisdictions where use is approved by the regulatory authorities. We pay much lower fees on revenue generated through our self-developed casino games such as our multi-bet blackjack (with side bets: 21+3, Lucky Ladies, Lucky Lucky), and our single-deck blackjack, which primarily relate to hosting/remote gaming server fees and certain intellectual property license fees.

Online casino revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in the progressive jackpot reserve.

Online Sports Betting

Online sports betting involves a user placing a bet on the outcome of a sporting event, or a series of sporting events, with the chance to win a pre-determined amount, often referred to as fixed odds. Online sports betting revenue is generated by setting odds such that there is a built-in theoretical margin in each sports bet offered to its customers. While sporting event outcomes may result in revenue volatility, we believe that we can achieve a long-term betting win margin.

Integrated into our online sports betting platform is a third-party risk and trading platform currently provided by certain subsidiaries of Kambi Group plc. In addition to traditional fixed-odds betting, we also offer other sports betting products including in-game betting and multi-sport parlay betting. We have also incorporated live streaming of certain sporting events into our online sports betting offering.

Online sports revenue is generated based on total player bets less amounts paid to players for winning bets, less incentives awarded to players, plus or minus the change in unsettled sports bets.

Retail Sports Betting

We provide retail sports services to land-based casinos in exchange for a monthly commission that is calculated based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook (i.e., within a bricks-and-mortar casino), technical support for the casino’s customers, risk management, advertising and promotion, and support for third-party sports betting equipment.

In addition, certain relationships with business partners provide us the ability to operate the retail sportsbook at the land-based partner’s facility. In this scenario, revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players.

Social Gaming

We provide social gaming where players are given virtual credits to enjoy free-to-play games. Players that exhaust their credits can either purchase additional virtual credits from the virtual cashier or wait until their virtual credits are replenished for free. Virtual credits have no monetary value and can only be used within our social gaming platform.

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation; generating revenues; and increasing engagement and visitation to our bricks-and-mortar casino partner properties. Our social gaming products are a marketing tool that keeps the applicable brands present in the minds of our players and engages with players through another channel while providing the entertainment value that players seek. We also leverage our social gaming products to cross-sell to our real-money offerings in jurisdictions where real-money gaming is authorized.

We recognize deferred revenue when players purchase virtual credits and revenue when the virtual credits are redeemed. We pay a percentage of the social gaming revenue derived from the sale and redemption of the virtual credits to content suppliers as well as to our land-based partners.

Costs and Expenses

Costs of Revenue. Costs of revenue consist primarily of (i) revenue share and market access fees, (ii) platform and content fees, (iii) gaming taxes, (iv) payment processing fees and chargebacks and (v) salaries, benefits and share-based compensation for dedicated personnel. These costs are variable in nature and should correlate with the change in revenue. Revenue share and market access fees consist primarily of amounts paid to local land-based operators that hold the applicable gaming license, providing us the ability to offer our real-money online offerings in the respective jurisdictions. Our platform and content fees are primarily driven by costs associated with third-party casino content, sports betting trading services and certain elements of our platform technology, such as geolocation and know-your-customer. Gaming taxes primarily relate to state taxes and are determined on a jurisdiction-by-jurisdiction basis. We incur payment processing costs on player deposits and occasionally chargebacks (i.e., when a payment processor contractually disallows customer deposits in the normal course of business).

Advertising and Promotions Costs. Advertising and promotion costs consist primarily of costs associated with marketing the product via different channels, promotional activities and the related costs incurred to acquire new customers. These costs include salaries, benefits and share-based compensation for dedicated personnel and are expensed as incurred.

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert, retain and re-engage customers. We use a variety of earned media and paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers. Furthermore, we continuously optimize our marketing spend using data collected from our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of customers across various product offerings.

With respect to paid marketing, we use a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid search, and other digital channels. We also use other forms of marketing and outreach, such as our social media channels, first-party websites, media interviews and other media spots and organic searches. These efforts are primarily concentrated within the specific jurisdictions where we operate or intend to operate. We believe there is significant benefit to having a flexible approach to advertising spending as we can quickly redirect our advertising spending based on dynamic testing of which advertising methods and channels are working and which ones are not.

General Administration and Other. General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expense, professional fees related to legal, compliance, audit and consulting services, rent and insurance costs.

Depreciation and Amortization. Depreciation and amortization expense consists of depreciation on our property and equipment and amortization of market access licenses, gaming jurisdictional licenses and internally developed software over their useful lives. See Notes 2, 5 and 6 to our audited consolidated financial statements, included elsewhere in this Prospectus.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, and the changes between periods. We have derived these data from our consolidated financial statements included elsewhere in this Prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

Comparison of the Three Months Ended March 31, 2021 and 2020 (unaudited)

	Three months ended March 31,		Change
($ in thousands)	2021	2020	$	%
Revenue	$111,820	$35,177	$76,643	218%
Costs of revenue	79,687	22,380	57,307	256%
Advertising and promotions	42,216	8,470	33,746	398%
General administration and other	16,564	16,766	(202)	1%
Depreciation and amortization	674	459	215	47%
Loss from operations	(27,321)	(12,898)	(14,423)	112%
Interest expense, net	(13)	(45)	32	71%
Change in fair value of warrant liabilities	41,802	-	41,802	100%
Change in fair value of earnout interests liability	(13,740)	-	(13,740)	100%
Income (loss) before income taxes	728	(12,943)	13,671	106%
Income tax expense	804	-	804	100%
Net loss	$(76)	$(12,943)	$12,867	99%

Revenue. Revenue increased by $76.6 million, or 218%, to $111.8 million for the three months ended March 31, 2021 as compared to $35.2 million for the same period in 2020. The increase was mainly due to, and directly correlated with, our expansion into new markets (such as Illinois, Michigan, Colorado, Iowa and Virginia) and our continued growth in existing markets such as Pennsylvania, New Jersey and Colombia. The increase reflects higher period-over-period online casino and sports betting revenue of $75.5 million, social gaming revenue of $0.7 million and retail sports betting revenue of $0.4 million.

Costs of Revenue. Costs of revenue increased by $57.3 million, or 256%, to $79.7 million for the three months ended March 31, 2021 as compared to $22.4 million for the same period in 2020. The increase was mainly due to and directly correlated with, our expansion and continued growth in existing and new markets. Market access costs, operating expenses and gaming taxes contributed $8.0 million, $8.4 million and $33.2 million, respectively, to the period-over-period increase in costs of revenue, with payments processing costs, personnel costs and other costs of revenue contributing to the remainder of the year-over-year increase. Costs of revenue as a percentage of revenue increased to 71% for the three months ended March 31, 2021 as compared to 64% for the same period in 2020.

Advertising and Promotions. Advertising and promotions expense increased by $33.7 million, or 398%, to $42.2 million for the three months ended March 31, 2021 as compared to $8.5 million for the same period in 2020. The increase was mainly due to new and increased marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for our offerings, such as executing strategic marketing or sponsorship arrangements with the three-time NBA champion Detroit Pistons, hall of famer Jerome Bettis, legendary NBA coach George Karl and nine-time First Division/Premier League champions, Everton Football Club. Advertising and promotions expense as a percentage of revenue increased to 38% for the three months ended March 31, 2021 as compared to 24% for the same period in 2020.

General Administration and Other. General administration and other expense decreased by $0.2 million, or 1%, to $16.6 million for the three months ended March 31, 2021 as compared to $16.8 million for the same period in 2020. General administration and other expense as a percentage of revenue decreased to 15% for the three months ended March 31, 2021 as compared to 48% for the same period in 2020.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.2 million, or 47%, to $0.7 million for the three months ended March 31, 2021 as compared to $0.5 million for the same period in 2020. The increase was mainly due to purchases and subsequent amortization of license fees as we continue to expand into new states, such as Illinois, Michigan, Colorado, Iowa and Virginia. Depreciation and amortization expense as a percentage of revenue was 1% for the three months ended March 31, 2021 and 2020.

Interest expense, net. Interest expense, net was less than $0.1 million for the three months ended March 31, 2021 and 2020.

Change in fair value of warrant liabilities. Change in fair value of warrant liabilities was $41.8 million for the three months ended March 31, 2021 due to fair value changes in the warrant liabilities. We did not have similar instruments in the three months ended March 31, 2020 and therefore no loss on remeasurement was recorded in the prior period.

Change in fair value of earnout interests liability. Change in fair value of earnout interests liability was $13.7 million for the three months ended March 31, 2021 due to fair value changes in the earnout interests liability. We did not have similar instruments in the three months ended March 31, 2020 and therefore no loss on remeasurement was recorded in the prior period.

Income tax expense. Income tax expense was $0.8 million for the three months ended March 31, 2021 and zero for the same period in 2020.

Comparison of the Years Ended December 31, 2020 and 2019

	Years Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Revenue	$278,500	$63,667	$214,833	337%
Costs of revenue	190,873	32,893	157,980	480%
Advertising and promotions	56,517	28,313	28,204	100%
General administration and other	162,447	23,649	138,798	587%
Depreciation and amortization	2,082	1,139	943	83%
Loss from operations	(133,419)	(22,327)	(111,092)	498%
Interest expense, net	(135)	(123)	(12)	10%
Change in fair value of earnout interests liability	(2,338)	-	(2,338)	100%
Change in fair value of warrant liabilities	7,166	-	7,166	100%
Loss before income taxes	(128,726)	(22,450)	(106,276)	473%
Income tax expense	2,919	-	2,919	100%
Net loss	$(131,645)	$(22,450)	$(109,195)	486%

Revenue. Revenue increased by $214.8 million, or 337%, to $278.5 million in 2020 as compared to $63.7 million in 2019. The increase was mainly due to, and directly correlated with, our expansion into new markets (specifically Illinois, Colorado and Iowa), our continued growth in markets that we entered in 2019 such as Pennsylvania and our accelerated adoption of online casino during the COVID-19 pandemic and to a lesser extent, online sports betting once sports seasons and events resumed toward the end of the third quarter of 2020. The increase reflects higher period-over-period online casino and sports betting revenue of $212.5 million, social gaming revenue of $2.2 million and retail sports betting revenue of $0.1 million.

Costs of Revenue. Costs of revenue increased by $158.0 million, or 480%, to $190.9 million in 2020 as compared to $32.9 million in 2019. The increase was mainly due to and directly correlated with, our expansion and continued growth in existing and new markets (specifically Illinois, Colorado and Iowa). Market access costs, operating expenses and gaming taxes contributed $129.4 million, $18.1 million and $5.0 million, respectively, to the year-over-year increase in costs of revenue, with payments processing costs, personnel costs and other costs of revenue contributing to the remaining $5.5 million of the year-over-year increase. Costs of revenue as a percentage of revenue increased to 69% in 2020 as compared to 52% in 2019.

Advertising and Promotions. Advertising and promotions expense increased by $28.2 million, or 100%, to $56.5 million in 2020 as compared to $28.3 million in 2019. The increase was mainly due to new and increased marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for our offerings, such as executing strategic marketing or sponsorship arrangements with the three-time NBA champion Detroit Pistons, hall of famer Jerome Bettis, legendary NBA coach George Karl and nine-time First Division/Premier League champions, Everton Football Club. Advertising and promotions expense as a percentage of revenue decreased to 20% in 2020 as compared to 44% in 2019.

General Administration and Other. General administration and other expense increased by $138.8 million, or 587%, to $162.4 million in 2020 as compared to $23.6 million in 2019. The year-over-year increase was mainly due to $131.3 million of additional non-cash share-based compensation expense in 2020, related to partnership interests and profits interests in RSILP that were issued before the Business Combination. The remainder of the increase was due to increased personnel costs resulting from headcount growth between December 31, 2019 and 2020 as well as customary merit increases. General administration and other expense as a percentage of revenue increased to 58% for 2020 as compared to 37% in 2019.

Depreciation and Amortization. Depreciation and amortization expense increased by $1.0 million, or 83%, to $2.1 million in 2020 as compared to $1.1 million in 2019. The increase was mainly due to purchases and subsequent amortization of license fees as we continue to expand into new states, such as Illinois and Colorado. Depreciation and amortization expense as a percentage of revenue decreased to 1% in 2020 as compared to 2% in 2019.

Interest expense, net. Interest expense, net was $0.1 million in 2020 and 2019.

Change in fair value of earnout interests liability. Change in fair value of earnout interests liability was $2.3 million in 2020 and zero in 2019.

Change in fair value of warrant liabilities. As a result of the restatement described in Note 3 to our audited consolidated financial statements, included elsewhere in this Annual Report, we classify the Warrants issued in connection with our IPO and the closing of the Business Combination as derivative liabilities with subsequent changes in their respective fair values recognized in our consolidated statement of operations and comprehensive income (loss). Change in fair value of warrant liabilities was $7.2 million in 2020 and zero in 2019. The change in fair value of warrant liabilities was due to the increase in the estimated fair value of the Warrants, offset by warrant issuance costs. Subsequent to the Business Combination, we had 11,500,000 Public Warrants, 6,600,000 Private Placement Warrants and 75,000 Working Capital Warrants outstanding as of December 31, 2020.

Income tax expense. Income tax expense was $2.9 million in 2020 and zero in 2019.

Comparison of the Years Ended December 31, 2019 and 2018

	Years Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenue	$63,667	$18,226	$45,441	249%
Costs of revenue	32,893	10,709	22,184	207%
Advertising and promotions	28,313	10,914	17,399	159%
General administration and other	23,649	6,398	17,251	270%
Depreciation and amortization	1,139	898	241	27%
Loss from operations	(22,327)	(10,693)	(11,634)	109%
Interest expense, net	(123)	(42)	(81)	193%
Change in fair value of earnout interests liability	-	-	-
Loss before income taxes	(22,450)	(10,735)	(11,715)	109%
Income tax expense	-	-	-
Net loss	(22,450)	(10,735)	(11,715)	109%

Revenue. Revenue increased by $45.4 million, or 249%, to $63.7 million in 2019 as compared to $18.2 million in 2018. The increase was mainly due to, and directly correlated with, RSILP’s expansion and growth year-over-year. The increase was attributable primarily to the increase of online casino and sports wagering revenue in Pennsylvania of $22.3 million and New Jersey of $17.3 million. All other revenue sources accounted for the remaining $5.8 million increase in revenue between the two periods.

Costs of Revenue. Costs of revenue increased by $22.2 million, or 207%, to $32.9 million in 2019 as compared to $10.7 million in 2018. The increase was mainly due to, and directly correlated with, RSILP’s expansion and growth year-over-year. Market access arrangements (that include certain gaming taxes), platform costs, and gaming taxes contributed $7.0 million, $6.8 million, and $4.6 million, respectively. Payments processing costs and personnel costs contributed the remaining $3.8 million to the increase in the twelve-month period in 2020 as compared to 2019. Costs of revenue as a percentage of revenue decreased to 51.7% in 2019 as compared to 58.8% in 2018.

Advertising and Promotions. Advertising and promotions expense increased by $17.4 million, or 159%, to $28.3 million in 2019 as compared to $10.9 million in 2018. The increase was mainly due to marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for RSILP’s product offerings. Advertising and promotions expense accounted for 44.5% of our revenue in 2019 as compared to 59.9% in 2018.

General Administration and Other. General administration and other expense increased by $17.2 million, or 270%, to $23.6 million in 2019 as compared to $6.4 million in 2018. The increase was driven mainly by higher personnel costs related to share-based compensation expense. The increase was due to the grant of share-based awards to certain executive officers of RSILP in December 2019 whereas no share-based awards were granted in 2018. On December 19, 2019, in conjunction with the contribution of all of the membership units of Rush Street Interactive, LLC to RSILP, RSILP granted profit interest to certain employees in the amount of 2,714,850 Common A-2 Units and 5,158,918 Common-B-1 Units. All of the Common A-2 Units granted vested upon grant and a majority of the Common B-1 Units vested on the grant date. The grant-date fair value of the share-based awards was derived from a Black-Scholes option pricing model that included the inputs for volatility, risk-free interest rate and time to liquidity. Additionally, a factor was included in determining the unit value for the lack of marketability discount since RSILP is not a public company (see “—Critical Accounting Polices and Estimates” section below). The remaining increase to general administration and other expenses was attributable to other personnel costs reflecting headcount growth of 36% between December 31, 2018 and 2019 as well as customary merit increases. General administration and other expense accounted for 37.1% of our revenue for 2019 as compared to 35.1% in 2018.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.2 million, or 27%, to $1.1 million in 2019 as compared to $0.9 million in 2018. The increase was due primarily to the purchase of new and renewal of existing licenses, and the resulting amortization of those licenses, due to RSILP’s expansion and growth of product offerings in various states, such as New Jersey, Indiana and Pennsylvania, in 2019 compared to 2018. Depreciation and amortization expense accounted for 1.8% of our revenue in 2019 as compared to 4.9% in 2018.

Quarterly Performance Trend and Seasonality

Our results of operations can and generally do fluctuate due to seasonal trends and other factors such as level of customer engagement, online casino and sports betting results and other factors that are outside of our control or that we cannot reasonably predict. Our quarterly financial performance depends on our ability to attract and retain customers. Customer engagement in our online casino and sports betting offerings may vary due to customer satisfaction with our platform, the number and timing of sporting events, the length of professional sports seasons, our offerings and those of our competitors, our marketing efforts, climate and weather conditions, public sentiment or an economic downturn. As customer engagement varies, so may our quarterly financial performance.

Our quarterly financial results may also be impacted by the number and amount of betting losses and jackpot payouts we experience. Although our losses are limited per stake to a maximum payout in our online casino offering, when looking at bets across a period of time, these losses can be significant. As part of our online casino offering, we offer progressive jackpot games. Each time a customer plays a progressive jackpot game, we contribute a portion of the amount bet to the jackpot for that game or group of games. When a progressive jackpot is won, the jackpot is paid out and is reset to a predetermined base amount. As winning the jackpot is determined by a random mechanism, we cannot foresee when a jackpot will be won and we do not insure against jackpot payouts. Paying the progressive jackpot decreases our cash position and depending upon the size of the jackpot it may have a significant negative affect on our cash flow and financial condition.

Our online sports betting and retail sports betting operations experience seasonality based on the relative popularity of certain sporting events. Although sporting events occur throughout the year, our online sports betting customers are most active during the American football season as well as during the NBA and NCAA basketball seasons. In addition, the suspension, postponement or cancellation of major sports seasons and sporting events, due to COVID-19, may adversely impact our quarterly results. See “— Impact of COVID-19.”

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations. Our current working capital needs relate mainly to supporting our existing businesses, the growth of these businesses in their existing markets and their expansion into other geographic regions, along with the compensation and benefits of our employees.

We had $363.6 million in cash and cash equivalents as of March 31, 2021 (excluding customer cash deposits, which we segregate from our operating cash balances on behalf of our real-money customers for all jurisdiction and products). On February 22, 2021, we announced the redemption (the “Redemption”) of all the Company’s warrants to purchase Class A Common Stock that were issued to third parties in connection with dMY Technology Group, Inc.’s initial public offering (the “Public Warrants”), which were exercisable for an aggregate of approximately 11.5 million shares of Class A Common Stock at a price of $11.50 per share. During March 2021, 11,442,389 Public Warrants were exercised at a price of $11.50 per share, resulting in cash proceeds of approximately $131.6 million (of which $0.1 million was not received until April 2021). We intend for the foreseeable future to continue to finance our operations without third-party debt and entirely from operating cash flows and proceeds from the Redemption of the Public Warrants.

In connection with the Business Combination, we executed the TRA, which generally provides for the payment by the Special Limited Partner of 85% of certain net tax benefits, if any, that the Company and its consolidated subsidiaries, including the Special Limited Partner, realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash) and tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA. Although the actual timing and amount of any payments made under the TRA will vary, such payments may be significant. Any payments made under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us and, to the extent that payments required under the TRA are unable to be made for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid. To date, no payments under the TRA have been made, and no payments or accrued payments thereunder are expected in the near future as payments under the TRA are not owed until the tax benefits generated thereunder are more-likely-than-not to be realized.

We expect our existing cash and cash equivalents, proceeds from the Redemption and cash flows from operations to be sufficient to fund our operating activities and capital expenditure requirements for at least the next 12 months. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our offerings across more of the United States and worldwide and we increase our marketing and advertising spend. In particular, we are party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership-related agreements where we are obligated to make future minimum payments under the non-cancelable terms of these contracts. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product or service launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to our audited consolidated financial statements, included elsewhere in this Prospectus.

Debt

As of March 31, 2021, we had no debt outstanding. We have an outstanding letter of credit for $0.3 million, in connection with our operations in Colombia, for which no amounts have been drawn as of March 31, 2021.

Cash Flows

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Three Months Ended March 31,
($ in thousands)	2021	2020
Net cash used in operating activities	$(11,232)	$(3,037)
Net cash used in investing activities	(3,056)	(1,377)
Net cash provided by financing activities	127,982	2,650
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(616)	(370)
Net change in cash, cash equivalents and restricted cash	$113,078	$(2,134)

	Years Ended December 31,
($ in thousands)	2020	2019	2018
Net cash provided by (used in) operating activities	$16,179	$(2,459)	$(5,138)
Net cash used in investing activities	(6,243)	(5,770)	(644)
Net cash provided by financing activities	241,071	15,545	8,000
Effect of exchange rate changes on cash, cash equivalents and restricted cash	515	(6)	(147)
Net change in cash, cash equivalents and restricted cash	$251,522	$7,310	$2,071

Operating activities.

Net cash used in operating activities for the three months ended March 31, 2021 increased by $8.2 million to $11.2 million, as compared to $3.0 million for the same period in 2020. The increase reflects a lower period-over-period net loss totaling $12.9 million and improvement in working capital totaling $9.0 million, which was more than offset by a decrease in non-cash expenses totaling $30.1 million. The decrease in non-cash expenses of $30.1 million was driven primarily by the gain on the change in fair value of warrants liabilities totaling $41.8 million, a decrease in share-based compensation expense totaling $1.9 million and decrease in other non-cash expenses totaling $0.1 million, which was offset by the loss on the change in fair value of earnout interests liability totaling $13.7 million.

Net cash provided by operating activities was $16.2 million for the year ended December 31, 2020 as compared to $2.5 million used in operating activities for the year ended December 31, 2019. The increase reflects a higher period-over-period net loss of $109.2 million, which was more than offset by higher non-cash expenses of $127.6 million and improvement in working capital of $0.2 million. The increase in non-cash expenses of $127.6 million was driven primarily by an increase in share-based compensation expense of $131.3 million and the change in fair value of earnout interests liability of $2.3 million, partially offset by the change in fair value of warrant liabilities of $7.2 million.

During 2019, cash used in operating activities decreased by $2.6 million to $2.5 million, mainly due to a net loss of $22.4 million that included $14.5 million of non-cash expenses, as well as an increase of $6.9 million in accrued expenses and other current liabilities, $2.1 million in deferred royalty and $1.5 million in due to affiliates, which was partially offset by a decrease of $1.8 million in players receivable and $2.5 million in due from affiliates.

Investing Activities

Investing activities.

Net cash used in investing activities for the three months ended March 31, 2021 increased by $1.7 million to $3.1 million, as compared to $1.4 million during the same period in 2020. The increase reflects higher period-over-period cash paid for internally developed software costs totaling $0.9 million, acquisitions of gaming licenses totaling $0.4 million, investments in long-term time deposits totaling $0.3 million and purchases of property and equipment totaling $0.1 million.

Net cash used in investing activities during 2020 increased by $0.4 million to $6.2 million, as compared to $5.8 million during 2019. The increase reflects higher period-over-period purchases of property and equipment of $1.4 million, partially offset by lower period-over-period acquisitions of gaming licenses of $1.0 million such as Illinois and Colorado.

During 2019, net cash used in investing activities increased by $5.2 million to $5.8 million, mainly due to the purchase of licenses in various jurisdictions, such as New Jersey, Indiana and Pennsylvania, in the amount of $5.3 million and the purchase of fixed assets of $0.4 million.

Financing Activities

Financing activities.

Net cash provided by financing activities for the three months ended March 31, 2021 increased by $125.3 million to $128.0 million, as compared to $2.7 million for the same period in 2020. Net cash provided by financing activities for the three months ended March 31, 2021 includes the proceeds from the exercise of Public Warrants of $131.4 million, partially offset by repurchases of Class A Common Stock of $3.5 million. Cash provided by financing activities for the three months ended March 31, 2020 includes member contributions of $2.0 million and proceeds from a related-party loan of $0.7 million.

Net cash provided by financing activities during 2020 increased by $225.6 million to $241.1 million, as compared to $15.5 million during 2019. The increase reflects the net proceeds from the Business Combination and PIPE financing of $239.8 million during 2020, partially offset by lower period-over period member capital contributions net of member distributions of $14.2 million.

For 2019, net cash provided by financing activities increased by $7.5 million to $15.5 million, of which $15.0 million and $0.5 million were related to the purchase of membership interests and common units and the issuance of preferred units, respectively.

Contractual Obligations

The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows ($ in thousands):

From April 1, 2021 to December 31, 2021	$9,234
Year ending December 31, 2022	6,367
Year ending December 31, 2023	2,706
Year ending December 31, 2024	1,514
Year ending December 31, 2025	10,537
Thereafter	24,577
Total(1)	$54,935

(1)	Includes operating lease obligations under non-cancelable lease contracts totaling $1.3 million, obligations under non-cancelable contracts with marketing vendors totaling $17.3 million, license and market access commitments totaling $36.2 million and other non-cancelable costs totaling $0.1 million.

Off-Balance Sheet Commitments and Arrangements

As of March 31, 2021, we had no off-balance sheet arrangements.

Critical Accounting Policies

We have prepared our consolidated financial statements in accordance with GAAP. In doing so, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period. Management bases estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results may differ from these estimates. A discussion of our more significant estimates follows. Management has discussed the development, selection and disclosure of these estimates and assumptions with the Audit Committee of the Board. See Note 2 to our audited consolidated financial statements, included elsewhere in this Prospectus for further information on our critical and other significant accounting policies.

Share-based Compensation

Our historical and outstanding share-based compensation awards, including the issuances of equity awards and liability awards, are described in Note 10 to our audited consolidated financial statements, included elsewhere in this Prospectus. Share-based compensation expense recognized for the years ended December 31, 2020 and 2019 relates entirely to partnership interests in RSILP that were issued before the Business Combination. As of December 31, 2020, there were no share-based compensation awards granted by the Company subsequent to the Business Combination.

Share-based awards expected to be satisfied in cash are treated as liability awards and remeasured at fair value at the end of each reporting period, recognizing a proportionate amount of the expense for each period over the vesting period of the award. Share-based awards expected to be satisfied in Company common stock are treated as equity awards and recorded based on an estimated grant date fair value and on a straight-line basis over the vesting period of the award. We account for forfeitures as they occur. Determination of the fair value of the awards requires judgments and estimates regarding, among other things, the appropriate methodologies to follow in valuing the awards and the related inputs required by those valuation methodologies.

Prior to the Business Combination, we obtained a third-party valuation at the grant date for equity awards and at each remeasurement date for liability awards based upon assumptions regarding risk-free rates of return, expected volatilities, the expected term of the award and dividend yield, as applicable. The risk-free rate was based on an extrapolated 5-year U.S. Treasury bond rate in effect at the time of grant given the expected time to liquidity. The expected term represented the period that our awards were expected to be outstanding and was calculated using a permitted simplified method, which was based on the vesting period and contractual term for each tranche of awards. The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the awards, as we did not have any trading history of RSILP common units prior to the Business Combination. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. The dividend yield used was zero because we have not paid dividends on RSLIP common units nor did we expect to pay dividends in the foreseeable future.

Prior to the Business Combination, we determined the estimated fair value of the RSILP common units (which include preferred units, Common A-1 units, Common A-2 units and Common B-1 units) based on third party valuation reports that were prepared in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

For the year ended December 31, 2019, we determined the estimated fair value of the RSILP common units using the Option Pricing Model (“OPM”), an allocation method that considers the current value of equity and then allocates that equity value to each equity class based on its corresponding rights and preferences. The OPM treated the common units and preferred units as call options on our total equity value, with exercise prices based on the liquidation preferences of the preferred units. The OPM utilized the Black-Scholes model to price the call options and considered the various terms of the unitholder agreements that would affect the distributions to each class of equity upon a liquidity event, including the level of seniority among the classes of equity, dividend policy, conversion ratios and cash allocations. We applied a Market Approach (using the Market Value of Invested Capital) to determine our total equity value. The Market Value of Invested Capital was determined based on the performance of a set of guideline comparable companies, known as the Guideline Publicly-Traded Companies Method, or GPTCM, and a set of guideline comparable recent market transactions, known as the Guideline Company Transactions Method, or GTM. Under the GPTCM and GTM, valuation multiples were calculated from the market data and operating metrics of the guideline companies/transactions. The selected multiples were evaluated and adjusted based on our strengths and weaknesses relative to the companies/transactions being analyzed. The selected multiples were ultimately applied to our operating metrics to calculate indications of value. A discount for lack of marketability was also then applied.

Beginning in June 2020, we determined the estimated fair value of the RSILP common units using the Hybrid Method, which incorporated the OPM and the Probability Weighted Expected Return Method (PWERM) Scenario-Based Method, estimating the probability-weighted value across multiple scenarios by using the OPM to estimate the allocation of value within one or more of those scenarios. The Hybrid Method was utilized given there was transparency into one or more near-term potential exits but there existed uncertainty regarding what would occur if the near-term exit plans did not materialize. Under the PWERM, the values of the various equity interests were estimated based upon an analysis of future values for RSILP, assuming various potential future outcomes. Share value was based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the rights of each share class. The future outcomes modeled included (1) an acquisition and (2) continued operations as a private company until a later exit date. To estimate the total equity value for the acquisition model, we utilized a Post-Money Value derived from the Business Combination Agreement, and to estimate the total equity value for the continued operations as a private company model, we utilized an average of the values from the GPTCM and GTM analyses.

After deriving the indicated values of equity under each scenario, the common unit per share equity allocations were calculated based on a cash exit distribution allocation method for the acquisition model and an OPM for the continued operations as a private company model. After calculating the per share values in each model, we applied discounts for the time until exit and lack of marketability, and then applied a probability estimate to each scenario (acquisition versus continued operations as a private company), representing the likelihood of each scenario occurring. The fair value of common units was ultimately determined by calculating the probability weighted average of both scenarios.

For the period ended December 29, 2020, we continued to determine the estimated fair value of the RSILP common units using the OPM and PWERM Scenario-Based Method. However, because the analysis was performed on December 29, 2020 (i.e., the effective date of the Business Combination), we only considered the acquisition model and not the continued operations as a private company model. We utilized a Post-Money Value derived from the Business Combination Agreement to estimate the total equity value and calculated the common unit per share equity allocations based on a cash exit distribution allocation method. We did not apply any discount for time until exit, lack of marketability or probability of executing the merger.

Our management and Board considered various objective and subjective factors to determine the fair value of RSILP’s equity price per unit of each grant date, including the value determined by a third-party valuation firm. The factors considered by the third-party valuation firm and our Board included the following:

•	our financial performance, capital structure and stage of development;

•	our management team and business strategy;

•	external market conditions affecting our industry, including competition and regulatory landscape;

•	our financial position and forecasted operating results;

•	the lack of an active public or private market for our equity units;

•	the likelihood of achieving a liquidity event, such as a sale of Rush Street Interactive, LP or an initial public offering of our equity units; and

•	market performance analyses, including with respect to unit price valuation, of similar companies in our industry.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of these common units.

In contemplation of the Business Combination, the RSILP common units that existed prior to the Business Combination, including the profits interests described above, were converted into Class A Common Units of RSILP on December 29, 2020. See Note 4 to our audited consolidated financial statements, included elsewhere in this Prospectus.

We adopted the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), to attract, retain and incentivize employees, consultants and independent directors that will contribute to the success of the Company. Awards that may be granted under the Equity Incentive Plan include incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards and other equity-based awards. The aggregate number of shares reserved under the Equity Incentive Plan is approximately 13.4 million shares of Class A Common Stock and may consist of authorized and unissued shares, treasury shares or shares reacquired by the Company. The Equity Incentive Plan terminates on December 29, 2030. As of December 31, 2020, no awards had been granted pursuant to the Equity Incentive Plan.

Fair value measurements

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities on the reporting date.

•	Level 2 – Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. Financial liabilities subject to fair value measurements on a recurring basis include the Earnout Interests Liability and Warrant Liabilities.

Earnout Interests Liabilities

The earnout interests, as described in Note 4 to our audited consolidated financial statements, included elsewhere in this Prospectus, are subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of certain earnout targets. The earnout targets include (a) a change of control within three years of the Business Combination Closing, (b) achieving certain revenue targets for the year ended December 31, 2021, and (c) achieving certain volume weighted average share prices (“VWAPs”) within three years of the Business Combination Closing. With respect to the revenue targets for the 2021 year, the percentage of Earnout Interests no longer subject to the restrictions, starting at 25% and ending at 100%, is dependent on achieving revenue equal to $270 million up to $300 million, respectively. With respect to the earnout targets related to VWAPs, the share price must be equal to or exceed the target price for 10 trading days of any 20 consecutive trading day period. Pursuant to the Business Combination Agreement, a VWAP of $12.00 and $14.00 would result in 50% and 100%, respectively, of the Earnout Interests being no longer subject to the restrictions. Certain of those earnout targets were achieved in January 2021 and, as a result, 100% of the shares and units subject to these restrictions were deemed earned and thus were no longer subject to the restrictions.

We obtained a third-party valuation at December 29, 2020 (i.e., the Business Combination date) and at December 31, 2020 based upon assumptions regarding share price, maturity, volatility and risk-free rate. The share price represents the trading price as of the valuation date. The maturity assumption represents the time to maturity or expiration of the earnout interest, which was three years. The volatility in the analysis was determined using the Guideline Public Companies’ daily trading activity. Daily volatilities were calculated based on the daily trading activity using a historical lookback period commensurate with the maturity. The selected volatility was the average of the Guideline Public Companies’ volatility for the period, which was calculated to be 54.58%. The risk-free rate utilizes the three-year U.S. Treasury bond rate in effect at the time of the grant.

The fair value was determined using a Monte Carlo simulation of 500,000 trials to value the earnout interests as of the valuation date. Within each trial, the Geometric Brownian Motion formula is used to simulate the underlying security price through the life of the earnout interests. In each trial, the 10th largest simulated trading price within any 20-day trading period was observed to determine if and when the earnout interests met either of the threshold values ($12.00 and $14.00) defined in the Trigger Events. Each future value is discounted to the appropriate valuation date at the risk-free rate to determine the value conclusion within each trial. The average of all 500,000 trials yields the overall valuation conclusion.

Warrant Liabilities

As described in Note 8 to our audited consolidated financial statements, included elsewhere in this Prospectus, we evaluated the Public Warrants, Private Placement Warrants and Working Capital Warrants under ASC 815-40, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of these warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our stockholders holding Class A Common Stock. Because not all of the stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and we do not control the occurrence of such an event, we concluded that the Public Warrants, Private Placement Warrants and Working Capital Warrants do not meet the conditions to be classified in equity. Because the Public Warrants, Private Placement Warrants and Working Capital Warrants meet the definition of a derivative under ASC 815-40, we recorded these warrants as liabilities on our consolidated balance sheet at fair value as of each reporting date, with subsequent changes in their respective fair values recognized in our consolidated statement of operations and comprehensive income (loss).

We determined the fair value of our Public Warrants based on the publicly listed trading price of such warrants on the valuation date. We determined the fair value of the Private Placement Warrants and Working Capital Warrants using Level 3 inputs within a Black-Scholes model. The Private Placement Warrants and Working Capital Warrants were valued as of December 29, 2020 (i.e., the Business Combination Closing) and December 31, 2020. The significant inputs and assumptions in this method are the stock price, exercise price, volatility, risk-free rate, and term or maturity. The underlying stock price input is the closing stock price as of each valuation date and the exercise price is the price as stated in the warrant agreement. The volatility input was determined using the historical volatility of comparable publicly traded companies which operate in a similar industry or are our direct competitors. Volatility for each comparable is calculated as the annualized standard deviation of daily continuously compounded returns. The Black-Scholes analysis is performed in a risk-neutral framework, which requires a risk-free rate assumption based upon constant-maturity treasury yields, which are interpolated based on the remaining term of the Private Placement Warrants and Working Capital Warrants as of each valuation date. The term/maturity is the duration between each valuation date and the maturity date, which is five years following the date the Business Combination closed, or December 29, 2025.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.

We regularly review our deferred tax assets, including net operating loss carryovers, for recoverability, and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset may not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. In assessing the need for a valuation allowance, we make estimates and assumptions regarding projected future taxable income, our ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities and the implementation of tax planning strategies. Based on our cumulative earnings history and forecasted future sources of taxable income, we have determined we are not more-likely-than-not to realize existing deferred tax assets and thus have recorded a valuation allowance. As we reassesses these assumptions in the future, changes in forecasted taxable income may alter this expectation and may result in an increase to the valuation allowance and an increase in the effective tax rate.

We account for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. We recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement, the Special Limited Partner is required to pay to the Business Combination Sellers and/or the exchanging holders of RSILP Units, as applicable, 85% of the net income tax savings that we and our consolidated subsidiaries (including the Special Limited Partner) realize as a result of increases in tax basis in RSILP’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained RSILP Units (for shares of Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

We evaluate the realizability of the deferred tax assets resulting from the exchange of RSILP Units for Class A Common Stock. If the deferred tax assets are determined to be realizable, we then assess whether payment of amounts under the TRA have become probable. If so, we record a TRA liability equal to 85% of such deferred tax assets. In subsequent periods, we assess the realizability of all our deferred tax assets subject to the TRA. Should it be determined that a deferred tax asset with a valuation allowance is realizable in a subsequent period, the related valuation allowance will be released and consideration of a corresponding TRA liability will be assessed. The realizability of deferred tax assets, including those subject to the TRA, is dependent upon the generation of future taxable income during the periods in which those deferred tax assets become deductible and consideration of prudent and feasible tax-planning strategies.

The measurement of the TRA liability is accounted for as a contingent liability. Therefore, once we determine that a payment becomes probable and can be estimated, the estimate of the payment will be accrued.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements, each of which is included elsewhere in this Prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. The Company remains an emerging growth company and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We operate in the United States and Latin America. As such, we have been exposed in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

Interest Rate Risk

As of March 31, 2021, we had cash, cash equivalents and restricted cash of $375.1 million, which consisted primarily of bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. A 10% increase or decrease in the interests rates of these interest-earning instruments would not have a material effect on our consolidated financial statements for the three months ended March 31, 2021.

Foreign Currency Exchange Rate Risk

We have been exposed to foreign currency exchange risk related to our transactions in currencies other than the U.S. Dollar, which is our functional and reporting currency. We do not currently hedge our foreign exchange exposure. Our foreign currency exposure is primarily with respect to the Colombian Peso (which accounted for less than 7% of our revenue for the three months ended March 31, 2021 and 2020). A 10% increase or decrease in the value of these currencies to the U.S. Dollar would not have a material effect on our consolidated financial statements for the three months ended March 31, 2021.

MANAGEMENT

The following table below lists the executive officers of the Company as of the date of this prospectus.

Name	Age	Position(s)
Neil Bluhm	83	Executive Chairman
Greg Carlin	54	Chief Executive Officer
Kyle Sauers	50	Chief Financial Officer
Einar Roosileht	39	Chief Information Officer
Richard Schwartz	46	President
Mattias Stetz	42	Chief Operating Officer

The following table below lists the members of the Company’s board of directors as of the date of this prospectus.

Name	Age	Position(s)
Leslie Bluhm	57	Director
Neil Bluhm	83	Chairman; Director; Chair, Compensation Committee; Chair, Nominating and Corporate Governance Committee
Greg Carlin	54	Director; Chief Executive Officer; Compensation Committee;
Niccolo de Masi	40	Director; Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee
Judith Gold	57	Director
James Gordon	71	Director; Audit Committee
Sheli Rosenberg	79	Director; Compensation Committee
Paul Wierbicki	41	Director; Nominating and Corporate Governance Committee
Harry You	62	Director; Chair, Audit Committee

Officers, Directors and Key Employees

Neil Bluhm, 83, is our Executive Chairman and has been the Executive Chairman since April 9, 2021 and Chairman of the Board since 2012. Following a brief stint as an attorney with Mayer, Brown & Platt, where he became a young partner, Mr. Bluhm co-founded JMB Realty Corp. (“JMB”) and began investing in real estate. Mr. Bluhm has served as the President of JMB since 1968, and his capabilities and portfolio have expanded dramatically to include urban shopping centers and malls, five-star hotels, commercial office towers, residential projects and more. JMB became one of the largest property owners and developers in the United States. Mr. Bluhm and JMB set the standard for superior mixed-use developments that combine retail, dining, hotel, office and residential. Marquee projects included Copley Place in Boston, Century City in Los Angeles and 900 North Michigan in Chicago, featuring the prestigious Four Seasons hotel, among innumerable other high-profile ventures. In 1994, Mr. Bluhm co-founded Walton Street Capital, a private equity firm, where he has served as a Principal since 1995. Soon thereafter, Mr. Bluhm and Greg Carlin co-founded Rush Street Gaming, LLC (“RSG”), one of the fastest growing companies in the gaming industry. Mr. Bluhm has served as the Managing Member of RSG since 2009. Mr. Bluhm has been a life trustee and member of the investment committee at Northwestern University since 1986, a member of the board of directors of Northwestern Memorial Foundation of Northwestern Hospital since 2001, a life trustee of The Art Institute of Chicago since 2004, the President of the board of trustees of the Whitney Museum of American Art since 2003 and an honorary member of the board of directors for the Alzheimer’s Disease & Related Disorders Association since 1996. Mr. Bluhm earned a Bachelor’s degree from the University of Illinois and a J.D. from Northwestern University School of Law. Mr. Bluhm’s qualifications to serve as Chairman of the Company include his extensive and varied leadership experience throughout his career in the real estate, casino and gaming industries.

Greg Carlin, 54, is our Chief Executive Officer and has been the Chief Executive Officer of the Company and RSG since 2012 and January 2005, respectively. Mr. Carlin also served as a Managing Director of LAMB Capital Advisors, LLC (“LAMB”), a private investment firm, from June 1995 until December 2020. Prior to these roles, Mr. Carlin worked as an investment banker at both Lazard Freres, from June 1990 to August 1992, and Bankers Trust, from October 1992 to May 1995. Mr. Carlin served on the board of directors of Falls Management Company from May 1999 to July 2019 and has served on the board of directors of the American Gaming Association since 2016. Mr. Carlin earned a B.S. in Economics from the University of Pennsylvania. Mr. Carlin’s qualifications to serve on the Board include his experience as chief executive officer of the Company, extensive and varied experience throughout his career in the casino and gaming industries.

Leslie Bluhm, 57, has been an associate at JMB Realty Corp. since 1991. Prior to joining JMB Realty Corp. Ms. Bluhm co-founded, and served as the President of, Chicago Cares Inc. (“Chicago Cares”), a nonprofit volunteer service organization, from 1990 to 2016. Since 2013, Ms. Bluhm has served on the executive committee of The Chicago Community Trust, the board of trustees and as vice chair of the Museum of Contemporary Art Chicago, and on the board of directors of both OneGoal and Shining Hope for Communities. Since 2017, Ms. Bluhm has served as trustee of the Whitney Museum of American Art. Ms. Bluhm earned a B.A. degree from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Bluhm’s qualifications to serve on the Board include her extensive experience as a community leader, as well as her training as an attorney.

Niccolo de Masi, 40, has been dMY’s Chief Executive Officer since January 2020 and a director since September 2019. Mr. de Masi has been a member of the board of directors of Glu (Nasdaq: GLUU) since January 2010, and has served as chairman since December 2014, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi served on the board of directors of Resideo Technologies, Inc. (NYSE: REZI) from October 2018 to January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on the Board include his extensive leadership experience in the mobile app space, his track record in dMY’s target industry and his network of contacts in the technology sector.

Judith Gold, 57, has been a Managing Director, Government Relations & Strategy, and Senior Counsel at LAMB Capital Advisors, LLC since December 2020. Prior to joining LAMB Capital Advisors, LLC, Ms. Gold was a partner at Perkins Coie LLP, which she joined in 2005, where she advised companies and senior executives on corporate communications, public affairs, crisis communications, reputation management and public strategies. Ms. Gold began her legal career in 1989 at Altheimer & Gray, where she was an associate and later became a partner. Ms. Gold has also served in numerous public policy roles throughout her career, including in Chicago Mayor Richard M. Daley’s Cabinet as Chief of Policy for the City of Chicago, as a member of the Illinois State Board of Education, and as Chair of the Illinois Commission on the Status of Women. Ms. Gold devotes significant time to service for nonprofit organizations, including currently serving as a member of the boards of directors of Columbia College Chicago, the Illinois Coalition Against Sexual Exploitation and the Chicago Civic Federation. Ms. Gold earned a B.A. from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Gold’s qualifications to serve on the Board include her over thirty years of public and private sector experience of providing government relations, communications and public policy advice to companies and senior executives in regulated industries.

James Gordon, 71, has been the Managing Partner of Edgewater Growth Capital Partners (“Edgewater”) since he founded Edgewater in 2001. Prior to forming Edgewater, Mr. Gordon was President of Gordon Foods, Inc. and Gordon’s Wholesale, Inc. In 1982, Mr. Gordon engineered a leveraged buy-out of his personal and family interests in The Gordon Companies and in 1986 sold the company to a European multinational corporation. Mr. Gordon has served on the boards of directors of numerous Edgewater portfolio companies. Mr. Gordon has also served on the board of directors of numerous philanthropic and non-profit organizations, including The Whitney Museum of American Art as chair of the investment committee, The Art Institute of Chicago as a member of the board of trustees and the investment committee, The Chicago Museum of Contemporary Art on the executive committee of the board and the investment committee and on the board of trustees of Grinnell College as head of the investment committee. Mr. Gordon earned a B.A. from Northwestern University. Mr. Gordon’s qualifications to serve on the Board include his extensive experience as a private equity investor and his service on numerous other public and private company and philanthropic boards.

Sheli Rosenberg, 79, serves as a principal with Roselin Investments. Prior to January 1, 2014, Ms. Rosenberg was a member of the Skadden, Arps, Slate, Meagher & Flom LLP Real Estate Group, having joined the firm’s Chicago office in 2011. Ms. Rosenberg is the former president, chief executive officer and vice chairman of Equity Group Investments, L.L.C. (“EGI”). Ms. Rosenberg joined EGI in 1980 as the company’s general counsel and rose to become CEO before retiring in 2003. Prior to joining EGI, Ms. Rosenberg was one of six managing partners at Schiff Hardin & Waite, Chicago, specializing in real estate, finance, and corporate law, and was the first woman to become a capital partner at that firm. Ms. Rosenberg is currently a member of the board of directors of Equity Lifestyle Properties and Spirit Realty. She has been a director of Ventas, CVS, Avis, Schwinn, Strategic Hotels & Resorts, Inc., Nanosphere, Inc., General Growth Properties, Equity Residential, Equity Office Properties among others. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management (“Kellogg School”) from 2003 until 2007. A recognized advocate for women in business, Ms. Rosenberg is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. She earned a B.A. in History and Government from Tufts University, and a J.D. from Northwestern School of Law. Ms. Rosenberg’s qualifications to serve on the Board include her extensive management and public company board experience having served in various executive-level roles throughout her career.

Paul Wierbicki, 41, has been the General Counsel of LAMB Capital Advisors, LLC since June 2015. Prior to joining LAMB Capital Advisors, LLC, Mr. Wierbicki served as Senior Counsel, Business and Legal at AbbVie Inc. from March 2014 to May 2015 and as a Partner at Kirkland & Ellis LLP, specializing in restructuring and debt finance, from October 2011 to February 2014. Mr. Wierbicki has served on the board of directors and compensation committee of Green Rivers Spirits Company (f/k/a Terressentia Corporation) since February 2017 and January 2018, respectively, the board of directors and as treasurer of Sutton Place Association since January 2016, and the board of directors of The Civic Federation from September 2012 to December 2015. Mr. Wierbicki earned a B.A. in Economics and Political Science from Vanderbilt University, an Advanced Professional Certificate in Law and Business from New York University, Stern School of Business and a J.D. from New York University School of Law. Mr. Wierbicki’s qualifications to serve on the Board include his extensive and varied legal and deal experience throughout his career, including his experience in the casino and gaming industries.

Harry L. You, 62, has been dMY’s Chairman since January 2020 and a director since September 2019. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the United States Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019, including as a member of its audit and compensation committees. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on the Board include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Richard Schwartz, 46, co-founded the Company in 2012 and has served as the Company’s President since inception. In this role, he oversees the company’s product development and operations, as well as corporate functions such as business development, compliance, and legal. Prior to joining the Company, Mr. Schwartz started and led the interactive business for WMS Industries, which in 2010, launched the award-winning UK-facing online casino business, Jackpot Party. Richard has been a leader and innovator in the gaming industry for over 15 years, is an inventor on over 50 patents, and has a deep understanding of player psychology. Prior to joining the gaming industry, Mr. Schwartz was an executive at Telecom Italia Lab USA (formerly Telecom Italia Ventures) and an intellectual property attorney in the Silicon Valley. Mr. Schwartz graduated from the University of California, Berkeley and received his law degree from the University of California, Hastings College of the Law.

Kyle L. Sauers, 50, has served as the Company’s Chief Financial Officer since October 2020. Prior to joining the Company, Mr. Sauers served as the Chief Financial Officer of Echo Global Logistics (“Echo”) from 2013 to 2020 and as Senior Vice President of Finance and Controller from 2011 to 2013. Echo is a leading Fortune 1000 provider of technology-enabled technology and supply chain services. Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005. BIR was a leading supplier of cargo screening systems and software. Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer. Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services. Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Sauers graduated from the University of Illinois with a Bachelor of Science degree in Accounting.

Mattias Stetz, 42, serves as the Company’s Chief Operating Officer. He joined the Company in April 2016, and oversees Marketing and Operations. Mr. Stetz has extensive experience in marketing, sports betting operations, and media content creation for the sports wagering vertical, and prior to the Company was a former executive at Kindred Group plc (“Kindred Group”) from 2004 to 2016, including serving as Kindred Group’s Chief Commercial Officer from 2009 to 2016. While at Kindred Group, Mr. Stetz was involved in helping shape Kindred Group’s long-term strategy and also oversaw day-to-day marketing and operations. Originally from Sweden, Mr. Stetz has a Master of Science in Marketing and Business Development from the Stockholm School of Economics and is also a Harvard Business School alumnus (GMP 2015).

Einar Roosileht, 39, serves as the Company’s Chief Information Officer. He joined the Company in December 2013, and oversees the Company’s Product and Engineering. Prior to joining the Company, Mr. Roosileht co-founded Oryx Gaming in 2010, an online gaming platform provider, where he served as CTO. From 2006 to 2008, Mr. Roosileht served as Chief Architect at Playtech Estonia, where he specifically focused on developing scalable systems. Mr. Roosileht studied Computer Science at the University of Tartu.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics is posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs are managed under the direction of the Board. The Board consists of nine members, divided into three classes of staggered three-year terms.

As discussed more fully under the section entitled “Business Combination — Related Agreements — Investor Rights Agreement,” the Company has entered into the Investor Rights Agreement with dMY, the Business Combination Sellers, the Founder Holders, certain current officers and directors of dMY and the Business Combination Sellers’ Representative. Pursuant to the Investor Rights Agreement, for so long as the Company is a “controlled company” under the applicable rules of the NYSE, the Business Combination Sellers’ Representative and the Sponsor will have the right to nominate nine (or the maximum number that may be nominated by the Business Combination Sellers’ Representative without violating NYSE’s controlled company requirements) and two directors, respectively, to the Board, subject to certain independence and holdings requirements. In the event that the Company is no longer a “controlled company” under the applicable rules of NYSE, the Sponsor will have the right to nominate two directors and the Business Combination Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of issued and outstanding voting securities of the Company held by the Business Combination Sellers and their permitted transferees at such time, in each case, subject to certain independence and holdings requirements.

The Board is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors, whose terms will expire in 2021, are Judith Gold, Paul Wierbicki and Harry You;

•	the Class II directors, whose terms will expire in 2022, are Leslie Bluhm, James Gordon and Sheli Rosenberg; and

•	the Class III directors, whose terms will expire in 2023, are Neil Bluhm, Greg Carlin and Niccolo de Masi.

Pursuant to the Investor Rights Agreement, on or prior to the one-year anniversary of the Business Combination, the Board may, in its sole discretion, elect to add two additional members of the Board. The Business Combination Sellers’ Representative also has the right to nominate the two additional Board members, who are initially Richard Schwartz and Meredith Bluhm-Wolf. If so nominated and appointed, Meredith Bluhm-Wolf will be a Class II director and Richard Schwartz will be a Class III director and will have a three-year term expiring at the same time as the other directors in each such individual’s class. In the event that any of the two additional individuals are unable or unwilling to serve as director upon the Board’s election, their replacement will be designated as set forth in the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, for so long as the Business Combination Sellers and their permitted transferees beneficially own 25% or more of the outstanding voting securities of the Company and no third party person or group of persons beneficially owns a percentage of outstanding voting securities of the Company greater than that beneficially owned by the Business Combination Sellers and their permitted transferees, the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, including Meredith Bluhm-Wolf, Leslie Bluhm and Andrew Bluhm, in each case, so long as he or she is not otherwise a director on the Board. Each board observer will have the right to attend Board meetings in a non-voting, observer capacity and receive copies of all notices, minutes, consents and other materials that the Company provides to the Board. No board observer will have the right to vote on any matter submitted to the Board or offer any motions or resolutions to the Board. The Company may withhold information or materials from the board observers under certain customary circumstances, including in the event of a conflict of interest.

Controlled Company Status

Following the Business Combination, the Business Combination Sellers control a majority of the voting power of our outstanding Common Stock. Consequently, we will be a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including that:

•	a majority of our Board consist of independent directors;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	we conduct an annual performance evaluation of the nominating and corporate governance and compensation committees.

We currently use one or more of these exemptions. While we currently have a majority of independent directors on our Board, our Compensation Committee of the Board (the “Compensation Committee”) and our Nominating and Corporate Governance Committee of the Board do not consist entirely of independent directors. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all the NYSE’s corporate governance requirements.

Director Independence

Under NYSE rules, a director will qualify as an “independent director” only if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and NYSE rules. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE rules, subject to certain exceptions for companies.

To be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the NYSE rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of each director’s independence and considered whether each of our directors has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board determined that Judith Gold, James Gordon, Niccolo de Masi, Paul Wierbicki and Harry You are considered “independent directors” as defined under the NYSE listing requirements and rules and the applicable Exchange Act rules.

Prior to the Business Combination, the board of directors of dMY determined that each of Mmes. Darla Anderson and Francesca Luthi, and Mr. Charles E. Wert, who then served on dMY’s board of directors, qualified as independent under the applicable NYSE and SEC rules, regarding service on the board of directors generally and the audit committee, compensation committee and nominating and corporate governance committee, specifically and as applicable to such director.

Other than Sheli Rosenberg and her son-in-law, Greg Carlin, and Neil Bluhm and his daughter Leslie Bluhm, there are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The Company believes that the structure of the Board and its committees provides strong overall management of the Company.

Committees of the Board

There are three standing committees of the Board: the audit committee, the compensation committee and the nominating and corporate governance committee, which membership is comprised of the following individuals: Audit Committee: Harry You (Chair), James Gordon and Niccolo de Masi; Compensation Committee: Neil Bluhm (Chair), Greg Carlin, Niccolo de Masi and Sheli Rosenberg; and Nominating and Corporate Governance Committee: Neil Bluhm (Chair), Niccolo de Masi and Paul Wierbicki.

The responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

Harry You, James Gordon and Niccolo de Masi serve as members of our audit committee. Under NYSE listing standards and applicable SEC rules, all of the directors on the audit committee must be independent; the Board has determined that each of Messrs. You, Gordon and de Masi are independent under NYSE listing standards and applicable SEC rules. Mr. You serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and the Board has determined that Mr. You qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the audit committee, which is available on the Company’s website.

Compensation Committee

Neil Bluhm, Greg Carlin, Niccolo de Masi and Sheli Rosenberg serve as members of our compensation committee. Under NYSE listing standards, as a controlled company, the Company is not required to have a compensation committee composed entirely of independent directors. The Board has determined that Mr. de Masi is independent. Neil Bluhm serves as Chairman of the compensation committee. The Company’s compensation committee is responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board has adopted a written charter for the compensation committee, which is available on the Company’s website.

Nominating and Corporate Governance Committee

Neil Bluhm, Niccolo de Masi, and Paul Wierbicki serve as members of our nominating and corporate governance committee. Under NYSE listing standards, as a controlled company the Company is not required to have a nominating and corporate governance committee comprised entirely of independent directors. While the Company will remain able to rely upon such exemption from NYSE listing standards for controlled companies, our Board has determined that each of Messrs. de Masi and Wierbicki are independent. Neil Bluhm serves as Chairman of the nominating and corporate governance committee. The Company’s nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related person transactions; and

•	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on our Compensation Committee of the Board, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Board.

Related Party Transaction Policy

We have adopted a formal written Related Party Transactions Policy providing that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the independent directors of the Board (or a committee thereof, which may include the Audit Committee) who have no interest in the proposed related party transaction, subject to certain exceptions. See the section entitled “Certain Relationships and Related Party Transactions – Related Party Transaction Policy” below.

Limitation on Liability and Indemnification Matters

The Charter contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

The Charter and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Charter and the Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

EXECUTIVE COMPENSATION

Overview of Executive Compensation

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended. As an emerging growth company, we are not required to hold a “say-on-pay” vote or include Compensation Discussion & Analysis disclosure in this Prospectus.

Prior to the Business Combination Closing, none of the individuals who served as an executive officer of dMY in 2019 or 2020 received any cash compensation for services rendered to dMY. The then-current executive officers were reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. dMY’s then-current audit committee reviewed on a quarterly basis all payments that were made to, among others, the dMY executive officers.

For the year ended December 31, 2020, our named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Greg Carlin, Chief Executive Officer

•	Richard Schwartz, President

•	Mattias Stetz, Chief Operating Officer

The objective of our executive compensation program is to provide a total compensation package that will enable us to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. Our Board has historically determined the compensation for our NEOs.

Historically, Mr. Carlin, our Chief Executive Officer, has been compensated with a base salary from both RSG and LAMB Capital Advisors, LLC and profits interest awards in RSILP, but Mr. Carlin has entered into an employment agreement with us in connection with the consummation of the Business Combination, as discussed below.

Key Features of our Executive Compensation Program

WHAT WE DO	✓	Align executive compensation with stockholders’ return through long-term incentives
	✓	Provide performance-based compensation for executives
	✓	Balance short and long-term incentive awards to discourage short-term risk-taking at the expense of long-term results
	✓	Retain an independent compensation consultant
	✓	Require a “double-trigger” for change-in-control payments
	✓	Strong non-compete, non-solicit and other restrictive covenants with our NEOs
	✓	Implemented a comprehensive clawback policy
WHAT WE DON’T DO	✗	Incentive recipients to take excessive risk or focus primarily on short-term performance
	✗	Guarantee annual bonuses
	✗	Allow repricing of stock options
	✗	Offer tax “gross-ups” of annual compensation
	✗	No dividend equivalents on outstanding options, or unvested RSUs or PSUs
	✗	No excessive perquisites
	✗	Provide excise tax “gross-ups” upon termination with a change-in-control
	✗	No hedging or short sales of shares and no transactions involving derivative securities relating to shares without prior approval from the CFO

For 2020, the executive compensation program for our NEOs (other than Mr. Carlin) consisted of base salary and incentive compensation (delivered in the form of annual cash bonuses and profits interest awards in RSILP. Each component of the executive compensation program is described below:

•	Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

•	Annual Cash Bonus — we maintain a discretionary annual cash bonus plan. Annual cash bonuses are paid to incentivize the achievement of qualitative and quantitative performance metrics, with the amount of an annual cash bonus (if any) determined at the discretion of our Board and typically paid in December of the applicable performance year or, for certain executives, the first half of the following year.

•	Profits Interest Awards — we previously granted one-time awards of profits interests in RSILP to our Named Executive Officers in the form of Common A-2 and/or Common B-1 profits interest units. We issued 127,660 and 287,234 Common A-2 profit interest units to Mr. Greg Carlin on January 28, 2020 and April 6, 2020, respectively, which were fully vested upon grant, had a participation threshold of $0 and contained certain anti-dilution protections. We also issued 116,904 and 263,035 Common B-1 profit interest units to Mr. Schwartz on January 28, 2020 and April 6, 2020, respectively, which were fully vested upon grant, and 46,761 and 105,214 Common B-1 profit interest units to Mr. Stetz on January 28, 2020 and April 6, 2020, respectively, of which approximately 60% and 80% of the units granted on January 28, 2020 and April 6, 2020, respectively, were fully vested upon grant, and the remaining units vested on April 1, 2020 or were scheduled to vest on April 1, 2021. The participation threshold for these Common B-1 profits interest units was equal to the amount that would have been distributed with respect to a Common A unit of RSILP pursuant to its then-current limited partnership agreement if RSILP distributed an amount equal to the Total Equity Value (as defined therein) to the unit holders. The Common B-1 profits interest units also contained certain anti-dilution protections. Any unvested Common B-1 profits interest units became vested immediately prior to the consummation of the Business Combination and all the Common A-2 and Common B-1 profits interest units were converted into RSILP Units upon consummation of the Business Combination.

For 2021, the executive compensation program for our executive officers, including our NEOs, consists of base salary, short-term cash incentives and long-term equity incentives. Each component of the executive compensation program is described below:

•	Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

•	Annual Cash Bonus — we grant annual cash bonuses under the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan (as amended, the “Equity Incentive Plan”) as a short-term incentive for our executive officers, including our NEOs. These annual cash bonuses are payable upon the achievement of certain pre-established goals or performance metrics. Annual cash bonuses are paid to incentivize the achievement of qualitative and quantitative performance metrics, with the target amount of an annual cash bonus (if any) pre-determined by the Board, and the amount earned (if any), as determined by the Board is typically paid in December of the applicable performance year or, for certain executives, the first half of the following year.

•	Long-Term Equity Incentives — we grant long-term incentive awards under our Equity Incentive Plan. These long-term equity grants are issued annually and are earned either upon the achievement of certain pre-established goals or performance metrics or upon the passage of time. Long-term equity awards are paid to incentivize the achievement of long-term qualitative and quantitative performance metrics, with the amount of the equity-based awards determined by the Board. These equity-based awards are primarily comprised of performance stock units (generally with a three-year performance period), restricted stock units vesting ratably over a three-year term and stock options vesting ratably over a three-year term.

Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total
Greg Carlin	2020	$—	$—	$1,692,065	$—	$1,692,065
Chief Executive Officer	2019	$—	$—	$6,064,975	$—	$6,064,975

Richard Schwartz	2020	$377,000	$188,500	$1,424,012	$3,480	$1,992,992
President	2019	$377,000	$169,250	$4,574,474	$3,397	$5,124,121

Mattias Stetz	2020	$300,000	$150,000	$569,604	$8,884	$1,028,488
Chief Operating Officer	2019	$300,000	$150,000	$1,829,790	$6,923	$2,286,713

(1)	Reflects payments to the NEOs in accordance with the Company’s discretionary annual cash bonus program.

(2)	The amounts in this column represent the aggregate grant-date fair value of profits interests awards granted to each NEO, computed in accordance with FASB ASC Topic 718. See Note 10 to the Company’s audited consolidated financial statements included in our Original 10-K for a discussion of all assumptions made by us in determining the grant-date fair value of these awards.

(3)	The amounts in this column represent Company matching contributions under the Company’s 401(k) plan.

As previously disclosed, on October 23, 2020, Kyle L. Sauers joined the Company as our Chief Financial Officer pursuant to an offer letter agreement entered into between Mr. Sauers and the Company.

Benefits and Perquisites

In 2020, the NEOs participated in the same broad-based benefit programs offered to our other employees, including healthcare and dental plans, a health savings account and a 401(k) program. Under our 401(k) program, the Company matches 100% of each dollar contributed by a participant, up to the first 4% of eligible compensation, subject to tax limits, and all amounts and any corresponding earnings are 100% vested at all times.

Outstanding Equity Awards at 2020 Year End

In connection with the Business Combination, we effectuated a recapitalization, pursuant to which the RSILP profits interest awards previously granted and held by Messrs. Carlin, Schwartz and Stetz, were treated as fully vested to the extent there were any unvested amounts as of the Business Combination Closing, and such profits interest awards were converted or exchanged (whether by direct exchange, merger or otherwise) into a number of RSILP Units. In connection with the consummation of the Business Combination, we issued Messrs. Carlin, Schwartz and Stetz one share of Class V Common Stock for each such RSILP Unit, in accordance with, and as set forth in more detail in, the Business Combination Agreement.

There were no outstanding equity awards held by the NEOs as of December 31, 2020.

Employment Arrangements

Greg Carlin

We entered into an employment letter agreement with Mr. Carlin effective upon the Business Combination Closing. The employment agreement with Mr. Carlin provides for an annual base salary of $500,000 and entitles him to participate in our discretionary annual bonus plan, with a target annual cash bonus opportunity equal to 80% of his then current base salary for the relevant plan year, and with the actual annual cash bonus paid ranging from 40% to 120% of his base salary for the relevant plan year. If, at any time, we terminate Mr. Carlin’s employment as Chief Executive Officer without cause, then he will be entitled to severance in the total amount of $600,000. Mr. Carlin’s employment letter provides that Mr. Carlin is also eligible to receive awards under our Equity Incentive Plan, with the amount of annual long-term incentives under such plan to be equal to two times his annualized base salary. The employment letter provides that the grants under such plan intended to vest based on time-vesting and performance-based vesting, with the first of the long-term compensation grants being made no later than June 30, 2021, and he performance-based vesting grants being anticipated to cover a three-year period and on a rolling basis (e.g., 2021-2023, 2022-2024, etc.). Mr. Carlin’s employment letter further provides that such grants may include a combination of stock options and restricted shares/units. It is anticipated that Mr. Carlin will continue to provide services to RSG during the term of his employment with us.

Pursuant to the terms of Mr. Carlin’s employment letter agreement, he is also subject to customary restrictive covenants, including non-solicitation and non-competition during his employment and for a period of twelve (12) months thereafter.

Richard Schwartz

Mr. Schwartz entered into an employment agreement with us in connection with his appointment as President. The employment agreement with Mr. Schwartz provides for an annual base salary of $377,000 and entitles him to participate in our discretionary annual bonus plan, with a target annual cash bonus opportunity equal to 50% of his then current base salary for the relevant plan year, and with the actual annual cash bonus paid ranging from 0% to 80% of his base salary for the relevant plan year. If Mr. Schwartz is terminated without “cause” or if Mr. Schwartz resigns for “good reason”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (including non-competition, non-interference with and non-solicitation of stakeholders, and non-solicitation and non-hire of employees and other service providers, non-disparagement, confidentiality and assignment of inventions) through such period. Pursuant to the employment agreement, we have the option to extend Mr. Schwartz’s non-compete obligations for an additional six months (i.e., until the first anniversary of his termination date) in exchange for an additional severance payment equal to six months of his base salary.

Under Mr. Schwartz’s employment agreement, “cause” means the occurrence of any of the following events: (i) any material failure by Mr. Schwartz to comply with any applicable law or regulation in performing his obligations under the employment agreement, the RSILP A&R LPA or in connection with Mr. Schwartz’s conduct of the RSG Companies’ (as defined below) business; (ii) any act or omission by Mr. Schwartz against any RSG Company involving fraud, material dishonesty or conflict of interest in connection with the conduct of such company’s business; (iii) any grossly negligent or willful act or grossly negligent or willful omission by Mr. Schwartz that materially adversely affects any RSG Company; (iv) conviction of Mr. Schwartz, or his pleading guilty or nolo contendere to, or his indictment (where such indictment is not dismissed or otherwise resolved favorably to him within six months) of, any felony or charge that would result in material disrepute to any RSG Company, including any financial offense or any offense that would be reasonably likely to adversely affect any RSG Company’s reputation with any licensing or regulatory authority; (v) any willful failure by Mr. Schwartz to perform his duties or the lawful directions of the General Partner of RSILP (the “General Partner”) that results in harm to us, in each case, after having been given notice of such failure and a reasonable opportunity to cure, to the extent such matter is reasonably capable of being cured; (vi) the material breach of this employment agreement or the Operating Agreement, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured; or (vii) any material breach, non-performance or non-observance by Mr. Schwartz of any restrictive covenants to which he is bound, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured. “RSG Companies” means RSI Investors, LLC, RSILP, Rush Street Interactive LLC, RSG and all of their present and future direct and indirect subsidiaries and affiliates.

Under Mr. Schwartz’s employment agreement “good reason” means the occurrence of any of the following events, subject to customary notice and cure provisions: (i) a failure of the Company to pay Mr. Schwartz base salary or provide him any benefits owed to him in accordance with the terms of the employment agreement; (ii) any breach of applicable law or regulation by the Company in relation to his employment, or any breach of a Company or General Partner obligation under the employment agreement or the Operating Agreement; (iii) the material diminution in Mr. Schwartz’s title, duties or authority from those set forth in his employment agreement without his prior written consent, provided, that the Company’s reduction in the scope of its business or the number of properties it manages or jurisdictions in which it operates any online gaming operation shall not constitute “good reason”; or (iv) any relocation of the Company’s corporate headquarters from Chicago, Illinois that would require Mr. Schwartz to relocate his family residence outside of the Chicago metropolitan area.

Mattias Stetz

Mr. Stetz previously entered into an offer letter with us in connection with his appointment as Chief Operating Officer. The offer letter with Mr. Stetz provides for an annual base salary of $275,000 and entitles him to participate in the Company’s discretionary annual cash bonus plan, with a target annual cash bonus opportunity equal to 50% of his base salary for the relevant plan year. If Mr. Stetz is terminated by us without “cause”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (which are generally the same as those that apply to Mr. Schwartz) through such period and execution of a severance and release agreement.

Under Mr. Stetz’s offer letter, “cause” means Mr. Stetz’s (i) failure to abide by the Company’s policies and procedures, (ii) misconduct, gross negligence, insubordination, or inattention to the Company’s business; (iii) failure to perform the duties required of him up to the standards established by us or other material breach of the terms of his offer letter or (iv) failure or inability to obtain and maintain all permits and licenses required by the statutes, rules and regulations relating to gaming in jurisdictions where we have operations or seeks to have operations (the “Gaming Laws”), as well as to assist the Company in satisfying the requirements of the Gaming Laws.

Director Compensation

Prior to the Business Combination

Prior to the Business Combination Closing, none of the individuals who served on dMY’s board of directors in 2020 received any compensation for services rendered to dMY. The then-current directors were reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. dMY’s then-current audit committee reviewed on a quarterly basis all payments that were made to, among others, the dMY directors.

At and Following the Business Combination

Subsequent to the Business Combination Closing, in April 2021 we adopted a new Board compensation program (the “Director Compensation Program”) that is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of our stock to further align their interests with those of our stockholders. Our non-employee directors who are determined to not be founders of RSILP or affiliated with dMY (the “eligible directors”) will be eligible to participate in the Director Compensation Program. The initial eligible directors under the Director Compensation Program are Leslie Bluhm, Judith Gold, James Gordon, Sheli Rosenberg and Paul Wierbicki.

The Director Compensation Program provides an annual equity retainer with a grant date fair value equal to $125,000 to our eligible directors. This annual retainer will be paid in the form of restricted stock units of the Company, which will vest in its entirety into shares of our Class A Common Stock on the date of the next annual meeting of stockholders following the grant date, subject to continued service. With respect to the directors’ compensation for the period from December 29, 2020 (the date the Business Combination closed) through the date of the Annual Meeting, we granted the eligible directors a prorated annual retainer to reflect the shortened service period.

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in our Equity Incentive Plan.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our Charter and Bylaws, the Warrant Agreement, dated as of February 20, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent and each of the other documents referenced herein, which are attached as exhibits to this Prospectus. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

As of March 31, 2021, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our Class A common stock and our warrants to purchase Class A common stock.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 951,000,000 shares, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share;

•	750,000,000 shares of Class A common stock, par value $0.0001 per share; and

•	200,000,000 shares of Class V voting stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class V voting stock as a single class on all matters presented to the stockholders of the Company for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class A common stock will not be required to amend, alter, change, add to or repeal the Bylaws so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Business Combination Sellers and their permitted transferees (as defined in the Investor Rights Agreement, the “Permitted Transferees”) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iii) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv), at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of preferred stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having preference over the Class A common stock, then outstanding, if any.

Other Matters and Rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of preferred stock of the Company that the Company may issue in the future.

Class V Voting Stock

Voting Rights. Each holder of Class V voting stock is entitled to one vote for each share of Class V voting stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class V voting stock will vote together with holders of Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V voting stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class V voting stock will not be required to amend, alter, change, add to or repeal the Bylaws so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iii) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Business Combination Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of preferred stock.

Dividend Rights. The holders of the Class V voting stock will not participate in any dividends declared by the Board.

Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V voting stock are not entitled to receive any assets of the Company.

Other Matters and Rights. The holders of shares of Class V voting stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V voting stock.

Issuance and Retirement of Class V Voting Stock. In the event that any outstanding share of Class V voting stock ceases to be held directly or indirectly by certain holders thereof, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V voting stock after the adoption of the Charter other than in connection with the valid issuance or transfer of a Class A common unit of Rush Street Interactive, LP in accordance with the governing documents of the Company.

Preferred Stock

The Charter authorizes the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock of the Company. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of the Company by restricting dividends on the Class A common stock, diluting the voting power of the Class V voting stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Warrants

As of May 19, 2021, there were no Public Warrants, Private Placement Warrants or Working Capital Warrants Outstanding.

Public Warrants

Public Warrants to purchase 11,500,000 shares of Class A Common Stock were originally issued in connection with dMY Technology Group, Inc.’s initial public offering (the “IPO”) at an exercise price of $11.50 per share of Class A Common Stock. On February 22, 2021, we announced the Redemption. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of May 19, 2021. The Company received approximately $131.6 million in cash proceeds from the exercise of the Public Warrants.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants and Working Capital Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants and Working Capital Warrants) were not transferable, assignable or salable until 30 days after the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants and initial holders of the Working Capital Warrants) and were not redeemable by us so long as they were held by the initial holder of such Private Placement Warrants and Working Capital Warrants or its permitted transferees (subject to certain exceptions for a number of shares of Class A Common Stock). The initial purchasers, or their permitted transferees, had the option to exercise the Private Placement Warrants and Working Capital Warrants on a cashless basis. If the Private Placement Warrants and Working Capital Warrants were held by holders other than the initial holders or their permitted transferees, the Private Placement Warrants and Working Capital Warrants would have become redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants and Working Capital Warrants elected to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

On March 26, 2021, the Private Placement Warrants and Working Capital Warrants were exercised in full on a cashless basis, and none of the Private Placement Warrants or Working Capital Warrants remain outstanding as of May 19, 2021.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and will be subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

The Company is a holding company with no material assets other than its interests in the Special Limited Partner (whose sole asset is the RSILP Units) and RSI GP.

The RSILP A&R LPA provides that pro rata cash distributions be made to holders of RSILP Units (including the Special Limited Partner) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Agreements — RSILP A&R LPA.” In addition, the Tax Receivable Agreement provides that the Special Limited Partner will pay to the Business Combination Sellers of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increase in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP units for Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Company anticipates that the tax distributions the Special Limited Partner will receive from RSILP may, in certain periods, exceed the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend or in connection with the Tax Receivable Agreement) to its stockholders. We also expect, if necessary, to undertake certain actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSILP Units to maintain one-for-one parity between RSILP Units held by the Special Limited Partner and shares of Class A Common Stock. See the risk factor entitled “Risk Factors — Risks Related to the Business Combination — The only principal asset of the Company is its interests in RSILP (held through the Company’s wholly-owned subsidiaries), and accordingly it depends on distributions from RSILP to pay taxes and expenses.”

Investor Rights Agreement

At the Business Combination Closing, the Company, Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative entered into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company and the Founder Holders agreed to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor has the right to nominate two directors to the Board and the Business Combination Sellers’ Representative has the right to nominate the remaining directors of the Board (initially seven directors), and the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company provided the Business Combination Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Business Combination Sellers and the Sponsor, (iv) the Founder Holders and the Business Combination Sellers agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSILP Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions pursuant to and in accordance with the Business Combination Agreement, and (v) the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founder Holders, Niccolo de Masi and Harry You.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Charter, Bylaws, the Investor Rights Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our Bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Exclusive Forum

The Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or Company stockholder to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers, other employees or Company stockholders arising pursuant to any provision of the DGCL, the Charter or our Bylaws, or (iv) any action asserting a claim against us, our directors, officers, other employees or Company stockholders governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware; provided, however, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such actions, the Charter provides that the sole and exclusive forum shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant.

In addition, the Charter requires, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision in the Charter does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The “Charter provides that any equity interests of the Company owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either us or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Our gaming activities are regulated by gaming authorities in each jurisdiction in which we operate. To operate in any given gaming jurisdiction, we and our directors, officers, certain other key employees and, in certain cases, our significant stockholders, must be found suitable by the relevant gaming authority. Gaming authorities typically have broad discretion in determining whether an applicant is suitable to conduct or be associated with gaming activities within a given jurisdiction. Though criteria for suitability varies by jurisdiction, such criteria generally include (among other things) an evaluation of the applicant’s reputation for good character, criminal and financial history and character of those with whom the applicant associates. Our association with individuals or entities that are or are likely to be deemed unsuitable in any particular jurisdiction would present risk to our ability to obtain or maintain the gaming license we need to operate in such jurisdiction.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A Common stock then outstanding (as of May 19, 2021, we had 59,159,364 shares of our Class A Common Stock outstanding); or

•	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of May 19, 2021, we had 59,159,364 shares of Class A Common Stock outstanding. Of these shares, 23,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by any of our affiliates within the meaning of Rule 144. All of the 5,750,000 shares issued to the Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

In addition, as of May 19, 2021, we have up to 160,000,000 shares of Class A Common Stock reserved for issuance upon conversion of the Retained RSILP Units held by the Business Combination Sellers (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock). All such securities are also restricted securities for purposes of Rule 144.

The registration statement of which this prospectus is a part registers for resale (i) all of the shares of Class A Common Stock issued to the Initial Stockholders, (ii) the shares of Class A Common Stock reserved for issuance upon conversion of a corresponding number of Retained RSILP Units held by the Business Combination Sellers (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock) and (iii) the shares of Class A Common Stock reserved for issuance upon exercise or conversion of the Warrants, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Investor Rights Agreement or the warrant agreement, as applicable.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

For a further description of our obligation to register our securities, see the sections entitled “Business Combination — Related Agreement — Investor Rights Agreement — Registration Rights” and “Certain Relationships and Related Party Transactions — Related Party Transactions — Registration Rights.”

Lock-up Restrictions

Securities Subject to the Lock-up Period

Pursuant to the terms of the Investor Rights Agreement, the Founder Holders and the Business Combination Sellers have agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSILP Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions,

As of the date of this prospectus, the Founder Holders owned 5,750,000 shares of Class A Common Stock and the Business Combination Sellers owned 160,000,000 Retained RSILP Units and a corresponding number of shares of Class V Common Stock. Subject to certain exceptions, such holders are contractually restricted from selling or transferring these securities until the end of the applicable lock-up period.

Form S-8 Registration Statement

We have filed one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2020 Omnibus Equity Incentive Plan. Any such Form S-8 registration statement has or will, as applicable, become effective automatically upon filing. The initial registration statement on Form S-8 covered 13,400,000 shares of Class A Common Stock. Given that these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our voting securities as of May 19, 2021, for:

•	each person who is known to be the beneficial owner of more than 5% of shares of any class of our outstanding voting securities;

•	each of our current NEOs and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Pursuant to our Charter, each share of Class A Common Stock and each share of Class V Common Stock, representing a non-economic interest in the Company, entitle the holder to one vote per share. The table below represents beneficial ownership of our voting securities based on 219,159,364 shares of our Common Stock, comprised of Class A Common Stock and Class V Common Stock, issued and outstanding as of May 19, 2021. The expected beneficial ownership percentages set forth below do not take into account shares of Class A Common Stock reserved for issuance under the Equity Incentive Plan. Unless otherwise indicated, the address of each person named in the table below is c/o Rush Street Interactive Inc., 900 N. Michigan Avenue, Suite 950, Chicago, Illinois 60611

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owners	Class A Common Stock	% of Class	Class V Voting Stock(1)	% of Class	% of Total Voting Power(2)
Directors and Named Executive Officers:
Greg Carlin(3)	—	—	34,132,645	21.3%	15.6%
Richard Schwartz	—	—	8,269,950	5.2%	3.8%
Mattias Stetz	—	—	2,964,157	1.9%	1.4%
Leslie Bluhm	3,625	*	—	—	*
Neil Bluhm(4)	—	—	110,411,777	69.0%	50.4%
Niccolo de Masi	663,404	1.1%	—	—	*
Judith Gold(5)	3,625	*	565,083	*	*
James Gordon	3,625	*	—	—	*
Sheli Rosenberg	8,625	*	—	—	*
Paul Wierbicki	3,625	*	141,272	*	*
Harry L. You(6)	6,338,404	10.7%	—	—	2.9%

All Executive Officers and Directors After the Business Combination as a Group (13 persons)	7,059,234	12.0%	159,449,041	99.7%	76.0%
5% Holders:
Greg Carlin(3)	—	—	34,132,645	21.3%	15.6%
Neil Bluhm(4)	—	—	110,411,777	69.0%	50.4%
Harry L. You(6)	6,338,404	10.7%	—	—	2.9%
Funds and accounts managed by FMR LLC(7)	4,812,785	8.1%	—	—	2.2%

*	less than 1%
(1)	Class V Voting Stock represents a non-economic interest in the Company and entitles the holder thereof to one vote per share. Subject to the terms and limitations of the RSILP A&R LPA, from and after the six-month anniversary of the Business Combination Closing, up to four times per calendar year, the RSILP Units, together with an equal number of shares of Class V Common Stock, are exchangeable for shares of Class A Common Stock on a one-for-one basis.
(2)	Represents the percentage of voting power of the holders of Class A Common Stock and Class V Common Stock voting together as a single class.
(3)	Represents the aggregate number of shares of Class V Common Stock held by Greg Carlin in his individual capacity and by the Greg and Marcy Carlin Family Trust.
(4)	Represents the aggregate number of shares of Class V Common Stock held by Neil Bluhm, the NGB 2013 Grandchildren’s Dynasty Trust and Rush Street Interactive GP, LLC, of which Mr. Bluhm is a manager and controls 81% of the voting interests in that entity.
(5)	The Class V Common Stock beneficially owned by Judith Gold are held of record and registered to her husband, Dan Kotcher.
(6)	Includes (i) 663,404 shares of Class A Common Stock held by Harry L. You, a director of the Company, and (ii) 5,675,000 shares of Class A Common Stock held by the Sponsor. Harry L. You is the manager of the Sponsor and has voting and investment discretion with respect to the common stock held of record by the Sponsor. The address of Sponsor is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.
(7)	Includes 4,812,785 shares of Class A Common Stock acquired by Fidelity Management & Research Company LLC and Strategic Advisers LLC, each of which are subsidiaries of FMR LLC, based solely on the Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC on May 7, 2021. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

dMY’s Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 Class B common stock, par value $0.0001 per share, of dMY (the “Founder Shares”).

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) the date following the completion of the initial business combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. However, this lockup was replaced in its entirety by the terms of the Investor Rights Agreement as described in more detail below.

Private Placement Warrants

On February 25, 2020, simultaneously with the consummation of dMY’s IPO, dMY consummated the private placement of 6,600,000 Private Placement Warrants at a price of $1.00 per warrant, to the Sponsor, generating proceeds of $6.6 million.

Each whole Private Placement Warrant was exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the trust account. The Private Placement Warrants were non-redeemable for cash and exercisable on a cashless basis so long as they were held by the Sponsor or its permitted transferees. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until 30 days after the Business Combination Closing.

On March 26, 2021, the Private Placement Warrants were exercised in full on a cashless basis, and none of the Private Placement Warrants remain outstanding as of the date hereof.

Related Party Loans and Working Capital Warrants

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of dMY’s IPO. Prior to the consummation of dMY’s IPO, dMY borrowed approximately $90,000 under the Note. On March 19, 2020, dMY repaid the Note in full to the Sponsor.

In addition, to finance certain transaction costs in connection with the Business Combination, the Sponsor provided a working capital loan to the Company in the amount of $75,000. On December 29, 2020, in connection with the Business Combination Closing, in lieu of repaying such working capital loan in cash, the Company converted the working capital loan into 75,000 Working Capital Warrants at $1.00 per warrant, which were then issued to Sponsor. The Working Capital Warrants had identical terms to the Private Placement Warrants.

On March 26, 2021, the Working Capital Warrants were exercised in full on a cashless basis, and none of the Working Capital Warrants remain outstanding as of the date hereof.

Administrative Services Agreement

The Company entered into an agreement providing that, subsequent to the closing of dMY’s IPO and continuing until the earlier of the Company’s consummation of a business combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. This agreement expired pursuant to its terms upon the Business Combination Closing.

The Sponsor, executive officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Prior to the Business Combination Closing, the Company’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Current Registration Rights

The holders of Founder Shares, Private Placement Warrants and Working Capital Warrants (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants and upon conversion of the Founder Shares into Class A Common Shares) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of dMY’s IPO. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. On February 5, 2021, the Company filed a shelf registration statement on Form S-1 with the SEC, which was declared effective on Feb. 11, 2021.

Agreements Entered Into In Connection With the Business Combination

RSILP A&R LPA

Upon the Business Combination Closing, the Company, RSILP and certain other parties entered into the RSILP A&R LPA, which, among other things, permitted the issuance and ownership of RSILP Units as contemplated to be issued and owned upon the consummation of the Business Combination, admitted RSI GP as the general partner of RSILP, provided for certain exchange rights with respect to the RSILP Units, otherwise amended and restated the rights and preferences of the RSILP Units and set forth the rights and preferences of the RSILP Units, and established the ownership of the RSILP Units by the persons or entities indicated in the RSILP A&R LPA.

Tax Distributions

The RSILP A&R LPA provides for quarterly tax distributions payable in accordance with the RSILP A&R LPA to the holders of RSILP Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSILP allocable to holders of RSILP Units. Generally, these tax distributions will be computed based on RSILP’s estimate of the taxable income of RSILP allocable to each holder of RSILP Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSILP Units on a pro rata basis.

Exchange of RSILP Units for Class A Common Stock

The Business Combination Sellers may, from and after the six-month anniversary of the Business Combination Closing, up to four times per calendar year, exchange all or any portion of their RSILP Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSILP Units by delivering a written notice to RSILP and a copy to the Special Limited Partner; provided that no holder of RSILP Units may exchange less than 1,000 RSILP Units in any single exchange unless exchanging all of the RSILP Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSILP A&R LPA regarding such exchanges. Notwithstanding the foregoing, the Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSILP Units surrendered for exchange, pay an amount in cash per RSILP Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSILP Unit exchanged, one share of Class V Voting Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSILP Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances RSI GP may limit the rights of holders of RSILP Units to exchange their RSILP Units if RSI GP determines in good faith that such restrictions are necessary so that RSILP will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

Limited Liability Company Agreement of RSI GP

Upon the Business Combination Closing, the Company and RSI GP entered into the Limited Liability Company Agreement of RSI GP (the “GP LLCA”), pursuant to which, among other things, the parties established a board of managers of RSI GP, which is initially comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSILP. Pursuant to the GP LLCA, each of Neil Bluhm (or one of his adult children) and Gregory Carlin will be entitled to serve as a manager of the board of RSI GP until they (or their permitted transferees, successors or assigns), taken together, hold fewer equity interests of the Company and RSILP (taken together) than any other shareholder or affiliated group of shareholders. In addition, RSILP will have sole discretion to appoint managers (including to fill vacancies) and remove managers, subject to receipt of requisite gaming licenses and/or approvals from gaming authorities.

Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner

Upon the Business Combination Closing, the Company and the Special Limited Partner amended the Special Limited Partner’s Certificate of Incorporation and Bylaws to, among other things, provide that (i) the board of directors of the Special Limited Partner are appointed by the Company’s Board and (ii) the Special Limited Partner will comply with applicable gaming laws.

Investor Rights Agreement

At the Business Combination Closing, the Company, Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative entered into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company and the Founder Holders agreed to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with dMY’s IPO, (ii) the Sponsor has the right to nominate two directors to the Board and the Business Combination Sellers’ Representative has the right to nominate the remaining directors of the Board (initially seven directors), and the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company provided the Business Combination Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Business Combination Sellers and the Sponsor, (iv) the Founder Holders and the Business Combination Sellers agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSILP Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following such closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions, and (v) the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Sponsor, Niccolo de Masi, Harry You and the independent directors, in each case as more fully described in the Investor Rights Agreement.

Services Agreement

At the Business Combination Closing, RSILP and RSG, a current affiliate of RSILP, entered into a Services Agreement (the “Services Agreement”), pursuant to which, among other things, RSG provides certain specified services to the Company for a period of two years following the Business Combination Closing, subject to extension and early termination, including, without limitation, certain services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement). As compensation for RSG’s provision of these services, during the term of the Services Agreement, RSILP reimburses RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by RSILP, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services.

Employment Agreement

In connection with the Business Combination Closing, RSILP entered into an employment agreement with Gregory A. Carlin on terms reasonably mutually acceptable to RSILP and Mr. Carlin. Following such closing, Mr. Carlin remains Chief Executive Officer of RSG and pursuant to the Employment Agreement, Mr. Carlin is not required to devote his full business time and attention to RSILP.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Business Combination Sellers’ Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors agreed to purchase in connection with the Business Combination Closing an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE were subject to, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Recapitalization Agreement

In connection with the execution of the Business Combination Agreement, the Business Combination Sellers, the Business Combination Sellers’ Representative and RSILP entered into a recapitalization agreement (the “Recapitalization Agreement”), pursuant to which the parties agreed to recapitalize the equity interests of RSILP effective as of immediately prior to the Business Combination Closing into a single class of common units in order to permit the issuance and ownership of the RSILP Units as contemplated to be issued and owned upon the consummation of the Business Combination.

Put-Call Agreements

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company, RSILP and certain of the Business Combination Sellers (the “Put-Call Sellers”) entered into Put-Call Agreements. Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the closing had occurred on or prior to December 20, 2020, the Put-Call Agreements would have remained effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers would have had the right to sell to RSILP for $9.00 per unit, and RSILP would have had the right to purchase from the Put-Call Sellers for $11.00 per unit, certain of the Put-Call Sellers’ RSILP Units (not to exceed 2,576,450 in the aggregate). Because the Business Combination Closing occurred after December 20, 2020, the Put-Call Agreements automatically terminated and were no longer effective.

Tax Receivable Agreement

Simultaneously with the Business Combination Closing, the Company, the Special Limited Partner, RSILP, the Business Combination Sellers and the Business Combination Sellers’ Representative entered into the Tax Receivable Agreement, which provides for, among other things, payment by the Special Limited Partner to the Business Combination Sellers 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of certain RSILP Units for Class A Common Stock (or cash) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement remains in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company may recognize a liability under the Tax Receivable Agreement of up to $495 million if all member interests are exchanged and assuming (i) the generation of sufficient future taxable income, (ii) a price of $10 per share, (iii) a constant corporate tax rate of 29.94% and (iv) no material changes in tax law. The amount payable under the Tax Receivable Agreement would vary from year to year, but the Company estimates that payments would be made over the next fifteen years assuming the generation of sufficient future taxable income. We expect the cash tax savings we would realize from the utilization of deferred tax assets to fund the required payments.

RSILP’s Related Party Transactions

Mr. Neil Bluhm and his adult children (including Ms. Leslie Bluhm), through their individual capacities or trusts that they have created for the benefit of themselves or their family members, have an indirect controlling or material interest in the following entities: RSG, Rivers IP Holdings, LLC (“Rivers IP”), Sugar House HSP Gaming, LP (“Sugar House”), Holdings Acquisition Co, LP (“Rivers Pittsburgh”), Midwest Gaming & Entertainment, LLC (“Midwest Gaming”), Capital Region Gaming, LLC (“Rivers Schenectady”), Portsmouth Gaming Holdings, LLC, LAMB Partners, LLC and LAMB Capital Advisors, LLC. Mr. Bluhm serves on the boards or is the controlling party of RSG, Sugar House, Rivers Pittsburgh, Midwest Gaming , Rivers Schenectady, Portsmouth Gaming Holdings, LLC, LAMB Partners, LLC and LAMB Capital Advisors, LLC. Mr. Greg Carlin, in his individual capacity and through trusts or other entities that he has created for the benefit of himself and his family members, has an indirect material economic interest in and serves on the board and as chief executive officer of each of the following entities: RSG, Sugar House, Rivers Pittsburgh, Midwest Gaming, Rivers Schenectady, and Portsmouth Gaming Holdings, LLC. Mr. Carlin is also the managing member of Rivers IP. Each of the foregoing entities regularly engage in transactions with RSILP, which are more fully described below.

In addition, Mr. Neil Bluhm and Mr. Greg Carlin made an advance to RSILP in the aggregate amount of $650,000 for RSILP’s purchase of hardware needed to allow RSILP to operate the retail sportsbook in Des Plaines, Illinois. While there was no obligation for RSILP to repay this advance by a particular date or time, RSILP repaid this advance on December 30, 2020.

Rush Street Gaming, LLC

RSG periodically advances RSILP amounts for payroll, benefits and other costs and expenses. The amounts advanced generally correspond to RSILP’s allocated portion of costs of third-party service providers and processors providing services to RSILP and are passed through RSG to RSILP with no markup. The total amount advanced by RSG from time to time increases and decreases based on the capital needs of RSILP and as RSILP draws upon and repays such advances. Payables due to RSG for amounts advanced to RSILP were $3.1 million and $2.5 million for the years ended December 31, 2020 and 2019, respectively.

RSG also provides operational support to RSILP, such as oversight over operations, business development, government affairs, compliance, certain human resource functions and finance. Under the arrangement between RSG and RSILP, RSILP reimburses RSG its allocated portion of the salary, bonus, benefits and overhead cost for RSG employees that provide services to RSILP. The portion is generally calculated on the basis of the percentage of time spent by RSG employees on RSILP’s matters as compared to other matters unrelated to RSILP. The reimbursement is calculated on the basis of 150% of an employee’s annual salary, bonus and benefit costs. Expenses relating to support services were $1.3 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively, while payables due to RSG for support services were $0.3 million and $0.2 million at December 31, 2020 and December 31, 2019, respectively. RSG will continue to provide RSILP with such services upon substantially the same terms and cost following the consummation of the Business Combination pursuant to the Services Agreement. See “— Agreements Entered Into In Connection With the Business Combination — Services Agreement”.

Mr. Carlin is the current chief executive officer of RSG and has historically been compensated with a base salary from RSG.

Collectively, RSILP had $3.4 million and $2.7 million payable to RSG as of December 31, 2020 and 2019, respectively, and recorded as due to affiliates within the applicable balance sheets.

RSG also previously owned the “Rush Street” and “Rush Rewards” trademarks used by RSILP. Pursuant to the Business Combination Agreement, these trademarks and several other trademarks and domain names that we use in connection with our business were transferred and assigned to us by RSG and its affiliates, as applicable, and we granted to RSG and its affiliates a perpetual, royalty- free license to use certain of these trademarks and domain names in certain fields of use. This license is either exclusive or non-exclusive based on the field of use and the particular trademark or domain name.

Rivers IP Holdings, LLC

Rivers IP owns the rights to the “rushstreetinteractive.com” domain name, which were assigned to us by Rivers IP in connection with the Business Combination, and, as further described below, certain other intellectual property used by RSILP. In connection with the Business Combination, we, together with Rivers IP and RSG, entered into an amended and restated license agreement. This amended and restated agreement provides RSILP with a license to utilize the “Rivers,” “betrivers,” “betrivers.com” trademarks and domain names under certain prescribed terms. Under the terms of this amended and restated agreement, in jurisdictions in which an RSG affiliate operates a “Rivers” branded casino and RSILP provide retail and/or online sports wagering services or online gaming services, RSILP receives a sublicense from the applicable “Rivers” branded casinos to utilize such trademarks and domain names in connection with RSILP’s operation of retail and online sports betting and online gaming under the casinos’ regulatory licenses. We amended RSILP’s agreement with Rivers IP to better reflect the parties’ intent and current licensing practices.

Affiliated Land-Based Casinos

Neil Bluhm and Greg Carlin are owners and officers of certain land-based casinos. RSILP has entered into certain agreements with these affiliated land-based casinos, as further described below, that create strategic partnerships aimed to capture the online gaming, online sports betting and retail sports services markets in the various states and municipalities where the land-based casinos operate.

Generally, RSILP pays a royalty fee to the land-based casino (calculated as a percentage of RSILP’s revenue less reimbursable costs as defined in the applicable agreement) in exchange for the right to operate real-money online casino and/or online sports betting under the gaming license of the land-based casinos. Royalties paid to affiliated casinos were $135.5 million and $6.9 million for the years ended December 31, 2020 and December 31, 2019, which were net of any consideration received from the affiliated casino for reimbursable costs. Net royalties paid are recorded as costs of revenue in the applicable consolidated statements of operations and comprehensive income (loss). In certain cases, the affiliate casino maintains the bank account that processes cash deposits and withdrawals for our customers. Accordingly, at any point in time, RSILP will record a receivable from the affiliate, representing our total gaming revenue (with our customers) that was collected by the affiliate, less consideration payable to the affiliate for use of its license, which is offset by any consideration received from the affiliate based on the terms of the agreement. Receivables due from affiliated land-based casinos were $28.8 million and $3.1 million as of December 31, 2020 and 2019, respectively.

In addition, RSILP provides retail sports services to certain affiliated land-based casinos in exchange for a monthly commission based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook, technical support for the land-based casino’s customers, customer support, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. Revenue recognized relating to retail sports services provided to affiliated land-based casinos was $1.0 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively.

RSILP has a social gaming platform, providing customers with free-to-play games that use virtual credits that can be earned or purchased. Certain social gaming offerings are marketed under the affiliated land-based casino’s brands and therefore require RSILP to pay royalties to the affiliated land-based casino, which are recorded as Costs of revenue in the consolidated statements of operations and comprehensive income (loss). Social gaming royalties paid to affiliated land-based casinos were $1.0 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

Specifically, RSILP has entered into the following agreements with affiliated land-based casinos:

Sugar House

RSILP has entered into four agreements with Sugar House related to retail and online sports wagering and online gaming operations: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Sugar House (the “Sugar House RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of May 28, 2019, by and between RSILP and Sugar House, as amended by Amend No. 1, dated as of June 26, 2019 (as further amended, the “Sugar House OSWOLA”), (c) the Online Interactive Gaming Operations and License Agreement, dated as of July, 2019, by and between Rush Street Interactive PA, LLC, RSILP and Sugar House (as further amended, the “Sugar House OIGOLA”) and (d) the Software and Services Agreement, dated as of July 10, 2015, by and between RSILP and Sugar House (the “Sugar House SSA”). Sugar House launched its (i) Casino4Fun social gaming offerings on July 10, 2015, (ii) retail sports betting offerings on December 13, 2018; (iii) online sports betting offerings on May 31, 2019; and (iv) online gaming offerings under the “Play Sugar House” skin on June 19, 2019 and under the “BetRivers” skin on January 30, 2020.

Pursuant to the Sugar House RSBA, RSILP provides support services for retail sports wagering offered at the Rivers Philadelphia casino. Pursuant to the Sugar House OSWOLA and OIGOLA, respectively, RSILP operates the online sports wagering and online gaming site in Pennsylvania. RSILP has a license to utilize (i) the “Rivers” and “betrivers” marks pursuant to the arrangements described under “— Rivers IP Holdings, LLC”, above, and (ii)  the “Sugar House” mark pursuant to a license agreement between Sugar House and RSILP. On December 10, 2020, RSILP and Sugar House amended the Sugar House OIGOLA and OSWOLA, and agreed to reduce the royalty expense owed by RSILP by $9.0 million with respect to the period of July through September 2020. This amendment is, by its terms, one time in nature.

Pursuant to the Sugar House SSA, RSILP provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site.

Rivers Pittsburgh

RSILP has three agreements with Rivers Pittsburgh: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of June 21, 2019, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh OSWOLA”) and (c) the Software and Services Agreement, dated as of July 10, 2018, by and between RSILP and Rivers Pittsburgh (the “Rivers Pittsburgh SSA”). Rivers Pittsburgh launched its Casino4Fun social gaming offerings on July 10, 2018, its retail sports betting offerings on December 13, 2018 and its online sports betting offerings on June 25, 2019.

Pursuant to the Rivers Pittsburgh RSBA, RSILP provides support services for retail sports wagering offered at the Rivers Pittsburgh casino. Pursuant to the Rivers Pittsburgh OSWOLA, RSILP operates the online sports wagering site.

Pursuant to the Rivers Pittsburgh SSA, RSILP provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site.

Midwest Gaming

RSILP has two agreements with Midwest Gaming: (a) the Retail Sports Book Agreement, dated March 9, 2020, by and between Rush Street Interactive IL, LLC and Midwest Gaming (the “Midwest RSBA”) and (b) the Software and Services Agreement, dated as of December 12, 2017, by and between RSILP and Midwest Gaming (the “Midwest Gaming SSA”). Pursuant to the Midwest RSBA, RSILP provides support services for retail sports wagering offered at Rivers Des Plaines casino. Midwest Gaming launched its retail sports wagering offerings on March 9, 2020. Pursuant to the Midwest Gaming SSA, RSILP provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. Additionally, RSILP expects to enter into an agreement with Midwest Gaming to provide Midwest Gaming with software and services for its online sports wagering and online gaming sites (the “Midwest Online Agreement”). The Midwest RSBA currently is in effect until the earlier of (i) June 7, 2020 (subject to an unlimited number of 30-day extensions of this date as agreed by RSILP and Midwest Gaming) and (ii) the execution of the Midwest Online Agreement. The Midwest RBSA is currently in effect and RSILP expects it to remain in effect. RSILP intends to enter into an amendment of the Midwest RSBA with Midwest Gaming to make the Midwest RSBA co-terminus with the Midwest Online Agreement.

Rivers Schenectady

RSILP has two agreements with Rivers Schenectady: (a) the Retail Sports Book Agreement, dated July 16, 2019, by and between Rush Street Interactive NY, LLC and Rivers Schenectady (the “Rivers Schenectady RSBA”) and (b) the Software and Services Agreement, dated as of December 15, 2016, by and between RSILP and Rivers Schenectady (the “Rivers Schenectady SSA”). Rivers Schenectady launched its Casino4Fun social gaming offerings on December 15, 2016 and its retail sports betting offerings on July 16, 2019.

Pursuant to the Rivers Schenectady RSBA, RSILP provided support services for retail sports wagering offered at the Rivers Schenectady casino. The Rivers Schenectady RSBA has been replaced by the Rivers Schenectady SWIGLA (as defined in the immediately below paragraph). On October 6, 2020, RSILP entered into a Sports Wagering and Interactive Gaming License Agreement with Rivers Schenectady (the “Schenectady SWIGLA”). Pursuant to the Schenectady SWIGLA, RSILP provides support services for Rivers Schenectady’s retail sports wagering operations for a term of twenty years. Additionally, pursuant to the Schenectady SWIGLA, Rivers Schenectady provides RSILP with the right to operate online sports wagering and, if permitted under applicable law, interactive gaming operations in the state of New York under Rivers Schenectady’s regulatory licenses.

Pursuant to the Rivers Schenectady SSA, RSILP provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site.

Rivers Portsmouth

On October 6, 2020, RSILP entered into a Sports Betting and Interactive Gaming License Agreement with Rivers Portsmouth (the “Portsmouth SBIGLA”). Pursuant to the Portsmouth SBIGLA, RSILP will provide support services for Rivers Portsmouth’s retail sports betting operations for a term of twenty years. Additionally, pursuant to the Portsmouth SBIGLA, Rivers Portsmouth provides RSILP the right to operate, and RSILP currently operates, online sports betting and, if permitted under applicable law, interactive gaming operations in the Commonwealth of Virginia under Rivers Portsmouth’s regulatory licenses.

LAMB Partners, LLC and LAMB Capital Advisors, LLC (collectively, “LAMB”)

From RSILP’s inception until May 2020, RSILP’s Chicago corporate office was located in an office space leased by LAMB. Per an arrangement with LAMB, RSILP reimbursed a prorated amount of LAMB’s monthly rent payments based on the percentage of the total square footage used by RSILP. Costs incurred related to these rent payments were $0.1 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

LAMB, as an affiliate of RSG, also provides operational support to RSILP, primarily legal, government relations, communications and financial services pursuant to the arrangement described above under “Affiliate Transactions.” Under the arrangement between LAMB and RSILP, RSILP reimburses LAMB for a portion of the salary, bonus, benefits and overhead cost for LAMB employees that provide services to RSILP. The portion is generally calculated on the basis of the percentage of time spent by LAMB employees on RSILP’s matters as compared to other matters unrelated to RSILP. The reimbursement is calculated on the basis of 150% of an employee’s salary, bonus and benefits costs. RSILP also reimburses LAMB, with no markup, for other direct costs incurred by LAMB attributable to RSILP. For the years ended December 31, 2020 and 2019, $0.3 and $0.2 million, respectively, was incurred related to these support services and cost reimbursement amounts and recorded in the accompanying income statements as general and administrative expense. LAMB continues to provide RSILP with such services upon substantially the same terms following the consummation of the Business Combination pursuant to the Services Agreement. See “— Agreements Entered Into In Connection With the Business Combination — Services Agreement”. $0.3 and $0.2 million was payable to LAMB as of December 31, 2020 and 2019, respectively, and recorded as due to affiliates within the relevant balance sheets.

Related Party Transaction Policy

We have adopted a formal written Related Party Transactions Policy providing that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the independent directors of the Board (or a committee thereof, which may include the Audit Committee) who have no interest in the proposed related party transaction, subject to the exceptions described below.

A related party transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable us to identify any existing or potential related-party transactions and to effectuate the terms of the policy. In addition, under our Code of Ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related party transaction, the independent directors of the Board (or a committee thereof, which may include the Audit Committee), must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of our stockholders, as such independent directors or committee thereof (which may include the Audit Committee), determines in the good faith exercise of its discretion. Our independent directors have determined that certain transactions will not require the approval of the independent directors of the Board or a committee thereof, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis and transactions available to all employees generally.

The Company also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related person transactions.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale by the Selling Stockholders of up to 16,043,002 shares of Class A Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in the shares of Class A Common Stock after the date of this prospectus such that registration rights shall apply to those securities.

The following table is prepared based on information provided to us by the Selling Stockholders on or prior to December 30, 2020 and may not reflect subsequent sales by the Selling Stockholders. It sets forth the name and address of the Selling Stockholders, the aggregate number of shares of Class A Common Stock that the Selling Stockholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Stockholders both before and after the offering. We have based percentage ownership prior to this offering on 59,159,364 shares of Class A Common Stock, 160,000,000 shares of Class V Common Stock, and no Warrants, in each case outstanding as of May 19, 2021.

For purposes of the table below, we have assumed that none of the Selling Stockholders have acquired beneficial ownership of any additional securities during this offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Before Sale of All Shares of Class A Common Stock Offered Hereby		Number of Shares to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
	Number	%(1)	Number	Number	%(1)
Adam Gerchen	25,000	*	25,000	—	—
Alan K. Warms	25,000	*	25,000	—	—
Alfred E. D’Ancona III Trust(2)	50,000	*	50,000	—	—
Anthony B. Davis(3)	35,000	*	35,000	—	—
Atreides Foundation Master Fund LP(4)	1,000,000	*	1,000,000	—	—
Funds and accounts managed by Balyasny Asset Management, L.P.(5)	900,000	*	900,000	—	—
Blackstone Global Master Fund ICAV(6)	569,876	*	300,000	619,876	*
Brian Black	20,000	*	20,000	—	—
Bruce Block	20,000	*	20,000	—	—
Canyon Capital Advisors LLC(7)	900,000	*	900,000	—	—
Caryn Skurnick	100,000	*	100,000	—	—
Colby Lamberson	25,000	*	25,000	—	—
Accounts managed by Michael R. Friedberg(8)	400,002	*	400,002	—	—
Dennis Carlin	10,000	*	10,000	—	—
Funds associated with Davidson Kempner Capital Management LP(9)	500,000	*	500,000	—	—
Fern Carlin	10,000	*	10,000	—	—
Funds and accounts managed by FMR LLC(10)	3,000,000	1.4	3,000,000	—	—

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Before Sale of All Shares of Class A Common Stock Offered Hereby		Number of Shares to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
	Number	%(1)	Number	Number	%(1)
Alfredo Unikel	3,000	*	3,000	—	—
Governors Lane Master Fund LP(11)	500,000	*	500,000	150,000	*
Ilan J. Shalit(12)	125,000	*	125,000	—	—
Accounts associated with Jaime Peisach(13)	150,000	*	150,000	—	—
Jason M. Finkelstein	10,000	*	10,000	—	—
Jeffrey Friedstein	10,000	*	10,000	—	—
Joel Westle	10,000	*	10,000	—	—
H Rigel Barber(14)	10,000	*	10,000	—	—
Terry E Newman	10,000	*	10,000	—	—
Katherine L Malkin	150,000	*	150,000	—	—
Lambert Security Trust(15)	10,000	*	10,000	—	—
SAM INVESTMENT PARTNERS LP II(16)	20,000	*	20,000	—	—
Kimberly Paige Fleming	50,000	*	50,000	—	—
M. Kingdon Offshore Master Fund, L.P.(17)	600,000	*	600,000	—	—
CM-NP LLC(18)	120,000	*	120,000	—	—
NP1 LLC(19)	960,000	*	960,000	—	—
RRSJ Associates(20)	50,000	*	50,000	—	—
Wellwater LLC(21)	120,000	*	120,000	—	—
Accounts managed by John Levin(22)	200,000	*	200,000	—	—
Luis Pinedo	15,000	*	15,000	—	—
Mark A. Levy	35,000	*	35,000	—	—
Moore Global Investments, LLC(23)	500,000	*	500,000	—	—
Neil Book	25,000	*	25,000	—	—
Anna-Maria and Stephen Kellen Foundation, Inc(24)	100,000	*	100,000	—	—
Accounts associated with BC Advisors, LLC(25)	400,000	*	400,000	—	—
Funds associated with Polar Asset Management Partners Inc.(26)	800,000	*	800,000	—	—
Owl Creek Investments III, LLC(27)	800,000	*	800,000	—	—
Robert Pascal and Lynne Pascal	25,000	*	25,000	—	—
Ron Rappaport	10,000	*	10,000	—	—
Ryan Shpritz	25,000	*	25,000	—	—
Scopus Asset Management, L.P.(28)	500,000	*	500,000	—	—
Skybox Capital LLC(29)	25,000	*	25,000	—	—
SLAB Holdings LLC(30)	25,000	*	25,000	—	—
Star Investment Series LLC – Series 78(31)	200,000	*	200,000	—	—
Stephen A. Lovelette	10,000	*	10,000	—	—
Suzanne Shanker Schwartz	10,000	*	10,000	—	—
Funds and accounts managed by TimesSquare Capital Management, LLC(32)	500,000	*	500,000	—	—
Tuft GS Investment Partners, LP(33)	200,000	*	200,000	—	—
Accounts managed by UBS O’Connor LLC(34)	500,000	*	500,000	204,413	*
Veralda Investment Limited(35)	500,000	*	500,000	—	—
Accounts managed by Weiss Asset Management LP(36)	400,000	*	400,000	—	—
Larry and Suzanne Schwartz Trust(37)	10,000	*	10,000	—	—

*	Represents beneficial ownership of less than 1%.
(1)	The percentage of beneficial ownership before this offering is calculated based on 59,159,364 shares of Class A Common Stock outstanding and 160,000,000 Class V Common Stock outstanding, each as of May 19, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Alfred E. D’Ancona III is the trustee for Alfred E. D’Ancona III Trust, and and may be deemed to be the beneficial owner of the shares held by such entity.
(3)	The address of this stockholder is 150 N. Riverside Plz, Suite 5100, Chicago, IL 60606.
(4)	Gavin Baker is the Managing Partner & CIO of Atreides Management, LP, the investment manager for Atreides Foundation Master Fund LP and has voting and dispositive power with respect to the securities of this stockholder. The address of the foregoing individual and entities is One International Place, Suite 4410, Boston, MA 02110.
(5)	Includes (i) 787,846 PIPE Shares held by Atlas Enhanced Master Fund, Ltd. and (ii) 112,154 PIPE Shares held by Atlas Master Fund, Ltd. These funds are managed by Balyasny Asset Management, L.P., an investment adviser registered with the SEC. The address of Atlas Enhanced Master Fund, Ltd. and Atlas Master Fund, Ltd. is 444 West Lake Street 50th Floor, Chicago, IL 60606.
(6)	The number of shares beneficially owned before this offering includes (i) 300,000 PIPE Shares and (ii) 269,876 shares of Class A Common Stock. The number of shares beneficially owned after the sale of the shares registered in this offering includes (i) 269,876 shares of Class A Common Stock and (ii) 350,000 shares of Class A Common Stock underlying Public Warrants, which, for purposes of this table, are assumed to have been exercised in full. The securities are held directly by Blackstone Global Master Fund ICAV acting solely on behalf of its sub fund Blackstone Aqua Master Sub-Fund (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.
(7)	Includes (i) 833,476 PIPE Shares held by Canyon Balanced Master Fund, Ltd. and (ii) 66,524 PIPE Shares held by EP Canyon Ltd. Canyon Capital Advisors LLC, as the investment advisor to both entities, has sole voting and sole investment power. Canyon Capital Advisors LLC is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis, each of whom disclaims beneficial ownership over any securities directly or indirectly held by them other than to the extent of any voting and investment power. The address of the foregoing individuals and entities is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.
(8)	Includes (i) 133,334 PIPE Shares held by Daniel 95 Investments, LLC, (ii) 133,334 PIPE Shares held by Elaine 95 Investments, LLC and, (iii) 133,334 PIPE Shares held by Laura 95 Investments, LLC. Michael R. Friedberg is the Manager of such shares and has voting and dispositive power. The address of the foregoing individual is 333 W. Wacker Dr., Suite 1700, Chicago, IL 60606.
(9)	Includes (i) 183,500 PIPE Shares held by Davidson Kempner Institutional Partners, L.P., (ii) 14,350 PIPE Shares held by M.H. Davidson & Co., (iii) 86,650 PIPE Shares held by Davidson Kempner Partners and (iv) 215,500 PIPE Shares held by Davidson Kempner International, Ltd. Voting and dispositive authority over the securities is held by Davidson Kempner Capital Management LP (“DKCM”), and Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to such securities. Each of the aforementioned entities and individuals disclaims beneficial ownership of the securities held by any other entity or individual referencing this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(10)	Includes (i) 1,057,600 PIPE Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (ii) 39,100 PIPE Shares held by Fidelity Blue Chip Growth Commingled Pool, (iii) 1,700 PIPE Shares held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (iv) 108,600 PIPE Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (v) 3,500 PIPE Shares held by Fidelity Blue Chip Growth Institutional Trust, (vi) 170,600 PIPE Shares held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (vii) 99,335 PIPE Shares held by FIAM Target Date Blue Chip Growth Commingled Pool, (viii) 398,700 PIPE Shares held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (ix) 60,600 PIPE Shares held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (x) 19,900 PIPE Shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (xi) 2,900 PIPE Shares held by Fidelity U.S. Growth Opportunities Investment Trust, (xii) 37,465 PIPE Shares held by Fidelity NorthStar Fund, (xiii) 102,555 PIPE Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (xiv) 447,095 PIPE Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (xv) 405,476 PIPE Shares held by Fidelity Growth Company Commingled Pool and (xvi) 44,874 PIPE Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of the foregoing individual and entities is 88 Black Falcon Ave, Suite 167, V12F, Boston, MA 02210.

(11)	The number of shares beneficially owned before this offering is 500,000 PIPE Shares. The number of shares beneficially owned after the sale of the shares registered in this offering is 150,000 shares of Class A Common Stock underlying Public Warrants, which, for purposes of this table, are assumed to have been exercised in full. Governors Lane LP serves as the investment advisor to Governors Lane Master Fund LP. Governors Lane Fund General Partner LLC serves as the general partner of Governors Lane Master Fund LP. Mr. Isaac Corre is the managing member of both Governors Lane Fund General Partner LLC and Governors Lane GP LLC, the general partner of Governors Lane LP. Each of Governors Lane LP, Governors Lane GP LLC, Governors Lane Fund General Partner LLC and Isaac Corre disclaims beneficial ownership over any securities directly or indirectly held by them other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each entity and person described in this paragraph is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.
(12)	The address of this stockholder is 71 S. Wacker Dr., Ste. 2300, Chicago, IL 60606.
(13)	Includes (i) 120,000 PIPE Shares held by The JP Vida Trust and (ii) 30,000 PIPE Shares held by The MP Vida Trust. Jaime Peisach is the trustee and holds voting and investment power over the shares held by such entities and may be deemed to be the beneficial owner of the shares held by such entities.
(14)	The address of this stockholder is 900 N. Michigan Ave., Suite 1400, Chicago, IL 60611.
(15)	Ronald M Lambert, the trustee of the stockholder, holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares.
(16)	Miles Berger, the Managing Partner of the stockholder, holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares.
(17)	Mark Kingdon is the managing member of Kingdon Capital Management, LLC, the investment adviser for M. Kingdon Offshore Master Fund, L.P., and has voting and dispositive power with respect to the securities of this stockholder. The address of the foregoing individual and entities is 152 W. 57th Street, 50th Floor, New York, NY 10019.
(18)	Ralph Finerman has voting and dispositive power over the securities held by this stockholder and wishes to disclaim beneficial ownership of the shares. The address of the foregoing individual and entity is 1250 Fourth Street 5th Floor, Santa Monica, CA 90401.
(19)	Ralph Finerman has voting and dispositive power over the securities held by this stockholder and wishes to disclaim beneficial ownership of the shares. The address of the foregoing individual and entity is 1250 Fourth Street 5th Floor, Santa Monica, CA 90401.
(20)	Ralph Finerman, Jeffrey Green, Stanley Maron, Richard Sandler are the Partners of RRSJ Associates and have voting and dispositive power over the securities held by this stockholder. The address of the foregoing individuals and entity is 1250 Fourth Street 5th Floor, Santa Monica, CA 90401.
(21)	Ralph Finerman has voting and dispositive power over the securities held by this stockholder and wishes to disclaim beneficial ownership of the shares. The address of the foregoing individual and entity is 1250 Fourth Street 5th Floor, Santa Monica, CA 90401.
(22)	Includes (i) 75,000 PIPE Shares held by Trust U/W Carl M. Loeb FBO Elisabeth Levin, (ii) 40,000 PIPE Shares held by Trust U/W Carl M. Loeb FBO Arthur L. Loeb, (iii) 35,000 PIPE Shares held by Trust U/W Frances L. Loeb FBO Arthur L. Loeb, (iv) 35,000 PIPE Shares held by HAL 63 Partnership and (v) 15,000 PIPE Shares held by Trust U/W Carl. M Loeb FBO Jean Troubh. Voting and investment power over the shares held by such entities resides with their trustee, John Levin, who may be deemed to be the beneficial owner of the shares. The address of the foregoing individual and entities is c/o River Partners 595 Madison Ave, 16 Floor, New York, NY 10022.
(23)	Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(24)	The shares are held by Anna-Maria and Stephen Kellen Foundation, Inc. The designated investment manager is Northern Right Capital Management, LP, and Matthew Drapkin is managing member of the general partner. Mr. Drapkin wishes to disclaim beneficial ownership of the shares except to the extent of his pecuniary interest therein. The address of the foregoing individual and entities is 9 Old Kings Hwy. S., 4th Flr., Darien, CT 06820.
(25)	Includes (i) 100,000 PIPE Shares held by NRC Partners I, LP and (ii) 300,000 PIPE Shares held by Northern Right Capital (QP), LP. Voting and investment power over the shares held by such entities resides with BC Advisors, LLC, which is the General Partner of Northern Right Capital Management, LP, which is the General Partner of Northern Right Capital (QP), LP. Matthew Drapkin is the Managing Member of BC Advisors, LLC, and wishes to disclaim beneficial ownership of the shares. The address of the foregoing individual and entities is 9 Old Kings Hwy. S., 4th Flr., Darien, CT 06820.
(26)	Includes (i) 467,161 PIPE Shares held by POLAR LONG/SHORT MASTER FUND and (ii) 332,839 PIPE Shares held by POLAR MULTI-STRATEGY MASTER FUND. Voting and investment power over the shares held by such entities resides with Polar Asset Management Partners Inc. Paul Sabourin is Chief Investment Officer of Polar Asset Management Partners Inc. The address of the foregoing individual and entities is 401 Bay Street St. Suite 1900, Toronto, Ontario, M5H 2Y4.
(27)	Jeffrey A. Altman, the Managing Partner of Owl Creek Asset Management, L.P., which is the manager of Owl Creek Investments III, LLC, holds voting and dispositive power over the shares, and wishes to disclaim beneficial ownership of such shares. The address of the foregoing individual and entities is 640 Fifth Ave, Floor 20, New York, NY 10019.
(28)	The address of this stockholder is 717 Fifth Ave, Fl 21, New York, NY 10022.
(29)	Cromwell Holdings LLC is the Manager of Skybox Capital LLC and may be deemed to be the beneficial owner of the shares held by Skybox Capital LLC. Each of Eric Vassilatos, Jerry Bednyak, Kea Molnar and Matt Bahr as officers of Cromwell Holdings LLC has voting and dispositive power over the shares, and each wishes to disclaim beneficial ownership of the shares. The address of Cromwell Holdings LLC and each of the foregoing individuals is 255 Buffalo Way, P.O. Box 1905, Jackson, WY 83001.
(30)	Matt Aven is the Manager of SLAB Holdings LLC and has voting and dispositive power over the shares. The address of SLAB Holdings LLC is 450 Skokie Blvd. #600, Northbrook, IL 60062.
(31)	James A. Star has voting and investment power over the shares held by Star Investment Series LLC – Series 78 and may be deemed to be the beneficial owner of the shares held by such entity. The address of the foregoing individual and entity is 222 N. LaSalle St. Suite 700, Chicago, IL 60601.

(32)	Includes (i) 126,700 PIPE Shares held by Cox Enterprises, Inc. Master Fund, (ii) 24,700 PIPE Shares held by Hallmark Cards, Incorporated Master Trust (Small Cap), (iii) 15,400 PIPE Shares held by The Kemper & Ethel Marley Foundation, (iv) 4,300 PIPE Shares held by Pacific Gas and Electric Company Postretirement Medical Plan Trust Non-Management Employees and Retirees, (v) 93,300 PIPE Shares held by PG&E Corporation Retirement Master Trust, (vi) 100,700 PIPE Shares held by Savings Banks Employees Retirement Association, (vii) 104,600 PIPE Shares held by TimesSquare Capital Management Collective Investment Trust, (viii) 13,900 PIPE Shares held by SUPERVALU INC. MASTER INVESTMENT TRUST, (ix) 1,000 PIPE Shares held by Trudy Trust and (x) 15,400 PIPE Shares held by Truth Initiative Foundation. Voting and investment power over the shares held by such entities resides with their investment manager, TimesSquare Capital Management, LLC. Kenneth Duca is the Director, Portfolio Manager of TimesSquare Capital Management, LLC and may be deemed to be the beneficial owner of the shares held by such entities. The address of the foregoing individual and entities is 7 Times Square, 42nd Floor, New York, NY 10036.
(33)	Thomas E. Tuft has voting and investment power over the shares held by Tuft GS Investment Partners, LP and may be deemed to be the beneficial owner of the shares held by such entity. The address of the foregoing entity and individual is 101 Central Park West 17B, New York, NY 10023.
(34)	The number of shares beneficially owned before this offering includes (i) 250,000 PIPE Shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited and (ii) 250,000 PIPE Shares held by Nineteen77 Global Merger Arbitrage Master Limited. The number of shares beneficially owned after the sale of the shares registered in this offering includes (i) 85,998 shares of Class A Common Stock underlying Public Warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited, which, for purposes of this table, are assumed to have been exercised in full, and (ii) 118,415 shares of Class A Common Stock underlying Public Warrants held by Nineteen77 Global Merger Arbitrage Master Limited, which, for purposes of this table, are assumed to have been exercised in full. UBS O’Connor LLC is the investment manager of the entities, and Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC has voting and dispositive power over the shares. The address of the foregoing entities and individual is One North Wacker Drive, 31st Floor, Chicago, IL 60606.
(35)	Bengt Anders Stefan Strom is the ultimate beneficial owner of Verada Investment Limited. The address of the foregoing entity and individual is 18 Gropius Street, 3095, Limassol, Cyprus.
(36)	Includes (i) 132,000 PIPE Shares held by Brookdale Global Opportunity Fund and (ii) 268,000 PIPE Shares held by Brookdale International Partners, L.P. Andrew Weiss is Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of the entities. Andrew Weiss has voting and dispositive power with respect to the securities of this stockholder, and wishes to disclaim beneficial ownership of the shares. The address of the foregoing individual and entities is c/o Weiss Asset Management LP, 222 Berkeley St. 16th Floor, Boston, MA 02116.
(37)	Lawrence Schwartz and Suzanne Schwartz are the trustees of the stockholder. Each individual holds voting and dispositive power with respect to such securities, and each may be deemed to be the beneficial owner.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Stockholders of up to 16,043,002 shares of Class A Common Stock, which were issued in a private placement in connection with, and as part of the consideration for, the Business Combination.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon the effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our Class A Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Class A Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Class A Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Class A Common Stock and Warrants, which we collectively refer to as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities that will hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A Common Stock;

•	persons holding our Class A Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Class A Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of Class A Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in, or cost allocated to, the Warrant and the exercise price of such Warrant. It is unclear whether the U.S. holder’s holding period for the Class A Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise) redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in the section of this prospectus entitled “Description of Securities — Warrants — Public Stockholders’ Warrants — Redemption of warrants for Class A Common Stock” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Warrants for shares of Class A Common Stock. A U.S. holder’s aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Class A Common Stock received in redemption of the Warrants should include the U.S. holder’s holding period for the surrendered Warrants.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants—Redemption procedures and cashless exercise.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock. The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for Class A Common Stock described in the section of this prospectus entitled “Description of Securities — Warrants — Public Stockholders’ Warrants — Redemption of warrants for Class A common stock” will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for Class A common stock, as described above in “U.S. Holders — Sale, Exchange, Redemption, or Expiration of a Warrant.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration or redemption of our Warrants unless:

•	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants—Redemption procedures and cashless exercise.” An adjustment which has the effect of preventing dilution generally is not taxable. Nevertheless, a non-U.S. holders of the Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Any such constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our Class A Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Class A Common Stock.

LEGAL MATTERS

White & Case LLP has passed upon the validity of the Class A Common Stock of the Company offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Rush Street Interactive, Inc. as of December 31, 2020 and 2019, and for the years then ended, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.rushstreetinteractive.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

RUSH STREET INTERACTIVE, INC.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

RUSH STREET INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except for share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$363,575	$255,622
Restricted cash	11,568	6,443
Players receivables	3,389	779
Due from affiliates	29,987	28,764
Prepaid expenses and other current assets	3,280	2,871
Total current assets	411,799	294,479

Intangible assets, net	11,612	9,750
Property and equipment, net	2,278	2,016
Operating lease right-of-use asset, net	1,033	1,100
Other assets	2,080	1,215
Total assets	$428,802	$308,560

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$6,306	$11,994
Accrued expenses and other current liabilities	37,841	25,995
Players liabilities	14,147	7,779
Deferred royalty, short-term	255	195
Operating lease liabilities, short-term	270	226
Due to affiliates	617	3,751
Earnout interests liability	-	351,048
Total current liabilities	59,436	400,988

Deferred royalty, long-term	3,733	3,813
Operating lease liabilities, long-term	868	979
Warrant liabilities	-	170,109
Total liabilities	64,037	575,889

Commitments and contingencies

Stockholders’ equity (deficit)
Class A common stock, $0.0001 par value, 750,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 59,377,953 and 44,792,517 shares issued as of March 31, 2021 and December 31, 2020, respectively; 59,159,364 and 44,792,517 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	6	4
Class V common stock, $0.0001 par value, 200,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 160,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	16	16
Treasury stock, 218,589 and 0 shares as of March 31, 2021 and December 31, 2020, respectively	(850)	-
Additional paid-in capital	142,835	(18,402)
Accumulated other comprehensive income (loss)	(50)	93
Accumulated deficit	(43,507)	(43,490)
Total stockholders’ equity (deficit) attributable to Rush Street Interactive, Inc.	98,450	(61,779)

Non-controlling interests	266,315	(205,550)
Total stockholders’ equity (deficit)	364,765	(267,329)
Total liabilities and stockholders’ equity (deficit)	$428,802	$308,560

See accompanying notes to condensed consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands except for share and per share amounts)

	Three months ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Revenue	$111,820	$35,177

Operating costs and expenses
Costs of revenue	79,687	22,380
Advertising and promotions	42,216	8,470
General administration and other	16,564	16,766
Depreciation and amortization	674	459
Total operating costs and expenses	139,141	48,075
Loss from operations	(27,321)	(12,898)

Other income (expenses)
Interest expense, net	(13)	(45)
Change in fair value of warrant liabilities	41,802	-
Change in fair value of earnout interests liability	(13,740)	-
Total other income (expenses)	28,049	(45)
Income (Loss) before income taxes	728	(12,943)

Income tax expense	804	-
Net loss	$(76)	$(12,943)

Net loss attributable to non-controlling interests	(59)	-
Net Loss attributable to Rush Street Interactive, Inc.	$(17)	$(12,943)

Net loss per common share attributable to Rush Street Interactive, Inc. – basic	$(0.00)	N/A
Weighted average common shares outstanding – basic	46,955,262	N/A

Net loss per common share attributable to Rush Street Interactive, Inc. – diluted	$(0.18)	N/A
Weighted average common shares outstanding – diluted	53,415,488	N/A

	Three months ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Net loss	$(76)	$(12,943)

Other comprehensive loss
Foreign currency translation adjustment	(624)	(364)
Comprehensive loss	$(700)	$(13,307)

Comprehensive loss attributable to non-controlling interests	(540)	-
Comprehensive loss attributable to Rush Street Interactive, Inc.	$(160)	$(13,307)

See accompanying notes to condensed consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
(Amounts in thousands except for share amounts)

	Class A Common Stock		Class V Common Stock		Treasury Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity (Deficit) Attributable	Non-Controlling	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	To RSI	Interests	(Deficit)
Balance at December 31, 2020	44,792,517	$4	160,000,000	$16		$-	$(18,402)	$93	$(43,490)	$(61,779)	$(205,550)	$(267,329)
Share-based compensation	571,239	-	-	-	-	-	2,772	-	-	2,772	8,804	11,576
Foreign currency translation adjustment	-	-	-	-	-	-	-	(143)	-	(143)	(481)	(624)
Issuance of Class A Common Stock upon exercise of Warrants	14,014,197	2	-	-	-	-	75,372	-	-	75,374	184,521	259,895
Repurchase of Class A Common Stock		-	-	-	218,589	(850)	-	-	-	(850)	(2,615)	(3,465)
Settlement of earnout interests liability	-	-	-	-	-	-	83,093	-	-	83,093	281,695	364,788
Net loss	-	-	-	-	-	-	-	-	(17)	(17)	(59)	(76)
Balance at March 31, 2021 (Unaudited)	59,159,364	$6	160,000,000	$16	218,589	$(850)	$142,835	$(50)	$(43,507)	$98,450	$266,315	$364,765

	Class A Common Stock		Class V Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’	Non- Controlling	Members’	Total
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit	Interests	Deficit	Deficit
Balance at December 31, 2019(1)	-	$-	-	$-	$-	$-	$-	$-	$-	$(3,368)	$(3,368)
Members’ contribution	-	-	-	-	-	-	-	-	-	2,000	2,000
Share-based compensation	-	-	-	-	-	-	-	-	-	285	285
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	(364)	(364)
Net loss	-	-	-	-	-	-	-	-	-	(12,943)	(12,943)
Balance at March 31, 2020 (Unaudited)	-	$-	-	$-	$-	$-	$-	$-	$-	$(14,390)	$(14,390)

(1) Previously reported amounts have been adjusted for the retroactive application of the recapitalization related to the Business Combination.

See accompanying notes to condensed consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three months ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(76)	$(12,943)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	11,576	13,490
Depreciation and amortization expense	674	459
Deferred income taxes	(317)	-
Noncash lease expense	67	27
Change in fair value of earnout interests liability	13,740	-
Change in fair value of warrant liabilities	(41,802)	-
Changes in assets and liabilities:
Players receivables	(2,610)	1,004
Due from affiliates	(1,223)	(4,860)
Prepaid expenses and other current assets	(268)	347
Other assets	(298)	(65)
Accounts payable	(5,688)	144
Accrued expenses and other current liabilities	11,846	1,176
Players liabilities	6,368	(2,181)
Deferred royalty	(20)	(29)
Lease liabilities	(67)	(27)
Due to affiliates	(3,134)	421
Net cash used in operating activities	(11,232)	(3,037)

Cash flows from investing activities
Purchases of property and equipment	(447)	(326)
Acquisition of gaming licenses	(1,450)	(1,051)
Cash paid for internally developed software costs	(909)	-
Investment in long-term time deposits	(250)	-
Net cash used in investing activities	(3,056)	(1,377)

Cash flows from financing activities
Proceeds from related party loan	-	650
Members’ capital contribution	-	2,000
Proceeds from shares issued for warrants	131,447	-
Repurchase of common stock	(3,465)	-
Net cash provided by financing activities	127,982	2,650
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(616)	(370)

Net change in cash, cash equivalents and restricted cash	113,078	(2,134)
Cash, cash equivalents and restricted cash, at the beginning of the period(1)	262,065	10,543
Cash, cash equivalents and restricted cash, at the end of the period(1)	$375,143	$8,409

Supplemental disclosure of noncash investing and financing activities:
Right-of-use assets obtained in exchange for new or modified operating lease liabilities	$-	$727
Non-cash redemption of Private Placement and Working Capital Warrants	$50,798	$-
Non-cash settlement of Public Warrants	$77,650
Non-cash settlement of Earnout Interests Liability	$364,788	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$252	$-

(1)	Cash and cash equivalents and Restricted cash are each included separately on the condensed consolidated balance sheets.

See accompanying notes to condensed consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Description of Business

Rush Street Interactive, Inc. is a holding company organized under the laws of the State of Delaware and, through its main operating subsidiary, Rush Street Interactive, LP and its subsidiaries (collectively, “RSILP”), is a leading online gaming company that provides online casino and sports betting in the U.S. and Latin America markets. Rush Street Interactive, Inc. and its subsidiaries (including RSILP) are collectively referred to as “RSI” or the “Company.”  The Company is headquartered in Chicago, IL.

On December 29, 2020, dMY Technology Group, Inc. (“dMY”), a special purpose acquisition company incorporated in Delaware on September 27, 2019, completed the acquisition of certain units of RSILP pursuant to a Business Combination Agreement, dated as of July 27, 2020 (as amended and restated on October 9, 2020, as further amended on December 4, 2020), (the “Business Combination Agreement”), between RSILP, the sellers set forth on the signature pages thereto (collectively, the “Sellers” and each, a “Seller”), dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”).

In connection with the closing (the “Closing”) of the transactions described in the Business Combination Agreement (the “Business Combination”), the Company was reorganized in an umbrella partnership-C corporation, or UP-C, structure, in which substantially all of the assets of the combined company are held by RSILP and the Company’s only assets are its equity interests in RSILP (which are held indirectly through wholly-owned subsidiaries of the Company – RSI ASLP, Inc. (the “Special Limited Partner”) and RSI GP, LLC (“RSI GP”), which is the general partner of RSILP). As of the Closing, the Company owned, indirectly through the Special Limited Partner, approximately 23.1% of the Common Units of RSILP (“RSILP Units”) and controls RSILP through RSI GP, and the Sellers owned approximately 76.9% of the RSILP Units and control the Company through their ownership of the Class V Common Stock, par value $0.0001 per share, of the Company (the “Class V Common Stock”). Upon consummation of the Business Combination, dMY changed its name to “Rush Street Interactive, Inc.” As of March 31, 2021, the Company and the Sellers owned approximately 27.0% and 73.0% of the RSILP Units, respectively.

Impact of COVID-19

The COVID-19 pandemic has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020 and continuing into 2021, the COVID-19 pandemic continued to adversely impact many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. The COVID-19 pandemic therefore presents material uncertainty and risk with respect to the Company and its performance and could affect its financial results in a materially adverse way.

The COVID-19 pandemic has significantly impacted RSI. The direct impact, beyond disruptions in normal business operations, is primarily through the change in consumer habits as a result of stay-at-home orders and similar consumer restrictions. During that time, RSI experienced increased player activity that has continued to remain strong even after many of these orders were lifted. COVID-19 has also had a direct impact on sports betting due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events reduced RSI’s customers’ use of, and spending on, RSI’s sports betting offerings. Primarily starting in the third quarter and continuing into the fourth quarter of 2020, most major professional sports leagues resumed their activities. The return of major sports and sporting events, as well as the unique and concentrated sports calendar, generated significant customer interest and activity in the Company’s sports betting offerings. However, sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks.

The Company’s revenues vary based on sports seasons and sporting events, among other things, and cancellations, suspensions or alterations resulting from COVID-19 have the potential to adversely affect our revenue, possibly materially. However, the Company’s online casino offerings do not rely on sports seasons and sporting events, and as such, they may partially offset this adverse impact on revenue.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The ultimate impact of COVID-19 and the related restrictions on consumer behavior is currently unknown. A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely have an adverse effect on demand for RSI offerings, reducing cash flows and revenues, thus materially harming the business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest. As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment for many employees, the Company has business continuity programs in place to ensure that employees are safe, and that the business continues to function with minimal disruptions to normal work operations while employees work remotely. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

2.	Summary of Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the applicable regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2021 and as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A, as filed with the SEC on April 30, 2021 and May 7, 2021, respectively (collectively referred to herein as “Amended Annual Report”).

These unaudited condensed consolidated financial statements include the accounts of the Company and its directly and indirectly wholly-owned subsidiaries. For consolidated entities that are less than wholly-owned, the third party’s holding of an equity interest is presented as Non-controlling interests in the Company’s condensed consolidated balance sheets and condensed consolidated statements of equity (deficit). The portion of net earnings attributable to the non-controlling interests is presented as Net loss attributable to non-controlling interests in the Company’s condensed consolidated statements of operations and comprehensive loss. All intercompany accounts and transactions have been eliminated upon consolidation.

Pursuant to the Business Combination Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, dMY was treated as the acquired company and RSILP was treated as the acquirer for financial statement reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of RSILP issuing stock for the net assets of dMY, accompanied by a recapitalization.

RSILP was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	RSILP’s existing members, through their ownership of the Class V Common Stock, have the largest portion of the voting rights in the Company;

•	The Board of Directors of the Company and management are primarily composed of individuals associated with RSILP; and

•	RSILP is the larger entity based on historical operating activity and has the larger employee base.

Thus, the financial statements included in this report reflect (i) the historical operating results of RSILP prior to the Reverse Recapitalization; (ii) the combined results of the RSILP and dMY following the Business Combination; and (iii) the acquired assets and liabilities of dMY stated at historical cost, with no goodwill or other intangible assets recorded.

Certain prior period amounts have been reclassified to conform to the current period presentation.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Interim Unaudited Condensed Consolidated Financial Statements

The accompanying condensed consolidated balance sheet as of March 31, 2021, and the condensed consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the three months ended March 31, 2021 and 2020, are unaudited. The condensed consolidated balance sheet as of December 31, 2020 was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The interim unaudited condensed consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company's financial condition, its operations and cash flows for the periods presented. The historical results are not necessarily indicative of future results, and the results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year or any other period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the consolidated financial statements relate to and include, but are not limited to: the valuation of share-based awards; the estimated useful lives of property and equipment and intangible assets; redemption rate assumptions associated with the player loyalty program and other discretionary player bonuses; deferred revenue relating to our social gaming revenue stream; accrued expenses and other current liabilities; determination of the incremental borrowing rate to calculate operating lease liabilities; valuation of the earnout interests liability; valuation of the warrant liabilities; and deferred taxes and amounts associated with the Tax Receivable Agreement entered into in connection with the Business Combination (the “Tax Receivable Agreement”).

Significant Accounting Policies

The following accounting policy is incremental to the Company’s significant accounting policies as described in Note 2, “Summary of Significant Accounting Policies,” of its audited consolidated financial statements and related notes included in the Amended Annual Report.

Internally Developed Software

Software that is developed for internal use is accounted for pursuant to Accounting Standards Codification (“ASC”) 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal-use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three to four years. All other expenditures, including those incurred to maintain an intangible asset’s current level of performance, are expensed as incurred.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2019-12 on January 1, 2021, and the adoption had no impact on its condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). Together with subsequent amendments, this ASU sets forth a “current expected credit loss” model, which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This ASU replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, available-for-sale debt securities and applies to certain off-balance sheet credit exposures. This ASU is effective for the Company in calendar year 2023. The Company is currently assessing the impact of the adoption of this ASU on its condensed consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3. Revenue Recognition

The Company’s revenue from contracts with customers consists of online casino, online sports betting, retail sports betting and social gaming.

Online casino and online sports betting

Online casino offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company generates revenue through hold, or gross winnings, as customers play against the house. Online casino revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players, plus or minus the change in the progressive jackpot reserve.

Online sports betting involves a user placing a bet on the outcome of a sporting event, or a series of sporting events, with the chance to win a pre-determined amount, often referred to as fixed odds. Online sports betting revenue is generated by setting odds such that there is a built-in theoretical margin in each sports bet offered to its customers. Online sports betting revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players, plus or minus the change in unsettled bets.

Retail sports betting

The Company provides retail sports services to land-based casinos in exchange for a monthly commission based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook, technical support for the land-based casino’s customers, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. The Company has a single performance obligation to provide retail sports services and records the revenue as services are performed and when the commission amounts are no longer constrained (i.e., the amount is known).

Certain relationships with business partners provide the Company the ability to operate the retail sportsbook at the land-based casino. In this scenario, revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players.

Social gaming

The Company provides a social gaming platform for players to enjoy free-to-play games that use virtual credits. While virtual credits are issued to players for free, some players may choose to purchase additional virtual credits through the Company’s virtual cashier. The Company has a single performance obligation associated with social gaming services, to provide social gaming services to players upon the redemption of virtual credits. Deferred revenue is recorded when players purchase virtual coins and revenue is recognized when the virtual coins are redeemed, and the Company’s performance obligation has been fulfilled.

Disaggregation of revenue for the three months ended March 31, 2021 and 2020, is as follows:

	Three months ended March 31,
($ in thousands)	2021	2020
Online casino and online sports betting	$109,978	$34,480
Retail sports betting	627	213
Social gaming	1,215	484
Total revenue	$111,820	$35,177

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Revenue by geographic region for the three months ended March 31, 2021 and 2020, is as follows:

	Three months ended March 31,
($ in thousands)	2021	2020
United States	$105,303	$32,883
Colombia	6,517	2,294
Total revenue	$111,820	$35,177

The Company included deferred revenue within Players liabilities in the condensed consolidated balance sheets. Deferred revenue includes unsettled player bets, unredeemed social gaming virtual credits and unredeemed bonus amounts. The deferred revenue balances were as follows:

	Three months ended March 31,
($ in thousands)	2021	2020
Deferred revenue, beginning of period	$1,797	$321
Deferred revenue, end of period	2,163	95
Revenue recognized in the period from amounts included in deferred revenue at the beginning of the period	608	321

4.	Intangible Assets, Net

The Company has the following intangible assets, net as of March 31, 2021 and December 31, 2020:

($ in thousands)	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
License Fees
March 31, 2021	7.86 years	$14,675	$(3,955)	$10,720
December 31, 2020	8.03 years	$13,225	$(3,475)	$9,750

Internally Developed Software
March 31, 2021	2.95 years	$909	$(17)	$892
December 31, 2020	-	-	-	-

Amortization expense was $0.5 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

5.	Accrued Expenses and Other Current Liabilities

The Company has the following accrued expenses and other current liabilities as of March 31, 2021 and December 31, 2020:

($ in thousands)	March 31, 2021	December 31, 2020
Accrued compensation and related expenses	$2,735	$1,948
Accrued operating expenses	9,508	7,006
Accrued marketing expenses	19,942	12,093
Jackpot liability	1,052	721
Income tax payable	2,674	1,983
Other	1,930	2,244
Total accrued expenses and other current liabilities	$37,841	$25,995

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	Warrant Liabilities

As part of dMY’s initial public offering, dMY issued to third-party investors 23.0 million units, consisting of one share of Class A common stock of dMY (“Class A Common Stock”) and one-half of one warrant, at a price of $10.00 per unit. Each whole warrant entitled the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the dMY initial public offering, 6,600,000 private placement warrants were sold to the Sponsor (the “Private Placement Warrants”) and an additional 75,000 warrants were issued to the Sponsor upon the Closing in connection with converting certain working capital loans into warrants (the “Working Capital Warrants” and together with the Private Placement Warrants, the “Private Warrants” and the Private Warrants together with the Public Warrants, the “Warrants”). Each Private Warrant allows the Sponsor to purchase one share of Class A Common Stock at $11.50 per share.

The Company classified the Warrants as derivative liabilities on its consolidated balance sheet at fair value as of each reporting date, with subsequent changes in their respective fair values recognized in its consolidated statement of operations and comprehensive loss.

Public Warrants

On February 22, 2021, the Company announced the redemption of all the Company’s Public Warrants, which were exercisable for an aggregate of approximately 11.5 million shares of Class A Common Stock at a price of $11.50 per share. During March 2021, 11,442,389 Public Warrants were exercised at a price of $11.50 per share, resulting in cash proceeds of approximately $131.6 million (of which $0.1 million was not received until April 2021) and the issuance of 11,442,389 shares of Class A Common Stock. None of the Public Warrants remain outstanding as of March 31, 2021.

The Company determined the fair value of its Public Warrants based on the publicly listed trading price of such warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. The aggregate fair value of the Public Warrants on the dates of exercise throughout March 2021 was $77.5 million. The fair value of the Public Warrants was $88.1 million as of December 31, 2020.

Private Warrants

On March 26, 2021, the Private Warrants were exercised in full on a cashless basis, resulting in the issuance of 2,571,808 shares of Class A Common Stock. None of the Private Warrants remain outstanding as of March 31, 2021.

The estimated fair value of the Private Warrants was determined with Level 3 inputs using the Black-Scholes model. The significant inputs and assumptions in this method are the stock price, exercise price, volatility, risk-free rate, and term or maturity. The underlying stock price input is the closing stock price as of each valuation date and the exercise price is the price as stated in the warrant agreement. The volatility input was determined using the historical volatility of comparable publicly traded companies which operate in a similar industry or compete directly against the Company. Volatility for each comparable publicly traded company is calculated as the annualized standard deviation of daily continuously compounded returns. The Black-Scholes analysis is performed in a risk-neutral framework, which requires a risk-free rate assumption based upon constant-maturity treasury yields, which are interpolated based on the remaining term of the Private Warrants as of each valuation date. The term/maturity is the duration between each valuation date and the maturity date, which is five years following the Closing of the Business Combination, or December 29, 2025.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	March 26, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$15.96	$22.76
Volatility	42.6%	41.4%
Term (years)	4.77	5.0
Risk-free interest rate	0.76%	0.37%

The fair value of the Private Warrants was $50.8 million and $82.0 million as of March 26, 2021 and December 31, 2020, respectively.

The Company recorded $41.8 million to Change in fair value of warrant liabilities on the Company’s condensed consolidated statement of operations and comprehensive loss, representing the change in fair value of the Public Warrants and Private Warrants from December 31, 2020 through the dates of exercise.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

7.	Earnout Interests Liability

The earnout interests were subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement of certain earnout targets. The earnout targets included (a) a change of control within three years of the Closing, (b) achieving certain revenue targets for the 2021 year, and (c) achieving certain volume weighted average share prices (“VWAPs”) within three years of the Closing.

Earnout interests represented a freestanding financial instrument initially classified as liabilities on the accompanying condensed consolidated balance sheet as the Company determined that these financial instruments were not indexed to the Company’s own equity in accordance with ASC 815, Derivatives and Hedging. Earnout interests were initially recorded at fair value and are adjusted to fair value at each reporting date with changes in fair value recorded in Change in fair value of earnout interests liability in the consolidated statement of operations and comprehensive loss.

On January 13, 2021, the earnout interests were fully earned and no longer subject to the applicable restrictions on transfer and voting because the VWAP exceeded $14.00 per share for 10 trading days within a 20 consecutive trading day period following the Closing. As a result, the earnout interests liability was reclassed to equity resulting in 1,212,813 shares of Class A Common Stock held by Darla Anderson, Francesca Luthi, Charles E. Wert and Sponsor and 15,000,000 shares of Class V Common Stock and RSILP Units issued to the Sellers (i.e., non-controlling interests) that were no longer subject to the applicable restrictions.

The Company recorded $13.7 million to Change in fair value of earnout interests liability on the Company’s condensed consolidated statement of operations and comprehensive loss, representing the change in fair value of the earnout interests from December 31, 2020 through January 13, 2021 when the earnout interests were no longer subject to the restrictions.

8.	Equity

Non-Controlling Interest

The non-controlling interest represents the RSLIP Units held by holders other than the Company. As of December 31, 2020, the non-controlling interests owned 76.9% of the RSILP Units outstanding (which excluded the earnout interests that did not vest until January 2021). On January 13, 2021, the non-controlling interests increased to 78.1% when the earnout interests were fully earned and no longer subject to the applicable restrictions on transfer and voting. The non-controlling interests ownership decreased during March 2021, reflecting the additional issuance of Class A Common Stock in connection with the exercise of the Warrants and the share-based equity grant (see Note 9 for discussion of share-based compensation). As of March 31, 2021, the non-controlling interests owned 73.0% of the RSILP Units outstanding.

Treasury Stock

During the three months ended March 31, 2021, the Company repurchased 218,589 shares of its Class A Common Stock at an average price of $15.85 and a total cost of $3.5 million. The repurchased shares are considered issued but not outstanding.

9.	Share-Based Compensation

Incentive Plan

The Company adopted the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “2020 Plan”), to attract, retain and incentivize employees, consultants and independent directors who will contribute to the success of the Company. Awards that may be granted under the 2020 Plan include incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards and other equity-based awards. There is an aggregate of 13.4 million shares of Class A Common Stock reserved under the 2020 Plan, which may consist of authorized and unissued shares, treasury shares or shares reacquired by the Company. The 2020 Plan will terminate on December 29, 2030.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Restricted stock unit (“RSU”) activity for the three months ended March 31, 2021 is as follows:

	Number of units	Weighted average grant price
Unvested balance at December 31, 2020	-	$-
Granted	3,647,504	15.85
Vested	(719,479)	15.85
Unvested balance at March 31, 2021	2,928,025	$15.85

The aggregate fair value of the RSUs granted was approximately $57.8 million.

As of March 31, 2021, the Company had unrecognized stock-based compensation expense related to RSUs of approximately $46.2 million, which is expected to be recognized over the remaining weighted-average vesting period of 3.74 years.

During the three-month period ended March 31, 2020, approximately $13.5 million was recognized as share-based compensation expense related to the profit interests granted by RSILP prior to the Business Combination.

Share-based compensation expense for the three months ended March 31, 2021 and 2020 is as follows:

	Three months ended March 31,
($ in thousands)	2021	2020
Costs of revenue	$915	$-
Advertising and promotions	1,698	-
General administration and other	8,963	13,490
Total share-based compensation expense	$11,576	$13,490

10.	Income Taxes

Income Tax Provision for the three months ended March 31, 2021 and 2020 is as follows:

	Three months ended March 31,
($ in thousands)	2021	2020
Income tax provision	$804	$-

The effective tax rates for the three months ended March 31, 2021 and 2020 were 110.44% and 0%, respectively. The difference between the Company's effective tax rate for the period ended March 31, 2021 and the U.S. statutory tax rate of 21% was primarily due to a full valuation allowance recorded on the Company’s net U.S. deferred tax assets and income tax rate differences related to its foreign operations for which both current and deferred taxes are recorded. The Company did not record a tax provision for the period ended March 31, 2020 primarily due to RSILP's status as a pass-through entity for U.S. federal income tax purposes. The Company evaluates the realizability of the deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset may not be realized.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 in the United States to provide emergency assistance to individuals and businesses affected by the COVID-19 pandemic. The CARES Act includes temporary changes to both income and non-income-based tax laws. For the year ended December 31, 2020, the impact of the CARES Act was immaterial to the Company’s tax provision. Future regulatory guidance under the CARES Act or additional legislation enacted by Congress could impact our tax provision in future periods.

In connection with the Business Combination, the Special Limited Partner entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company (including the Special Limited Partner) realize (or in certain cases is deemed to realize) as a result of an increase in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash at the Company’s option) pursuant to the RSILP’s amended and restated limited partnership agreement and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSILP. The actual increase in the Special Limited Partner’s allocable share of RSILP’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A Common Stock at the time of the exchange and the amount and timing of the recognition of our and our consolidated subsidiaries’ (including the Special Limited Partner’s) income.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Based primarily on historical losses of RSILP, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded the deferred tax asset or a corresponding liability under the Tax Receivable Agreement related to the tax savings the Company may realize from the utilization of tax deductions related to basis adjustments created by the transactions in the Business Combination Agreement. The unrecognized Tax Receivable Agreement liability is $51.6 million as of both March 31, 2021 and December 31, 2020.

11.	Loss Per Share

Basic net loss per share of Class A Common Stock is computed by dividing net loss attributable to RSI by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted net loss per share of Class A Common Stock is computed by dividing net loss attributable to RSI, adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive shares.

Prior to the Business Combination, the membership structure of RSILP included units that had profit interests. The Company analyzed the calculation of net loss per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements. Therefore, net loss per share information has not been presented for periods prior to the Closing of the Business Combination on December 29, 2020.

The basic and diluted loss per share for the three months ended March 31, 2021 are as follows (amounts in thousands, except for share and per share amounts):

Numerator:
Net loss	$(76)
Less: Net loss attributable to noncontrolling interests	(59)
Net loss attributable to Rush Street Interactive, Inc. – basic	$(17)
Effect of dilutive securities:
Warrants, net of amounts attributable to noncontrolling interests	(9,569)
Net loss attributable to Rush Street Interactive, Inc. – diluted	$(9,586)
Denominator:
Weighted average common shares outstanding – basic	46,955,262
Weighted average effect of dilutive securities:
Public Warrants(1)	3,770,106
Private Placement and Working Capital Warrants(1)	2,690,120
Weighted average common shares outstanding – diluted	53,415,488

Net loss per Class A common share – basic	$(0.00)
Net loss per Class A common share – diluted	$(0.18)

(1)	Calculated using the treasury stock method.

Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented.

The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

RSILP Units(1)	160,000,000
Unvested Restricted Stock Units	2,928,025

(1)	These RSILP Units are held by the Sellers pursuant to the Business Combination, and may be exchanged, subject to certain restrictions, for Class A Common Stock. Upon exchange of an RSILP Unit, a share of Class V Common Stock is cancelled.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

12.	Related Parties

Services Agreement

At the Closing, Rush Street Gaming, LLC (“RSG”), a current affiliate of the Company controlled by Neil Bluhm and Greg Carlin, entered into a Services Agreement (the “Services Agreement”), pursuant to which, among other things, RSG and its affiliates provide certain specified services to the Company for a period of two years following the Closing, subject to extension and early termination, including, without limitation, services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement). RSG had provided similar services to RSILP prior to the Business Combination and the Services Agreement represents a continuation of those services and support. As compensation for RSG’s provision of these services, the Company reimburses RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by the Company, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services. Expenses relating to support services were $0.3 million and $0.2 million for the three months ended March 31, 2021 and 2020, respectively, while payables due to RSG for support services were $0.3 million at March 31, 2021 and December 31, 2020. These support services are recorded as General administration and other in the accompanying condensed consolidated statements of operations and comprehensive loss and any payables to RSG are recorded as Due to affiliates within the accompanying condensed consolidated balance sheets.

Affiliated Land-Based Casinos

Neil Bluhm and Greg Carlin are owners, directors and/or officers of certain land-based casinos. The Company has entered into certain agreements with these affiliated land-based casinos that create strategic partnerships aimed to capture the online gaming, online sports betting and retail sports services markets in the various states and municipalities where the land-based casinos operate.

Generally, the Company pays a royalty fee to the land-based casino (calculated as a percentage of the Company’s revenue less reimbursable costs as defined in the agreement) in exchange for the right to operate real-money online casino and/or online sports betting under the gaming license of the land-based casinos. Royalties paid to affiliated casinos were $12.5 million and $4.8 million for the three months ended March 31, 2021 and 2020, respectively, which were net of any consideration received from the affiliated casino for reimbursable costs, as well as costs that are paid directly by the affiliated casino on the Company’s behalf. Net royalties paid are recorded as Costs of revenue in the accompanying condensed consolidated statements of operations and comprehensive loss. In certain cases, the affiliate casino maintains the bank account that processes cash deposits and withdrawals for RSI customers. Accordingly, at any point in time, the Company will record a receivable from the affiliate, representing RSI total gaming revenue (with RSI customers) that was collected by the affiliate, less consideration payable to the affiliate for use of its license, which is offset by any consideration received from the affiliate based on the terms of the agreement. Receivables due from affiliated land-based casinos were $30.0 million and $28.8 million at March 31, 2021 and December 31, 2020, respectively.

In addition, the Company provides retail sports services to certain affiliated land-based casinos in exchange for a monthly commission based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook, technical support for the land-based casino’s customers, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. Revenue recognized relating to retail sports services provided to affiliated land-based casinos for the three months ended March 31, 2021 and 2020 were not material to the condensed consolidated financial statements. Any payables due to the affiliated land-based casinos are netted against affiliate receivables to the extent a right of offset exists and were not material to the consolidated financial statements as of March 31, 2021 or December 31, 2020.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

13.	Commitments and Contingencies

Legal Matters

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims except as noted below. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on the Company on August 18, 2020 and was amended on September 15, 2020. The amended complaint alleges that Todd Anderson was offered a 1% equity stake in the Company in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. The Company believes that the complaint is without merit and intends to defend against it but cannot predict the outcome of the potential impact of this lawsuit and the potential result is not able to be estimated and, therefore, the Company has not recorded a loss or related accrual on its condensed consolidated financial statements related to this matter.

Other Contractual Obligations

The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows ($ in thousands):

From April 1, 2021 to December 31, 2021	$9,234
Year ending December 31, 2022	6,367
Year ending December 31, 2023	2,706
Year ending December 31, 2024	1,514
Year ending December 31, 2025	10,537
Thereafter	24,577
Total(1)	$54,935

(1)	Includes operating lease obligations under non-cancelable lease contracts totaling $1.3 million, obligations under non-cancelable contracts with marketing vendors totaling $17.3 million, license and market access commitments totaling $36.2 million and other non-cancelable costs totaling $0.1 million.

14.	Subsequent Events

Other than the information described below, the Company did not identify any subsequent events that would require recognition in the condensed consolidated financial statements or disclosure in the notes to the condensed consolidated financial statements.

On April 9, 2021, the Board approved equity grants to the Company’s officers and certain non-employee directors that had an aggregate fair value of approximately $5.1 million. The equity grants are subject to customary terms and vesting conditions.

 REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Rush Street Interactive, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rush Street Interactive, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 3 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Whippany, New Jersey
May 7, 2021

RUSH STREET INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except for share and per share amounts)

	December 31,
	2020	2019
	(Restated)
ASSETS
Current assets
Cash and cash equivalents	$255,622	$6,905
Restricted cash	6,443	3,638
Players receivables	779	1,851
Due from affiliates	28,764	3,135
Prepaid expenses and other current assets	2,871	1,673
Total current assets	294,479	17,202

License fees, net	9,750	6,957
Property and equipment, net	2,016	581
Operating lease right-of-use asset, net	1,100	-
Other assets	1,215	753
Total assets	$308,560	$25,493

LIABILITIES AND DEFICIT
Current liabilities
Accounts payable	$11,994	$707
Accrued expenses and other current liabilities	25,995	9,670
Players liabilities	7,779	5,346
Share-based liability	-	7,342
Deferred royalty, short-term	195	159
Operating lease liabilities, short-term	226	-
Due to affiliates	3,751	2,858
Earnout interests liability	351,048	-
Total current liabilities	400,988	26,082

Deferred royalty, long-term	3,813	2,779
Operating lease liabilities, long-term	979	-
Warrant liabilities	170,109	-
Total liabilities	575,889	28,861

Commitments and contingencies

Stockholders’ deficit
Class A common stock, $0.0001 par value, 750,000,000 and 0 shares authorized as of December 31, 2020 and 2019, respectively; 44,792,517 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	4	-
Class V common stock, $0.0001 par value, 200,000,000 and 0 shares authorized as of December 31, 2020 and 2019, respectively; 160,000,000 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	16	-
Additional paid-in capital	(18,402)	-
Accumulated other comprehensive income	93	-
Accumulated deficit	(43,490)	-
Total stockholders’ deficit attributed to Rush Street Interactive, Inc.	(61,779)	-

Non-controlling interests	(205,550)	-
Members’ deficit	-	(3,368)
Total deficit	(267,329)	(3,368)
Total liabilities and deficit	$308,560	$25,493

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands except for share and per share amounts)

	December 31,
	2020	2019
	(Restated)
Revenue	$278,500	$63,667

Operating costs and expenses
Costs of revenue	190,873	32,893
Advertising and promotions	56,517	28,313
General administration and other	162,447	23,649
Depreciation and amortization	2,082	1,139
Total operating costs and expenses	411,919	85,994
Loss from operations	(133,419)	(22,327)

Other income (expenses)
Interest expense, net	(135)	(123)
Change in fair value of warrant liabilities	7,166	-
Change in fair value of earnout interests liability	(2,338)	-
Total other income (expenses)	4,693	(123)
Loss before income taxes	(128,726)	(22,450)

Income tax expense	2,919	-
Net loss	$(131,645)	$(22,450)

Net loss attributable to non-controlling interests	(132,726)	-
Net income (loss) attributable to Rush Street Interactive, Inc.	$1,081	$(22,450)

Net income per common share attributable to Rush Street Interactive, Inc. – basic	$0.02	N/A
Weighted average common shares outstanding – basic	43,579,704	N/A

Net loss per common share attributable to Rush Street Interactive, Inc. – diluted	$(0.01)	N/A
Weighted average common shares outstanding – diluted	52,242,606	N/A

	December 31,
	2020	2019
Net loss	$(131,645)	$(22,450)

Other comprehensive income (loss)
Foreign currency translation adjustment	524	10
Comprehensive loss	$(131,121)	$(22,440)

Comprehensive loss attributable to non-controlling interests	(132,202)	-
Comprehensive income (loss) attributable to Rush Street Interactive, Inc.	$1,081	$(22,440)

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
(Amounts in thousands except for share amounts)

						Accumulated
					Additional	Other		Total	Non-
	Class A Common Stock		Class V Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’	Controlling	Members’	Total
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit	Interests	Deficit	Deficit
Balance at December 31, 2018 (1)	-	$-	-	$-	$-	$-	$-	$-	$-	$(2,539)	$(2,539)
Members’ contribution	-	-	-	-	-	-	-	-	-	15,545	15,545
Share-based compensation	-	-	-	-	-	-	-	-	-	6,066	6,066
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	10	10
Net loss	-	-	-	-	-	-	-	-	-	(22,450)	(22,450)
Balance at December 31, 2019	-	$-	-	$-	$-	$-	$-	$-	$-	$(3,368)	$(3,368)
Members’ contribution	-	-	-	-	-	-	-	-	-	6,500	6,500
Share-based compensation	-	-	-	-	-	-	-	-	-	1,692	1,692
Distribution to members	-	-	-	-	-	-	-	-	-	(5,192)	(5,192)
Settlement of share-based liability in exchange for RSILP Units	-	-	-	-	-	-	-	-	-	150,382	150,382
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	524	524
Proceeds and shares issued in the Business Combination (Note 4)	44,792,517	4	160,000,000	16	(18,402)	93	(44,571)	(62,860)	(209,147)	(14,215)	(286,222)
Net income (loss)	-	-	-	-	-	-	1,081	1,081	3,597	(136,323)	(131,645)
Balance at December 31, 2020 (Restated)	44,792,517	$4	160,000,000	$16	$(18,402)	$93	$(43,490)	$(61,779)	$(205,550)	$-	$(267,329)

(1) Previously reported amounts have been adjusted for the retroactive application of the recapitalization related to the Business Combination. Refer to Note 4 for further information.

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	December 31,
	2020	2019
	(Restated)
Cash flows from operating activities
Net loss	$(131,645)	$(22,450)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Share-based compensation expense	144,733	13,407
Depreciation expense	490	100
Amortization of license fee	1,592	1,039
Noncash lease expense	205	-
Change in fair value of earnout interests liability	2,338	-
Change in fair value of warrant liabilities	(7,166)	-
Changes in assets and liabilities:
Players receivables	1,072	(1,797)
Due from affiliates	(25,629)	(2,536)
Prepaid expenses and other current assets	(1,199)	(607)
Other assets	(462)	(502)
Accounts payable	11,229	129
Accrued expenses and other current liabilities	16,325	4,458
Players liabilities	2,433	2,678
Deferred royalty	1,070	2,070
Lease liabilities	(100)	-
Due to affiliates	893	1,552
Net cash provided by (used in) operating activities	16,179	(2,459)

Cash flows from investing activities
Purchases of property and equipment	(1,872)	(430)
Acquisition of gaming licenses	(4,371)	(5,340)
Net cash used in investing activities	(6,243)	(5,770)

Cash flows from financing activities
Proceeds from related party loan	650	-
Repayments of related party loan	(650)	-
Net proceeds from the Business Combination	239,763	-
Distribution to members	(5,192)	-
Members’ capital contribution	6,500	15,545
Net cash provided by financing activities	241,071	15,545

Effect of exchange rate changes on cash, cash equivalents and restricted cash	515	(6)

Net change in cash, cash equivalents and restricted cash	251,522	7,310
Cash, cash equivalents and restricted cash, at the beginning of the period	10,543	3,233
Cash, cash equivalents and restricted cash, at the end of the period	$262,065	$10,543

Supplemental disclosure of noncash investing and financing activities:
Right-of-use assets obtained in exchange for new or modified operating lease liabilities	$1,305	$-
Increase in accounts payable for property and equipment purchases	$58	$-
Earnout interests liability recognized in the Business Combination	$348,710	$-
Warrant liabilities recognized in the Business Combination	$181,271	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$763	$-

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Rush Street Interactive, Inc. is a holding company organized under the laws of the State of Delaware and, through its main operating subsidiary, Rush Street Interactive, LP and its subsidiaries (collectively, “RSILP”), is a leading online gaming company that provides online casino and sports betting in the U.S. and Latin America markets. Rush Street Interactive, Inc. and its subsidiaries (including RSILP) are collectively referred to as “RSI” or the “Company.” The Company is headquartered in Chicago, IL.

Prior to the Reorganization (see Reorganization section below), RSILP was formed in the State of Delaware originally as Rush Street Interactive, LLC (“RSI LLC”) in March 2012. In December 2019, RSI LLC converted to a Delaware limited partnership.

RSI launched its first social gaming website in 2015 and began accepting real-money bets in the United States in 2016. The Company establishes and utilizes subsidiaries, usually in the form of limited liability companies, to facilitate its operations in primarily jurisdictions where the Company is licensed to operate. Currently, RSI offers a combination of real-money online casino and sports betting, retail sports betting and retail sports services in the nine U.S. states as outlined in the table below.

U.S. State	Online Casino	Online Sports Betting	Retail Sports Betting
Colorado		✓
Illinois		✓	✓
Indiana		✓	✓
Iowa		✓
Michigan	✓	✓	✓
Pennsylvania	✓	✓	✓
New Jersey	✓	✓
New York			✓
Virginia		✓

In addition, in 2018, RSI became the first U.S.-based online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino and sports betting. Currently, the Company offers both online casino and online sports betting in Colombia.

Reorganization

On December 29, 2020, dMY Technology Group, Inc. (“dMY”), a special purpose acquisition company incorporated in Delaware on September 27, 2019, completed the acquisition of certain units of RSILP pursuant to a Business Combination Agreement, dated as of July 27, 2020 (as amended and restated on October 9, 2020, as further amended on December 4, 2020), (the “Business Combination Agreement”), between RSILP, the sellers set forth on the signature pages thereto (collectively, the “Sellers” and each, a “Seller”), dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”).

In connection with the closing of the Business Combination Agreement (the “Closing”), and collectively with the other transactions described in the Business Combination Agreement, (the “Business Combination”), the Company was reorganized in an umbrella partnership-C corporation (or “Up-C structure”), in which substantially all of the assets of the combined company are held by RSILP and its subsidiaries, and Rush Street Interactive, Inc.’s only assets are its equity interests in RSILP (which are held indirectly through wholly-owned subsidiaries of the Company– RSI ASLP, Inc. (the “Special Limited Partner”) and RSI GP, LLC (“RSI GP”), which is the general partner of RSILP). As of the Closing, the Company owned, indirectly through the Special Limited Partner, approximately 23.1% of the Common Units of RSILP (“RSILP Units”) and controls RSILP through RSI GP, and the Sellers, owned approximately 76.9% of the RSILP Units and control the Company through the ownership of the Class V Common Stock (as defined below). Upon consummation of the Business Combination, dMY changed its name to “Rush Street Interactive, Inc.” See Note 4 for additional discussion related to the Business Combination.

Impact of COVID-19

The COVID-19 pandemic has adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. In 2020, the COVID-19 pandemic adversely impacted many different industries. The ongoing COVID-19 pandemic could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the extent and the duration of the impact of COVID-19. The COVID-19 pandemic therefore presents material uncertainty and risk with respect to the Company and its performance and could affect its financial results in a materially adverse way.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The COVID-19 pandemic has significantly impacted RSI. The direct impact, beyond disruptions in normal business operations, is primarily through the change in consumer habits as a result of stay-at-home orders and similar consumer restrictions. During that time, RSI experienced increased player activity that has continued to remain strong even after many of these orders were lifted. COVID-19 has also had a direct impact on sports betting due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events reduced RSI’s customers’ use of, and spending on, our sports betting offerings. Primarily starting in the third quarter and continuing into the fourth quarter of 2020, most major professional sports leagues resumed their activities. The return of major sports and sporting events, as well as the unique and concentrated sports calendar, generated significant customer interest and activity in the Company’s sports betting offerings. However, sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks.

The Company’s revenues vary based on sports seasons and sporting events, among other things, and cancellations, suspensions or alterations resulting from COVID-19 have the potential to adversely affect our revenue, possibly materially. However, the Company’s online casino offerings do not rely on sports seasons and sporting events, and as such, they may partially offset this adverse impact on revenue.

The ultimate impact of COVID-19 and the related restrictions on consumer behavior is currently unknown. A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely have an adverse effect on demand for RSI offerings, reducing cash flows and revenues, thus materially harming the business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest. As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment for many employees, the Company has business continuity programs in place to ensure that employees are safe, and that the business continues to function with minimal disruptions to normal work operations while employees work remotely. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. For consolidated entities that are less than wholly-owned, the third party’s holding of an equity interest is presented as Non-controlling interests in the Company’s consolidated balance sheets and consolidated statements of equity (deficit). The portion of net earnings attributable to the non-controlling interests is presented as Net income (loss) attributable to non-controlling interests in the Company’s consolidated statements of operations and comprehensive income (loss). All intercompany accounts and transactions have been eliminated upon consolidation.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the Business Combination Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, dMY is treated as the acquired company and RSILP is treated as the acquirer for financial statement reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of RSILP issuing stock for the net assets of dMY, accompanied by a recapitalization.

RSILP was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	RSILP’s existing member’s, through their ownership of the Class V Common Stock, have the largest portion of the voting rights in the Company;

•	The Board of Directors of the Company (the “Board”) and management are primarily composed of individuals associated with RSILP; and

•	RSILP is the larger entity based on historical operating activity and has the larger employee base.

Thus, the financial statements included in this report reflect (i) the historical operating results of RSILP prior to the Reverse Recapitalization; (ii) the combined results of the RSILP and dMY following the Business Combination; and (iii) the acquired assets and liabilities of dMY stated at historical cost, with no goodwill or other intangible assets recorded.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Liquidity and Capital Resources

Based on the net proceeds from the Business Combination (refer to Note 4) and the proceeds from warrant exercises resulting from the public warrant redemption (refer to Note 8) and future spend assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the date of issuance of this report. The Company experienced positive operating cash flows of $16.2 million for the year ended December 31, 2020 and negative operating cash flows of $2.5 million for the year ended December 31, 2019.

The Company has a working capital deficit as of December 31, 2020 totaling $106.5 million, mainly a result of the earnout interests liability, which was $351.0 million at December 31, 2020. The earnout interests liability pertains to certain shares and units held by directors of dMY and the Sellers that were subject to restrictions pending the achievement of certain earnout targets, which did not occur until January 2021 (refer to Notes 4 and 18). Although recorded as a current liability at December 31, 2020, the earnout interests liability was reclassed to equity upon occurrence of the triggering event in January 2021 and did not result in any cash settlement. That is, the earnout interest liability should not be included in any future cash flow assumptions as of December 31, 2020. Refer to Note 4 for additional discussion of the earnout interest liability.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the consolidated financial statements relate to and include, but are not limited to, the valuation of share-based awards; the estimated useful lives of property and equipment and intangible assets; redemption rate assumptions associated with the loyalty program and other discretionary player bonuses; deferred revenue relating to our social gaming revenue stream; accrued expenses and other current liabilities; determination of the incremental borrowing rate to calculate operating lease liabilities; valuation of the earnout interests liability; valuation of the warrant liabilities; and deferred taxes and amounts associated with the Tax Receivable Agreement related to the Business Combination.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of highly liquid, unrestricted savings, checking and instant access internet banking accounts with original maturities of 90 days or less at acquisition.

The Company maintains separate bank accounts to segregate cash that resides in players’ interactive gaming and sports betting accounts from cash used in operating activities. Due to certain regulatory requirements, cash amounts that reside in player’s interactive gaming and sports betting accounts at the end of the period are classified as restricted cash.

The following table reconciles cash and cash equivalents and restricted cash in the balance sheet to the total shown on the statements of cash flows:

	December 31,
($ in thousands)	2020	2019
Cash and cash equivalents	$255,622	$6,905
Restricted cash	6,443	3,638
Total cash, cash equivalents and restricted cash	$262,065	$10,543

Players Receivables

Players receivables consist of cash deposits from players that have not yet been received by the Company. Players receivables are stated at the amount that the Company expects to collect from players, generally via third-party payment processors. These receivables arise due to the timing difference between a player’s deposit and the Company’s receipt of that deposit from the payment processor. The amounts are generally outstanding for a short period of time. On a periodic basis, the Company evaluates its players receivable and establishes an allowance for doubtful accounts based on a specific review of the accounts as well as historical collection experience and current economic conditions. No allowance for doubtful accounts was recorded for the periods presented in these consolidated financial statements.

Due from Affiliates

Due from affiliates consists of amounts that are expected to be collected from certain affiliated land-based casino partners. In certain cases, the affiliate casino maintains the bank account that processes cash deposits and withdrawals for RSI customers. Accordingly, at any point in time, the Company will record a receivable from the affiliate, representing RSI total gaming revenue (with RSI customers) that was collected by the affiliate, less consideration payable to the affiliate for use of its license, which is offset by any consideration received from the affiliate based on the terms of the agreement. On a periodic basis, the Company evaluates the collectability of amounts due from affiliates and establishes an allowance for amounts not expected to be collected. No allowance was recorded for the periods presented in these consolidated financial statements. See Note 14 for disclosure on related parties.

Property and Equipment, net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Computer equipment and software	3-5 years
Furniture and fixtures	4 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

License Fees, Net

The Company incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses from strategic partners. The cost of purchasing business licenses, minimum royalty payments for strategic partners and subsequent renewals of business licenses are capitalized as an intangible asset and amortized over the estimated useful life of the asset using the straight-line method. RSI considers these minimum royalty payments to be an integral cost in connection with operating in certain jurisdictions. The minimum royalty payments are offset by the deferred royalty liability on the consolidated balance sheets. RSI’s access to operate in a particular market is often dependent upon the continued viability of that particular strategic partner in that market. The useful life is the period over which the asset is expected to contribute directly, or indirectly, to the Company’s cash flows. At least annually, the remaining useful life is evaluated.

Impairment of Long-Lived Assets

The Company’s long-lived assets consist of property and equipment, operating lease right-of-use assets and finite-lived intangible assets (i.e., license fees).

The Company evaluates long-lived assets for indicators of impairment quarterly or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. The factors that would be considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the long-lived asset is used and the effects of obsolescence, demand, competition and other economic factors. If indicators of impairment are identified, the Company performs an undiscounted cash flow analysis of the long-lived assets. Asset groups are written down only to the extent that their carrying value is lower than their respective fair value. Fair values of the asset group are determined by discounting the cash flows at a rate that approximates the cost of capital of a market participant. The Company did not have any impairment of long-lived assets for the years ended December 31, 2020 and 2019.

Players Liabilities

The Company records liabilities for player account balances, which consist of player deposits, plus player winning bets, less player losing bets, less player withdrawals. Player liabilities also includes the expected future payout relating to unredeemed bonus store points and unused discretionary bonus incentives in the player’s account. The Company’s restricted cash and players receivables balance will equal or exceed the cash portion of the Company’s player liabilities account.

Deferred Royalty

The Company records liabilities for minimum royalty payments related to licensing and market access agreements. These liabilities are recorded on the balance sheet at the present value of future payments discounted using a rate that reflects the duration of the agreement. The deferred royalty liability is accreted through interest expense in the Company’s consolidated statements of operations and comprehensive income (loss). The Company records deferred royalty liabilities as either deferred royalty, short-term or deferred royalty, long-term based on the timing of future payments.

Due to Affiliates

Due to affiliates consists of amounts owed by the Company to certain of its related parties. Amounts due to affiliates may include payment for services provided to the Company by employees of the related party or reimbursement of amounts paid by the related party on the Company’s behalf. Any royalties due to the affiliated land-based casinos are netted against Affiliate Receivables to the extent a right of offset exists. See Note 14 for disclosure on related parties.

Earnout Interests Liability

Earnout interests represent a freestanding financial instrument classified as liabilities on the accompanying consolidated balance sheet as the Company determined that these financial instruments are not indexed to the Company’s own equity in accordance with ASC 815, Derivatives and Hedging. Earnout interests were initially recorded as fair value in the Business Combination and are adjusted to fair value at each reporting date with changes in fair value recorded in Change in fair value of earnout interests liability in the consolidated statement of operations and comprehensive income (loss).

Warrant Liabilities

As part of dMY’s initial public offering, dMY issued to third-party investors 23.0 million units, consisting of one share of Class A common stock of dMY and one-half of one warrant, at a price of $10.00 per unit. Each whole warrant entitled the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the dMY initial public offering, 6,600,000 private placement warrants were sold to the Sponsor (the “Private Placement Warrants”) and an additional 75,000 warrants were issued to the Sponsor upon the Closing in connection with converting certain working capital loans into warrants (the “Working Capital Warrants” and together with the Private Placement Warrants, the “Private Warrants” and the Private Warrants together with the Public Warrants, the “Warrants”)). Each Private Warrant allows the Sponsor to purchase one share of Class A Common Stock at $11.50 per share. Subsequent to the Business Combination, 11,500,000 Public Warrants and 6,675,000 Private Warrants remained outstanding as of December 31, 2020.

The Private Warrants and the shares of Class A Common Stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company evaluated the Warrants pursuant to ASC 815-40, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of these Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our stockholders holding Class A Common Stock. Because not all of the stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Warrants do not meet the conditions to be classified in equity. Because the Warrants meet the definition of a derivative under ASC 815-40, the Company records these Warrants as liabilities on its consolidated balance sheet at fair value as of each reporting date, with subsequent changes in their respective fair values recognized in its consolidated statement of operations and comprehensive income (loss).

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and restricted cash. The Company maintains cash and restricted cash primarily across three financial institutions within separate bank accounts. Management believes the three financial institutions to be of a high credit quality, in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The Company adopted the new standard on January 1, 2020 using the modified retrospective approach. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and a lease liability.

The Company determines whether an arrangement is or contains a lease at contract inception. The lease classification evaluation begins at the lease commencement date. The lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

For leases with an initial term greater than 12 months, a related lease liability is recorded on the balance sheet at the present value of future payments discounted at the estimated fully collateralized incremental borrowing rate (discount rate) corresponding with the lease term. In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any lease payments made to the lessor before or at the lease commencement date and any initial direct costs incurred, less any tenant improvement allowance incentives received. Tenant incentives are amortized through the right-of-use asset as a reduction of rent expense over the lease term. The difference between the minimum rents paid and the straight-line rent is reflected within the associated right-of-use asset. Certain leases contain provisions that require variable payments consisting of common area maintenance costs (variable lease cost). Variable lease costs are expensed as incurred. Leases with an initial term of 12 months or less (short-term leases) are not recorded on the balance sheet. Short-term lease expense is recognized on a straight-line basis over the lease term.

As the interest rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate corresponding with the lease term. As the Company does not have any outstanding debt, this rate is determined based on prevailing market conditions and comparable company and credit analysis. The incremental borrowing rate is reassessed if there is a change to the lease term or if a modification occurs and it is not accounted for as a separate contract.

Prior to January 1, 2020, the Company accounted for leases under ASC 840, Leases (Topic 840), and recorded rent expense associated with its operating lease on a straight-line basis over the term of the lease.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identify the contract with the customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when, or as, the company satisfies a performance obligation

The Company’s revenue from contracts with customers consists of online casino, online sports betting, retail sports betting and social gaming.

Online casino and online sports betting

Online casino offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company generates revenue through hold, or gross winnings, as customers play against the house. Online casino revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players, plus or minus the change in the progressive jackpot reserve.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Online sports betting involves a user placing a bet on the outcome of a sporting event, or a series of sporting events, with the chance to win a pre-determined amount, often referred to as fixed odds. Online sports betting revenue is generated by setting odds such that there is a built-in theoretical margin in each sports bet offered to its customers. Online sports betting revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players, plus or minus the change in unsettled bets.

The Company provides various incentives to promote customer engagement, many of which allow customers to place bets without using their own funds. For some incentive programs, benefits are provided to customers based only on past play and represent an option that grants the player a material right. Other benefits that are provided to customers are more discretionary in nature and may not be related to the customer’s level of play.

Performance obligations related to online gaming and sports betting transactions include (1) servicing the player’s bet, which is fulfilled when the outcome of the bet is known and (2) transferring additional goods or services to a player for which the Company has received consideration, such as bonus store points.

Bonus store points as well as discretionary bonus incentives, such as bonus dollars and free bets (collectively referred to herein as “player bonuses”) are recognized as a reduction to revenue upon issuance of the incentive and as revenue upon redemption by the player. Reductions to revenue include estimates for the standalone selling price of player bonuses and the percentage of player bonuses that are expected to be redeemed. The expected redemption percentage is based on historical redemption patterns and considers current information or trends. The estimated redemption rate is evaluated each reporting period. The Company does not believe that there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the estimated redemption rate. Adjustments to earnings resulting from revisions to management’s estimates of the redemption rates have been insignificant during the years ended December 31, 2020 and December 31, 2019. An increase or decrease in the estimated redemption rate of 5% would not have a material effect on consolidated financial statements for the year ended December 31, 2020.

Progressive jackpots related to online casino jackpot games are accrued and charged to revenue at the time the obligation to pay the jackpot is established. The progressive jackpot liability is recorded in Accrued expenses and other current liabilities on the consolidated balance sheets.

Retail sports betting

The Company provides retail sports services to land-based casinos in exchange for a monthly commission based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook, technical support for the land-based casino’s customers, customer support, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. The Company has a single performance obligation to provide retail sports services and records the revenue as services are performed and when the commission amounts are no longer constrained (i.e., the amount is known).

Certain relationships with business partners provide the Company the ability to operate the retail sportsbook at the land-based casino. In this scenario, revenue is generated based on total player bets less amounts paid to players for winning bets, less other incentives awarded to players.

Social gaming

The Company provides a social gaming platform for players to enjoy free-to-play games that use virtual credits. While virtual credits are issued to players for free, some players may choose to purchase additional virtual credits through the Company’s virtual cashier. The Company has a single performance obligation associated with social gaming services, to provide social gaming services to players upon the redemption of virtual credits. Deferred revenue is recorded when players purchase virtual coins and revenue is recognized when the virtual coins are redeemed, and the Company’s performance obligation has been fulfilled.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain costs to obtain or fulfill contracts

Pursuant to the accounting guidance, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit has been determined to be less than or equal to one year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs that do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

Contract balances

Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. The Company currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.

Deferred revenue represents wagered amounts that relate to unsettled or pending outcomes, such as a future sports bet. The Company recognizes revenue once the outcome of the bet is settled and fixed. Deferred revenue relating to the Company’s social gaming services includes virtual coins purchased by players but not yet used.

Deferred revenue also includes contract liabilities for the Company’s obligation to transfer additional goods or services to a player for which the Company has received consideration, such as bonus store points. The Company recognizes breakage on bonus store points proportionately as redemption occurs. Revenue recognized relating to breakage during the years ended December 31, 2020 and 2019 were not material to the consolidated financial statements.

Deferred revenue is recorded in Players liabilities on the consolidated balance sheets.

Principle versus agent considerations

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of revenues and related costs, or the net amount earned as commissions. When the Company is the principal in a transaction and controls the specific good or service before it is transferred to the customer, revenue is recorded gross; otherwise, revenue is recorded on a net basis. The Company controls the promised goods or services for online casino and sports betting transactions, retail sports betting transactions and social gaming services, and as a result records related revenue on a gross basis. For retail sports services, the Company does not control the promised goods or services and, therefore, records the net amount of revenue earned as a commission.

See Note 11 for a disaggregation of the Company’s revenues.

Costs of Revenue

Costs of revenue consist primarily of (i) revenue share and market access fees, (ii) platform and content fees, (iii) gaming taxes, (iv) payment processing fees and chargebacks and (v) salaries and benefits of dedicated personnel. These costs are variable in nature and should correlate with the change in revenue.

Advertising and Promotions Costs

Advertising and promotion costs consist primarily of marketing the Company’s products and services via different channels, promotional activities, and the related costs incurred to acquire new customers that include salaries and benefits for dedicated personnel and are expensed as incurred.

General Administration and Other

General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expenses, professional services related to legal, compliance and audit/consulting services, rent and other premises costs, and insurance.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation

The Company records share-based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”) and recognizes share-based compensation expense in the period in which a grantee is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis. The Company accounts for forfeitures as they occur.

The Company classifies unit awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the price of the underlying unit or share and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value at each reporting date. See Note 10. Share-based payment awards which contain certain repurchase provisions were classified as liabilities in accordance with ASC 718. The Company elected to measure all liability-classified awards utilizing an option pricing method and recognizes the related expense within General administration and other expenses in the consolidated statements of operations and comprehensive income (loss).

Income Taxes

RSI Inc. is a corporation and, as a result, is subject to United States federal, state, and foreign income taxes.

RSILP is treated as a partnership for United States federal income tax purposes and therefore does not pay United States federal income tax on its taxable income. Instead, the RSILP unitholders, including the Company, are liable for United States federal income tax on their respective shares of RSILP’s taxable income reported on the unitholders’ United States federal income tax returns. RSILP is liable for income taxes in those states not recognizing its status as a partnership for United States federal income tax purposes.

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.

The Company recognizes deferred tax assets to the extent the Company believes these assets are more-likely-than-not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more-likely-than-not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

See Note 12, “Income Taxes” for additional information regarding income taxes.

Tax receivable agreement

In connection with the Business Combination, the Special Limited Partner entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company (including the Special Limited Partner) realize (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash at the Company’s option) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSILP. The actual increase in the Special Limited Partner’s allocable share of RSILP’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A Common Stock at the time of the exchange and the amount and timing of the recognition of our and our consolidated subsidiaries’ (including the Special Limited Partner’s) income. While many of the factors that will determine the amount of payments that the Special Limited Partner will make under the Tax Receivable Agreement are outside of the Company’s control, the Company expects that the payments the Special Limited Partner will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the financial condition of the Company.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates the realizability of the deferred tax assets resulting from the exchange of RSILP Units for Class A Common Stock. If the deferred tax assets are determined to be realizable, the Company then assesses whether payment of amounts under the TRA have become probable. If so, the Company records a TRA liability equal to 85% of such deferred tax assets. In subsequent periods, the Company assesses the realizability of all of our deferred tax assets subject to the TRA. Should it be determined that a deferred tax asset with a valuation allowance is realizable in a subsequent period, the related valuation allowance will be released and consideration of a corresponding TRA liability will be assessed. The realizability of deferred tax assets, including those subject to the TRA, is dependent upon the generation of future taxable income during the periods in which those deferred tax assets become deductible and consideration of prudent and feasible tax-planning strategies.

The measurement of the TRA liability is accounted for as a contingent liability. Therefore, once the Company determines that a payment becomes probable and can be estimated, the estimate of the payment will be accrued.

Earnings Per Share

Basic net earnings per share is computed by dividing net earnings attributable to Rush Street Interactive, Inc. for the period following the Business Combination by the weighted-average number of shares of Class A Common Stock outstanding during the same period.

Diluted net earnings per share is computed giving effect to all potential weighted-average dilutive shares for the period. The dilutive effect of outstanding awards or financial instruments, if any, is reflected in diluted earnings per share by application of the treasury stock method or if-converted method, as applicable.

Prior to the Business Combination, the membership structure of RSILP included units which had profit interests. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these audited consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the Business Combination on December 29, 2020. The basic and diluted earnings per share for the year ended December 31, 2020 represent only the period of December 29, 2020 to December 31, 2020.

Foreign Currency

The Company’s reporting currency is the U.S. dollar while the functional currency of non-U.S. subsidiaries is the Colombian peso. The financial statements of non-U.S. subsidiaries are translated into United States dollars in accordance with ASC 830, Foreign Currency Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income (loss).

Fair Value Measurements

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities on the reporting date.

•	Level 2 – Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. See Note 17 for additional information related to fair value measurement.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02. The guidance in ASU 2016-02 and subsequently issued amendments requires lessees to capitalize virtually all leases with terms of more than twelve months on the balance sheet as a right-of-use asset and recognize an associated lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing or operating leases and their classification affects the recognition of expense in the income statement.

The Company adopted the new standard on January 1, 2020 using the modified retrospective approach by recognizing and measuring leases without revising comparative period information or disclosures. The Company elected the transition package of three practical expedients permitted within the standard. In addition, the Company elected to apply the practical expedient that allows for the combination of lease and non-lease components for all asset classes. The Company made an accounting policy election to keep leases with terms of twelve months or less off the balance sheet and recognize those lease payments on a straight-line basis over the lease term.

The adoption of ASU 2016-02 resulted in the recognition of operating lease assets and liabilities of $0.2 million and $0.2 million, respectively, with no effect on opening accumulated deficit. The adoption of ASU 2016-02 did not materially affect the Company’s consolidated results of operations and had no impact on cash flows.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. On January 1, 2020, the Company adopted this guidance, which did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). Together with subsequent amendments, the ASU sets forth a “current expected credit loss” model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This ASU replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, available-for-sale debt securities and applies to certain off-balance sheet credit exposures. This ASU is effective for the Company in calendar year 2023. The Company is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	Restatement of Consolidated Financial Statements

On May 7, 2021, the Company concluded that, because of a misapplication of the accounting guidance applicable to Public Warrants and Private Warrants acquired in connection with the Business Combination in December 2020, the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its consolidated financial statements as of and for the year ended December 31, 2020.

The Public Warrants and Private Warrants subject to the misapplication of the applicable accounting guidance were originally issued as part of dMY’s initial public offering and in connection with the closing of the Business Combination.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s financial statements as opposed to equity.

Since issuance in February 2020 and December 2020, the Company’s Public Warrants and Private Warrants, which were initially issued by dMY Technology Group, Inc. (“dMY”) and assumed by the Company with the consummation of the transactions contemplated by the Business Combination Agreement, were accounted for as equity within the Company’s previously reported balance sheet. The Company initially evaluated the accounting for its Public Warrants and Private Warrants and believed its positions to be appropriate at that time, and while the terms of the Public Warrants and Private Warrants as described in the warrant agreement governing the Warrants have not changed, as a result of the SEC Staff Statement, the Company has determined to classify its Warrants as liabilities, and will subsequently measure them at fair value through earnings pursuant to ASC 815-40.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements as of and for the year ended December 31, 2020 should be restated because of a misapplication in the guidance around accounting for the Public Warrants and Private Warrants and should no longer be relied upon. The material terms of the Public Warrants and Private Warrants are more fully described in Note 8 –Warrant Liabilities. See revised Note 17 – Fair Value Measurement for the estimated fair value of the Public Warrants and Private Warrants and a discussion of the inputs used to estimate the fair value.

Impact of the Restatement

The impact of the restatement on the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows as of and for the year ended December 31, 2020 is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

	(In Thousands)
Warrant liabilities	$-	$170,109	$170,109
Total liabilities	405,780	170,109	575,889
Additional paid-in-capital	22,566	(40,968)	(18,402)
Accumulated deficit	(45,146)	1,656	(43,490)
Total stockholders’ deficit attributed to Rush Street Interactive, Inc.	(22,467)	(39,312)	(61,779)
Noncontrolling interests	(74,753)	(130,797)	(205,550)
Total deficit	(97,220)	(170,109)	(267,329)

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

	(In Thousands, Except Share and per Share Amounts)
Revenue	$278,500	$-	$278,500
Loss from operations	(133,419)	-	(133,419)
Change in fair value of warrant liabilities	-	7,166	7,166
Total other income (expenses)	(2,473)	7,166	4,693
Loss before income taxes	(135,892)	7,166	(128,726)
Income tax expense	2,919	-	2,919
Net loss	(138,811)	7,166	(131,645)
Net loss attributable to non-controlling interests	(138,236)	5,510	(132,726)
Net income (loss) attributable to Rush Street Interactive, Inc.	(575)	1,656	1,081

Net income (loss) per common share attributable to Rush Street Interactive, Inc. – Basic	(0.01)		0.02
Weighted-average common shares outstanding - Basic	43,579,704		43,579,704

Net loss per common share attributable to Rush Street Interactive, Inc. – Diluted	(0.01)		(0.01)
Weighted-average common shares outstanding - Diluted	43,579,704		52,242,606

Comprehensive loss	(138,287)	7,166	(131,121)
Comprehensive loss attributable to non-controlling interests	(137,712)	5,510	(132,202)
Comprehensive income (loss) attributable to Rush Street Interactive, Inc.	(575)	1,656	1,081

	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

	(In Thousands)
Statement of Cash Flows
Net loss	$(138,811)	$7,166	$(131,645)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities	154,990	(7,166)	147,824
Net cash provided by (used in) operating activities	16,179	-	16,179
Net cash used in investing activities	(6,243)	-	(6,243)
Net cash provided by financing activities	241,071	-	241,071
Supplemental disclosure of noncash investing and financing activities:
Warrant liabilities recognized in the Business Combination	-	181,271	181,271

Additionally, the historical quarterly dMY financial statements were not restated to reflect this change in accounting, as we believe that information is no longer relevant to investors.

4.	Business Combination

As further discussed in Note 1, on December 29, 2020, the Company consummated the Business Combination pursuant to the Business Combination Agreement.

In connection with the consummation of the Business Combination, the following occurred:

•	The Company was reorganized into an Up-C structure, in which substantially all of the assets and business of the Company are held by RSILP and continue to operate through RSILP and its subsidiaries, and Rush Street Interactive, Inc.’s sole material assets are the equity interests of RSILP indirectly held by it.

•	The Company consummated the sale of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share (together, the “PIPE”) pursuant to certain subscription agreements dated as of July 27, 2020 for an aggregate price of $160.4 million.

•	The Company converted all outstanding shares of Class B common stock of the Company on a one-for-one basis and into an aggregate number of 5,750,000 shares of Class A Common Stock.

•	The Company, the Special Limited Partner, RSI GP, RSILP and the Sellers entered into the Second Amended and Restated Limited Partnership Agreement of RSILP (the “RSILP A&R LPA”), pursuant to which all Common A-1 Units, the Common A-2 Units, the Common B-1 Units and the Preferred Units of RSILP held by the Sellers were converted or exchanged into Class A Common Units of RSILP, the result of which all Sellers collectively hold a single class of RSILP Units.

•	The Company contributed approximately $239.8 million of cash to RSILP (the “Contribution Amount”), representing (a) the net amount held in the Company’s trust account following the redemption of 485 shares of Class A Common Stock originally sold in the Company’s initial public offering, less (b) $125.0 million, representing the aggregate amount of consideration paid to the Sellers in connection with their sale of 12,500,000 RSILP Units (such RSILP Units, the “Purchased RSILP Units”), plus (c) $160.4 million in aggregate proceeds from the PIPE, less (d) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement, in exchange for 32,292,517 Units (such RSI Units issued to dMY, the “Issued RSILP Units”) and certain rights under the Tax Receivable Agreement (as defined and discussed below).

•	The Sellers transferred to the Special Limited Partner the Purchased RSILP Units for cash consideration of $125.0 million.

•	The Sellers retained an aggregate of 160,000,000 RSILP Units (the “Retained RSILP Units”) (including 15,000,000 Earnout Interests (as defined below)).

•	The Company issued to RSILP 160,000,000 shares of newly issued Class V Common Stock, par value $0.0001 per share, (the “Class V Common Stock”), representing the same number of Retained RSILP Units (including 15,000,000 Earnout Interests), which shares were immediately distributed by RSILP to the Sellers.

•	Pursuant to the terms of the Business Combination Agreement: (i) 1,212,813 shares of Class A Common Stock held by the independent directors of DMY, consisting of Darla Anderson, Francesca Luthi and Charles E. Wert, together with the Sponsor (collectively, the “Founder Holders”) that formerly constituted shares of Class B common stock of the Company held by the Founder Holders, (ii) 1,212,813 Issued RSILP Units issued to the Company in connection with the Business Combination, (iii) 15,000,000 Retained RSILP Units held by the Sellers, and (iv) 15,000,000 shares of Class V Common Stock issued to the Sellers by the Company in connection with the Business Combination (collectively, the “Earnout Interests”), became subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of certain earnout targets (as further discussed below).

•	At the Closing, the Company, the Special Limited Partner, RSILP, the Sellers and the Sellers’ Representative entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) pursuant to which, among other things, the Sellers are entitled to payment by the Special Limited Partner of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated by the Business Combination Agreement and the exchange by the Sellers of their Retained RSILP Units for Class A Common Stock (or cash at the Company’s option) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Beginning on the six month anniversary of the Closing, the Sellers will have the right to exchange Retained RSILP Units for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSILP, depending on, among other things, the availability of cash at RSILP after first considering the cash necessary at RSILP to fund RSILP’s outstanding and anticipated operating expenses, debt service costs and declared dividends (in each case, if any), license fees and expenses, tax obligations and capital for existing and continued growth in new jurisdictions, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions RSILP A&R LPA. For each Retained RSILP Unit so exchanged, one share of the Class V Common Stock will be canceled by the Company.

After the Closing, Neil G. Bluhm and Gregory A. Carlin and their respective trusts and entities controlled by them (collectively, the “Controlling Holders”) own a majority of the Company’s outstanding common stock and, therefore, control a majority of the voting power of RSI’s outstanding common stock. Furthermore, the Controlling Holders entered into a voting agreement prior to the Closing, pursuant to which they agreed to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, RSI is a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”), which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of changes in equity (deficit) for the year ended December 31, 2020:

($ in thousands)	Business Combination
Cash- dMY trust and cash, net of redemptions	$230,800
Cash- PIPE financing	160,430
Less: cash consideration paid to purchased RSI units	(125,000)
Less: transaction costs and advisory fees	(26,467)
Net proceeds from the Business Combination	$239,763
Less: Initial fair value of Warrants recognized in the Business Combination	(181,271)
Less: Initial fair value of earnout interests liability recognized in the Business Combination	(348,710)
Add: Transaction costs allocated to Warrants(1)	3,996
Net adjustment to total equity from the Business Combination	$(286,222)

(1)	Transaction costs allocated to Warrants are recorded to Change in Fair Value of Warrant Liabilities in the Company’s consolidated statements of operations and comprehensive income (loss).

The number of shares of common stock issued immediately following the consummation of the Business Combination:

Number of Shares
Common stock, outstanding prior to Business Combination	23,000,000
Less: redemption of dMY shares	(485)
Common stock of dMY	22,999,515
dMY sponsor shares (1)	5,750,000
Shares issued in PIPE financing	16,043,002
Class A shares issued in the Business Combination	44,792,517
Class V shares issued to holders of retained RSI units (2)(3)	160,000,000
Total shares of common stock issued in the Business Combination	204,792,517

(1)	Includes 1,212,813 shares of Class A Common Stock placed into escrow subject to the achievement of certain earnout targets pursuant to the Business Combination Agreement.
(2)	Includes 15,000,000 shares of Class V Common Stock placed into escrow subject to the achievement of certain earnout targets pursuant to the Business Combination Agreement.
(3)	The Class V Common Stock entitle its holder to one vote per share but not any rights to dividends or distributions. Each share of Class V Common Stock is issued to the Sellers for each Retained RSILP Unit retained by the Seller.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Earnout Interests, as described above, were subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement of certain earnout targets. The earnout targets include (a) a change of control within three years of the Closing, (b) achieving certain revenue targets for the 2021 year, and (c) achieving certain volume weighted average share prices (“VWAPs”) within three years of the Closing. With respect to the revenue targets for the 2021 year, the percentage of Earnout Interests no longer subject to the restrictions, starting at 25% and ending at 100%, is dependent on achieving revenue equal to $270 million up to $300 million, respectively. With respect to the earnout targets related to VWAPs, the share price must be equal to or exceed the target price for 10 trading days of any 20 consecutive trading day period. Pursuant to the Business Combination Agreement, a VWAP of $12.00 and $14.00 would result in 50% and 100%, respectively, of the Earnout Interests being no longer subject to the restrictions. During January 2021, the Earnout Interests were fully earned and no longer subject to the applicable restrictions on transfer and voting because the Volume Weighted Average Share Price exceeded $14.00 per share for 10 trading days within a 20 consecutive trading day period following the Closing. As a result, the earnout interests liability was reclassed to equity resulting in 1,212,813 additional shares of Class A Common Stock held by the Founder Holders and 15,000,000 additional shares of Class V Common Stock and RSILP Units issued to the Sellers (i.e., non-controlling interests).

5.	Property and Equipment

Property and equipment, net consists of the following:

	Useful	December 31,
($ in thousands)	Life (Years)	2020	2019
Computer equipment and software	3-5	$3,412	$2,247
Furniture	4	329	-
Leasehold improvements	4	472	-
Construction in progress	N/A	-	40
Total property and equipment		4,213	2,287
Less: accumulated depreciation		(2,197)	(1,706)
Property and equipment, net		$2,016	$581

The Company recorded depreciation expense on property and equipment of $0.5 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

6.	License Fees, Net

The table below provides a summary of the license fees as of December 31, 2020 and 2019, respectively:

($ in thousands)	Weighted Average Remaining Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2020	8.03	$13,225	$(3,475)	$9,750
December 31, 2019	8.82	$8,854	$(1,897)	$6,957

The Company recorded amortization expense on license fees of $1.6 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.

At December 31, 2020, estimated future amortization of license fees is as follows ($ in thousands):

($ in thousands)
Year ended December 31, 2021	$1,614
Year ended December 31, 2022	1,468
Year ended December 31, 2023	1,467
Year ended December 31, 2024	1,080
Year ended December 31, 2025	977
Thereafter	3,144
Total	$9,750

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Accrued Expenses and Other Current Liabilities

The table below provides a summary of the accrued expenses and other current liabilities at December 31, 2020 and 2019, respectively:

	December 31,
($ in thousands)	2020	2019
Accrued compensation and related expenses	$2,821	$530
Accrued operating expenses	7,006	3,422
Accrued marketing expenses	12,093	5,396
Income tax payable	1,983	13
Other	2,092	309
Total accrued expenses and other current liabilities	$25,995	$9,670

8.	Warrant Liabilities

As part of dMY’s initial public offering, dMY issued to third-party investors 23.0 million units, consisting of one share of Class A common stock of dMY and one-half of one Public Warrant, at a price of $10.00 per unit. Each whole Public Warrant entitled the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. Simultaneously with the dMY initial public offering, 6,600,000 Private Placement Warrants were sold to the Sponsor and an additional 75,000 Working Capital Warrants were issued to the Sponsor upon the Closing in connection with converting certain working capital loans into warrants. Each Private Warrant allows the Sponsor to purchase one share of Class A Common Stock at $11.50 per share. Subsequent to the Business Combination, 11,500,000 Public Warrants and 6,675,000 Private Warrants remained outstanding as of December 31, 2020.

The Private Warrants and the shares of Class A Common Stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company classified the Warrants pursuant to ASC 815-40 as derivative liabilities with subsequent changes in their respective fair values recognized in its consolidated statement of operations and comprehensive income (loss) at each reporting date.

At December 31, 2020, approximately 18,175,000 Warrants were outstanding.

As of the date of this amended report, none of the Public Warrants or Private Warrants remain outstanding. See Note 18 for additional information.

9.	Equity

RSI LLC was formed on March 5, 2012 as a Delaware limited liability company. The founding members contributed $27.0 million to RSI LLC prior to 2019 and an additional $14.5 million during 2019. On December 19, 2019, the members of RSI LLC entered into the Agreement of Limited Partnership (the “LP Agreement”) with the Sellers’ Representative to form RSILP. As part of the LP Agreement to become limited partners of RSILP, the members contributed all of their member interests in RSI LLC in exchange for Preferred Units and Common A-1 Units of RSILP (the “RSI LLC Recapitalization”).

After the formation of RSILP, employees and affiliated individuals purchased additional Preferred Units and Common A-1 Units of RSILP for approximately $1.0 million. In addition, during the fourth quarter of 2019, RSILP issued profits interests in the form of Common A-2 Units to a significant unitholder, which were classified as equity awards and fully vested on the date of grant. Refer to Note 10 for additional information related to share-based compensation. During 2020, certain limited partners contributed a total of $6.5 million resulting in the issuance of additional Preferred Units and Common A-1 Units of RSILP. In December 2020, RSILP approved a distribution to each limited partner approximating each partner’s share of the estimated tax liability for the year ended December 31, 2020. The total amount distributed to the limited partners was $5.2 million.

On December 29, 2020, in contemplation of the Business Combination, RSILP’s outstanding equity interests (including Preferred Units, Common A-1 Units and Common A-2 Units) and vested share-based liability awards (i.e., Common B-1 Units) were converted to 172.5 million Class A Common Units of RSILP. In connection with the Business Combination, 12.5 million Class A Common Units of RSILP (the Purchase RSILP Units) were transferred to the Special Limited Partner for cash consideration of $125.0 million

In connection with the Business Combination, the Company’s previously reported Members’ Deficit and Preferred Units balances as of December 31, 2018, the earliest period presented, have been adjusted for the retrospective application of the RSI LLC Recapitalization and the Reverse Recapitalization.

The total amount of the Company’s authorized capital stock consists of 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Common Stock (together with the Class A Common Stock, the “Common Stock”). As of December 31, 2020, there were 44,792,517 shares of Class A Common Stock outstanding (inclusive of 1,212,813 shares relating to earnout interests) and 160,000,000 shares of Class V Common Stock outstanding (inclusive of 15,000,000 shares relating to earnout interests).

Voting Rights

Each holder of record of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Company’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Second A&R Certificate of Incorporation of the Company (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Second A&R Certificate of Incorporation of the Company (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law. The holders of Class A Common Stock and Class V Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, the holders of Class A Common Stock shall be entitled to receive ratably such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Company that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock shall not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Cancellation of Class V Common Stock

In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by the holder of the corresponding RSILP Unit (as defined in the RSILP A&R LPA), as set forth in the books and records of RSILP, including by virtue of any divestiture by such holder of such corresponding RSILP Unit, such share of Class V Common Stock shall automatically and without further action on the part of the Company or any holder of Class V Common Stock be transferred to the Company and cancelled for no consideration. The Company shall not issue additional shares of Class V Common Stock after the Closing of the transactions contemplated by the Business Combination, other than in connection with the valid issuance of RSILP Units in accordance with the RSILP A&R LPA.

Other Rights

If the Company at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Second A&R Certificate of Incorporation of the Company, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any such adjustment shall become effective at the close of business on the date the combination or subdivision becomes effective.

Preferred Stock

The Board has the authority to issue shares of preferred stock at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. At December 31, 2020, there were no shares of preferred stock outstanding.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-Controlling Interest

The non-controlling interest represents the RSLIP Units held by holders other than the Company. As of December 31, 2020, the non-controlling interests owned 76.9% of the RSILP Units outstanding (which excludes the earnout interests that did not vest until January 2021). The non-controlling interests’ ownership percentage can fluctuate over time as RSILP earnout interests vest and as the Sellers elect to exchange RSILP Units for Class A Common Stock. The Company has consolidated the financial position and results of operations of RSILP and reflected the proportionate interest held by the Sellers as non-controlling interest.

10.	Share-Based Compensation

Incentive Plan

The Company created the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “2020 Plan”), to attract, retain and incentivize employees, consultants and independent directors that will contribute to the success of the Company. Awards that may be granted under the 2020 Plan include incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards and other equity-based awards. The aggregate number of shares reserved under the 2020 Plan is approximately 13.4 million shares of Class A Common Stock and may consist of authorized and unissued shares, treasury shares or shares reacquired by the Company. The 2020 Plan terminates on December 29, 2030. As of December 31, 2020, no awards had been granted pursuant to the 2020 Plan.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Profit Interests

Prior to the Business Combination, RSILP granted Common A-2 Units and Common B-1 Units to a significant unit holder and employees, respectively, that were designated as profit interests. Both issuances are accounted for under ASC 718. As part of the Business Combination, the remaining unvested Common B-1 Units immediately vested, and all of the Common A-2 and Common B-1 Units were exchanged for Class A Common Units in RSILP (see Note 9).

Common A-2 Units

RSILP issued profits interests in the form of 414,894 and 2,714,850 Common A-2 Units to a significant unit holder during the years ended December 31, 2020 and 2019, respectively, with a participation threshold of $0. The Common A-2 Units were fully vested on the date of grant. The Common A-2 Units were classified as equity awards, and equity-based compensation expense was based on the grant date fair value of the awards, determined using the Black-Scholes-Merton pricing model and the assumptions noted in the table below.

Common B-1 Units

RSILP issued profit interests in the form of 683,889 and 4,475,029 Common B-1 Units to certain employees during the years ended December 31, 2020 and 2019, respectively, with a participation threshold calculated by the total unreturned preferred unit capital plus a 10% preferred return to preferred capital contributed. Holders of Common B-1 Units were entitled to share in distributions after defined distributions have been made to Preferred Unit holders and Common A-2 Unit holders. The Common B-1 Units were fully vested as of December 29, 2020, the date of the Business Combination. Because the Put Price is a negotiated amount and not at fair value, the Common B-1 Units were liability-classified and revalued each period based on their current fair value with compensation costs recognized over the service period. Upon exchange of the Class B-1 Units for Class A Common Units in the Reverse Recapitalization, the share-based liability associated with Class B-1 Units was settled and the fair value of the share-based liability was reclassified to equity.

The fair value per Common B-1 Unit, determined using the Black-Scholes-Merton pricing model and the assumptions noted in the table below, was $29.15 and $1.84 as of December 29, 2020 and December 31, 2019, respectively.

The summary of B-1 Units’ activity is as follows:

Number of Units
Unvested balance at December 31, 2018	-
Granted	4,475,029
Vested	(3,952,943)
Unvested balance at December 31, 2019	522,086
Granted	683,889
Vested	(1,205,975)
Unvested balance at December 31, 2020	-

The fair value for both the Common A-2 Units and the Common B-1 Units was determined using the Black-Scholes-Merton pricing model with the following assumptions:

	December 29,	December 31,
	2020	2019
Dividend yield	-	-
Volatility factor	45%	45%
Risk-free interest rate	0.12%	1.69%
Time to liquidity (in years)	-	5.0
Lack of marketability discount	0.0%	33.0%

The equity price per unit was based on an independent valuation of RSILP. The independent valuation estimated the equity value, which was then allocated to each unit class using the Black-Scholes-Merton pricing model. The respective unit class values for Common A-2 and B-1 Units were divided by the Common A-2 Units outstanding and Common B-1 Units outstanding, respectively, at the date of grant. The expected life of profit interests awards granted during the period presented was determined based on a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards. The risk-free rate for periods within the contractual life of the profit interest award is based on an extrapolated 5-year U.S. Treasury bond rate in effect at the time of grant given the expected time to liquidity. RSILP utilized a weighted rate for expected volatility based on a representative peer group of comparable public companies. The dividend yield was set at zero as the underlying security does not pay a dividend. The protective put method was used to estimate the discount for lack of marketability inherent to the awards due to the lack of liquidity associated with the restrictions on the Common A-2 Units and Common B-1 Units.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2020 and 2019, approximately $1.7 million and $6.1 million, respectively, was recognized as share-based compensation expense related to the Common A-2 Units.

During the years ended December 31, 2020 and 2019, approximately $143.0 million and $7.3 million, respectively, was recognized as share-based compensation expense related to the Common B-1 Units.

11.	Revenue Recognition

Disaggregation of revenue for the years ended December 31, 2020 and 2019, are as follows:

	Years Ended December 31,
($ in thousands)	2020	2019
Online casino and online sports betting	$273,761	$61,268
Retail sports betting	1,205	1,053
Social gaming	3,534	1,346
Total revenue	$278,500	$63,667

The following table presents the Company’s revenue by geographic region for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
($ in thousands)	2020	2019
United States	$263,214	$59,572
Colombia	15,286	4,095
Total revenue	$278,500	$63,667

The Company included deferred revenue within Players liabilities in the consolidated balance sheets. Deferred revenue includes unsettled player bets, unredeemed social gaming virtual credits and the unredeemed bonus store points. The deferred revenue balances were as follows:

	Years Ended December 31,
($ in thousands)	2020	2019
Deferred revenue, beginning of period	$321	$129
Deferred revenue, end of period	1,797	321
Revenue recognized in the period from amounts included in deferred revenue at the beginning of the period	321	129

12.	Income Taxes

As a result of the Business Combination, the Company owned, indirectly through the Special Limited Partner, approximately 23.1% of the Common Units of RSILP, and as a result, gained control of RSILP as described in Note 4. RSILP is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, RSILP is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by RSILP is passed through to and included in the taxable income or loss of the RSILP Unit Holders and the Company, on a pro rata basis. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income or loss of RSILP, as well as any stand-alone income or loss generated by the Company.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Tax (Benefit) Expense

The components of the income tax (benefit) expenses are:

	Year Ended December 31,
	2020	2019
Current income taxes:
Federal	$-	$-
State and local	-	-
Foreign	2,708	-
	2,708	-
Deferred income taxes:
Federal	-	-
State and local	-	-
Foreign	211	-
	211	-
Income tax (benefit) expense	$2,919	$-

Reconciliations of income tax expense computed at the U.S. federal statutory income tax rate to the recognized income tax expense and the U.S. statutory income tax rate to our effective tax rates are as follows:

	Year Ended December 31,
	2020	2019
	(Restated )
Net loss before income taxes	$(128,726)	$(22,450)
Less: net loss before Reverse Recapitalization	(133,404)	(22,450)
Less: net income before income taxes attributable to non-controlling interest	3,597	-
Net income attributable to Rush Street Interactive Inc. before income taxes	1,081	-
Income tax expense (benefit) at the federal statutory rate	227	-
State income taxes, net of federal benefit	100	-
Foreign operations	2,919	-
Change in valuation allowance	(327)	-
Income tax (benefit) expense	$2,919	$-

Deferred Tax Assets and Liabilities

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2020	2019
	(Restated)
Deferred tax assets:
Investment in subsidiaries	$127,171	$-
Net operating losses	136	-
Imputed interest	1,202	-
Other assets	39	-
Total gross deferred tax assets	128,548	-
Valuation allowance	(128,511)	-
Total deferred tax assets, net of valuation allowance	37	-
Deferred tax liabilities:
Investment in subsidiaries	-	-
Total gross deferred tax liabilities	-	-
Net deferred tax assets	$37	$-

As of December 31, 2020, the Company had approximately $0.5 million each of federal and state net operating loss carryovers. If not utilized, the entire federal net operating loss carryforward can be carried forward indefinitely. State net operating loss carryovers will expire in varying amounts beginning in 2031.

The Company regularly reviews its deferred tax assets, including net operating loss carryovers, for recoverability, and a valuation allowance is provided when it is more-likely-than-not that some portion or all of a deferred tax asset may not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. In assessing the need for a valuation allowance, the Company makes estimates and assumptions regarding projected future taxable income, its ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities and the implementation of tax planning strategies. Based on our cumulative earnings history and forecasted future sources of taxable income, the Company has determined it is not more-likely-than-not to realize existing deferred tax assets and thus has recorded a valuation allowance. As the Company reassesses these assumptions in the future, changes in forecasted taxable income may alter this expectation and may result in an increase to the valuation allowance and an increase in the effective tax rate.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 in the United States to provide emergency assistance to individuals and businesses affected by the COVID-19 pandemic. The CARES Act includes temporary changes to both income and non-income-based tax laws. For the year ended December 31, 2020, the impact of the CARES Act was immaterial to the Company’s tax provision. Future regulatory guidance under the CARES Act or additional legislation enacted by Congress in connection with the COVID-19 pandemic could impact our tax provision in future periods.

Uncertain Tax Positions

The Company evaluates its tax positions and recognizes tax benefits that, more-likely-than-not, will be sustained upon examination based on the technical merits of the position. The Company does not have any unrecognized tax benefits as of December 31, 2020. The Company will file initial year federal and state tax returns for tax year 2020, which is the first tax year subject to examination by taxing authorities. Additionally, although RSILP is treated as a partnership for U.S. federal and state income taxes purposes, it is still required to file an annual U.S. Return of Partnership Income, which is subject to examination by the Internal Revenue Service (“IRS”). The statute of limitations has expired for tax years through 2016 for RSILP.

Tax Receivable Agreement

Pursuant to RSILP’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in our share of the tax basis in the net assets of RSILP when RSILP Units are redeemed or exchanged by the unit holders and other qualifying transactions. The Company plans to make an election under Section 754 of Code for each taxable year in which a redemption or exchange of RSILP Units occur. The Company intends to treat any redemptions and exchanges of RSILP Units by the unit holders as direct purchases of RSILP Units for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that the Company would otherwise pay in the future to various tax authorities. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the Business Combination, the Special Limited Partner entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company (including the Special Limited Partner) realize (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSILP Units for Class A Common Stock (or cash at the Company’s option) pursuant to the RSILP A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSILP. The actual increase in the Special Limited Partner’s allocable share of RSILP’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A Common Stock at the time of the exchange and the amount and timing of the recognition of our and our consolidated subsidiaries’ (including the Special Limited Partner’s) income. While many of the factors that will determine the amount of payments that the Special Limited Partner will make under the Tax Receivable Agreement are outside of the Company’s control, the Company expects that the payments the Special Limited Partner will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the financial condition of the Company.

Based primarily on historical losses of RSILP, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded the deferred tax asset or a corresponding liability under the Tax Receivable Agreement related to the tax savings the Company may realize from the utilization of tax deductions related to basis adjustments created by the transactions in the Business Combination Agreement. The unrecognized Tax Receivable Agreement liability as of December 31, 2020 is $51.6 million.

13.	Earnings (Loss) Per Share

Basic net earnings per share of Class A Common Stock is computed by dividing net earnings attributable to RSI by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted net loss per share of Class A Common Stock is computed by dividing net income attributable to RSI, adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive shares.

Prior to the Business Combination, the membership structure of RSILP included units which had profit interests. The Company analyzed the calculation of net loss per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these audited consolidated financial statements. Therefore, net earnings per share information has not been presented for periods prior to the Business Combination on December 29, 2020. The basic and diluted earnings (loss) per share for the year ended December 31, 2020 represent only the period of December 29, 2020 to December 31, 2020.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The computation of net earnings per share attributable to RSI and weighted-average shares of the Company’s Class A Common Stock outstanding for the year ended December 31, 2020 are as follows (amounts in thousands, except for share and per share amounts):

Numerator:
Net loss	$(131,645)
Less: Net loss attributable to RSILP prior to the Business Combination	(136,323)
Less: Net income attributable to noncontrolling interests after the Business Combination	3,597
Net income attributable to Rush Street Interactive, Inc. – basic	$1,081
Effect of dilutive securities:
Public, Private Placement and Working Capital Warrants, net of amounts attributable to noncontrolling interests	(1,656)
Net loss attributable to Rush Street Interactive, Inc. – diluted	$(575)
Denominator:
Weighted average common shares outstanding – basic	43,579,704
Weighted average effect of dilutive securities:
Public Warrants(1)	5,481,341
Private Placement and Working Capital Warrants(1)	3,181,561
Weighted average common shares outstanding – diluted	52,242,606

Net income per Class A common share – basic	$0.02
Net loss per Class A common share – diluted	$(0.01)

(1)	Calculated using the treasury stock method.

Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V common stock under the two-class method has not been presented.

The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

RSILP Units(1)	160,000,000
Earnout Interests – Class A Common Stock(2)	1,212,813

(1)

These RSILP Units are held by the Sellers, pursuant to the Business Combination, and may be exchanged, subject to certain restrictions, for Class A Common Stock. Upon exchange of an RSILP Unit, a share of Class V Common Stock is cancelled. These amounts include 15,000,000 RSILP Units issued to the Sellers in the Business Combination that remain subject to certain restrictions pending the achievement (if any) of certain earnout targets.

(2)	These Earnout Interests represent the Class A common shares held by the Founder Holders pursuant to the Business Combination.

14.	Related Parties

Prior to the Business Combination, RSILP’s principal unit holders included Neil G. Bluhm, Chairman, and NGB 2013 Grandchildren’s Dynasty Trust (collectively, “Bluhm and Trust”) and Gregory A. Carlin, Chief Executive Officer, and Greg and Marcy Carlin Family Trust (collectively, “Carlin and Trust”). Bluhm and Trust and Carlin and Trust had interests in RSILP of approximately 73% and 20%, respectively. Both Bluhm and Trust and Carlin and Trust are the owners of the Sellers’ Representative, which had an interest of approximately 1% in RSILP.

Neil Bluhm and Gregory Carlin maintain ownership in RSILP and have control over governance and general operations. At the Closing, the Company and RSI GP entered into the Amended and Restated Limited Liability Company Agreement of RSI GP, pursuant to which, among other things, the parties established a board of managers of RSI GP, which is initially comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, President, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSILP.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amended and Restated Agreement of Limited Partnership of RSILP

At the Closing, the Company, the Special Limited Partner, RSI GP, RSILP and the Sellers entered into the RSILP A&R LPA.

Management

RSI GP, as the general partner of RSI following the Closing, has the sole authority to manage the business and affairs of RSI in accordance with the RSILP A&R LPA or applicable law, including laws relating to gaming. The business, property and affairs of RSILP will be managed solely by the general partner, and the general partner cannot be removed or replaced except with the consent of a majority in interests of the partners of RSILP and the Company. The rights of the general partner’s board of managers are governed by the general partner’s limited liability company agreement, which may be amended or modified from time to time by the Company.

Tax Distributions

The RSILP A&R LPA provides quarterly tax distributions payable in accordance with the RSILP A&R LPA to the holders of RSILP Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSILP allocable to holders of RSILP Units. Generally, these tax distributions will be computed based on RSILP’s estimate of the taxable income of RSILP allocable to each holder of RSILP Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSILP Units on a pro rata basis.

Transfer Restrictions

The RSILP A&R LPA contains restrictions on transfers of units and requires the prior consent of the general partner for such transfers, except, in each case, for certain transfers to permitted transferees under certain conditions and exchanges of RSILP Units for shares of Class A Common Stock after the six-month anniversary of the Closing.

Exchange of RSILP Units for Class A Common Stock

The Sellers are, from and after the six-month anniversary of the Closing up to four times per calendar year, able to exchange all or any portion of their RSILP Units, together with the cancelation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSILP Units by delivering a written notice to RSILP, with a copy to the Special Limited Partner; provided that no holder of RSILP Units may exchange less than 1,000 RSILP Units in any single exchange unless exchanging all of the RSILP Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSILP A&R LPA regarding such exchanges. Notwithstanding the foregoing, the Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSILP Units surrendered for exchange, pay an amount in cash per RSILP Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSILP Unit exchanged, one share of Class V Common Stock will be canceled, and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSI Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances, RSI GP may limit the rights of holders of RSILP Units to exchange their RSILP Units under the RSILP A&R LPA if RSI GP determines in good faith that such restrictions are necessary so that RSILP will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Services Agreement

At the Closing, Rush Street Gaming, LLC (“RSG”), a current affiliate of the Company controlled by Neil Bluhm and Greg Carlin, entered into a Services Agreement (the “Services Agreement”), pursuant to which, among other things, RSG and its affiliates provide certain specified services to the Company for a period of two years following the Closing, subject to extension and early termination, including, without limitation, services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement). RSG had provided similar services to RSILP prior to the Business Combination and the Services Agreement represents a continuation of those services and support. As compensation for RSG’s provision of these services, the Company reimburses RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by the Company, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services. Expenses relating to support services were $1.3 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively, while payables due to RSG for support services were $0.3 million and $0.2 million at December 31, 2020 and December 31, 2019, respectively. These support services are recorded as general administration and other in the accompanying consolidated statements of operations and comprehensive income (loss) and any payables to RSG are recorded as due to affiliates within the accompanying consolidated balance sheets.

Affiliated Land-Based Casinos

Neil Bluhm and Greg Carlin are owners and officers of certain land-based casinos. The Company has entered into certain agreements with these affiliated land-based casinos that create strategic partnerships aimed to capture the online gaming, online sports betting and retail sports services markets in the various states and municipalities where the land-based casinos operate.

Generally, the Company pays a royalty fee to the land-based casino (calculated as a percentage of the Company’s revenue less reimbursable costs as defined in the agreement) in exchange for the right to operate real-money online casino and/or online sports betting under the gaming license of the land-based casinos. Royalties paid to affiliated casinos were $135.5 million and $6.9 million for the years ended December 31, 2020 and December 31, 2019, which were net of any consideration received from the affiliated casino for reimbursable costs. Net royalties paid are recorded as Costs of revenue in the accompanying consolidated statements of operations and comprehensive income (loss). In certain cases, the affiliate casino maintains the bank account that processes cash deposits and withdrawals for RSI customers. Accordingly, at any point in time, the Company will record a receivable from the affiliate, representing RSI total gaming revenue (with RSI customers) that was collected by the affiliate, less consideration payable to the affiliate for use of its license, which is offset by any consideration received from the affiliate based on the terms of the agreement. Receivables due from affiliated land-based casinos were $28.8 million and $3.1 million at December 31, 2020 and 2019, respectively.

In addition, the Company provides retail sports services to certain affiliated land-based casinos in exchange for a monthly commission based on the land-based casino’s retail sportsbook revenue. Services include ongoing management and oversight of the retail sportsbook, technical support for the land-based casino’s customers, customer support, risk management, advertising and promotion, and support for the third-party vendor’s sports betting equipment. Revenue recognized relating to retail sports services provided to affiliated land-based casinos during the years ended December 31, 2020 and 2019 were not material to the consolidated financial statements. Any payables due to the affiliated land-based casinos are netted against Affiliate Receivables to the extent a right of offset exists and were not material to the consolidated financial statements for the years ended December 31, 2020 and 2019.

15.	Operating Leases

The Company leases office space under operating lease agreements with terms that do not exceed five years.

The components of lease expense for the year ended December 31, 2020 are as follows:

Year Ended
($ in thousands)	December 31, 2020
Operating lease cost	$252
Variable lease cost	132
Total lease expenses	$384

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other information relating to leases for the year ended December 31, 2020 are as follows:

Year Ended
($ in thousands)	December 31, 2020
Operating cash flows from operating leases	$253
Right-of-use assets obtained in exchange for new or modified operating lease liabilities	$1,305
Weighted-average remaining lease term (in years)	2.6
Weighted-average discount rate – operating leases	6.0%

The Company calculated the weighted-average discount rate using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.

Maturity of lease liabilities as of December 31, 2020 are as follows ($ in thousands):

($ in thousands)
Year ending December 31, 2021	$322
Year ending December 31, 2022	337
Year ending December 31, 2023	355
Year ending December 31, 2024	233
Year ending December 31, 2025	114
Total undiscounted future cash flows	1,361
Less: present value discount	(156)
Operating lease liabilities	$1,205

Disclosures Related to Periods Prior to Adoption of ASC 842

Future minimum payments under operating leases as of December 31, 2019 were as follows ($ in thousands):

Year ending December 31, 2020	$239
Year ending December 31, 2021	249
Year ending December 31, 2022	264
Year ending December 31, 2023	239
Year ending December 31, 2024	100
Total	$1,091

Total lease expense for the year ended December 31, 2019 was $0.4 million.

16.	Commitments and Contingencies

Legal Matters

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims except as noted below. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on the Company on August 18, 2020 and was amended on September 15, 2020. The amended complaint alleges that Todd Anderson was offered a 1% equity stake in the Company in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. The Company believes that the complaint is without merit and intends to defend against it but cannot predict the outcome of the potential impact of this lawsuit and the potential result is not able to be estimated and, therefore, the Company has not recorded a loss or related accrual on its consolidated financial statements related to this matter.

RUSH STREET INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Contractual Obligations

The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows ($ in thousands):

Year ending December 31, 2021	$14,598
Year ending December 31, 2022	6,065
Year ending December 31, 2023	2,684
Year ending December 31, 2024	1,513
Year ending December 31, 2025	10,537
Thereafter	24,577
Total	$59,974

17.	Fair Value Measurements

As of December 31, 2020, the recorded values of current assets and current liabilities, except for the warrant liabilities and earnout interests liability, approximate fair value due to the short-term nature of these instruments. The Company’s financial liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (amounts in thousands):

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Public warrants (Restated)	$88,079	$—	$—	$88,079
Private warrants (Restated)	—		82,030	82,030
Earnout interests liability			351,048	351,048
Total fair value (Restated)	$88,079	$—	$433,078	$521,157

Public Warrants

The Company determined the fair value of its Public Warrants based on the publicly listed trading price of such warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. The fair value of the Public Warrants was $92.6 million and $88.1 million as of December 29, 2020 and December 31, 2020, respectively.

Private Warrants

The estimated fair value of the Private Warrants is determined with Level 3 inputs using the Black-Scholes model. The Private Warrants were valued as of December 29, 2020 (i.e., the Business Combination closing date) and December 31, 2020. The significant inputs and assumptions in this method are the stock price, exercise price, volatility, risk-free rate, and term or maturity. The underlying stock price input is the closing stock price as of each valuation date and the exercise price is the price as stated in the warrant agreement. The volatility input was determined using the historical volatility of comparable publicly traded companies which operate in a similar industry or compete directly against the Company. Volatility for each comparable publicly traded company is calculated as the annualized standard deviation of daily continuously compounded returns. The Black-Scholes analysis is performed in a risk-neutral framework, which requires a risk-free rate assumption based upon constant-maturity treasury yields, which are interpolated based on the remaining term of the Private Warrants as of each valuation date. The term/maturity is the duration between each valuation date and the maturity date, which is five years following the date the Business Combination closed, or December 29, 2025.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	December 29, 2020	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$21.65	$22.76
Volatility	41.4%	41.4%
Term (years)	5.0	5.0
Risk-free interest rate	0.36%	0.37%

The fair value of the Private Warrants was $88.6 million and $82.0 million as of December 29, 2020 and December 31, 2020, respectively.

Earnout Interests Liability

The range and weighted-average of the significant inputs used to fair value Level 3 recurring liabilities during the year ended December 31, 2020, along with the valuation techniques used, are shown in the following table:

	Fair Value (in thousands)	Valuation Technique	Observable (O) or Unobservable (U) Input	Range (Weighted-Average)
Earnout interests liability	$351,048	Option pricing model	Share price (O)	$21.51 - $21.65
			Volatility (U)	54.6%
			Term (U)	2.99 years
			Risk-free rate (O)	0.17%

The share price input is based on the trading prices of the Company’s Class A Common Stock at the valuation date. The volatility input was determined using the Guideline Public Companies’ daily trading activity. Daily volatilities were calculated based on the daily trading activity using a historical lookback period commensurate with the maturity. The selected volatility was the average of the Guideline Public Companies’ volatility for the period. The term input represents the time to expiration of the Earnout Interests. The risk-free rate input is based on the 3-year U.S. Treasury bond rate in effect at the date of the grant.

18.	Subsequent Events

On January 13, 2021, the Earnout Interests were fully earned and no longer subject to the applicable restrictions on transfer and voting because the Volume Weighted Average Share Price exceeded $14.00 per share for 10 trading days within a 20 consecutive trading day period following the Closing. As a result, the earnout interests liability was reclassed to equity resulting in 1,212,813 additional shares of Class A Common Stock held by the Founder Holders and 15,000,000 additional shares of Class V Common Stock and RSILP Units issued to the Sellers (i.e., non-controlling interests). The vesting of the Earnout Interests resulted in a fair value adjustment to other expense of $13.7 million.

On February 22, 2021, the Company announced the redemption of all the Company’s Public Warrants, which were exercisable for an aggregate of approximately 11.5 million shares of Class A Common Stock at a price of $11.50 per share. During March 2021, 11,442,389 Public Warrants were exercised at a price of $11.50 per share, resulting in cash proceeds of approximately $131.6 million and the issuance of 11,442,389 shares of Class A Common Stock. None of the Public Warrants remain outstanding as of the date hereof.

On March 26, 2021, the Private Warrants were exercised in full on a cashless basis, resulting in the issuance of 2,571,808 shares of Class A Common Stock. None of the Private Warrants remain outstanding as of the date hereof.

Rush Street Interactive, Inc.

16,043,002 Shares of Class A Common Stock

PROSPECTUS

_________________, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A Common Stock being registered hereby.

Securities and Exchange Commission registration fee	$32,000
Accounting fees and expenses	20,000
Legal fees and expenses	120,000
Financial printing and miscellaneous expenses	20,000
Total	$192,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

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Item 15. Recent Sales of Unregistered Securities.

In connection with dMY’s initial formation, on November 27, 2019, Sponsor purchased an aggregate of 5,750,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), in exchange for a capital contribution of $25,000 at an average purchase price of approximately $0.004 per share. In February 2020, Sponsor transferred 25,000 Class B Common Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, dMY’s independent directors at the time, resulting in Sponsor holding 5,675,000 shares of Class B Common Stock. Such securities were issued in connection with dMY’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Sponsor, each equity holder in Sponsor, Mmes. Anderson and Luthi, and Mr. Wert are each an accredited investor under Rule 501 of Regulation D. The shares of Class B Common Stock automatically converted into shares of Class A Common Stock upon the Business Combination Closing.

Sponsor also purchased from dMY an aggregate of 6,600,000 private placement warrants at $1.00 per warrant for an aggregate purchase price of $6,600,000 (the “Private Placement Warrants”). This purchase occurred on a private placement basis simultaneously with the completion of dMY’s initial public offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Sponsor and each equity holder in Sponsor, is an accredited investor under Rule 501 of Regulation D.

Upon the Business Combination Closing, the Company also issued to Sponsor an aggregate of 75,000 warrants at $1.00 per warrant in exchange for converting certain outstanding working capital loans in an aggregate amount of $75,000 into warrants (the “Working Capital Warrants”). This issuance occurred on a private placement basis simultaneously with the Business Combination Closing. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Sponsor and each equity holder in Sponsor, is an accredited investor under Rule 501 of Regulation D.

In connection with the Business Combination, the Company issued and sold to the subscribers in a private placement an aggregate of 16,043,002 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $160,430,020. The issuance occurred on a private placement basis immediately prior to the Business Combination Closing. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Each purchaser in this private placement was an accredited investor under Rule 501 of Regulation D.

In connection with the Business Combination, the Company issued to RSILP 160,000,000 shares of newly issued Class V Voting Stock, representing the same number of Retained RSILP Units, which shares were immediately distributed by RSILP to the Business Combination Sellers. The issuance was made to the Business Combination Sellers, each of whom is an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

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Item 16. Exhibits and Financial Statements.

Exhibit Number	Description
2.1	Amended and Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Company, RSILP, the Business Combination Sellers, Sponsor and Business Combination Sellers’ Representative (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2020).
2.2	Amendment to Amended and Restated Business Combination Agreement, dated as of December 4, 2020, by and among the Company, RSILP, the Business Combination Sellers, Sponsor, LLC and Business Combination Sellers’ Representative (incorporated by reference to Annex A-2 to the Company’s Preliminary Proxy Statement filed with the SEC on December 4, 2020).
3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
4.1	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.3 of the Company’s Form S-1 (File No. 333-236208), filed with the SEC on February 13, 2020).
4.2	Warrant Agreement, dated February 20, 2020, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed with the SEC on February 25, 2020).
4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1/A (Registration No. 333-236208) filed with the SEC on February 13, 2020).
4.4	Description of the Company’s Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
5.1	Opinion of White & Case LLP (incorporated by reference to Exhibit 5.1 of the Company’s Form S-1 (File No. 333-251390), filed with the SEC on December 16, 2020).
10.1	Amended and Restated Limited Partnership Agreement of RSILP, dated as of December 29, 2020, by and among the Company, Special Limited Partner, RSI GP, RSILP and the Business Combination Sellers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.2	Amended and Restated Limited Liability Company Agreement of RSI GP, dated as of December 29, 2020, by and between the Company and RSI GP (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.3	Founder Holder Forfeiture Agreement, dated as of December 29, 2020, by and among the Founder Holders, the Company and the Seller’s Representative (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.4	Tax Receivable Agreement, dated as of December 29, 2020, by and among the Company, the Special Limited Partner, RSILP, the Business Combination Sellers and the Business Combination Sellers’ Representative (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.5	Investor Rights Agreement, dated as of December 29, 2020, by and among the Company, the Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.6	Services Agreement, dated as of December 29, 2020, by and between RSILP and RSG (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.7§	Employment Agreement, dated as of December 27, 2020, by and between RSILP and Gregory A. Carlin (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).
10.8§	Offer Letter dated November 24, 2015 by and between the RSILP and Mattias Stetz (incorporated by reference to Exhibit 10.8 of the Company’s Form S-1 (File No. 333-252810), filed with the SEC on February 5, 2021).
10.9§	Employment Letter dated January 1, 2019 by and between RSILP and Richard Schwartz (incorporated by reference to Exhibit 10.8 of the Company’s Form S-1 (File No. 333-252810), filed with the SEC on February 5, 2021)
10.10	Letter Agreement, dated February 20, 2020, by and among the Company, its officers, its directors and Sponsor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).
10.11	Amended Insider Letter, dated as of July 27, 2020, by and between the Company, Sponsor, RSILP, Business Combination Sellers’ Representative and the other parties thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).

II-3

10.12	Form of Fidelity Subscription Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).
10.13	Form of Other Subscription Agreements (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).
10.14	Investment Management Trust Agreement, dated February 20, 2020, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).
10.15	Registration Rights Agreement, dated February 20, 2020, by and among the Company, Sponsor and the other holders party thereto (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).
10.16	Private Placement Warrants Purchase Agreement, dated February 20, 2020, by and among the Company and Sponsor (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).
10.17	Administrative Services Agreement, dated February 20, 2020, by and between the Company and Sponsor (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).
10.18§	Rush Street Interactive Inc. 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2020).
10.19§	Amendment to Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.19 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.20§	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.20 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.21§	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.21 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.22§	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.23§	Form of Performance Share Unit Agreement (incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.24	Form of Put-Call Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2020).
10.25	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.26§	Offer Letter Agreement dated October 5, 2020, by and between RSILP and Kyle Sauers (incorporated by reference to Exhibit 10.26 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.27§	Confidentiality and Restrictive Covenant Agreement dated October 5, 2020, by and between RSILP and Kyle Sauers (incorporated by reference to Exhibit 10.27 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
10.28	Recapitalization Agreement, dated as of July 27, 2020, by and among the Business Combination Sellers, RSILP and Business Combination Sellers’ Representative.
14.1	Rush Street Interactive Inc. Code of Ethics (incorporated by reference to Exhibit 14.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2020).
21.1	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2021).
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Rush Street Interactive, Inc.
23.3	Consent of White & Case LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (incorporated by reference to the signature page of the Company’s Form S-1 (File No. 333-236208), filed with the SEC on February 5, 2021).
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Taxonomy Extension Presentation Linkbase Document.

II-4

*	Filed herewith.

**	Certain exhibits and the schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of any omitted exhibit or schedule to the SEC on a supplemental basis upon its request.

§	A management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 601 of Regulation S-K.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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iv.       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of May, 2021.

RUSH STREET INTERACTIVE, INC.

By:	/s/ Kyle Sauers
	Name:	Kyle Sauers
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Greg Carlin	Chief Executive Officer and Director (Principal executive officer)	May 21, 2021
Greg Carlin

/s/ Kyle L. Sauers	Chief Financial Officer (Principal financial officer and principal accounting officer)	May 21, 2021
Kyle L. Sauers

/s/ Neil Bluhm	Executive Chairman	May 21, 2021
Neil Bluhm

/s/ Leslie Bluhm	Director	May 21, 2021
Leslie Bluhm

/s/ Niccolo de Masi	Director	May 21, 2021
Niccolo de Masi

/s/ Judith Gold	Director	May 21, 2021
Judith Gold

/s/ James Gordon	Director	May 21, 2021
James Gordon

/s/ Sheli Rosenberg	Director	May 21, 2021
Sheli Rosenberg

/s/ Paul Wierbicki	Director	May 21, 2021
Paul Wierbicki

/s/ Harry L. You	Director	May 21, 2021
Harry L. You

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